   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1998

                                                     REGISTRATION NO. 333-
                                                                      333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                   GOLD RESERVE INC.                                     GOLD RESERVE CORPORATION
                             (Exact name of registrant as specified in its charter)
                         CANADA                                                  MONTANA
                         (State or Other Jurisdiction of Incorporation or Organization)
                          NONE                                                  81-0266636
                                     (I.R.S. Employer Identification Number)

                                      1041
            (Primary Standard Industrial Classification Code Number)

                     601 WEST RIVERSIDE AVENUE, SUITE 1940
                           SPOKANE, WASHINGTON 99201
                                 (509) 623-1500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                     ROCKNE J. TIMM                                          With a copy to:
                GOLD RESERVE CORPORATION                                     DANIEL W. RABUN
         601 WEST RIVERSIDE AVENUE, SUITE 1940                                ALAN G. HARVEY
               SPOKANE, WASHINGTON 99201                                    JONATHAN B. NEWTON
                     (509) 623-1500                                          BAKER & MCKENZIE
   (Name, address, including zip code, and telephone                   2001 ROSS AVENUE, SUITE 4500
                        number,                                            DALLAS, TEXAS 75201
       including area code, of agent for service)                             (214) 978-3000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM       PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES        NUMBER OF SHARES     AGGREGATE OFFERING     AGGREGATE OFFERING       AMOUNT OF
              TO BE REGISTERED                TO BE REGISTERED      PRICE PER SHARE             PRICE          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Class A Common Shares, no par value per
 share, of Gold Reserve Inc.(1)(2)..........    25,321,209(3)        Not applicable         Not applicable         $8,377(5)
--------------------------------------------------------------------------------------------------------------------------------
Class B Common Shares, no par value per
 share, of Gold Reserve Inc.(1)(2)..........    25,321,209(4)              --                     --                 None
--------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, no par value per
 share, of Gold Reserve Corporation(2)......    25,321,209(4)              --                     --                 None
--------------------------------------------------------------------------------------------------------------------------------
Unit Shares, each representing one equity
 unit consisting of one Class B Common
 Share, no par value per share, of Gold
 Reserve Inc., and one share of Class B
 Common Stock, no par value per share, of
 Gold Reserve Corporation(1)(2).............    25,321,209(4)              --                     --                 None
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes Stock Purchase Rights (the "Rights"). The Rights are associated with and will trade with the Gold Reserve Inc. Class A Common Shares, no par value per share ("Class A Shares"), as well as the Gold Reserve Inc. Class B Common Shares, no par value per share ("Class B Shares"), contained in the "Unit Shares" (each Unit Share representing one equity unit (an "Equity Unit") consisting of one Class B Share and one share of Gold Reserve Corporation Class B Common Stock, no par value per share ("Class B Stock")). The value, if any, attributable to the Rights is reflected in the market price of the Class A Shares, as well as in the Class B Shares contained in the Unit Shares.
(2) Equity Units represented by Unit Shares are immediately convertible into Class A Shares.
(3) The maximum number of Class A Shares that may be issued to the holders of Gold Reserve Corporation Common Stock, no par value per share ("GR-Montana Common Stock"), in the transaction.
(4) The maximum number of Class B Shares, Class B Stock, Equity Units and Unit Shares that may be offered to the holders of GR-Montana Common Stock in the transaction has been determined by assuming that the maximum number of holders of the outstanding shares of GR-Montana Common Stock elect to receive Equity Units in the merger.
(5) The registration fee was calculated pursuant to Rule 457(f) as determined by the product of .000278 multiplied by $1.19, the average of the high and low prices per share of GR-Montana Common Stock as quoted on the Nasdaq SmallCap System on November 20, 1998, multiplied by 25,321,209, the maximum number of shares of GR-Montana Common Stock which may be exchanged for Class A Shares in the merger or Equity Units in the merger that are convertible into Class A Shares. Pursuant to Rule 457(b), the required fee of $8,377 is reduced by the fee of $8,706 previously paid under Rule 0-11 in connection with the filing of preliminary proxy materials in connection with this transaction on October 5, 1998 resulting in a net payment of $0.00.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROXY STATEMENT/JOINT PROSPECTUS                               NOVEMBER 27, 1998

            '[GOLD RESERVE CORP. LOGO]'                         '[GOLD RESERVE INC. LOGO]'

                        25,321,209 CLASS A COMMON SHARES
                       AND UP TO 25,321,209 EQUITY UNITS

             REORGANIZATION PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     The Board of Directors of Gold Reserve Corporation is calling a special meeting to vote on a reorganization that would change the corporation's domicile from the United States to Canada. When the reorganization takes place, you will automatically own Class A common shares in a new Canadian corporation called Gold Reserve Inc. (except in the limited circumstances described below). The new Canadian corporation will carry on the business currently conducted by Gold Reserve Corporation.

     IN THE REORGANIZATION, IF YOU ARE A CANADIAN HOLDER:

     - You will receive Class A common shares of the new Canadian corporation.

     - You will recognize capital gain or loss as the case may be for Canadian income tax purposes upon receipt of the Class A common shares of the Canadian corporation.

     IN THE REORGANIZATION, IF YOU ARE A U.S. HOLDER:

     - You may elect to receive either Class A common shares of the Canadian corporation or equity units. Equity units will consist of Class B common shares of the Canadian corporation and Class B common stock of Gold Reserve Corporation.

     - You will recognize gain, if any, but not loss, for U.S. income tax purposes when you receive Class A common shares of the Canadian corporation.

     - You should be able to defer a significant portion of any gain by electing to receive equity units.

     The Canadian Class A common shares will trade on the Toronto Stock Exchange under the symbol GLR.A and, if application is approved, on the Nasdaq SmallCap System under the symbol GLDR, the same symbol under which the Gold Reserve Corporation common stock is currently listed.

     The equity units will not be listed on any exchange or on Nasdaq. Subject to compliance with applicable federal, provincial and state securities laws, the equity units are transferable. We believe that an equity unit is substantially equivalent to a Class A common share. The equity units are immediately convertible into Class A common shares. Equity units are not available to Canadian holders because Canadian tax law would require Canadian holders to recognize gain or loss on receipt of equity units.

     Both Canadian holders and U.S. holders have dissenters' rights. If you properly demand dissenters' rights, you may obtain payment of the fair value of your Gold Reserve Corporation common stock instead of receiving Class A common shares of the Canadian corporation or equity units.

     The Board of Directors recommends that you vote FOR the reorganization. We are calling a special meeting of the shareholders to vote on the reorganization and are soliciting proxies for use at the special meeting. The record date to receive notice of and to vote at the special meeting is October 28, 1998. The special meeting will be held:

                              December 22, 1998, 10:00 a.m.
                              Old Chamber of Commerce Building, Spokane Room 1020 West Riverside
                              Spokane, Washington 99201

     SEE RISK FACTORS BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN RISKS RELATING TO THE REORGANIZATION. PLEASE NOTE THAT NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/JOINT PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Joint Prospectus gives you detailed information about the reorganization. You should read this entire document carefully. This Proxy Statement/Joint Prospectus was first mailed to Gold Reserve Corporation shareholders on November 27, 1998.

                               TABLE OF CONTENTS


SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS........     5
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION....     6
SUMMARY...........................................     9
  Risk Factors....................................     9
  General Information About the Reorganization....     9
  The Special Meeting; Voting; Proxies............     9
    Special Meeting...............................     9
    Voting........................................     9
    Proxies.......................................    10
  The Companies...................................    10
    GR-Montana....................................    10
    GR-Canada and Merger Sub......................    10
  More Details About the Reorganization...........    10
    Board of Directors' Recommendation............    10
    Reasons for the Reorganization................    11
    Conditions to Consummation of the
      Reorganization..............................    11
    Effective Time................................    11
    Equity Unit Election..........................    11
    Exchange of Share Certificates; Equity Unit
      Election Procedure..........................    12
  Summary of Certain Rights Related to the
    Securities to be Received in the
    Reorganization................................    13
    General.......................................    13
  Comparison of Rights of Shareholders............    15
  Tax Considerations..............................    15
    U.S. Tax Considerations.......................    15
    Receipt of GR-Canada Class A Shares...........    16
    Receipt of Equity Units.......................    16
    Relative Values of Equity Unit Components.....    16
    Potential Classification of GR-Canada as a
      Passive Foreign Investment Company..........    17
    Canadian Tax Considerations...................    17
  Dissenters' Rights..............................    18
  Interests of Certain Persons in Matters to Be
    Acted Upon; Possible Conflicts of Interest....    18
  Accounting Treatment of the Reorganization......    18
  Transfer of Assets..............................    18
  Stock Compensation Plans........................    18
  Shareholder Rights Plans........................    19
  Market Price Information........................    19
GOLD RESERVE CORPORATION SELECTED HISTORICAL
  FINANCIAL DATA..................................    20
GOLD RESERVE CORPORATION AND GOLD RESERVE INC.
  SUMMARY PRO FORMA COMBINED FINANCIAL
  INFORMATION.....................................    21
RISK FACTORS......................................    22
  Risk Factors Relating to the Transaction........    22
    Certain U.S. Tax Risks Associated with
      Electing to Receive Equity Units............    22
    Potential Classification of GR-Canada as a
      Passive Foreign Investment Company..........    22
    Tax Risks Relating to Transfer of Assets......    23
    Certain Canadian Tax Risks Associated with the
      Receipt of GR-Canada Class A Shares.........    23
    Absence of Prior Market; No Assurance as to
      Trading Value...............................    23
  Risks Associated with the Continuing Business of
    GR-Montana....................................    23
    No Established Reserves.......................    23
    Recurring Losses..............................    24
    Project Development...........................    24
    Foreign Operations............................    25
    Risks Inherent in the Mining Industry
      Generally...................................    25


    Environmental Matters.........................    25
    Fluctuating Prices of Gold and Copper.........    26
    Dependence on Financing Activities............    26
    Key Personnel.................................    27
THE SPECIAL MEETING...............................    28
  Special Meeting.................................    28
  Record Date; Voting Rights......................    28
  Quorum; Vote Required for Adoption..............    28
  Proxies.........................................    29
    General.......................................    29
    Revocation....................................    29
    Validity......................................    29
    Solicitation of Proxies.......................    29
  Proposals of Shareholders for 1999 Annual
    Meeting.......................................    30
THE REORGANIZATION................................    31
  General.........................................    31
  Reasons for the Reorganization..................    31
  Board of Directors' Recommendation..............    32
  Financial Advisors..............................    32
  Effect of Reorganization........................    34
    Corporate Structure Prior to the
      Reorganization..............................    34
    Corporate Structure Following the
      Reorganization..............................    34
  The Merger Agreement............................    34
    General.......................................    34
    Amendment or Termination......................    35
  Conditions to Consummation of the
    Reorganization................................    35
  Effective Time..................................    36
  Equity Unit Election............................    36
  Equity Unit Election Procedure..................    37
  Exchange Rights.................................    38
  Exchange of Share Certificates..................    38
  Stock Exchange Listing..........................    39
  Dissenters' Rights..............................    39
  Interests of Certain Persons in Matters to be
    Acted Upon; Possible Conflicts of Interest....    41
  Accounting Treatment of the Reorganization......    41
  Transfer of Assets..............................    41
  Stock Compensation Plans........................    41
  Shareholder Rights Plans........................    41
  Exchange of GR-Montana Common Stock by
    Subsidiaries..................................    42
  Exchange Agent and Transfer Agents..............    42
CERTAIN UNITED STATES FEDERAL INCOME TAX
  CONSEQUENCES....................................    43
  The Reorganization..............................    43
    Receipt of GR-Canada Class A Shares...........    43
    Equity Unit Election..........................    44
    Reporting Requirements........................    46
  Ownership of GR-Canada Class A Shares and
    GR-Canada Class B Shares......................    46
    United States Federal Income Taxation of
      Dividends for U.S. Holders..................    46
    United States Taxation of Non-U.S. Holders....    46
    GR-Canada Shareholder Rights Plan.............    46
  Ownership of GR-Montana Class B Stock...........    46
    United States Federal Income Taxation of
      Dividends for U.S. Holders..................    46
  Exchange of Equity Units for GR-Canada Class A
    Shares........................................    47
  Classification of GR-Canada as a Controlled
    Foreign Corporation...........................    48
  Passive Foreign Investment Company Status.......    48
  Backup Withholding and Information Reporting....    49
  Post-Reorganization Taxation of GR-Canada and
    GR-Montana....................................    50


CERTAIN CANADIAN FEDERAL INCOME TAX
  CONSEQUENCES....................................    51
  The Reorganization..............................    51
    Receipt of GR-Canada Class A Shares...........    51
    Equity Unit Election..........................    52
  Ownership of GR-Canada Class A Shares and
    GR-Canada Class B Shares......................    52
    Taxation of Dividends.........................    52
    Disposition of Shares (Other than Exchange of
      Equity Units for GR-Canada Class A
      Shares).....................................    53
    Withholding Requirement.......................    53
    GR-Canada Shareholder Rights Plan.............    54
  Ownership of GR-Montana Class B Stock...........    54
    Taxation of Dividends.........................    54
    Disposition of Shares (Other than Exchange of
      Equity Units for GR-Canada Class A
      Shares).....................................    54
  Exchange of Equity Units for GR-Canada Class A
    Shares........................................    54
  Post Reorganization Taxation of GR-Canada.......    55
  Qualification for Investment....................    55
DESCRIPTION OF SECURITIES AND COMPARISON OF RIGHTS
  OF SHAREHOLDERS.................................    56
  Exchange Agent Agreement........................    72
    General.......................................    72
    Deposit of Equity Units and Issuance of Unit
      Shares......................................    72
    Transfer of Unit Shares; Securities...........    73
    Record Dates..................................    73
    Inspection of Transfer Book...................    73
    Changes Affecting Deposited Securities........    73
    Resignation and Removal of the Exchange
      Agent.......................................    73
    Amendment and Termination of the Exchange
      Agent Agreement.............................    73
    Charges of the Exchange Agent.................    74
    Call of Equity Units by GR-Canada.............    74
  GR-Canada Shareholder Rights Plan...............    74
    General.......................................    74
    Time..........................................    74
    Pressure to Tender............................    75
    Unequal Treatment.............................    75
    Purpose of the GR-Canada Shareholder Rights
      Plan........................................    75
    Summary of the GR-Canada Shareholder Rights
      Plan........................................    76
    Adoption of GR-Canada Shareholder Rights Plan
      and Issuance of Rights......................    76
    Term..........................................    76
    Rights Exercise Privilege.....................    76
    Certificates and Transferability..............    77
    Permitted Bid Requirements....................    77
    Waiver and Redemption.........................    77
    Exemption for "Grandfathered" Persons.........    77
    Exemption for Investment Advisors.............    78
    Supplements and Amendments....................    78
    Approval......................................    78
INFORMATION CONCERNING GR-MONTANA.................    79
  Business........................................    79
    General.......................................    79
  Significant Developments........................    80
    Hardrock Mining Title.........................    80
    Feasibility Study.............................    80
    Independent Audit of Data Collection..........    80
    Increase in Mineralization....................    80
  Outlook.........................................    81
  The Brisas Property.............................    81
    Location......................................    81
    Ownership.....................................    81


    Regional Infrastructure.......................    81
    Geology.......................................    82
    Exploration...................................    82
    Planned Development...........................    83
    Modified Pre-feasibility Study................    85
  Venezuelan Mining, Environment and Other
    Matters.......................................    86
    Current Venezuelan Mining Law.................    86
    Proposed Mining Law...........................    87
    Environmental Laws and Regulations............    87
    Taxes.........................................    88
    Political and Economic Situation..............    88
    Gold Sales....................................    88
    Labor.........................................    88
  Employees.......................................    89
MARKET FOR GR-MONTANA'S COMMON EQUITY AND RELATED
  SHAREHOLDER MATTERS.............................    90
  Market Price Information........................    90
  Holders.........................................    90
  Dividends.......................................    90
GOLD RESERVE CORPORATION HISTORICAL FINANCIAL
  DATA............................................    91
GOLD RESERVE CORPORATION AND GOLD RESERVE INC. PRO
  FORMA COMBINED BALANCE SHEET....................    92
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.............    94
  Summary.........................................    94
  Liquidity and Capital Resources.................    94
    Investing.....................................    94
    Financing.....................................    95
  Results of Operations...........................    95
    September 30, 1998 compared to September 30,
      1997........................................    95
    1997 Compared to 1996.........................    95
    1996 Compared to 1995.........................    96
  Year 2000 Readiness.............................    96
  New Accounting Pronouncements...................    97
MANAGEMENT OF GR-MONTANA..........................    98
COMPENSATION OF GR-MONTANA'S EXECUTIVE OFFICERS...   100
  Summary Compensation Table......................   100
  Options Granted in Last Fiscal Year.............   101
  Option Exchange Program.........................   101
  Option Exercises and Option Values..............   103
  Employee Loans..................................   103
  Employment Contract and Termination
    Agreements....................................   103
COMMITTEES OF THE BOARD OF DIRECTORS OF
  GR-MONTANA......................................   104
  Executive Committee.............................   104
  Compensation Committee..........................   104
  Audit Committee.................................   104
COMPENSATION OF GR-MONTANA DIRECTORS..............   104
COMPENSATION COMMITTEE REPORT ON EXECUTIVE
  COMPENSATION ADMINISTRATION.....................   105
  Compensation Philosophy and Goals...............   105
  Compensation Vehicles...........................   105
    Base Salary...................................   105
    Bonuses.......................................   105
    Equity........................................   105
    Chief Executive Officer's Compensation........   105


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION...................................   107
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT..................................   107
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS....   108
INFORMATION CONCERNING GR-CANADA..................   109
  General.........................................   109
  Management......................................   109
  Committees of the Board of Directors............   109
  Executive Compensation..........................   109
INFORMATION CONCERNING MERGER SUB.................   109
LEGAL MATTERS.....................................   110
EXPERTS...........................................   110
GLOSSARY OF TERMS.................................   111
GOLD RESERVE CORPORATION AND GOLD RESERVE INC.
  INDEX TO FINANCIAL STATEMENTS...................   F-1
  GR-Montana Report of Independent Accountants....   F-2
  GR-Canada Report of Independent Accountants.....  F-17


WHERE YOU CAN FIND MORE INFORMATION...  Inside Back Cover
ENFORCEABILITY OF CIVIL LIABILITIES
  AGAINST FOREIGN PERSONS.............  Inside Back Cover
ANNEX I...............................          ANNEX I-1
ANNEX II..............................         ANNEX II-1
ANNEX III.............................        ANNEX III-1
ANNEX IV..............................         ANNEX IV-1

     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/JOINT PROSPECTUS. GR-MONTANA AND GR-CANADA HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/JOINT PROSPECTUS.

                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The information presented in or incorporated by reference in this Proxy Statement/Joint Prospectus includes "forward-looking statements" (within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including statements relating to the future results of Gold Reserve Corporation ("GR-Montana") and Gold Reserve, Inc. ("GR-Canada") (including projections and business trends), which involve risks and uncertainties. Prospective investors are cautioned not to put undue reliance on forward-looking statements, and should not infer that there has been no change in, among other things, the affairs of GR-Montana and GR-Canada since the date of this Proxy Statement/Joint Prospectus that would warrant any modification of any forward-looking statement made in this document or other documents filed periodically with the Securities and Exchange Commission ("SEC"). All subsequent written and oral forward-looking statements attributable to GR-Montana and GR-Canada or persons acting on their behalf are expressly qualified in their entirety by this notice.

     GR-Montana and GR-Canada caution that numerous factors which are disclosed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Proxy Statement/Joint Prospectus could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, that the U.S. Internal Revenue Service (the "IRS") may not agree with the conclusions reached by tax counsel regarding the tax consequences of the reorganization to the shareholders of GR-Montana. This could result in different tax consequences than are discussed in this Proxy Statement/Joint Prospectus. Other factors include:

     - GR-Montana's Brisas property feasibility study may conclude that development of the Brisas property would be uneconomic or actual ore reserves, costs, recovery rates, construction schedules and metals production levels may vary considerably from those used in the feasibility study;

     - continued low metals prices;

     - production volatility;

     - concentration of operations and assets in Venezuela, including regulatory, environmental (including concerns with the Imataca Forest Reserve), political and economic issues associated with investments in Venezuela;

     - anticipated or estimated future project development costs;

     - need for additional funding;

     - dependence upon the abilities and continued participation of certain key employees of GR-Montana;

     - the impact of year 2000 issues; and

     - the uncertainty normally incident to the operation and development of mining properties.

     WHILE WE INCLUDE FORWARD-LOOKING STATEMENTS FOR GR-CANADA THAT YOU SHOULD BE AWARE OF, PLEASE NOTE THAT THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT SET FORTH IN SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT ARE NOT AVAILABLE TO GR-CANADA AS A NEW ISSUER.

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

     This summary highlights selected information found in this Proxy Statement/Joint Prospectus and provides general questions and answers about the reorganization. This summary does not contain all of the information that is important to you. To understand the reorganization more fully and for a more complete description of the legal terms of the reorganization, we urge you to read carefully the entire Proxy Statement/Joint Prospectus, including its Annexes.

Q:   WHAT IS GOLD RESERVE CORPORATION?

A: Gold Reserve Corporation is a publicly-traded mining company incorporated under the laws of Montana that explores and acquires mining properties with the intention of placing them into production. Gold Reserve Corporation is referred to as "GR-Montana" in this Proxy Statement/Joint Prospectus.

Q:   WHAT IS GOLD RESERVE INC.?

A: Gold Reserve Inc. is a new subsidiary of GR-Montana which was formed to become the Canadian parent company of GR-Montana. Gold Reserve Inc. is referred to as "GR-Canada" in this Proxy Statement/Joint Prospectus.

Q:   WHY SHOULD GR-MONTANA BECOME A SUBSIDIARY OF GR-CANADA?

A: Management believes the reorganization will enhance the current and future value of your investment in GR-Montana, including for the reasons set forth under "The Reorganization -- Reasons for the Reorganization."

Q:   WHAT WILL I RECEIVE FOR MY GR-MONTANA COMMON STOCK?

A: Except as set forth below, at the effective time of the reorganization, all holders of GR-Montana Common Stock will automatically become holders of GR-Canada Class A common shares. However, if you properly demand dissenters' rights under the Montana Business Corporation Act, you may obtain payment of the fair value of your GR-Montana Common Stock instead of receiving GR-Canada Class A Shares. Additionally, if you are a U.S. holder of GR-Montana Common Stock, you may elect to receive equity units instead of receiving GR-Canada Class A Shares. The equity unit election is not available to Canadian holders because Canadian tax law would require them to recognize gain or loss upon receipt of equity units just as they would upon the receipt of GR-Canada Class A Shares.

Q:   WHAT ARE EQUITY UNITS?

A: Equity units are two different shares of common stock paired as one security. Each equity unit consists of one GR-Canada Class B common share and one share of GR-Montana Class B common stock. Equity units will be evidenced by a unit share certificate and are immediately convertible into GR-Canada Class A Shares.

Q:   WHY IS THERE AN EQUITY UNIT ELECTION?

A: U.S. holders of GR-Montana Common Stock will recognize gain, if any, but not loss, upon receipt of GR-Canada Class A Shares. The equity unit election is being provided to U.S. holders who may otherwise have a substantial taxable gain upon receipt of GR-Canada Class A Shares so they might defer a significant portion of such gain. The equity unit election is not available to Canadian holders because Canadian tax law would require them to recognize gain or loss upon receipt of equity units just as they would upon the receipt of GR-Canada Class A Shares.

Q:   HOW DO THE GR-CANADA CLASS A SHARES DIFFER FROM MY GR-MONTANA COMMON STOCK?

A: The principal attributes of the GR-Montana Common Stock and GR-Canada Class A Shares will be similar; however, there are certain differences between the rights of shareholders under Montana law and Yukon law. In addition, there are certain differences between the articles of incorporation and bylaws of each of GR-Montana and GR-Canada.

Q:   HOW DO THE GR-CANADA CLASS A SHARES DIFFER FROM THE EQUITY UNITS?

A: The principal attributes of the GR-Canada Class A Shares and equity units will be similar. The equity units are designed so they will have voting and dividend rights similar to the GR-Canada Class A Shares. However, there are certain differences between the rights of the holders of GR-Canada Class A Shares and the equity units that you should examine. These securities are complex and U.S. holders should read "Description of Securities and Comparison of Rights of Shareholders" prior to deciding whether to make an equity unit election.

Q:   WHAT DOES GR-MONTANA'S BOARD OF DIRECTORS RECOMMEND?

A: GR-Montana's Board of Directors has approved the reorganization and related merger agreement and recommends that GR-Montana's shareholders vote FOR the proposal to approve the reorganization and the related merger agreement.

Q:   WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held on December 22, 1998, at 10:00 a.m., local time, at Old Chamber of Commerce Building, Spokane Room, 1020 W. Riverside, Spokane, Washington 99201.

Q: WHO CAN VOTE ON THE REORGANIZATION? WHAT VOTE IS REQUIRED TO APPROVE THE REORGANIZATION?

A: Holders of GR-Montana Common Stock at the close of business on October 28, 1998, can vote at the special meeting. The reorganization must be approved by holders of 66 2/3% (14,922,270 shares) of the outstanding shares of GR-Montana Common Stock entitled to vote at the special meeting.

Q:   WHAT SHOULD I DO NOW TO VOTE ON THE REORGANIZATION?

A: Just indicate on your proxy card how you want to vote and mail your signed proxy card in the enclosed return envelope as soon as possible or call 1-800-840-1208 (toll-free) and follow the instructions on your proxy card, so that your shares can be voted at the special meeting.

Q:   I AM RECEIVING GR-CANADA CLASS A SHARES. SHOULD I SEND IN MY CERTIFICATES
     NOW?

A: No, you do not need to send in your GR-Montana Common Stock certificates. Stock certificates that now represent GR-Montana Common Stock will automatically convert into and represent GR-Canada Class A Shares following the time the reorganization becomes effective. Following the reorganization, certificates representing GR-Canada Class A Shares will be issued in the normal course of business following surrender of GR-Montana Common Stock certificates for exchange or transfer. However, if you properly demand dissenters' rights, you will be required to tender your certificates after the reorganization becomes effective.

Q: IF I ELECT TO RECEIVE EQUITY UNITS, WHAT DO I DO AND SHOULD I SEND IN MY CERTIFICATES NOW?

A: Yes. To receive equity units, you must properly notify TranSecurities International, Inc., the exchange agent, of your intent to elect to receive equity units. This requires you to complete the form of election included with this Proxy Statement/Joint Prospectus and send it in along with your certificates. The form of election and certificates must be received by TranSecurities International, Inc. no later than 5:00 p.m. the business day before the date of the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: You should instruct your broker to vote your shares, following the directions your broker provides. You must instruct your broker to vote your shares or else your broker will not vote your shares. Broker "non-votes" will have the same effect as votes cast against the reorganization.

Q:   CAN I CHANGE MY VOTE AFTER I GRANT MY PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in the manner described under "The Reorganization -- Proxies."

Q:   WHAT CIRCUMSTANCES MIGHT PREVENT THE REORGANIZATION?

A: The reorganization will not be consummated unless the reorganization is approved by holders of 66 2/3% of the outstanding shares of GR-Montana Common Stock entitled to vote at the special meeting. Additionally, the merger agreement may be terminated and the reorganization canceled for the reasons discussed under "The
Reorganization -- Conditions to Consummation of the Reorganization."

Q:   ARE THERE RISKS THAT I SHOULD CONSIDER?

A: Yes. A number of important risks are discussed under the heading "Risk Factors." You should read the risks, particularly the risks associated with the tax consequences of the reorganization and the lack of a prior trading market for GR-Canada Class A Shares.

Q:   WHAT ARE THE TAX CONSEQUENCES OF THE REORGANIZATION TO GR-MONTANA
     SHAREHOLDERS?

A: There are a number of tax consequences that you should consider, especially if you elect to receive equity units. These are discussed under the headings "Risk Factors," "Certain United States Federal Income Tax Consequences" and "Certain Canadian Federal Income Tax Consequences."

Q:   WHEN DO YOU EXPECT THE REORGANIZATION TO BE COMPLETED?

A: We are working towards completing the reorganization as quickly as possible and expect to do so shortly after the special meeting. We expect the reorganization to be completed on the day the Montana Secretary of State accepts our filing of the articles of merger. We expect the reorganization to be complete before the end of 1998.

Q:   WHO CAN ANSWER MY QUESTIONS?

A:   You should contact:

GR-Montana:           Gold Reserve Corporation
                      601 West Riverside Avenue
                      Suite 1940
                      Spokane, Washington 99201
                      (509) 623-1500
                      Attn: Doug Belanger

the Exchange Agent:   TranSecurities International, Inc.
                      2510 N. Pines
                      Suite 202
                      Spokane, Washington 99206
                      (509) 972-1255
                      Attn: Stock Transfer Department

the Proxy             ChaseMellon Shareholder Services, L.L.C.
Solicitor:            450 West 33rd Street
                      New York, New York 10001
                      (877) 698-6865 (toll free)
                      Attn: Dan DeWeever

                                    SUMMARY

     This summary highlights selected information from this Proxy Statement/Joint Prospectus. It does not contain all of the information that is important to you. To understand the reorganization more fully, and for a more complete description of the legal terms of the reorganization, you should read carefully the entire Proxy Statement/Joint Prospectus, including its Annexes. The merger agreement is attached as Annex I to this Proxy Statement/Joint Prospectus. We encourage you to read the merger agreement. It is the legal document that governs the reorganization.

RISK FACTORS

     SEE PAGE 22 FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED RELATING TO THE REORGANIZATION, ESPECIALLY AS THEY RELATE TO CERTAIN TAX CONSEQUENCES.

GENERAL INFORMATION ABOUT THE REORGANIZATION

     GR-Montana proposes a reorganization that will result in a change of domicile from the United States to Canada. The Board of Directors of GR-Montana recommends that you vote FOR the reorganization. You should note the following about the reorganization:

     - As a result of the reorganization, GR-Canada will become the parent company of GR-Montana. GR-Canada is a new Canadian company owned by GR-Montana.

     - After the reorganization, a holder of GR-Canada Class A Shares will continue to own an interest in a parent company with subsidiaries that in the aggregate are engaged in the same business that GR-Montana and its subsidiaries were engaged in before the reorganization.

     - As a shareholder in GR-Canada, your relative voting rights and ownership interests will be substantially similar to the rights and interests currently held by you as a GR-Montana shareholder.

See "-- More Details About the Reorganization," "The Reorganization" and "Description of Securities and Comparison of Rights of Shareholders."

THE SPECIAL MEETING; VOTING; PROXIES

     SPECIAL MEETING. A special meeting of the GR-Montana shareholders will be held on December 22, 1998, at 10:00 a.m., at Old Chamber of Commerce Building, Spokane Room, 1020 W. Riverside, Spokane, Washington 99201. At the special meeting, GR-Montana is asking that you consider and vote on:

          (1) the proposal to approve the reorganization (including the merger agreement); and

          (2) any other matters that may properly come before the meeting. See "The Special Meeting."

     VOTING. You can vote at the special meeting if you owned GR-Montana Common Stock at the close of business on October 28, 1998, the record date. You will be entitled to one vote for each share of GR-Montana Common Stock held by you on the record date. You may vote your shares:

          (1) in person by attending the special meeting;

          (2) by mailing your proxy to the transfer agent; or

          (3) voting your shares by telephone by following the instructions on your proxy card.

Abstentions and broker "non-votes" will be counted as present for purposes of obtaining a quorum but will be treated as votes against the proposal to approve the reorganization. Approval of the reorganization requires the affirmative vote of the holders of 66 2/3% (14,922,270 shares) of the outstanding shares of GR-Montana Common Stock entitled to vote at the special meeting. See "The Special Meeting -- Record Date; Voting Rights" and "-- Quorum; Vote Required for Adoption."

     PROXIES. The accompanying proxy is being solicited on behalf of the Board of Directors of GR-Montana. You may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the reorganization. To be effective, a proxy must be received at or prior to the special meeting. Shares of GR-Montana Common Stock represented by a properly executed proxy (whether through the return of the enclosed proxy card or by telephonic voting) will be voted in the manner specified by such proxy. You should be aware that if you properly execute your proxy card without indicating how you want to vote, your shares of GR-Montana Common Stock will be voted FOR the proposal to approve the reorganization and related merger agreement.

     A proxy may be revoked at any time prior to its exercise by following the proxy revocation instructions described under "The Special
Meeting -- Proxies -- Revocation." If your GR-Montana Common Stock is held in the name of a bank, broker or other nominee, you should follow the instructions provided by it on voting your shares and in revoking your previously voted shares. See "The Special Meeting -- Proxies."

THE COMPANIES

     GR-MONTANA. GR-Montana is a mining company engaged in exploring and acquiring mining properties with the intention of placing them into production. Its principal operating asset is the Brisas property, which is located in Venezuela. GR-Montana's growth strategy is to develop proven and probable reserves as well as mining and process operations by successfully developing mineable reserves at its Brisas property and making selective property or corporate acquisitions. The day-to-day activities of GR-Montana's Venezuelan operations are managed from its offices in Caracas, Venezuela and Puerto Ordaz, Venezuela. Its principal executive offices are located at 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, and its telephone number is (509) 623-1500. See "Information Concerning GR-Montana."

     GR-CANADA AND MERGER SUB. GR-Canada is a newly-formed Canadian company incorporated under the laws of the Yukon Territory and a wholly owned subsidiary of GR-Montana. GR-Canada was formed to become the parent company of GR-Montana. All of the capital stock of GR-Canada is currently held by GR-Montana. After the consummation of the reorganization, GR-Montana will become a subsidiary of GR-Canada, and GR-Canada will carry on the business currently conducted by GR-Montana. GR-Canada has formed a wholly owned subsidiary, GR Merger Corp., specifically to effect the reorganization. Neither GR-Canada nor GR Merger Corp. has any significant assets or capitalization, and neither has engaged in any business or prior activities other than in connection with the reorganization. See "Information Concerning GR-Canada" and "Information Concerning Merger Sub."

MORE DETAILS ABOUT THE REORGANIZATION

     BOARD OF DIRECTORS' RECOMMENDATION. THE BOARD OF DIRECTORS OF GR-MONTANA HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND THE RELATED MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE REORGANIZATION, INCLUDING THE MERGER AGREEMENT. See "The Reorganization -- Board of Directors' Recommendation."

     In determining to recommend the reorganization, the Board of Directors consulted with GR-Montana's management, financial advisors (including before determining to recommend the reorganization), and its tax advisors and considered a number of factors. These factors included the "-- Reasons for the Reorganization" described below and the opinion of RBC Dominion Securities Inc. that, as of the date of this Proxy Statement/Joint Prospectus, one GR-Canada Class A Share and one equity unit are substantially equivalent from a financial point of view. The opinion is attached to this Proxy Statement/ Joint Prospectus as Annex II. The Board of Directors has requested that RBC update its opinion as of the date of the reorganization. Unless the opinion changes significantly, the Board of Directors expects that it would not terminate the reorganization if RBC modified its opinion. See "The Reorganization -- Financial Advisors," "Certain United States Federal Income Tax Consequences" and "Certain Canadian Federal Income Tax Consequences."

     REASONS FOR THE REORGANIZATION. The Board of Directors believes the reorganization will enhance the current and future value of your investment in GR-Montana. For instance, we believe the reorganization will provide:

     - expanded access to the Canadian capital markets and investors. Our experience is that the Canadian capital markets have a greater interest in mining and other natural resource companies. We expect this will result in a more favorable financing environment than is currently available to GR-Montana as a U.S. corporation;

     - a corporate structure that will better promote the expansion of GR-Montana's current business and enhance its future exploration, development and acquisition opportunities;

     - an improved profile among Canadian investors and within the Canadian investment dealer community. We believe our profile will be improved, in part, because we understand most of our shareholders are Canadian and we will now be a Canadian company; and

     - for the eligibility of GR-Canada Class A Shares to be held without limitation by Canadian registered pension plans, registered retirement savings plans and deferred profit sharing plans. At present, GR-Montana Common Stock is considered "foreign property" under Canadian law and only 20% of pension investments can be comprised of foreign property. GR-Montana believes the foreign property status of GR-Montana Common Stock is viewed as a negative by Canadian investors. GR-Canada intends to meet the criteria needed so that GR-Canada Class A Shares will not be considered foreign property.

See "Risk Factors -- Risk Factors Relating to the Transaction -- Certain Canadian Tax Risks Associated with the Receipt of GR-Canada Class A Shares," "The Reorganization -- Reasons for the Reorganization" and "Certain Canadian Income Tax Consequences -- Qualification for Investment."

     CONDITIONS TO CONSUMMATION OF THE REORGANIZATION. The reorganization will not be consummated unless the reorganization is approved by holders of 66 2/3% of the outstanding shares of GR-Montana Common Stock entitled to vote at the special meeting. Additionally, the merger agreement may be terminated and the reorganization canceled:

          (1) If holders of more than 7.5% of the outstanding GR-Montana Common Stock demand dissenters' rights;

          (2) If U.S. Holders of more than 20% of the outstanding GR-Montana Common Stock elect to receive equity units;

          (3) By the Board of Directors of GR-Montana at any time prior to the time the reorganization becomes effective;

          (4) If tax counsel do not generally reaffirm as of the effective time of the reorganization their opinions set forth in this Proxy
     Statement/Joint Prospectus.

See "The Reorganization -- Conditions to Consummation of the Reorganization," "-- Equity Unit Election," "-- Dissenters' Rights" and "Description of Securities and Comparison of Rights of Shareholders."

     EFFECTIVE TIME. If GR-Montana's shareholders approve the reorganization and it is not terminated by GR-Montana, the effective time of the reorganization will be when appropriate articles of merger are accepted for filing by the Montana Secretary of State. GR-Montana anticipates that the reorganization will become effective promptly following the special meeting. See "The
Reorganization -- Conditions to Consummation of the Reorganization" and
"-- Effective Time."

     EQUITY UNIT ELECTION. The Board of Directors is providing for U.S. Holders (as defined under "-- Tax Considerations" below) of GR-Montana Common Stock who may otherwise have a substantial taxable gain upon receipt of GR-Canada Class A Shares the opportunity to defer a significant portion of such gain. If you are a U.S. Holder, you may make an election to receive equity units instead of receiving

GR-Canada Class A Shares. The election to receive equity units is not available to Canadian Holders (as defined in "Certain Canadian Federal Income Tax Consequences") because Canadian tax law would require them to recognize gain or loss upon receipt of equity units just as they would upon receipt of GR-Canada Class A Shares. Each equity unit may be converted into one GR-Canada Class A Share. See "The Reorganization -- Equity Unit Election," "-- Equity Unit Election Procedure," "Certain United States Federal Income Tax Consequences" and "Certain Canadian Federal Income Tax Consequences."

     EXCHANGE OF SHARE CERTIFICATES; EQUITY UNIT ELECTION PROCEDURE. If you are a U.S. Holder and make an equity unit election:

     - You must properly complete and sign the form of election accompanying this Proxy Statement/ Joint Prospectus.

     - The properly completed form of election and certificates for shares of GR-Montana Common Stock must be received by the Exchange Agent by 5:00 p.m., Spokane, Washington time, on the business day before the date of the special meeting.

     - If shares for which you complete a form of election are not received by the Exchange Agent by 5:00 p.m., Spokane, Washington time, on the business day before the date of the special meeting, you will lose your equity unit election, and you shall be deemed to have elected to receive GR-Canada Class A Shares in lieu of equity units.

     - If a form of election is revoked or the reorganization does not take place, your certificates will be promptly returned to you.

     - If you have lost your certificates for shares of GR-Montana Common Stock, you can request an affidavit of lost certificate from GR-Montana and provide it to the Exchange Agent instead of the certificates.

     Since your certificates will be returned to you if the reorganization does not take place, you should still send in a form of election with your certificates if you plan to vote against the reorganization but you want to make sure that you receive equity units if the reorganization is approved. It is important that you make your equity unit election and that we receive your certificates before the special meeting for several reasons, including those detailed under "The Reorganization -- Exchange of Share Certificates."

     If you are receiving GR-Canada Class A Shares, you do not need to send in your GR-Montana Common Stock certificates now. Those stock certificates will automatically convert into and represent GR-Canada Class A Shares following the time the reorganization becomes effective, and you will cease to be an owner of GR-Montana Common Stock. Following the reorganization, certificates bearing the name of GR-Canada will be issued in the normal course of business upon surrender to GR-Canada of outstanding GR-Montana Common Stock certificates for transfer or exchange. See "The Reorganization -- Exchange of Share Certificates."

SUMMARY OF CERTAIN RIGHTS RELATED TO THE SECURITIES TO BE RECEIVED IN THE REORGANIZATION

     GENERAL. Certain rights of GR-Canada Class A Shares and the GR-Canada Class B Shares and GR-Montana Class B Stock are very complicated. You should carefully review the detailed summaries of these and related rights under the headings "Description of Securities and Comparison of Rights of Shareholders" at page 56 and elsewhere in this Proxy Statement/Joint Prospectus.

                                                   RIGHTS AND PREFERENCES OF EQUITY UNITS,
          RIGHTS AND PREFERENCES OF                INCLUDING GR-CANADA CLASS B SHARES AND
          GR-CANADA CLASS A SHARES                        GR-MONTANA CLASS B STOCK
          -------------------------                ---------------------------------------
                                        EQUITY UNITS

The GR-Canada Class A Shares are not part of    Each GR-Canada Class B Share and each share
the equity units. See "Description of           of GR-Montana Class B Stock issued in the
Securities and Comparison of Rights of          reorganization will be paired as an equity
Shareholders -- Equity Units."                  unit and may not be transferred separately.
                                                Equity units will be represented by unit
                                                share certificates to be issued by the
                                                Exchange Agent and are immediately
                                                convertible into GR-Canada Class A Shares.
                                                See "Description of Securities and Comparison
                                                of Rights of Shareholders -- Equity Units."

                                        VOTING RIGHTS

Holders of GR-Canada Class A Shares and GR      Each holder of an equity unit will be
Canada Class B Shares will generally be         entitled to one vote in each of GR-Canada and
entitled to one vote per share and to vote      GR-Montana, except where a specific class or
together as a single class. See "Description    series of shares is entitled to vote
of Securities and Comparison of Rights of       separately. No separate class votes are
Shareholders -- Voting Rights."                 currently provided for. Holders of GR-Canada
                                                Class A Shares and GR-Canada Class B Shares
                                                will generally be entitled to one vote per
                                                share and to vote together as a single class.
                                                Holders of GR-Montana Class B Stock shall be
                                                entitled to one vote per share and to vote
                                                together with the GR-Montana Class A common
                                                stock as a single class. See "Description of
                                                Securities and Comparison of Rights of
                                                Shareholders -- Voting Rights."

                                          DIVIDENDS

     The dividend provisions of the GR-Canada Class A Shares and the equity units are designed so that upon issuance of a dividend by either GR-Canada or GR-Montana, the holders of GR-Canada Class A Shares and equity units will simultaneously receive dividends of equal value. Because the dividend rights of GR-Canada and GR-Montana are dependent on each other, a summary of the interdependent dividend rights is more helpful than a side by side comparison and you should review "Description of Securities and Comparison of Rights of
Shareholders -- Dividends."

                                                   RIGHTS AND PREFERENCES OF EQUITY UNITS,
          RIGHTS AND PREFERENCES OF                INCLUDING GR-CANADA CLASS B SHARES AND
          GR-CANADA CLASS A SHARES                        GR-MONTANA CLASS B STOCK
          -------------------------                ---------------------------------------
                                         CALL RIGHTS

The GR-Canada Class A Shares are not subject    Each equity unit is callable by GR-Canada in
to call.                                        exchange for one GR-Canada Class A Share upon
                                                the earlier of (1) the liquidation,
                                                dissolution or winding up of GR-Montana or
                                                GR-Canada and (2) the expiration of three
                                                years from the date of the original issuance
                                                of the equity units if 95% or more of such
                                                equity units have been exchanged for
                                                GR-Canada Class A Shares. See "Description of
                                                Securities and Comparison of Rights of
                                                Shareholders -- Call Rights."

                           LIQUIDATION, DISSOLUTION, OR WINDING UP

     The liquidation provisions of the GR-Canada Class A Shares and the equity units are designed so that holders of GR-Canada Class A Shares or equity units will have the opportunity, together with the exchange rights and call rights, to receive essentially the same value in the event of the liquidation, dissolution or winding up of the companies.
Because the liquidation provisions are quite complex, you should review "Description of
Securities and Comparison of Rights of Shareholders -- Liquidation, Dissolution or Winding
Up."

                                       EXCHANGE RIGHTS

The GR-Canada Class A Shares are not subject    At any time following the reorganization,
to exchange rights.                             equity units are immediately convertible into
                                                GR-Canada Class A Shares upon compliance with
                                                certain procedures. Conversion requires the
                                                simultaneous tendering of the underlying
                                                GR-Canada Class B Share and GR-Montana Class
                                                B Stock components of the equity units. See
                                                "The Reorganization -- Exchange Rights" and
                                                "Description of Securities and Comparison of
                                                Rights of Shareholders -- Exchange Rights."

                                  RESTRICTIONS ON TRANSFER

The GR-Canada Class A Shares are not subject    Equity units are transferable, subject to
to restrictions on transfer.                    compliance with applicable federal,
                                                provincial and state securities laws. The
                                                underlying GR-Canada Class B Share and
                                                GR-Montana Class B Stock components of an
                                                equity unit are only transferable together. A
                                                transfer means a transfer, sale, encumbrance
                                                or other disposal of a component of an equity
                                                unit. Transfers must also be made in
                                                accordance with the provisions of the
                                                Exchange Agent Agreement.

                                                   RIGHTS AND PREFERENCES OF EQUITY UNITS,
          RIGHTS AND PREFERENCES OF                INCLUDING GR-CANADA CLASS B SHARES AND
          GR-CANADA CLASS A SHARES                        GR-MONTANA CLASS B STOCK
          -------------------------                ---------------------------------------
                                                Unit shares evidencing equity units will be
                                                issued and transferred subject to the terms
                                                of the Exchange Agent Agreement. By electing
                                                to receive equity units, you agree to be
                                                bound by the provisions of the Exchange Agent
                                                Agreement. See "Description of Securities and
                                                Comparison of Rights of
                                                Shareholders -- Restrictions on Transfer and
                                                "-- Exchange Agent Agreement."

                              GR-CANADA SHAREHOLDER RIGHTS PLAN

The GR-Canada Class A Shares are subject to     While the equity units are not subject to the
the terms of the GR-Canada Shareholder Rights   terms of a shareholder rights plan, the
Plan. The GR-Canada Shareholder Rights Plan     underlying GR-Canada Class B Share component
is substantially similar to the GR-Montana      of the equity units is subject to the terms
Shareholder Rights Plan. See "Description of    of the GR-Canada Shareholder Rights Plan. See
Securities and Comparison of Rights of          "Description of Securities and Comparison of
Shareholders -- GR-Canada Shareholder Rights    Rights of Shareholders -- GR-Canada
Plan."                                          Shareholder Rights Plan."

                                   STOCK EXCHANGE LISTING

There is currently no established public        Equity units will not be listed for trading
trading market for the GR-Canada Class A        on any stock exchange but, subject to
Shares. GR-Canada has applied for the           compliance with applicable federal,
GR-Canada Class A Shares to be listed on the    provincial and state securities laws, may be
Nasdaq SmallCap System under the symbol         transferred. Transfers must also be made in
"GLDR," the same symbol under which the         accordance with the provisions of the
GR-Montana Common Stock is currently listed.    Exchange Agent Agreement. See "Description of
The Toronto Stock Exchange has approved the     Securities and Comparison of Rights of
GR-Canada Class A Shares for listing under      Shareholders -- Stock Exchange Listing" and
the symbol "GLR.A" immediately following the    "-- Restrictions on Transfer."
reorganization. See "Description of
Securities and Comparison of Rights of
Shareholders -- Stock Exchange Listing."

COMPARISON OF RIGHTS OF SHAREHOLDERS

     The principal attributes of the GR-Montana Common Stock and the GR-Canada common shares will be similar; however, there are certain differences between the rights of shareholders under Montana law and Yukon law. In addition, there are differences between the articles of incorporation and bylaws of each of GR-Montana and GR-Canada. See "Description of Securities and Comparison of Rights of Shareholders."

TAX CONSIDERATIONS

     U.S. TAX CONSIDERATIONS. The following is a brief summary of the United States Federal Income Tax Consequences of the reorganization prepared by U.S. tax counsel, Baker & McKenzie, Palo Alto. You should consult your own tax advisors with respect to your particular circumstances. You should review the more detailed summary of certain U.S. tax consequences of the reorganization set out under "Certain United States Federal Income Tax Consequences." Please note the following:

     - The discussion contained in this Proxy Statement/Joint Prospectus is based on the law in effect as of the date of this Proxy Statement/Joint Prospectus.

     - GR-Montana will receive opinions at the effective time of the reorganization from tax counsel reaffirming as of such date the opinions set forth in this Proxy Statement/Joint Prospectus.

     - No regulations, published rulings or judicial decisions exist that are directly on point with respect to certain aspects of the reorganization and the securities to be issued thereto.

     - Accordingly, tax counsel are unable to reach an unqualified conclusion on certain matters as indicated below.

     - Opinions of tax counsel are not binding upon either the IRS or the courts.

     - GR-Montana does not intend to request a ruling from the IRS with respect to the reorganization.

     - The reorganization will be terminated if tax counsel do not generally reaffirm as of the effective time of the reorganization their opinions set forth in this Proxy Statement/Joint Prospectus.

     RECEIPT OF GR-CANADA CLASS A SHARES. If you are a GR-Montana shareholder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source ("U.S. Holders"), the receipt of GR-Canada Class A Shares will be a taxable transaction to you. You will recognize gain, if any, but not loss, in an amount equal to the excess, if any, of the fair market value of the GR-Canada Class A Shares received in the reorganization over your tax basis in the GR-Montana Common Stock exchanged therefor.

     RECEIPT OF EQUITY UNITS. Tax counsel are of the opinion that if you are a U.S. Holder

     - shares of GR-Montana Class B Stock received as part of an equity unit should be treated as stock of GR-Montana and that the receipt of the GR-Montana Class B Stock in exchange for GR-Montana Common Stock should not be a taxable transaction to you. In such case, you should not recognize gain or loss with respect to such GR-Montana Class B Stock, and your tax basis in such shares should equal your tax basis in the GR-Montana Common Stock treated as exchanged therefor. However, in view of the absence of authority dealing with transactions similar to the reorganization or securities similar to the equity units, there is uncertainty with respect to such conclusion. We can not give you any assurances that the IRS or the courts will agree.

     - receipt of the GR-Canada Class B Shares (including your back-up exchange right to cause GR-Canada to exchange the shares of GR-Montana Class B Common Stock in an equity unit for GR-Canada Class A Shares if GR-Montana does not make such exchange) will be a taxable transaction in which you will recognize gain, if any, but not loss, equal to the excess of the fair market value of such shares over your tax basis in the GR-Montana Common Stock treated as exchanged therefor.

     RELATIVE VALUES OF EQUITY UNIT COMPONENTS. GR-Montana believes that as of the date of this Proxy Statement/Joint Prospectus, a GR-Canada Class B Share would be approximately 5% of the value of an equity unit, and one share of GR-Montana Class B Stock would be approximately 95% of the value of an equity unit. If you make an equity unit election, GR-Montana will provide you with its updated estimate of the relative values of one GR-Canada Class B Share and one share of GR-Montana Class B Stock as of the date of the reorganization. However, the IRS is not bound by such valuations, and the IRS could take the position that a GR-Canada Class B Share has a higher value than that estimated by GR-Montana.

     The IRS could conceivably assert that the shares of GR-Montana Class B Stock were received as taxable consideration in the reorganization. In that case the entire fair market value of each equity unit received by you (rather than the portion of such fair market value attributable to the GR-Canada Class B Shares) would have to be taken into account in determining the amount of gain, if any, required to be recognized on the reorganization by you if you are a U.S. Holder making an equity unit election. In such a case, you would recognize gain to the extent the fair market value of the equity units received exceeds your basis in your GR-Montana Common Stock exchanged therefor. As a U.S. Holder you will not recognize any losses as a result of the reorganization.

     In general, the exchange of equity units for GR-Canada Class A Shares by U.S. Holders will be treated as a partially taxable transaction. See "Certain United States Federal Income Tax Consequences -- Exchange of Equity Units for GR-Canada Class A Shares."

     POTENTIAL CLASSIFICATION OF GR-CANADA AS A PASSIVE FOREIGN INVESTMENT COMPANY. There is a substantial risk that GR-Canada will be a passive foreign investment company or PFIC after the reorganization. GR-Canada intends to monitor its status under the PFIC rules. In the event that GR-Canada makes a determination that it is a PFIC for any taxable year:

     - GR-Canada will promptly notify its U.S. Holders of such determination and will provide its U.S. Holders with the information needed to make a "QEF election."

     - a U.S. Holder who makes a QEF election for the year in which GR-Canada becomes a PFIC (and complies with certain U.S. federal income tax reporting requirements) should not have any material adverse U.S. federal income tax consequences provided that GR-Canada, on a single entity basis, has no ordinary earnings or net capital gains in the years in which it is a PFIC. GR-Canada believes that it will not have any such ordinary earnings or net capital gains in the years in which it may be a PFIC. However, no assurance can be given as to this.

U.S. Holders are urged to consult their tax advisors concerning the application of the U.S. federal income tax rules governing PFICs in their particular circumstances. See "Certain United States Federal Income Tax
Consequences -- Passive Foreign Investment Company Status."

     IF YOU ARE A U.S. HOLDER, WE ADVISE YOU TO READ THE MORE DETAILED SUMMARY OF THE TAX CONSEQUENCES OF THE REORGANIZATION AS SET FORTH BELOW UNDER "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES."

     CANADIAN TAX CONSIDERATIONS. THE FOLLOWING IS A BRIEF SUMMARY OF THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION PREPARED BY CANADIAN TAX COUNSEL, BAKER & MCKENZIE, TORONTO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO YOUR PARTICULAR CIRCUMSTANCES. Generally, if you are a resident in Canada who is a holder of GR-Montana Common Stock, you will realize gain or loss under the Income Tax Act (Canada) at the effective time of the merger. GR-Canada intends to use its best efforts to qualify the GR-Canada Class A Shares as Canadian property for purposes of investment by employee pension plans and registered retirement savings plans. See "Certain Canadian Federal Income Tax Consequences."

     If you are a Canadian Holder, Revenue Canada, Customs, Excise and Taxation could conceivably attempt to disallow the capital loss realized by you on your shares of GR-Montana Common Stock on the basis that you did not in substance dispose of your GR-Montana Common Stock, since as a result of the merger, you acquired stock which essentially has the same economic characteristics as the GR-Montana Common Stock. Qualification of the GR-Canada Class A Shares as other than "foreign property" for purposes of the Income Tax Act (Canada) in any particular year is dependent upon meeting a factual test applied on an annual basis. We can not assure you that such test will be met for any particular year. GR-Canada intends to use its best efforts to qualify the GR-Canada Class A Shares as Canadian property.

     The GR-Canada Class A Shares may be considered "taxable preferred shares" within the meaning of the Income Tax Act (Canada). If the GR-Canada Class A Shares are taxable preferred shares at the time that any dividends are paid or deemed paid on such shares, GR-Canada will be subject to a tax equal to

40% of such dividends. GR-Canada has no current intention to pay dividends or cause deemed dividends to be paid on the GR-Canada Class A shares. See "Certain Canadian Federal Income Tax Consequences."

DISSENTERS' RIGHTS

     As a GR-Montana shareholder, if you properly follow certain procedures in accordance with applicable provisions of the Montana Business Corporation Act, you have the right to demand dissenters' rights and obtain payment of the fair value of your shares in cash in lieu of receiving GR-Canada Class A Shares or, with respect to U.S. Holders, GR-Canada Class A Shares or equity units. To exercise these rights, you must:

          (1) deliver to GR-Montana, BEFORE THE VOTE to approve the reorganization, written notice of intent to demand payment for your shares if the merger is effected; and

          (2) NOT VOTE IN FAVOR OF THE REORGANIZATION. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the reorganization, since the Board of Directors will vote properly executed proxy cards in favor of the reorganization.

     Following the reorganization, you must otherwise also comply with the provisions of the Montana Business Corporation Act in order to receive the fair value of your shares. YOUR FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED IN THE MONTANA BUSINESS CORPORATION ACT WILL RESULT IN THE LOSS OF YOUR DISSENTERS' RIGHTS. Accordingly, if you wish to demand dissenters' rights, you are urged to carefully read "The Reorganization -- Dissenters' Rights," and the copy of Sections 35-1-826 through 35-1-839 of the Montana Business Corporation Act set forth in Annex III to this Proxy Statement/Joint Prospectus. See "The Reorganization -- Conditions to Consummation of the Merger," "-- Dissenters' Rights" and Annex III.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON; POSSIBLE CONFLICTS OF INTEREST

     Unless the price of GR-Montana Common Stock substantially increases by the date of the special meeting, it is currently expected that only two executive officers and directors of GR-Montana would elect to receive equity units in the reorganization. See "The Reorganization -- Interests of Certain Persons in Matters to Be Acted Upon; Possible Conflicts of Interest."

ACCOUNTING TREATMENT OF THE REORGANIZATION

     The acquisition by GR-Canada of GR-Montana in connection with the reorganization will be accounted for as a combination of entities under common control as if a pooling of interests. See "The Reorganization -- Accounting Treatment of the Reorganization."

TRANSFER OF ASSETS

     Following the reorganization, GR-Montana may transfer, directly or indirectly, to GR-Canada, or direct or indirect foreign subsidiaries of GR-Canada, substantially all of its business and subsidiaries located outside of the United States. See "The Reorganization -- Transfer of Assets."

STOCK COMPENSATION PLANS

     GR-Montana maintains the 1985 Stock Option Plan, 1992 Stock Option Plan, 1994 Stock Option Plan and 1997 Equity Incentive Plan and the 401(k) Salary Reduction and Employee Stock Ownership Plan. If the reorganization is consummated, the plans will be amended to provide that GR-Canada Class A Shares will thereafter be issued by GR-Canada thereunder. Other employee benefit plans of GR-Montana will be similarly revised or amended, as necessary. In addition, the 1997 Equity Incentive Plan will be assumed by GR-Canada, which assumption and related amendments have been approved by GR-Montana as the sole shareholder of GR-Canada. Shareholder approval of the reorganization will also constitute shareholder approval of amendments to the plans and the other employee benefit plans providing for future issuance of GR-Canada Class A Shares in lieu of issuance of GR-Montana Common Stock thereunder and the assumption of the 1997 Equity Incentive Plan by GR-Canada. See "The Reorganization -- Stock Compensation Plans."

SHAREHOLDER RIGHTS PLANS

     GR-Montana enacted a Shareholder Rights Plan under which stock purchase rights were issued to shareholders of GR-Montana at the rate of one right for each share of GR-Montana Common Stock. In connection with the reorganization, the GR-Montana Shareholder Rights Plan will be amended to provide that the existing rights will expire immediately prior to the effective time of the reorganization. The Board of Directors of GR-Canada has adopted a plan substantially similar to the GR-Montana Shareholder Rights Plan, which plan has been approved and adopted by GR-Montana as the sole shareholder of GR-Canada. Shareholder approval of the reorganization will also constitute shareholder approval of the amendment to the GR-Montana Shareholder Rights Plan and adoption of the GR-Canada Shareholder Rights Plan. A copy of the GR-Canada Shareholder Rights Plan, marked to show changes from the GR-Montana Shareholder Rights Plan, is attached as Annex IV to this Proxy Statement/Joint Prospectus and incorporated herein by reference. See "The Reorganization -- Shareholder Rights Plans," "Description of Securities and Comparison of Rights of
Shareholders -- GR-Canada Shareholder Rights Plan" and Annex IV.

MARKET PRICE INFORMATION

     The GR-Montana Common Stock is traded on the Nasdaq SmallCap System under the symbol "GLDR" and on the Toronto Stock Exchange under the symbol "GLR." On November 24, 1998, the GR-Montana Common Stock closed at $1.19 (U.S. dollars) on the Nasdaq SmallCap System and at $1.75 (Canadian dollars) on the Toronto Stock Exchange. We urge you to check current stock prices before you make any decision about the reorganization.

     The following table sets forth the high and low prices per share as reported on the Nasdaq SmallCap System and the Toronto Stock Exchange for the GR-Montana Common Stock for the past three years.

                                                     NASDAQ SMALLCAP          TORONTO STOCK
                                                          SYSTEM                 EXCHANGE
                                                    ------------------      ------------------
                                                     HIGH        LOW         HIGH        LOW
                                                    ------      ------      ------      ------
                                                      (U.S. DOLLARS)        (CANADIAN DOLLARS)
1996:
  First Quarter...................................  $10.25      $ 5.75      $14.25      $ 7.38
  Second Quarter..................................   10.38        7.00       14.50        9.50
  Third Quarter...................................   15.75        7.38       21.70       10.00
  Fourth Quarter..................................   14.63        9.25       20.00       12.40
1997:
  First Quarter...................................   11.50        7.38       15.60        9.65
  Second Quarter..................................    9.63        7.00       14.00        9.80
  Third Quarter...................................    8.50        5.50       11.80        7.80
  Fourth Quarter..................................    8.00        1.75       11.15        2.35
1998:
  First Quarter...................................    3.75        2.25        5.34        3.09
  Second Quarter..................................    3.75        1.75        5.41        2.50
  Third Quarter...................................    2.00        0.88        3.19        1.40
  Fourth Quarter (through November 24, 1998)......    1.88        1.13        3.00        1.68

GR-Montana has declared no cash or stock dividends on GR-Montana Common Stock since 1984.

                            GOLD RESERVE CORPORATION

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data as of September 30, 1998 and 1997, and for the nine month periods ended September 30, 1998 and 1997, were derived from unaudited historical consolidated financial statements of GR-Montana which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the periods reported. The following selected historical financial data as of December 31, 1997, 1996, 1995, 1994 and 1993, and for each of the five years in the period ended December 31, 1997, were derived from the audited consolidated financial statements of GR-Montana. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Gold Reserve Corporation Historical Financial Data" and the consolidated financial statements and accompanying notes thereto appearing elsewhere in this Proxy Statement/Joint Prospectus. The consolidated financial statements of GR-Montana have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars. There are no significant differences between U.S. GAAP and Canadian GAAP with respect to the presentation of GR-Montana consolidated financial statements. Financial information in such reports filed by GR-Canada will be prepared in accordance with Canadian GAAP that are U.S. dollar-based and will include a reconciliation of such information with U.S. GAAP.

                             SEPTEMBER 30,                       DECEMBER 31,
                           -----------------   ------------------------------------------------
                            1998      1997      1997      1996      1995       1994      1993
                           -------   -------   -------   -------   -------   --------   -------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Other Income.............  $   852   $ 1,405   $ 1,737   $ 1,489   $ 1,407   $  1,396   $   516
Net Loss.................   (1,426)   (1,164)   (1,533)     (830)     (337)   (23,740)   (2,844)
Loss Per Share of Common
  Stock(1)...............    (0.06)    (0.05)    (0.07)    (0.04)    (0.02)     (1.68)    (0.28)
Total Assets.............   67,530    73,936    73,293    73,772    52,262     43,263    13,907
Contract payable.........       --        --        --        --       187        124       825
Stockholders' equity.....   65,708    66,847    66,549    67,193    47,073     37,900    11,792
Common Stock:
  Issued.................   23,177    22,897    22,918    22,704    20,477     18,930    11,723
  Outstanding(2).........   22,705    22,416    22,437    22,223    19,996     18,577    11,429

---------------

(1) Basic and diluted.

(2) Great Basin and MegaGold, each consolidated subsidiaries of GR-Montana, own shares of GR-Montana Common Stock, representing an indirect investment in itself. GR-Montana's proportionate ownership interest in GR-Montana Common Stock held by these entities represents the difference between issued and outstanding shares.

                 GOLD RESERVE CORPORATION AND GOLD RESERVE INC.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

                                                                                           GR-CANADA
                                                          GR-MONTANA         PRO FORMA     PRO FORMA
                                                      SEPTEMBER 30, 1998   ADJUSTMENT(A)   COMBINED
                                                      ------------------   -------------   ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Other Income........................................       $   852                 --       $   852
Net Loss............................................        (1,426)                --        (1,426)
Net Loss Per Share of Common Stock(1)...............         (0.06)                --         (0.06)
Total Assets........................................        67,530                 --        67,530
Shareholders' Equity................................        65,708                 --        65,708
Common Stock:
  GR-Montana Common Stock...........................        23,177            (23,177)           --
  GR-Canada Class A Shares..........................            --             18,542        18,542
Equity Units(A).....................................            --              4,635         4,635

---------------

(1)  Basic and diluted.

(A) Assumed conversion of 20% of the outstanding shares of GR-Montana Common Stock into equity units which consist of one share of GR-Montana Class B Stock and one GR-Canada Class B Share and the conversion of 80% of the outstanding shares of GR-Montana Common Stock into GR-Canada Class A Shares.

                                  RISK FACTORS

     You should carefully evaluate all of the information contained and incorporated by reference in this Proxy Statement/Joint Prospectus and, in particular, the following risk factors. Except as the context otherwise requires, references to GR-Montana and GR-Canada below include their respective subsidiaries.

RISK FACTORS RELATING TO THE TRANSACTION

     CERTAIN U.S. TAX RISKS ASSOCIATED WITH ELECTING TO RECEIVE EQUITY
UNITS. The equity unit election is being provided to U.S. Holders who may otherwise have a taxable gain upon receipt of GR-Canada Class A Shares so that they might defer a significant portion of such gain. Each equity unit consists of one GR-Canada Class B Share and one share of GR-Montana Class B Stock. If you are a U.S. Holder, you should consider the following tax risks before deciding whether to elect to receive equity units:

     - GR-Montana will receive opinions of tax counsel to the effect that the receipt of GR-Montana Class B Stock should not be a taxable transaction. However, in view of the absence of authority dealing with transactions similar to the reorganization or securities of a type similar to the equity units, tax counsel believes uncertainty exists with respect to such conclusion, and no assurances can be given that the IRS or the courts will agree.

     - Receipt of the GR-Canada Class B Shares (including your back-up exchange right to cause GR-Canada to exchange the shares of GR-Montana Class B Common Stock in an equity unit for GR-Canada Class A Shares if GR-Montana does not make such exchange) will be a taxable transaction in which you, as a U.S. Holder, will recognize gain, if any, but not loss, equal to the excess of the fair market value of the GR-Canada Class B Shares (including your back-up exchange right) received by you over your tax basis in the GR-Montana Common Stock treated as exchanged therefor.

     - GR-Montana believes that as of the date of this Proxy Statement/Joint Prospectus, a GR-Canada Class B Share would be approximately 5% of the value of an equity unit, and one share of GR-Montana Class B Stock would be approximately 95% of the value of an equity unit. If you are a U.S. Holder making an equity unit election, GR-Montana will provide you with its updated estimate of the relative values of one GR-Canada Class B Share and one share of GR-Montana Class B Stock as of the date of the reorganization. However, the IRS is not bound by such valuations, and the IRS could take the position that a GR-Canada Class B Share has a higher fair market value than that estimated by GR-Montana. Moreover, the IRS may argue that the entire fair market value of the equity units should be treated as taxable consideration received in the reorganization.

See "Certain United States Federal Income Tax Consequences -- The
Reorganization -- Equity Unit Election."

     POTENTIAL CLASSIFICATION OF GR-CANADA AS A PASSIVE FOREIGN INVESTMENT COMPANY. There is a substantial risk that GR-Canada will be a passive foreign investment company, or PFIC, after the reorganization. GR-Canada intends to monitor its status under the PFIC rules. In the event that GR-Canada makes a determination that it is a PFIC for any taxable year:

     - GR-Canada will promptly notify its U.S. Holders of such determination and will provide its U.S. Holders with the information needed to make a "QEF election."

     - A U.S. Holder who makes a QEF election for the year in which GR-Canada becomes a PFIC (and complies with certain U.S. federal income tax reporting requirements) should not have any material adverse U.S. federal income tax consequences provided that GR-Canada, on a single entity basis, has no ordinary earnings or net capital gains in the years in which it is a PFIC. GR-Canada believes that it will not have any such ordinary earnings or net capital gains in the years in which it may be a PFIC. However, no assurance can be given as to this.

U.S. Holders are urged to consult their tax advisors concerning the application of the U.S. federal income tax rules governing PFICs in their particular circumstances. See "Certain United States Federal Income Tax
Consequences -- Passive Foreign Investment Company Status."

     TAX RISKS RELATING TO TRANSFER OF ASSETS. Following the reorganization, GR-Montana may transfer, directly or indirectly, to GR-Canada, substantially all of its business and its subsidiaries located outside of the United States. Such action will not require the approval of the shareholders of GR-Canada and would require the approval of the shareholders of GR-Montana. Any such transfer is currently not expected to result in significant taxable gain for U.S. federal income tax purposes. The purchase price for these assets would be determined by GR-Montana based on an appraisal on the date of the transfer. The appraisal would not be binding on the IRS, which may argue that the taxable gain on the transfer is larger.

     CERTAIN CANADIAN TAX RISKS ASSOCIATED WITH THE RECEIPT OF GR-CANADA CLASS A SHARES. If you are a Canadian Holder, Revenue Canada, Customs, Excise and Taxation could conceivably attempt to disallow the capital loss realized by you on your shares of GR-Montana Common Stock. Revenue Canada, Customs, Excise and Taxation could assert this on the basis that you did not in substance dispose of your GR-Montana Common Stock, since as a result of the merger, you acquired stock which essentially has the same economic characteristics as the GR-Montana Common Stock.

     Qualification of the GR-Canada Class A Shares as other than "foreign property" for purposes of the Income Tax Act (Canada) in any particular year is dependent upon meeting a factual test applied on an annual basis. We can not assure you that such test will be met for any particular year. GR-Canada intends to use its best efforts to qualify the GR-Canada Class A Shares as Canadian property.

     The GR-Canada Class A Shares may be considered "taxable preferred shares" within the meaning of the Income Tax Act (Canada). If the GR-Canada Class A Shares are taxable preferred shares at the time that any dividends are paid or deemed paid on such shares, GR-Canada will be subject to a tax equal to 40% of such dividends. GR-Canada has no current intention to pay dividends or cause deemed dividends to be paid on the GR-Canada Class A shares. See "Certain Canadian Federal Income Tax Consequences."

     ABSENCE OF PRIOR MARKET; NO ASSURANCE AS TO TRADING VALUE. The GR-Montana Common Stock is presently traded on the Nasdaq Small Cap System and the Toronto Stock Exchange. Currently, there is no established trading market for the GR-Canada Class A Shares. Application has been made to trade the GR-Canada Class A Shares on the Nasdaq Small Cap System. The Toronto Stock Exchange has approved the GR-Canada Class A Shares for listing. Application will not be made to trade the equity units on any stock exchange. GR-Montana believes that the inherent value of one GR-Canada Class A Share will be substantially equivalent to the current value of one share of GR-Montana Common Stock. We can not assure you, however, that the market price of one GR-Canada Class A Share will equal the current market price of one share of GR-Montana Common Stock.

RISKS ASSOCIATED WITH THE CONTINUING BUSINESS OF GR-MONTANA

     NO ESTABLISHED RESERVES. Extensive exploration work has been ongoing on the Brisas property since 1992 and has identified a mineralized deposit estimated at
7.3 million ounces of gold and approximately 950 million pounds of copper. GR-Montana has commenced but not yet completed a feasibility study for the Brisas property and, as a result, has not yet established proven and probable ore reserves or determined whether the deposit represents a commercially mineable ore body. Such mineralization will not qualify as a commercially mineable ore body under standards promulgated by the SEC until the economic viability of the project is established by the completion of a final, comprehensive, economic, technical and legal feasibility study based upon unit cost, grade, recoveries and other factors, currently expected to be completed by the end of 1999.

     GR-Montana completed a pre-feasibility study in March 1998 and supplements thereto in August 1998. References to estimates contained in the pre-feasibility report do not represent an assertion by GR-Montana, or GR-Canada following the reorganization, of the existence of commercially mineable ore reserves on the Brisas property. If the feasibility study does not conclude that the deposit on the Brisas property is economically mineable, it would have a material adverse effect on GR-Montana, and GR-Canada following the reorganization. Reserve estimation is an interpretive process based on drilling results and experience, as well as estimates of ore characteristics and mining dilution, metal prices, costs of mining and processing, capital expenditures and many other factors. Actual quality and characteristics of ore deposits cannot be fully assessed until ore is actually mined. Reserves change over time to reflect actual experience. Grades of ore processed at any time also may vary from reserve estimates due to geologic variations within areas mined. Production may vary from estimates because of changes in reserves, variations in ore mined from estimated grade and metallurgical characteristics, unexpected ground conditions, mining dilution, labor actions and government restrictions. Cash costs may differ due to variations in reserves and production estimates, unexpected mining conditions and changes in estimated costs of equipment, supplies, utilities and labor and exchange rates. Noncash estimates, based on total capital costs and reserve estimates, change based on actual amounts of capital incurred.

     RECURRING LOSSES. GR-Montana has no revenue from mining operations and has experienced losses from operations for each of the last five years. The aggregate loss for the five years ended December 31, 1997 was $29.3 million including a 1994 litigation settlement of $22.5 million, related to an ownership dispute of the Brisas property. See "Information Concerning GR-Montana" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." GR-Montana, and GR-Canada following the reorganization, expects to continue to incur losses from operations for the next several years as the result of, among other factors, increased expenditures associated with the management of exploration and development activities on the Brisas property as well as other exploration expenses not associated with the Brisas property. Management expects this trend to reverse if and when the Brisas property is developed and gold and copper are produced in commercial quantities. We cannot assure you such production will occur or that the trend will reverse.

     PROJECT DEVELOPMENT. GR-Montana's current estimate of capital expenditures for the project on the Brisas property is, and GR-Canada's following the reorganization will be, based on currently available information as outlined in the pre-feasibility report. As it is not unusual in new mining operations to experience unexpected problems during development, costs could increase depending upon a number of factors within and beyond GR-Montana's, and GR-Canada's following the reorganization, control. The capital cost estimates contained in the pre-feasibility report are based on operating experience, expected production, estimates by and contract terms with third-party suppliers, expected legal requirements, feasibility reports by GR-Montana personnel and independent contractors, and other factors. Factors involved in estimated time for completion of projects include:

     - management's experience in completing capital projects;

     - estimates by and contract terms with contractors, engineers, suppliers and others involved in design and construction of projects;

     - estimated time for government entities to process applications, issue permits and take other actions. Changes in any of these factors may cause costs and time for completion to vary significantly from estimates.

     Management could determine that it is in the best interest of GR-Montana, and GR-Canada following the reorganization, and their and its shareholders to sell the Brisas property to another mining company for development, or to enter into a joint development or similar arrangement with another company to develop the Brisas property and thereby reduce the economic risk to GR-Montana, or GR-Canada following the reorganization, were it to proceed with development on its own. Neither GR-Montana nor GR-Canada has entered into discussions with any other mining company in this regard, or shared any of its exploration data. Whether GR-Montana, or GR-Canada following the reorganization, would pursue any of these alternatives to commercial development of the Brisas property cannot presently be determined.

     FOREIGN OPERATIONS. GR-Montana's mining operations are, and GR-Canada's will be following the reorganization, concentrated in Venezuela. At September 30, 1998, approximately 62% of GR-Montana's identifiable assets (99% of its noncash and investment assets) were located in Venezuela. In the past, inflation and other economic conditions in Venezuela have, on occasion, resulted in political and social turmoil, but to date, such conditions have not adversely affected GR-Montana's operations, but such conditions could adversely affect GR-Montana or GR-Canada following the reorganization. Nonetheless, GR-Montana's, and GR-Canada's following the reorganization, future operations and investments could be adversely affected by exchange controls, currency fluctuations, taxation, judicial decisions and laws or policies of Venezuela, the United States and Venezuela affecting trade, investment, taxation and other factors. GR-Montana's and, following the reorganization, GR-Canada's, development time schedule and future reclamation and remediation cost estimates are based on existing and expected legal requirements, past experience, cost estimates by GR-Montana and others, and expectations regarding government action and time for government agencies to act, all of which change over time and require periodic re-evaluation. Whether and to what extent current or future economic, regulatory or political conditions may affect GR-Montana, or GR-Canada following the reorganization, cannot be predicted. See "Information Concerning
GR-Montana -- Venezuelan Mining, Environment and Other Matters -- Political and Economic Situation."

     RISKS INHERENT IN THE MINING INDUSTRY GENERALLY. GR-Montana is, and following the reorganization, GR-Canada will be, subject to all of the risks inherent in the mining industry, including environmental hazards, industrial accidents, labor disputes, unusual or unexpected geologic formations, cave-ins, flooding and periodic interruptions due to inclement weather. Such risks could result in damage to, or destruction of, mineral properties and production facilities, personal injury, environmental damage, delays, monetary losses and legal liability. GR-Montana does not presently, and immediately following the reorganization GR-Canada will not, maintain insurance covering environmental or other catastrophic liabilities, and neither is expected to do so unless it is economically feasible. Insurance against environmental risks (including pollution or other hazards resulting from the disposal of waste products generated from exploration and production activities) is not generally available, on an economic basis, to GR-Montana, GR-Canada or other companies in the mining industry at present. Were GR-Montana, or GR-Canada following the reorganization, subjected to environmental or other liabilities, the payment of such liabilities would reduce the funds available to GR-Montana, or GR-Canada following the reorganization. Were GR-Montana, or GR-Canada following the reorganization, unable to fund fully the cost of remedying an environmental problem, it might be required to suspend operations or enter interim compliance measures pending completion of remedial activities.

     ENVIRONMENTAL MATTERS. Venezuela maintains environmental laws and regulations for the mining industry which impose significant obligations on companies doing business in the country. Venezuela's environmental laws and regulations are administered through the Ministry of the Environment and Renewable Natural Resources. Concession holders who seek to develop a mineral property must first obtain a permit granting them the right to occupy the territory for mining purposes and then submit a report outlining the environmental impact of the development and the rehabilitative or reconditioning work to be undertaken once development activities are concluded. GR-Montana has been issued permits to occupy the Brisas property for both the alluvial and hardrock concessions and has presented a number of environmental studies and information to the Ministry of the Environment and Renewable Natural Resources relating to the Brisas alluvial concession. GR-Montana also expects to submit an environmental impact statement to the Ministry of the Environment and Renewable Natural Resources and MEM addressing development and reclamation of the entire Brisas property. We cannot assure you, however, that the Ministry of the Environment and Renewable Natural Resources will grant the necessary permits to GR-Montana in a timely manner, if at all. See "Information Concerning
GR-Montana -- Venezuelan Mining, Environment and Other Matters."

     GR-Montana's development time schedule and future reclamation and remediation cost estimates are based on existing and expected legal requirements, past experience, costs estimates by GR-Montana and others, and expectations regarding government action and time for government agencies to act, all of which change over time and require periodic re-evaluation.

     The Brisas property is located within the Imataca Forest Reserve, which is comprised of 3.6 million hectares in the State of Bolivar. In 1986, Presidential Decree No. 1046 authorized an area (in which the Brisas property is located) in the southwestern part of the Imataca Forest Reserve for mining exploration and exploitation activities. In May 1997, Presidential Decree No. 1850 was issued to identify the uses and activities allowed in the Imataca Forest Reserve. Prior to the issuance of Decree No. 1850, mining activity outside of the area authorized by Decree No. 1046 had been denied environmental authorization. Since Decree No. 1850 was issued, several motions were submitted to the Venezuelan Supreme Court by different parties challenging Decree No. 1850 as unconstitutional and in violation of certain international agreements and other regulations and requesting a preliminary injunction to make Decree No. 1850 unenforceable until the motions are definitively decided by the Venezuelan Supreme Court. In addition, the Venezuelan Supreme Court was also petitioned to declare null and void all other regulations allowing mining activities within the Imataca Forest Reserve, including activities pursuant to Decrees No. 1046 and No. 845.

     On November 13, 1997, the Venezuelan Supreme Court granted temporary injunctive relief to the original plaintiff challenging Decree No. 1850, prohibiting the MEM from granting new concessions pursuant to Decree No. 1850. The Venezuelan Supreme Court's rulings specifically related to Decree No. 1850 and excluded other challenges to Decrees No. 1046 and No. 845. The November 13, 1997 ruling by the Venezuelan Supreme Court did not affect the previously issued Brisas alluvial concession and did not prohibit the MEM from granting the Brisas hardrock concession to GR-Montana under current decrees and/or regulations different from Decree No. 1850. Although GR-Montana was granted the Brisas hardrock concession in March 1998, there can be no assurance that the ongoing challenges to mining activities in the Imataca Forest Reserve will not adversely affect the Brisas hardrock concession or the Brisas alluvial concession. If either concession is rescinded or limited, GR-Montana's, and GR-Canada's following the reorganization, planned operations would be materially adversely affected. GR-Montana has been advised by its Venezuelan attorneys that it is unlikely that future rulings by the Venezuelan Supreme Court related to this issue will impact GR-Montana, or GR-Canada following the reorganization, but there can be no assurance that an adverse ruling that affects GR-Montana, or GR-Canada following the reorganization, will not occur.

     FLUCTUATING PRICES OF GOLD AND COPPER. GR-Montana, the price of GR-Montana Common Stock and GR-Montana's business plan are, and, following the reorganization, GR-Canada, the price of GR-Canada's Class A Shares and GR-Canada's business plan will be, significantly influenced by the price of gold and copper. Gold prices often vary widely and are affected by numerous factors beyond GR-Montana's and, following the reorganization, GR-Canada's control, such as inflation or lack thereof, fluctuation of the United States dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold producing countries throughout the world. Copper prices also fluctuate and are generally affected by global and regional demand and existing inventories. The volatility of gold and copper prices is illustrated in the following table which sets forth the average of the daily closing price for gold and copper for the periods indicated:

                                                  NINE MONTHS                       YEAR ENDED DECEMBER 31,
                                                     ENDED          -------------------------------------------------------
U.S. $(1)                                      SEPTEMBER 30, 1998   5 YR. AVG.    1997     1996     1995     1994     1993
---------                                      ------------------   ----------   ------   ------   ------   ------   ------
Gold ($ per ounce)...........................        294.00           371.00     340.00   388.00   384.00   384.00   360.00
Copper ($ per pound).........................           .77             1.05       1.03     1.04     1.33     1.05     0.81

---------------

(1) On the London Bullion Market, as of November 24, 1998, the closing price for the metals described above were: Gold: $296 per ounce, Copper: $.72 per pound.

     DEPENDENCE ON FINANCING ACTIVITIES. GR-Montana has no, and, following the reorganization, GR-Canada will not have any, revenue from operations, and GR-Montana has financed its mining activities in

Venezuela since 1992 primarily from the sale of GR-Montana Common Stock. Management anticipates that GR-Montana's cash and investment position of approximately $25 million (U.S. dollars) at October 31, 1998 will be sufficient to cover estimated operating and capital expenditures of GR-Montana, and GR-Canada following the reorganization, primarily those associated with the completion of the feasibility study of the Brisas property through 1999. We cannot assure you, however, that actual operating and capital expenditures will not exceed levels currently estimated by GR-Montana. In addition, GR-Montana, and GR-Canada following the reorganization, will need to obtain significant additional financing if and when construction on the property commences and the Brisas property is placed into production. We cannot assure you that GR-Montana, or GR-Canada following the reorganization, will be able to obtain such financing on commercially reasonable terms, if at all. See "-- Recurring Losses" and "Information Concerning GR-Montana -- The Brisas Property -- Planned Development."

     KEY PERSONNEL. GR-Montana is dependent upon the abilities and continued participation of certain key management personnel, and GR-Canada will continue to be so dependent following the reorganization. If GR-Montana, or GR-Canada following the reorganization, were to lose the services of such employees, it could have a material adverse effect on GR-Montana and on GR-Canada following the reorganization.

                              THE SPECIAL MEETING

     This Proxy Statement/Joint Prospectus constitutes a U.S. joint prospectus of GR-Montana and GR-Canada relating to the issuance of GR-Canada Class A Shares and equity units consisting of GR-Canada Class B Shares and GR-Montana Class B Stock and evidenced by unit share certificates. It also constitutes a proxy statement for GR-Montana in connection with the solicitation of proxies for use at the special meeting of GR-Montana shareholders. The issuance of GR-Canada securities also includes the associated stock purchase rights issued pursuant to GR-Canada's shareholder rights plan. Unless otherwise indicated or the context otherwise requires, "GR-Montana" means Gold Reserve Corporation and its subsidiaries, "GR-Canada" means Gold Reserve Inc. and "Merger Sub" means GR Merger Corp.

SPECIAL MEETING

     A special meeting of the GR-Montana shareholders will be held on December 22, 1998, at 10:00 a.m., local time, at Old Chamber of Commerce Building, Spokane Room, 1020 W. Riverside, Spokane, Washington 99201 (or any adjournments or postponements thereof) to consider and vote on

          (1) the proposal to approve the reorganization (including the Agreement and Plan of Merger dated October 5, 1998, among GR-Canada, GR-Montana and Merger Sub); and

          (2) any other matters that may properly come before such meeting.

     Management of GR-Montana knows of no matters other than as described on the cover page of this Proxy Statement/Joint Prospectus which are likely to be brought before the special meeting. However, if any other matters, not now known, properly come before such meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment on such matters.

     The Board of Directors of GR-Montana has unanimously approved the proposed reorganization and the merger agreement and recommends that shareholders vote FOR the proposal to approve the reorganization, including the merger agreement.

RECORD DATE; VOTING RIGHTS

     Only GR-Montana shareholders of record at the close of business on October 28, 1998, as shown on GR-Montana's records, will be entitled to notice of and to vote, or to grant proxies to vote, at the special meeting. Each shareholder of record on the record date will be entitled to one vote for each share of GR-Montana Common Stock held by such holder on the record date.

     The vote of any GR-Montana shareholder who is represented at the special meeting by proxy will be cast as specified by the proxy or, if no vote is specified, such vote will be cast FOR the proposal to approve the reorganization. Any GR-Montana shareholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether such shareholder has previously granted a proxy with respect thereto.

QUORUM; VOTE REQUIRED FOR ADOPTION

     Although a quorum will be constituted by only the presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of GR-Montana Common Stock entitled to vote at the special meeting, approval of the reorganization requires the affirmative vote of the holders of 66 2/3% (14,922,270 shares) of the outstanding GR-Montana Common Stock entitled to vote at the special meeting. Abstentions and broker "non-votes" will be counted as present for purposes of obtaining a quorum but will be treated as votes against the proposal to approve the reorganization. As of the record date, there were 22,383,405 shares of GR-Montana Common Stock outstanding and entitled to vote at the special meeting. In addition, as of the record date, the directors and executive officers of GR-Montana beneficially owned, in the aggregate, approximately 2,760,312 shares of GR-Montana Common Stock (approximately 12.3% of the outstanding GR-Montana Common Stock entitled to vote at the special meeting), and they have indicated their intention to vote those shares in favor of the proposal to approve the reorganization.

PROXIES

     GENERAL. Each holder of GR-Montana Common Stock as of the record date will receive the accompanying proxy. A holder of GR-Montana Common Stock may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the reorganization by (1) appropriately marking the proxy card, executing the proxy card in the space provided, and returning it to the transfer agent or (2) voting your shares in the same manner as if you marked, signed and returned your proxy card by following the telephone voting instructions on your proxy card. GR-Montana shareholders who hold their GR-Montana Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares. You must instruct your broker to vote your shares or the broker will not vote your shares. Broker "non-votes" will have the same effect as votes cast against the reorganization.

     To be effective, a proxy must be received at or prior to the special meeting. Shares of GR-Montana Common Stock represented by a properly executed proxy (whether through the return of the enclosed proxy card or by telephone) will be voted in the manner specified by such proxy. Such shares will be voted in accordance with the specification indicated by your proxy. You should be aware that if you properly execute your proxy without indicating how you want to vote, you will be voted FOR the proposal to approve the reorganization and related merger agreement.

     If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournments for the purpose of soliciting additional proxies), the persons named in the proxy card and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

     REVOCATION. In the case of holders of GR-Montana Common Stock appearing on the stock records of GR-Montana, a proxy may be revoked at any time prior to its exercise by:

          (1) giving written notice of such revocation to the transfer agent;

          (2) appearing and voting in person at the special meeting; or

          (3) properly completing and executing a later-dated proxy and delivering it to the transfer agent at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. GR-Montana shareholders who hold their GR-Montana Common Stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares.

     VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxies will be determined by the inspectors of election. Any such determination will be final and binding. The Board of Directors of GR-Montana will have the right to waive any irregularities or conditions as to the manner of voting. GR-Montana may accept proxies by any reasonable form of communication so long as it can reasonably be assured that the communication is authorized by the holder of the GR-Montana Common Stock.

     SOLICITATION OF PROXIES. The accompanying proxy is being solicited on behalf of the Board of Directors of GR-Montana. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation thereof will be borne by GR-Montana.

     ChaseMellon Shareholder Services, L.L.C. has been retained by GR-Montana to aid in the solicitation of proxies, for a fee of approximately $20,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, executive officers and employees of GR-Montana who will not receive additional compensation for such services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of GR-Montana Common Stock held by such persons, and GR-Montana will reimburse them for reasonable expenses incurred by them in connection therewith.

PROPOSALS OF SHAREHOLDERS FOR 1999 ANNUAL MEETING

     GR-Montana failed to obtain a quorum at its originally scheduled 1998 Annual Meeting of Shareholders on June 16, 1998, and, after four postponements on July 14, August 13, September 15 and October 13, 1998, GR-Montana still had not obtained a quorum of shareholders. Under the MBCA and GR-Montana's bylaws, the current directors of GR-Montana remain in office until the next annual meeting or until their successors are duly elected and qualified, whichever is later.

     Any shareholder desiring to present a proposal to the shareholders at GR-Montana's (or, if the reorganization is consummated, GR-Canada's) 1999 Annual Meeting of Shareholders, which currently is expected to be scheduled for May 1999, must transmit such proposal to GR-Montana so that it is received by GR-Montana at its principal executive offices on or before December 28, 1998. All such proposals should be in compliance with applicable SEC regulations and, if the reorganization is consummated, Yukon law. See "Description of Securities and Comparison of Rights of Shareholders -- Shareholder Proposals."

                               THE REORGANIZATION

GENERAL

     The Board of Directors of GR-Montana has unanimously approved, and recommends that the shareholders of GR-Montana approve, the reorganization. You should note the following about the reorganization:

     - The reorganization will take place by GR-Canada, a newly-formed Canadian company and a wholly owned subsidiary of GR-Montana, becoming the parent company of GR-Montana.

     - The Board of Directors proposes that the reorganization be effected pursuant to the merger agreement, a copy of which is attached hereto as Annex I and the terms of which are incorporated herein by reference.

     - After the consummation of the reorganization, GR-Montana will become a subsidiary of GR-Canada, and GR-Canada (through direct or indirect subsidiaries, including GR-Montana) will carry on the business currently conducted by GR-Montana.

     - Substantially all of the business and subsidiaries of GR-Montana will continue to be located outside of the United States. Following the reorganization, GR-Montana may transfer, directly or indirectly, to GR-Canada, or direct or indirect foreign subsidiaries of GR-Canada, substantially all of its business and subsidiaries located outside of the United States.

     - After the reorganization, a holder of GR-Montana Common Stock will continue to own an interest in a parent company with subsidiaries that in the aggregate are engaged in the same business in which GR-Montana and its subsidiaries were engaged before the reorganization, as more fully described in this Proxy Statement/Joint Prospectus.

     - The relative voting rights and ownership interests of GR-Montana shareholders as shareholders of GR-Canada will be substantially similar after the reorganization to the rights and interests currently held by them as GR-Montana shareholders.

See "-- Transfer of Assets," "Description of Securities and Comparison of Rights of Shareholders -- Voting Rights" and the Pro Forma Combined Financial Information included elsewhere herein.

REASONS FOR THE REORGANIZATION

     The Board of Directors believes the reorganization will enhance the current and future value of your investment in GR-Montana. For instance, we believe the reorganization will provide:

     - expanded access to the Canadian capital markets and investors. Our experience is that the Canadian capital markets have a greater interest in mining and other natural resource companies. We expect this will result in a more favorable financing environment than is currently available to GR-Montana as a U.S. corporation;

     - a corporate structure that will better promote the expansion of GR-Montana's current business and enhance its future exploration, development and acquisition opportunities;

     - an improved profile among Canadian investors and within the Canadian investment dealer community. We believe our profile will be improved, in part, because we understand most of our shareholders are Canadian and we will now be a Canadian company; and

     - for the eligibility of GR-Canada Class A Shares to be held without limitation by Canadian registered pension plans, registered retirement savings plans and deferred profit sharing plans. At present, GR-Montana Common Stock is considered "foreign property" under Canadian law and only 20% of pension investments can be comprised of foreign property. GR-Montana believes the foreign property status of GR-Montana Common Stock is viewed as a negative by Canadian investors. GR-Canada intends to meet the criteria needed so that GR-Canada Class A Shares will not be considered foreign property.

See "Risk Factors -- Risk Factors Relating to the Transaction -- Certain Canadian Tax Risks Associated with the Receipt of GR-Canada Class A Shares" and "Certain Canadian Income Tax Consequences -- Qualification for Investment."

BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors of GR-Montana has unanimously approved the reorganization and the related merger agreement and recommends that shareholders vote FOR the proposal to approve the reorganization, including the merger agreement.

     In determining to recommend the reorganization, the Board of Directors consulted with GR-Montana's management, financial advisors (including before determining to recommend the reorganization), and its tax advisors and considered a number of factors. These factors included the opinion of RBC Dominion Securities Inc. ("RBC") that, as of the date of this Proxy Statement/Joint Prospectus, one GR-Canada Class A Share and one equity unit are substantially equivalent from a financial point of view. See "-- Financial Advisors." The Board also believes the reorganization will enhance the current and future value of your investment in GR-Montana as discussed in "-- Reasons for the Reorganization." As a result of these perceived benefits of the reorganization, the Board of Directors decided to and has incurred significant expenditures to implement the reorganization.

     To the extent possible, the Board of Directors also desired to limit the adverse tax effects of the reorganization on GR-Montana's shareholders. As a result, U.S. Holders may elect to receive equity units instead of GR-Canada Class A Shares. This alternative is being provided for U.S. Holders who may otherwise have a substantial taxable gain upon receipt of GR-Canada Class A Shares so that they might defer a significant portion of such gain. The equity unit election is not available to Canadian Holders because the Canadian Income Tax Act would require them to recognize gain or loss upon receipt of equity units just as they would upon the receipt of GR-Canada Class A Shares. In addition, if you are a U.S. Holder, we recommend that you elect to receive equity units if you would otherwise have a substantial taxable gain upon receipt of GR-Canada Class A Shares since receipt of equity units should allow you to defer a significant portion of that gain. Each person's tax position varies, however, and you should read the sections entitled "Risk Factors" and "Certain United States Federal Income Tax Consequences" and consult with your tax advisors prior to deciding whether to elect to receive equity units.

     While the receipt of GR-Canada Class A Shares is a taxable transaction, the Board of Directors considered and believes, based on a preliminary review of GR-Montana's list of shareholders and price and volume activity on the Nasdaq SmallCap System and the Toronto Stock Exchange the last two years, that a large majority of GR-Montana's shareholders will not pay tax in connection with the reorganization because they may have a tax basis in their GR-Montana Common Stock that exceeds the fair market value of the GR-Canada Class A Shares received in the reorganization. We can not assure you, however, of this analysis.

     The Board of Directors has thus concluded that the reorganization would be in the best interests of the GR-Montana shareholders, notwithstanding any potential adverse tax consequences.

FINANCIAL ADVISORS

     In determining to recommend the reorganization, the Board of Directors considered a number of factors. These factors included the opinion of RBC that, as of the date of this Proxy Statement/Joint Prospectus, one GR-Canada Class A Share and one equity unit are substantially equivalent from a financial point of view. The opinion is attached to this Proxy Statement/Joint Prospectus as Annex
II. The Board of Directors has requested that RBC update its opinion as of the date of the reorganization. Unless the opinion changed significantly, the Board of Directors expects that it would not terminate the reorganization if RBC modified its opinion.

     In determining that one equity unit is substantially equivalent to one GR-Canada Class A Share, RBC focused on the provisions of the GR-Canada Class A Shares, GR-Canada Class B Shares and the shares of GR-Montana Class B Stock. Specifically, RBC examined whether such provisions gave the holders of GR-Canada Class A Shares and equity units substantially equivalent interests in the underlying assets and liabilities and substantially similar rights and protections. The fundamental attributes RBC examined included:

     - Rights to dividends;

     - Rights to distributions upon liquidation, dissolution or winding up;

     - Voting rights and dissenters' rights;

     - Liquidity;

     - Exchange rights; and

     - Call rights.

     Based on these factors, RBC is of the opinion that, as of the date of this Proxy Statement/Joint Prospectus and after giving effect to the reorganization, one equity unit is substantially equivalent to one GR-Canada Class A Share from a financial point of view. If you are a U.S. Holder and plan to elect to receive equity units, you should read RBC's opinion in its entirety. See "Certain United States Federal Income Tax Consequences," "Certain Canadian Federal Income Tax Consequences" and "Description of Securities and Comparison of Rights of Shareholders."

                            EFFECT OF REORGANIZATION

     CORPORATE STRUCTURE PRIOR TO THE REORGANIZATION. The following diagram shows the current corporate structure of GR-Montana.

                         Corporate Structure Graph I

[In this graph, GR-Montana is shown as the parent of GR-Canada, and GR-Canada is shown as the parent of Merger Sub. In addition, GR-Montana is shown as the parent of subsidiaries that together own 100% of the Brisas property.]

     CORPORATE STRUCTURE FOLLOWING THE REORGANIZATION. This diagram shows the corporate structure following the reorganization, including the effect of making an equity unit election. In the reorganization, GR-Canada will become the new parent company of GR-Montana. A former holder of GR-Montana Common Stock will continue to own an interest in a parent company with subsidiaries that in the aggregate are engaged in the same business that GR-Montana and its subsidiaries were engaged in before the reorganization.

                          Corporate Structure Graph II

[This graph shows GR-Canada as the parent of GR-Montana and Merger Sub no longer existing. In addition, GR-Canada (as parent of GR-Montana is shown as the parent of subsidiaries that together own 100% of the Brisas property.]

THE MERGER AGREEMENT

     GENERAL. It is proposed that the reorganization be accomplished pursuant to the merger agreement, a copy of which is attached hereto as Annex I and incorporated herein by reference. Pursuant to the merger agreement:

          (1) Merger Sub will be merged with and into GR-Montana, with GR-Montana being the surviving corporation;

          (2) Each outstanding share of GR-Montana Common Stock will automatically convert into one GR-Canada Class A Share, other than (a) those shares with respect to which an equity unit election has been properly made and not revoked or lost, which shares shall automatically convert into the stock components of an equity unit and (b) shares with respect to which dissenters' rights have been properly demanded and not lost, which shares shall not be converted in any respect;

          (3) The outstanding shares of common stock of Merger Sub will be converted into that number of shares of GR-Montana Class A common stock equal to the sum of (i) the number of shares of GR-Montana Common Stock outstanding immediately prior to the effective time that are converted into GR-Canada Class A Shares, and (ii) the number of shares of GR-Montana Common Stock that are transferred to GR-Canada as consideration for the issuance by GR-Canada of the GR-Canada Class B Shares;

          (4) The outstanding shares of GR-Canada held directly by GR-Montana prior to the effective time will be canceled; and

          (5) The outstanding shares of GR-Montana directly owned by GR-Montana prior to the effective time (including treasury shares) will be canceled.

As a result of the foregoing, at the effective time, GR-Montana, as the surviving corporation in the merger, will become a subsidiary of GR-Canada, and all of the GR-Canada Class A Shares outstanding immediately after the merger will be owned by former holders of GR-Montana Common Stock.

     The articles of incorporation of GR-Montana shall be the articles of incorporation of the surviving corporation of the merger and will be amended and restated as set forth in Exhibit A to the merger agreement. The bylaws of Merger Sub shall be the bylaws of the surviving corporation.

     AMENDMENT OR TERMINATION. GR-Montana, GR-Canada and Merger Sub, by action of their respective Boards of Directors, may amend, modify or supplement the merger agreement at any time before or after its adoption by the shareholders of GR-Montana; provided, however, that after such approval, no amendment, modification or supplement may be made or effected that by law requires further approval by such shareholders without the further approval of such shareholders.

     The merger agreement provides that it may be terminated, and the reorganization abandoned, at any time, whether before or after shareholder approval of the reorganization is obtained, by action of the Board of Directors of GR-Montana and for the reasons set forth below under "-- Conditions to Consummation of the Reorganization."

CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

     The reorganization will not be consummated unless the reorganization is approved by holders of 66 2/3% of the outstanding shares of GR-Montana Common Stock entitled to vote at the special meeting. Additionally, the merger agreement may be terminated and the reorganization canceled:

          (1) If holders of more than 7.5% of the outstanding GR-Montana Common Stock demand dissenters' rights;

          (2) If U.S. Holders of more than 20% of the outstanding GR-Montana Common Stock elect to receive equity units;

          (3) By the Board of Directors of GR-Montana at any time prior to the time the reorganization becomes effective; or

          (4) If tax counsel do not generally reaffirm as of the effective time of the reorganization their opinions set forth in this Proxy
     Statement/Joint Prospectus.

GR-Montana may waive the conditions to the merger relating to dissenters' rights and the election to receive equity units. It is doubtful that GR-Montana would waive the condition regarding dissenters' rights and it would only be expected to waive the condition relating to equity units if no more than a small percentage of shareholders exceeded the 20% threshold.

     GR-Montana may terminate the reorganization if U.S. Holders of more than 20% of the outstanding GR-Montana Common Stock elect to receive equity units for several reasons, including the following:

          (1) Liquidity. Following the reorganization, we expect the market for GR-Canada Class A Shares to be similar to that of the current market for GR-Montana Common Stock. We believe that the liquidity of the market for GR-Canada Class A Shares, compared to the current market for GR-Montana Common Stock, may be adversely affected if much less than 80% of the current number of shares of GR-Montana Common Stock are listed for trading.

          (2) Exchange Act Reporting. GR-Montana estimates that for at least one year following the reorganization, GR-Montana will continue to be a "reporting issuer" for purposes of Section 15(d) of the Exchange Act. This will require that GR-Montana continue to file annual, quarterly and special reports, proxy statements and other information with the SEC at the same time that GR-Canada is also a reporting issuer. The Board of Directors does not intend that GR-Montana continue to be a "public company" or a reporting issuer since GR-Canada will now be the publicly traded company. GR-Montana believes that the 20% threshold makes it unlikely that more than 300 persons will elect equity units and continue to be shareholders of record of GR-Montana. Therefore, GR-Montana will be able to cease being a reporting issuer for purposes of Section 15(d) of the Exchange Act within about one year of the reorganization becoming effective.

          (3) Administration. Administration of the equity unit arrangement will require time and expense on the part of GR-Montana, GR-Canada and the Exchange Agent. GR-Montana believes that by limiting the equity unit election, it will be able to provide the available tax benefits of receiving equity units to persons who may otherwise have a substantial gain upon receipt of GR-Canada Class A Shares without creating an administrative burden.

EFFECTIVE TIME

     If the reorganization is approved by the shareholders of GR-Montana and not terminated by the Board of Directors of GR-Montana, the effective time of the reorganization will be when appropriate articles of merger are accepted for filing by the Montana Secretary of State as required by the MBCA or at such later time as is specified in such articles of merger. GR-Montana anticipates that the reorganization will become effective promptly following the special meeting.

     Immediately following the effective time of the reorganization, GR-Canada will have the same subsidiaries and affiliates and the same directors and executive officers as GR-Montana had immediately prior to such date. See "Information Concerning GR-Montana," "Management of GR-Montana" and the Summary Pro Forma Combined Financial Information, included elsewhere herein.

EQUITY UNIT ELECTION

     The Board of Directors is providing U.S. Holders of GR-Montana Common Stock who would otherwise have a substantial taxable gain upon receipt of GR-Canada Class A Shares the opportunity to defer a significant portion of such gain. U.S. Holders of record of GR-Montana Common Stock will be entitled to make an equity unit election on or prior to 5:00 p.m., Spokane, Washington time, on the business day before the date of the special meeting. Each share of GR-Montana Common Stock with respect to which an equity unit election has been properly made and not revoked or lost will be exchanged for one equity unit in lieu of such shares being automatically converted into GR-Canada Class A Shares upon consummation of the reorganization. Each equity unit will be represented by a unit share certificate to be issued by the Exchange Agent. To be a proper election, the properly completed form of election and certificates for shares of GR-Montana Common Stock must be received by the Exchange Agent by 5:00 p.m., Spokane, Washington time, on the business day before the date of the special meeting. The election to receive equity units is not available to Canadian Holders because the Canadian Tax Act would require them to recognize gain or loss upon receipt of equity units just as they would upon receipt of GR-Canada Class A Shares. Following the reorganization, each equity unit may be converted into one GR-Canada Class A Share. If holders of more than 20% of the GR-Montana Common Stock outstanding immediately prior to the special meeting elect to receive equity units, the Board of Directors may terminate the merger, thereby canceling the reorganization. However, the Board of Directors may waive this condition to the merger and allow the reorganization to proceed.

     A fraction of each shareholder's GR-Montana Common Stock exchanged for equity units in the reorganization will be transferred to GR-Montana as consideration for the issuance of the GR-Montana Class B Stock, and the remaining fraction of such GR-Montana Common Stock will be transferred to GR-Canada as consideration for GR-Canada's issuance of the GR-Canada Class B Shares. Allocation of the value of the exchanged GR-Montana Common Stock between the GR-Montana Class B Stock and GR-Canada Class B Shares issued in exchange for such GR-Montana Common Stock shall be determined based on the respective relative values of the GR-Montana Class B Stock and the GR-Canada Class B.

EQUITY UNIT ELECTION PROCEDURE

     The form of election is being mailed to holders of GR-Montana Common Stock with this Proxy Statement/Joint Prospectus. FOR A FORM OF ELECTION TO BE EFFECTIVE, HOLDERS OF GR-MONTANA COMMON STOCK MUST BE U.S. HOLDERS AND MUST PROPERLY COMPLETE AND SIGN SUCH FORM OF ELECTION. CERTIFICATES FOR THE SHARES OF GR-MONTANA COMMON STOCK TO WHICH SUCH FORM OF ELECTION RELATES, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF GR-MONTANA MUST BE RECEIVED BY THE EXCHANGE AGENT NO LATER THAN 5:00 P.M., SPOKANE, WASHINGTON TIME, ON THE BUSINESS DAY BEFORE THE DATE OF THE SPECIAL MEETING. IF SHARES FOR WHICH A FORM OF ELECTION WAS COMPLETED ARE NOT RECEIVED BY THE EXCHANGE AGENT BY 5:00 P.M., SPOKANE, WASHINGTON TIME, ON THE BUSINESS DAY BEFORE THE DATE OF THE SPECIAL MEETING, THE ELECTION AS TO SUCH SHARES SHALL BE LOST AND THE SHAREHOLDER SHALL BE DEEMED TO HAVE ELECTED TO RECEIVE GR-CANADA CLASS A SHARES IN LIEU OF EQUITY UNITS. If you have lost your certificates for shares of GR-Montana Common Stock, you can request an affidavit of lost certificate from GR-Montana and provide it to the Exchange Agent instead of the certificates. Since your certificates will be returned to you if the reorganization does not take place, you should still send in a form of election with your certificates if you plan to vote against the reorganization but you want to make sure that you receive equity units if the reorganization is approved.

     It is important that you make the equity unit election and we receive your certificates before the special meeting for several reasons, including the following:

          (1) We must be able to determine as of the effective time of the reorganization which shares of GR-Montana Common Stock are converted into GR-Canada Class A Shares and equity units and for which shares dissenters' rights have been demanded. It is especially important for us to know exactly how many U.S. Holders will actually receive equity units so that we can determine, if necessary, whether to waive the condition to consummation of the reorganization that holders of no more than 20% of the outstanding shares of GR-Montana Common Stock elect to receive equity units. If uncertainty as to that number exists because people may lose their equity unit election in the future by failing to tender certificates, we could not make an informed decision.

          (2) As part of the reorganization, we do not want to burden all of our shareholders by requiring that persons receiving GR-Canada Class A Shares immediately tender their GR-Montana Common Stock certificates. After the reorganization takes place, therefore, all outstanding certificates formerly representing GR-Montana Common Stock will represent GR-Canada Class A Shares. If we do not receive shares of GR-Montana Common Stock convertible into equity units with the form of election, shares that are actually equity units will be outstanding and might be transferred after the reorganization as GR-Canada Class A Shares.

     A shareholder may revoke a form of election by giving written notice to the transfer agent (1) prior to 5:00 p.m., Spokane, Washington time, on the business day before the date of the special meeting or

(2) such later date as required by law if the effective time has not occurred prior to such date. In addition, all forms of election shall automatically be revoked if the Exchange Agent is notified in writing by GR-Montana that the merger has been abandoned. If a form of election is revoked or the reorganization does not take place, the certificate or certificates representing the shares to which such form of election relates shall be promptly returned to the shareholder.

     The determinations of the Exchange Agent as to whether equity unit elections have been properly made, lost or revoked and when such elections or revocations were received will be binding.

     For a description of the GR-Canada Class B Shares and the GR-Montana Class B Stock contained in an equity unit, see "Description of Securities and Comparison of Rights of Shareholders."

EXCHANGE RIGHTS

     At any time following the reorganization, equity units may be converted into GR-Canada Class A Shares. To convert equity units into GR-Canada Class A Shares, unit share certificates must be surrendered to the Exchange Agent for conversion. For each equity unit represented by a unit share certificate, the Exchange Agent will present each share of GR-Montana Class B Stock underlying the equity units to GR-Montana for conversion into a 99% fractional GR-Canada Class A Share and simultaneously present each GR-Canada Class B Share underlying the equity units to GR-Canada for conversion into a 1% fractional GR-Canada Class A Share. The sum of the fractional GR-Canada Class A Shares received for the equity unit will equal one GR-Canada Class A Share.

     In order for a holder of unit share certificates to convert the equity unit into GR-Canada Class A Shares, such holder shall surrender the unit share certificates to the Exchange Agent, duly endorsed, accompanied by a notice stating the number of GR-Canada Class B Shares and shares of GR-Montana Class B Stock which such holder desires to convert into GR-Canada Class A Shares. Thereupon, GR-Canada shall promptly issue and deliver, and GR-Montana may promptly deliver to such holder a certificate or certificates for the number of GR-Canada Class A Shares to which such holder is entitled, registered in the name of such holder or designee of such holder. The person entitled to receive the GR-Canada Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such GR-Canada Class A Shares on the date of conversion. If, for any reason, GR-Montana does not deliver GR-Canada Class A Shares in the exchange, the holders of GR-Montana Class B Stock may present the GR-Montana Class B Stock to GR-Canada and GR-Canada will exchange the shares of GR-Montana Class B Stock.

EXCHANGE OF SHARE CERTIFICATES

     As of the effective time, the holders of GR-Montana Common Stock prior to the effective time (other than those shareholders who properly demand dissenters' rights or elect to receive equity units) will automatically become the owners of GR-Canada Class A Shares and will cease to be owners of GR-Montana Common Stock. Holders of GR-Montana Common Stock receiving GR-Canada Class A Shares will not be required to exchange their stock certificates as a result of the reorganization. Should a shareholder desire to sell some or all of his or her GR-Canada Class A Shares after the effective time, a shareholder can do so by delivery of the stock certificate or certificates which previously represented shares of GR-Montana Common Stock to the transfer agent. Certificates representing shares of GR-Montana Common Stock for which an equity unit election has been made must be surrendered for exchange and must be received by the Exchange Agent no later than 5:00 p.m., Spokane, Washington time, on the business day before the date of the special meeting in order to receive unit share certificates representing the equity units. If shares for which a form of election was completed are not received by the Exchange Agent by such date, the election as to such shares shall be lost and the shareholder shall be deemed to have elected to receive GR-Canada Class A Shares in lieu of equity units. See "-- Equity Unit Election Procedure."

     Following the reorganization, certificates bearing the name of GR-Canada will be issued in the normal course of business upon surrender to GR-Canada of outstanding GR-Montana Common Stock certificates for transfer or exchange. If any shareholder surrenders a certificate representing shares of GR-Montana Common Stock for exchange or transfer and the new certificate to be issued is to be issued in a name other than that appearing on the surrendered certificate theretofore representing the GR-Montana Common Stock, it will be a condition to such exchange or transfer that the surrendered certificate be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange or transfer either (1) pay GR-Canada or GR-Montana, as appropriate, or its agents, any taxes or other governmental charges required by reason of the issuance of a certificate registered in a name other than that appearing on the surrendered certificate or
(2) establish to the satisfaction of GR-Canada or GR-Montana, as appropriate, or its agents, that such taxes or other governmental charges have been paid.

STOCK EXCHANGE LISTING

     There is currently no established public trading market for the GR-Canada Class A Shares. GR-Canada has applied for the GR-Canada Class A Shares to be listed on the Nasdaq SmallCap System under the symbol "GLDR," the same symbol under which the GR-Montana Common Stock is currently listed. The Toronto Stock Exchange has approved the GR-Canada Class A Shares for listing under the symbol "GLR.A" immediately following the reorganization. Equity units will not be listed for trading on any stock exchange, but, subject to compliance with applicable federal, provincial and state securities laws, may be transferred.

DISSENTERS' RIGHTS

     AS A GR-MONTANA SHAREHOLDER, IF YOU PROPERLY FOLLOW CERTAIN PROCEDURES IN ACCORDANCE WITH APPLICABLE PROVISIONS OF THE MONTANA BUSINESS CORPORATION ACT (SECTIONS 35-1-826 THROUGH 35-1-839), YOU MAY DEMAND "DISSENTERS' RIGHTS" AND RECEIVE THE FAIR VALUE OF YOUR SHARES IN CASH. YOU WILL RECEIVE SUCH CASH IN LIEU OF RECEIVING GR-CANADA CLASS A SHARES OR, WITH RESPECT TO U.S. HOLDERS, GR-CANADA CLASS A SHARES OR EQUITY UNITS.

     To exercise these rights, you must:

          (1) deliver to GR-Montana, BEFORE THE VOTE to approve the reorganization, written notice of intent to demand payment for your shares if the merger is effected; and

          (2) NOT VOTE IN FAVOR OF THE REORGANIZATION. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the reorganization, since the Board of Directors will vote properly executed blank proxy cards in favor of the reorganization.

     If the merger is approved, then GR-Montana will deliver a written dissenters' notice ("Dissenters' Notice") to all shareholders who have previously satisfied the statutory requirements listed above for exercising dissenters' rights. The Dissenters' Notice must be sent within ten days after the GR-Montana shareholders approve the reorganization, including the merger agreement. The Dissenters' Notice must:

          (1) state where the payment demand must be sent and where and when certificates for certified shares of holders demanding dissenters' rights must be deposited,

          (2) inform shareholders of uncertificated shares for which dissenters' rights have been demanded to what extent transfer of the shares will be restricted after the payment is received,

          (3) supply a form for demanding payment which includes the date of the first announcement to the news media or to shareholders of the terms of the reorganization and the merger agreement and requires the person asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares for which dissenters' rights are demanded before that date,

          (4) set a date (not fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered) by which GR-Montana must receive the dissenting GR-Montana shareholder's payment demand, and

          (5) be accompanied by a copy of the Montana Business Corporation Act Sections 35-1-826 through 35-1-839.

     If you exercise dissenters' rights, once you receive a Dissenters' Notice as described above, you must within the time set forth in the Dissenters'
Notice:

          (1) demand payment;

          (2) certify whether you acquired beneficial ownership of your shares for which dissenters' rights are demanded before the date set forth in the Dissenter's Notice; and

          (3) deposit your certificates in accordance with the terms of the Dissenters' Notice.

A GR-Montana shareholder who demands payment and deposits his or her certificates in accordance with the Dissenters' Notice and the Montana Business Corporation Act will retain all other rights of a GR-Montana shareholder until these rights are canceled or modified by the consummation of the merger as provided in the merger agreement. A SHAREHOLDER WHO DOES NOT DEMAND PAYMENT OR DEPOSIT HIS OR HER CERTIFICATES WHEN AND WHERE REQUIRED, EACH BY THE DATE SET IN THE DISSENTERS' NOTICE, IS NOT ENTITLED TO PAYMENT UNDER THE MONTANA BUSINESS CORPORATION ACT DISSENTERS' RIGHTS PROVISIONS FOR HIS OR HER SHARES FOR WHICH DISSENTERS' RIGHTS ARE DEMANDED. In that event, you will receive GR-Canada Class A Shares in lieu of cash for your GR-Montana Common Stock.

     Except in the case of after-acquired shares, if the GR-Montana shareholders approve the reorganization, and upon receipt of a payment demand as described above, GR-Montana will pay to each dissenter who has satisfied the statutory requirements, the amount that GR-Montana estimates to be the fair value of his or her shares for which dissenters' rights are demanded, plus accrued interest.

     GR-Montana's payment to each dissenting GR-Montana shareholder will be accompanied by the following:

          (1) GR-Montana's balance sheet as of the end of a fiscal year ending not more than 16 months before the date the payment will be made, an income statement for that year, a statement of changes in shareholder equity for that year and GR-Montana's latest available interim financial statements, if any;

          (2) a statement of GR-Montana's estimate of the fair value of the shares for which dissenters' rights are demanded;

          (3) an explanation of how the interest paid to the dissenter was calculated;

          (4) a statement of the dissenters' right to demand payment if the dissenter disagrees with GR-Montana's assessment of the fair value of his or her shares for which dissenters' rights are demanded under the appropriate Montana statutes; and

          (5) a copy of the Montana Business Corporation Act Sections 35-1-826 through 35-1-839.

     THE FAILURE OF A GR-MONTANA SHAREHOLDER TO COMPLY STRICTLY WITH THE MONTANA BUSINESS CORPORATION ACT STATUTORY REQUIREMENTS WILL RESULT IN A LOSS OF DISSENTERS' RIGHTS. A COPY OF THE RELEVANT STATUTORY PROVISIONS IS ATTACHED AS ANNEX III. GR-MONTANA SHAREHOLDERS SHOULD REFER TO ANNEX III FOR A COMPLETE STATEMENT CONCERNING DISSENTERS' RIGHTS, AND THE FOREGOING SUMMARY OF SUCH RIGHTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH ANNEX III.

     If a shareholder exercises dissenters' rights, the dissenting shareholder is entitled to receive the fair value of his or her shares for which dissenters' rights are demanded in cash. Such value may be higher or lower than the value of the GR-Canada Class A Shares issuable under the merger agreement.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON; POSSIBLE CONFLICTS OF INTEREST

     All but two of GR-Montana's executive officers and directors are U.S. Holders, and two executive officers and directors who are U.S. Holders would incur substantial taxable gain upon consummation of the reorganization if they received GR-Canada Class A Shares. In general, to the extent that they would recognize taxable gain on receipt of GR-Canada Class A Shares, GR-Montana executive officers and directors that are U.S. Holders plan to elect to receive equity units, since this should allow them to defer a significant portion of that gain. Unless the price of GR-Montana Common Stock substantially increased by the date of the special meeting, it is currently expected that only two executive officers and directors would elect to receive equity units.

ACCOUNTING TREATMENT OF THE REORGANIZATION

     The acquisition by GR-Canada of GR-Montana in connection with the reorganization will be accounted for as a combination of entities under common control as if a pooling of interests.

TRANSFER OF ASSETS

     Following the reorganization, GR-Montana may transfer, directly or indirectly, to GR-Canada, or direct or indirect foreign subsidiaries of GR-Canada, substantially all of its business and subsidiaries located outside of the United States. Such action would require the approval of the shareholders of GR-Montana, and may require the approval of the shareholders of GR-Canada. Any such transfer is currently not expected to result in significant gain for U.S. federal income tax purposes. GR-Canada or a subsidiary of GR-Canada would pay to GR-Montana (or its subsidiaries) in cash and/or notes an amount equal to the fair market value of the business and subsidiaries to be transferred. GR-Canada has undertaken that following the reorganization it will not permit GR-Montana to proceed with any transaction that gives rise to dissenters' rights if more than 10% of the shareholders of GR-Montana demand dissenters' rights in such transaction.

STOCK COMPENSATION PLANS

     If the reorganization is consummated, GR-Montana's 1985 Stock Option Plan, 1992 Stock Option Plan, 1994 Stock Option Plan, 1997 Equity Incentive Plan and 401(k) Salary Reduction and Employee Stock Ownership Plan will be amended to provide that GR-Canada Class A Shares will thereafter be issued by GR-Canada thereunder, including upon the exercise of any options issued thereunder. Other employee benefit plans of GR-Montana will be similarly revised or amended, as necessary. In addition, the 1997 Equity Incentive Plan will be assumed by GR-Canada, which assumption and related amendments have been approved by GR-Montana as the sole shareholder of GR-Canada. Shareholder approval of the reorganization will also constitute shareholder approval of the amendments to the plans and the other employee benefit plans providing for future issuance of GR-Canada Class A Shares in lieu of issuance of GR-Montana Common Stock thereunder, and the assumption of the 1997 Equity Incentive Plan by GR-Canada.

SHAREHOLDER RIGHTS PLANS

     GR-Montana enacted the GR-Montana Shareholder Rights Plan under which stock purchase rights were issued to shareholders of GR-Montana at the rate of one right for each share of GR-Montana Common Stock. In connection with the reorganization, the GR-Montana Shareholder Rights Plan will be amended to provide that the existing rights will expire immediately prior to the effective time of the reorganization. The Board of Directors of GR-Canada has adopted a substantially similar plan, the GR-Canada Shareholder Rights Plan. The GR-Canada Shareholder Rights Plan has been approved and adopted by GR-Montana as the sole shareholder of GR-Canada. Shareholder approval of the reorganization will also constitute shareholder approval of the amendment to the GR-Montana Shareholder Rights Plan and adoption of the GR-Canada Shareholder Rights Plan. A copy of the GR-Canada Shareholder Rights Plan, marked to show changes from the GR-Montana Shareholder Rights Plan, is attached to this Proxy Statement/Joint Prospectus and incorporated herein by reference. See "Comparison of Rights of Shareholders," "Description of Securities and Comparison of Rights of Shareholders -- GR-Canada Shareholder Rights Plan" and Annex IV.

EXCHANGE OF GR-MONTANA COMMON STOCK BY SUBSIDIARIES

     Two majority owned, but publicly traded, subsidiaries of GR-Montana hold 793,362 shares in GR-Montana, representing approximately 3.4% of the outstanding GR-Montana Common Stock. Yukon law prohibits a subsidiary from acquiring shares in its Yukon parent. Under Yukon law, those subsidiaries would be prohibited from acquiring shares in GR-Canada at the effective time. As a result, immediately following the approval of the reorganization by GR-Montana's shareholders, but prior to the effective time, GR-Canada and GR-Montana will privately place with the two subsidiaries 793,362 GR-Canada Class B Shares and the right to receive, immediately following the effective time 793,362 shares of GR-Montana Class B Stock. The GR-Canada Class B Shares and GR-Montana Class B Stock will be paired after the effective time as an equity unit. Since this private placement will take place prior to GR-Canada becoming the parent of GR-Montana and its subsidiaries, the subsidiaries must under Yukon law dispose of the shares held in GR-Canada within five years from the date they acquired the shares of GR-Canada.

EXCHANGE AGENT AND TRANSFER AGENTS

     TranSecurities International, Inc. will act as depositary and exchange agent for the unit share certificates and, along with Montreal Trust Company of Canada, as transfer agent in connection with the reorganization. GR-Canada, GR-Montana and TranSecurities International, Inc. have entered into the Exchange Agent Agreement. See "The Reorganization -- Equity Unit Election Procedure" and "Description of Securities to be Received in Connection with the Reorganization."

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences generally applicable to holders of GR-Montana Common Stock as a result of the reorganization, and of the ownership of GR-Canada Class A Shares, GR-Canada Class B Shares and GR-Montana Class B Stock. You should note the following:

     - The discussion contained in this Proxy Statement/Joint Prospectus is based on the law in effect as of the date of this Proxy Statement/Joint Prospectus and is the opinion of U.S. tax counsel, Baker & McKenzie, Palo Alto. GR-Montana will receive at the effective time of the reorganization from tax counsel opinions reaffirming as of such date certain opinions set forth in this Proxy Statement/ Joint Prospectus. In delivering their opinions, tax counsel will receive and rely upon certain representations from GR-Montana, and certain other information, data, documentation and other materials as tax counsel deem necessary.

     - There are no regulations, published rulings or judicial decisions directly on point with respect to certain aspects of the reorganization and the securities to be issued pursuant thereto. Accordingly, tax counsel are unable to reach an unqualified conclusion on certain matters as indicated below. Opinions of counsel are not binding upon either the IRS or the courts. GR-Montana does not intend to request a ruling from the IRS with respect to the reorganization.

     - The reorganization will be terminated if tax counsel do not generally reaffirm as of the effective time of the reorganization their opinions set forth in this Proxy Statement/Joint Prospectus.

     - This summary does not address the tax treatment of the reorganization under applicable state, local, foreign or other tax laws and generally does not take account of rules that may apply to shareholders of GR-Montana Common Stock that are subject to special treatment, including, without limitation:

          (1) insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or holders of securities held as part of a "straddle," "hedge" or "conversion transaction" with other investments and taxpayers whose functional currency is not the United States dollar;

          (2) shareholders owning directly, indirectly or by attribution, 10% or more of GR-Montana Common Stock or GR-Canada's outstanding voting shares;

          (3) shareholders who acquired GR-Montana Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation; or

          (4) certain expatriates or former long-term residents of the United States.

Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the reorganization. For purposes of this discussion, a "U.S. Holder" is any GR-Montana Common Stock shareholder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. A "Non-U.S. Holder" is any shareholder other than a U.S. Holder. The discussion below assumes that the GR-Montana Common Stock exchanged in the reorganization is held as a capital asset.

THE REORGANIZATION

     RECEIPT OF GR-CANADA CLASS A SHARES. Pursuant to Section 367(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations promulgated thereunder, U.S. Holders exchanging their GR-Montana Common Stock for GR-Canada Class A Shares will recognize gain, if any (but not loss), on the transaction. In general, for U.S. federal income tax purposes, a U.S. Holder will recognize gain equal to the excess of the fair market value of the GR-Canada Class A Shares received by the holder pursuant to the reorganization over the holder's aggregate adjusted basis in the GR-Montana

Common Stock exchanged therefor. Any such gain will be capital gain. Recently enacted legislation revised the holding period and tax rates applicable to certain capital gains. Capital gain of non-corporate taxpayers from the exchange of GR-Montana Common Stock held more than one year is eligible for reduced rates of taxation depending upon the U.S. Holder's holding period for the GR-Montana Common Stock. U.S. Holders are advised to consult their own tax advisers about the capital gain provisions that may be relevant to their particular circumstances. The basis of the GR-Canada Class A Shares will be equal to their fair market value on the date of the reorganization (except in the case of holders realizing a loss on the exchange whose basis will be the same as the basis of their GR-Montana Common Stock exchanged therefor) and the holding period of the GR-Canada Class A Shares will commence on the day after the date of the reorganization (except in the case of holders realizing a loss on the exchange whose holding period will include the period such holders held their GR-Montana Common Stock).

     Pursuant to the income tax treaty between the United States and Canada, Non-U.S. Holders that are residents of Canada will generally be subject to U.S. federal income tax on gain realized, if any, on the exchange of GR-Montana Common Stock for GR-Canada Class A Shares only if such gain is attributable to a permanent establishment or a fixed place of business which the Non-U.S. Holder had in the United States within the twelve month period preceding the reorganization. Non-U.S. Holders that are residents of countries other than Canada which have an income tax treaty with the United States should consult their own tax advisors concerning the provisions of income tax treaties that may apply to them.

     Non-U.S. Holders that are residents of a country which does not have a treaty with the United States will generally be subject to U.S. federal income tax on gain realized, if any, on the exchange of GR-Montana Common Stock for GR-Canada Class A Shares only if such gain is effectively connected with the conduct of a trade or business in the United States or, in the case of a Non-U.S. Holder that is an individual who holds the GR-Montana Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions apply.

     EQUITY UNIT ELECTION. Only U.S. Holders may make an equity unit election. The tax consequences of the reorganization to U.S. Holders who make an equity unit election will depend in part upon whether the GR-Montana Class B Stock received from GR-Montana in the reorganization is treated as stock of GR-Montana for U.S. tax purposes. Tax counsel are of the opinion that the GR-Montana Class B Stock should be treated as stock of GR-Montana. However, in view of the absence of any authority dealing with transactions similar to the reorganization or securities of a type similar to the equity units, there is uncertainty regarding this conclusion and no assurance can be given that the IRS or the courts will agree. Tax counsel reached this conclusion based, among other things, on the liquidation rights, the right to share in dividends and the voting rights attached to the GR-Montana Class B Stock. Assuming the GR-Montana Class B Stock is treated as stock of GR-Montana issued by GR-Montana in exchange for GR-Montana Common Stock then:

          (1) no gain or loss would be recognized by exchanging shareholders with respect to the receipt of the GR-Montana Class B Stock;

          (2) the basis of the GR-Montana Class B Stock will be the same as the basis of the GR-Montana Common Stock treated as exchanged therefor;

          (3) the holding period of the GR-Montana Class B Stock will include the holding period of the shares of GR-Montana Common Stock treated as exchanged therefor; and

          (4) U.S. Holders will recognize gain, if any (but not loss), in an amount equal to the excess of the fair market value of the GR-Canada Class B Shares (including your back-up exchange right to cause GR-Canada to exchange the shares of GR-Montana Class B Common Stock in an equity unit for GR-Canada Class A Shares if GR-Montana does not make such exchange (the "Back-Up Exchange Right")) received by the holder pursuant to the reorganization, over the holder's aggregate adjusted tax basis in the GR-Montana Common Stock treated as exchanged therefor. Any such gain will be capital gain and for non-corporate taxpayers such gain may be eligible for reduced rates of taxation depending upon the U.S. Holder's holding period for the GR-Montana Common Stock. U.S.

Holders are advised to consult their own tax advisers about the capital gain provisions that may be relevant to their particular circumstances. In such event, (1) the basis of such GR-Canada Class B Shares will be equal to their fair market value on the date of the reorganization (except in the case of holders realizing a loss on the exchange whose basis will be the same as the basis of their GR-Montana Common Stock treated as exchanged therefor) and (2) the holding period of the GR-Canada Class B Shares will commence on the day after the date of the reorganization (except in the case of holders realizing a loss on the exchange whose holding period will include the period such holders held their GR-Montana Common Stock).

     GR-Montana believes that, as of the date of this Proxy Statement/Joint Prospectus, a GR-Canada Class B Share would be approximately 5% of the value of an equity unit and one share of GR-Montana Class B Stock would be approximately 95% of the value of an equity unit. GR-Montana will provide shareholders making an equity unit election with its updated estimate of the relative values of one GR-Canada Class B Share and one share of GR-Montana Class B Stock as of the date of the reorganization. However, the IRS is not bound by such valuations and we cannot assure you that the IRS will agree with them. If the IRS successfully asserts, for example, that the relative value of the GR-Canada Class B Shares was greater than the updated valuation, shareholders making the equity unit election and filing their tax return on the basis of such valuation would be subject to tax based on the higher valuation of the GR-Canada Class B Shares.

     The merger agreement provides (and by making an equity unit election such shareholders will agree with GR-Montana and GR-Canada) that, with respect to shareholders exchanging GR-Montana Common Stock for equity units, a portion of each such shareholder's GR-Montana Common Stock so exchanged in the reorganization will be transferred to GR-Montana as consideration for the issuance of the GR-Montana Class B Stock and the remaining portion of the GR-Montana Common Stock so exchanged by each such shareholder in the reorganization will be transferred to GR-Canada as consideration for the issuance by GR-Canada of the GR-Canada Class B Shares. Such allocation shall be determined based on the relative values of the GR-Montana Class B Stock and the GR-Canada Class B Shares as estimated by GR-Montana as described above on the date of the reorganization. We cannot assure you that such allocation will be respected by the IRS.

     The IRS could conceivably assert that the GR-Montana Class B Stock should be treated as stock of GR-Canada and was received as taxable consideration in the reorganization. In that case:

          (1) the entire fair market value of the equity units would be taken into account in determining the gain recognized (rather than just the portion of such value attributable to the Class B common share), if any, in the reorganization;

          (2) the basis of the equity units would equal their fair market value on the date of the reorganization (except in the case of holders realizing a loss on the exchange whose basis would be the same as their basis in the GR-Montana Common Stock treated as exchanged therefor); and

          (3) the holding period of the equity units would commence on the day after the date of the reorganization (except in the case of holders realizing a loss in the reorganization whose holding period would include the period such holders held their GR-Montana Common Stock).

As discussed above, tax counsel are of the opinion that the GR-Montana Class B Stock should be treated as stock of GR-Montana. Nonetheless, there is uncertainty concerning this conclusion and in view of the lack of authority on transactions of this nature we cannot assure you that the IRS will not seek to treat the GR-Montana Class B Stock as stock of GR-Canada or to recharacterize the transaction in some other manner which would result in additional income or gain being realized by U.S. Holders making the equity unit election. U.S. Holders are encouraged to consult with their own tax advisors concerning the consequences of making an equity unit election.

     REPORTING REQUIREMENTS. Shareholders should consult their own tax advisors concerning the U.S. reporting required arising from the reorganization. A U.S. Holder's failure to properly report the reorganization may result in penalties.

OWNERSHIP OF GR-CANADA CLASS A SHARES AND GR-CANADA CLASS B SHARES

     UNITED STATES FEDERAL INCOME TAXATION OF DIVIDENDS FOR U.S. HOLDERS. For U.S. federal income tax purposes, the gross amount of dividends paid by GR-Canada to U.S. Holders will be treated as foreign source dividend income to the extent paid out of GR-Canada's current or accumulated earnings and profits. These dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporate shareholders on dividends from U.S. domestic corporations. To the extent that an amount received by a U.S. Holder exceeds the allocable share of GR-Canada's current and accumulated earnings and profits, such excess will be applied first to reduce such U.S. Holder's tax basis in its shares and then, to the extent in excess of such U.S. Holder's tax basis, such excess will constitute gain from a deemed sale or exchange of such shares. For U.S. foreign tax credit purposes, dividends on the shares will generally constitute "passive income," or, in the case of certain U.S. Holders, "financial services income." U.S. Holders may elect annually to either deduct Canadian withholding tax (see "Certain Canadian Federal Income Tax
Consequences -- Ownership of the GR-Canada Class A Shares and Class B common shares" and "-- Ownership of GR-Montana Class B Stock") against their income or to credit the withholding taxes against their U.S. tax liability, subject to U.S. foreign tax credit limitation rules.

     UNITED STATES TAXATION OF NON-U.S. HOLDERS. Non-U.S. Holders that are residents of a country which does not have a treaty with the United States will generally be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, GR-Canada Class A Shares or GR-Canada Class B Shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States or, in the case of gains realized by Non-U.S. Holders that are individuals, such holders are present in the United States for 183 days or more during the taxable year of the sale and certain other conditions exist. Except as discussed below with respect to backup withholding, dividends paid by GR-Canada will not be subject to U.S. withholding tax. Nonresident alien individuals will not be subject to U.S. estate tax with respect to shares of GR-Canada. Non-U.S. Holders that are residents of countries other than Canada which have an income tax treaty with the United States should consult their own tax advisors concerning the provisions of income tax treaties that may apply to them.

     Pursuant to the income tax treaty between the United States and Canada, Non-U.S. Holders that are residents of Canada will generally be subject to U.S. federal income tax on dividend distributions with respect to, and gain realized from the sale or exchange of, GR-Canada Class A Shares or GR-Canada Class B Shares only if such gain is attributable to a permanent establishment or a fixed place of business which the Non-U.S. Holder had in the United States within the twelve month period preceding the reorganization.

     GR-CANADA SHAREHOLDER RIGHTS PLAN. The adoption of the GR-Canada Shareholders Rights Plan will not have U.S. federal income tax consequences to GR-Canada shareholders. Further action, such as the exercise or redemption of the rights, could give rise to dividend treatment.

OWNERSHIP OF GR-MONTANA CLASS B STOCK

     UNITED STATES FEDERAL INCOME TAXATION OF DIVIDENDS FOR U.S.
HOLDERS. Assuming the GR-Montana Class B Stock is treated as stock of GR-Montana, dividends paid on the GR-Montana Class B Stock should be taxable as ordinary income for U.S. federal income tax purposes to the extent of GR-Montana's earnings and profits for the year in which the dividends are paid or GR-Montana's earnings and profits accumulated in prior years. To the extent amounts paid as dividends to a holder of shares of GR-Montana Class B Stock are not paid out of GR-Montana's current or accumulated earnings and profits, such amounts will first be applied to reduce the holder's tax basis in the shares of GR-Montana Class B Stock, and any amount in excess of tax basis will be treated as gain from the sale or exchange of the shares of GR-Montana Class B Stock.

     In the case of corporate holders of shares of GR-Montana Class B Stock the portion of the dividends paid from current or accumulated earnings and profits should qualify, subject to the limitations under Sections 246(c) and 246A of the Code, for the 70% dividends received deduction. In addition, under Section 1059 of the Code, a corporate holder of GR-Montana Class B Stock may be required to reduce its tax basis in its shares of GR-Montana Class B Stock by the portion of any dividend paid on the GR-Montana Class B Stock that was not taxed because of the dividends received deduction if such dividend constitutes an "extraordinary dividend."

EXCHANGE OF EQUITY UNITS FOR GR-CANADA CLASS A SHARES

     U.S. Holders exchanging equity units for GR-Canada Class A Shares will be treated as though they had received such GR-Canada Class A Shares in exchange for an allocable portion of the GR-Montana Class B Stock and GR-Canada Class B common shares. Except possibly as described below, the part of the exchange attributable to the GR-Montana Class B Stock will be treated as a taxable transaction. U.S. Holders will recognize gain or loss equal to the difference between the fair market value of the GR-Canada Class A Shares treated as received in exchange for the GR-Montana Class B Stock and the basis of such GR-Montana Class B Stock. In such event (1) the basis of such GR-Canada Class A Shares will be equal to their fair market value and (2) the holding period for such GR-Canada Class A Shares will commence on the day after the date of the exchange.

     No gain or loss will be recognized by U.S. Holders with respect to GR-Canada Class A Shares treated as exchanged for GR-Canada Class B Shares. As a result, U.S. Holders will have (1) a basis in such GR-Canada Class A Shares equal to the basis of the GR-Canada Class B Shares treated as exchanged therefor and (2) the holding period of such GR-Canada Class A Shares will include the holding period of such GR-Canada Class B Shares.

     It is possible that the part of the exchange attributable to the GR-Montana Class B Stock may qualify as a "reorganization" for U.S. federal income tax purposes if GR-Canada acquires the GR-Montana Class B Stock pursuant to the exercise of its call right or pursuant to the Back-Up Exchange Right and, immediately after the transaction, GR-Canada owns at least 80% of the total outstanding voting stock of GR-Montana and at least 80% of the total number of shares of all other classes of stock of GR-Montana. If the exchange qualifies as a "reorganization" for U.S. federal income tax purposes, and the exchange occurs within three years after the reorganization, U.S. Holders will generally be required to recognize gain, if any (but not loss), on the transaction pursuant to Section 367(a) of the Code and applicable Treasury Regulations. In such case, the basis of the GR-Canada Class A Shares will be equal to their fair market value (except in the case of holders realizing a loss on the exchange whose basis will be the same as the basis of GR-Montana Class B Stock exchanged therefor) and the holding period of the GR-Canada Class A Shares will commence on the day after the date of the exchange (except in the case of holders realizing a loss on the exchange whose holding period will include the period such holders held their GR-Montana Class B Stock).

     If the part of the exchange attributable to the GR-Montana Class B Stock exchange qualifies as a "reorganization" for U.S. federal income tax purposes, and the exchange occurs more than three years after the reorganization and certain other requirements are satisfied, the exchange of equity units for GR-Canada Class A Shares may qualify as a tax-free reorganization (in whole, rather than in part) notwithstanding the provisions of Section 367(a) of the Code and applicable Treasury Regulations. In such case, (1) no gain or loss would be recognized by U.S. Holders exchanging equity units solely for GR-Canada Class A Shares, (2) the tax basis of GR-Canada Class A Shares received in the exchange will be the same as the equity units exchanged therefor and (3) the holding period of the GR-Canada Class A Shares received in the exchange will include the holding period of the equity units exchanged therefor.

     The foregoing discussion describes the tax consequences relating to an exchange of all of a U.S. Holder's equity units. In the event that some (but not all) of a U.S. Holder's equity units are exchanged for GR-Canada Class A Shares, a portion of the consideration received may, depending on the particular circumstances, be treated as a dividend for U.S. federal income tax purposes. U.S. Holders are advised to consult their own tax advisors concerning the tax consequences to them of a transfer of some but not all of their equity units to GR-Montana or GR-Canada.

CLASSIFICATION OF GR-CANADA AS A CONTROLLED FOREIGN CORPORATION

     Under Section 951(a) of the Code, each "United States shareholder" of a "controlled foreign corporation" ("CFC") must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. In addition, gain on the sale of stock in a CFC realized by a United States shareholder is treated as ordinary income to the extent of such shareholder's proportionate share of the CFC's undistributed earnings and profits accumulated during such shareholder's holding period for the stock. Section 951(b) of the Code defines a United States shareholder ("U.S. Shareholder") as any U.S. corporation, citizen, resident or other U.S. person who owns (directly or through certain deemed ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation. In general, a foreign corporation is treated as a CFC only if such U.S. Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock. Under these rules GR-Canada does not expect to be a CFC. If GR-Canada is treated as a CFC, GR-Canada's status as a CFC should have no adverse effect on any shareholder of GR-Canada that is not a U.S. Shareholder.

PASSIVE FOREIGN INVESTMENT COMPANY STATUS

     Sections 1291 through 1298 of the Code contain special rules applicable with respect to foreign corporations that are "passive foreign investment companies" ("PFICs"). GR-Canada will be a PFIC if 75% or more of its gross income (including a pro rata share of the gross income of any company (United States or foreign) in which GR-Canada is considered to own 25% or more of the shares by value) in a taxable year is passive income. Alternatively, GR-Canada will be considered to be a PFIC if at least 50% of the assets (averaged over the four quarter ends for the year) of GR-Canada (including a pro rata share of the assets of any company of which GR-Canada is considered to own 25% or more of the shares by value) in a taxable year are held for the production of, or produce, passive income. If GR-Canada becomes a PFIC, each shareholder who is a U.S. person, in the absence of an election by such shareholder to treat GR-Canada as a "qualified electing fund" (a "QEF" election), as discussed below, would, upon certain distributions by GR-Canada or upon disposition of the GR-Canada shares at a gain, be liable to pay tax at the highest tax rate on ordinary income in effect for each period to which the income is allocated plus interest on the tax, as if the distribution or gain had been recognized ratably over the taxpayer's holding period for the GR-Canada Class A Shares while GR-Canada was a PFIC. Additionally, were GR-Canada to become a PFIC, U.S. Holders who acquire GR-Canada Class A Shares from decedents would be denied the normally available step-up of the income tax basis for such GR-Canada Class A Shares to fair market value at the date of death and, instead, would have a tax basis equal to the decedent's basis, if lower.

     If GR-Canada is a PFIC and a U.S. Holder has made a QEF election for all taxable years that such holder holds the GR-Canada Class A Shares, distributions and gain will not be taxed as if recognized ratably over the taxpayer's holding period or subject to an interest charge, gain on the sales of GR-Canada Class A Shares will be characterized as capital gain and the denial of basis step-up at death described above would not apply. Instead, a shareholder of such a QEF is required for each taxable year the company qualifies as a PFIC to include in income a pro rata share of the ordinary earnings of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. GR-Canada, at the request of a shareholder electing to have GR-Canada treated as a QEF, will comply with the applicable information reporting requirements.

     For taxable years beginning after 1997, a U.S. Holder of certain publicly traded PFIC stock can elect to mark the stock to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the holder's fair market value of the PFIC stock and the adjusted basis in the PFIC stock. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Holder under the election for prior taxable years. If the mark-to-market election were made, then the rules set forth above would not apply for periods covered by the election.

     Following the reorganization, there is a substantial risk that GR-Canada will be a PFIC. U.S. Holders who hold GR-Canada Class A Shares during a period when GR-Canada is a PFIC will be subject to the foregoing rules, even if GR-Canada ceases to be a PFIC, subject to certain exceptions for U.S. Holders who made a QEF election. GR-Canada intends to monitor its status under the PFIC rules and, in the event that GR-Canada makes a determination that it is a PFIC for any taxable year, it will promptly notify its U.S. Holders of such determination and will provide its U.S. Holders with the information needed to make a QEF election. If GR-Canada becomes a PFIC, a U.S. Holder who makes a QEF election for the year in which GR-Canada becomes a PFIC (and complies with certain U.S. federal income tax reporting requirements) should not have any material adverse U.S. federal income tax consequences provided that GR-Canada, on a single entity basis, has no ordinary earnings or net capital gains in the years in which it is a PFIC. GR-Canada believes that it will not have any such ordinary earnings or net capital gains in the years in which it may be a PFIC. However, no assurance can be given as to this. U.S. Holders are urged to consult their tax advisors concerning the application of the U.S. federal income tax rules governing PFICs in their particular circumstances.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting requirements may apply to payments made with respect to, or cash proceeds of a sale or exchange of, the GR-Montana Class B Stock and GR-Canada Class A Shares and GR-Canada Class B Shares. In addition, a holder may be subject to backup withholding under Section 3406 of the Code at a rate of 31% on such payments. Backup withholding will apply only if the holder:

          (1) fails to furnish its Taxpayer Identification Number ("TIN"), which for an individual would be his or her social security number;

          (2) furnishes an incorrect TIN;

          (3) is notified by the IRS that it has failed to properly report payments of interest and dividends; or

          (4) under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. A holder that does not provide its TIN may also be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations, tax-exempt organizations and foreign persons receiving payments that are subject to withholding under Section 1441 or Section 1442 of the Code or that would be subject to such withholding but for the provisions of a treaty or certain other exceptions.

     The amount of any backup withholding from a payment to a holder are allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

POST-REORGANIZATION TAXATION OF GR-CANADA AND GR-MONTANA

     All of GR-Montana's foreign subsidiaries are presently CFCs. As discussed above, under subpart F of the Code, a CFC is a foreign corporation that is owned (directly, indirectly or by attribution) more than fifty percent (50%), by vote or by value, by U.S. Shareholders. In the event that a foreign corporation is a CFC, a U.S. Shareholder of the CFC must include in income in its taxable year in which or with which the taxable year of the CFC ends, the total of, among other things, (1) its pro rata share of the CFC's subpart F income for such taxable year, and (2) its pro rata share of the CFC's increase in earnings invested in United States property for such year. Thus, immediately prior to the reorganization, GR-Montana is, and has been, subject to the deemed income inclusion provisions described above as the only United States shareholder of GR-Montana's foreign subsidiaries. After the reorganization, GR-Montana will continue to be subject to the deemed inclusion provisions with respect to any foreign subsidiaries that continue to be owned by GR-Montana, GR-Canada will not be subject to any deemed income inclusion with respect to its other direct or indirect subsidiaries, and provided that GR-Canada is not a CFC, shareholders other than U.S. Shareholders of GR-Canada will not be subject to any deemed income inclusion under the provisions described above with respect to their interest in GR-Canada and its subsidiaries.

                CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal Canadian federal income tax consequences generally applicable to holders of GR-Montana Common Stock and holders of GR-Canada Class A Shares, GR-Canada Class B Shares and GR-Montana Class B Stock:

          (1) who hold such shares as capital property, for purposes of the Canadian Tax Act;

          (2) in respect of whom GR-Montana is not a foreign affiliate for purposes of the Canadian Tax Act; and

          (3) if a holder is a corporation resident in Canada, is not connected to GR-Canada for purposes of the Canadian Tax Act.

     This summary is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Tax Act"), the Regulations thereunder, the current provisions of the Canada-U.S. Income Tax Convention, 1980 (the "Tax Treaty"), and tax counsel's understanding of the current administrative practices of Revenue Canada, Customs, Excise and Taxation ("Revenue Canada") and is the opinion of Canadian tax counsel, Baker & McKenzie, Toronto. This summary takes into account the amendments to the Canadian Tax Act and Regulations publicly announced by the Minister of Finance prior to the date hereof (the "Proposed Amendments") and assumes that all such Proposed Amendments will be enacted in their present form, subject to tax counsel's understanding of certain modifications thereto confirmed by the Department of Finance. However, no assurances can be given that the Proposed Amendments will be enacted in the form proposed, or at all. The reorganization will be terminated if tax counsel do not generally reaffirm as of the effective time of the reorganization their opinions set forth in this Proxy Statement/Joint Prospectus.

     GR-Montana will receive at the effective time of the reorganization from tax counsel opinions reaffirming as of such date certain opinions set forth in this Proxy Statement/Joint Prospectus. In delivering their opinions, tax counsel will receive and rely upon certain representations from GR-Montana, and certain other information, data, documentation and other materials as tax counsel deem necessary. There are no statutory provisions, regulations, or judicial decisions directly on point with respect to certain aspects of the reorganization and the securities to be issued pursuant thereto. Accordingly, tax counsel are unable to reach an unqualified conclusion on certain matters as indicated below. Opinions of counsel are not binding upon either Revenue Canada or the courts. GR-Montana does not intend to request a ruling from Revenue Canada with respect to the reorganization. The reorganization will be terminated if tax counsel do not reaffirm as of the effective time certain opinions set forth in this Proxy Statement/Joint Prospectus. This summary generally does not take account of rules that may apply to shareholders of GR-Montana Common Stock that are subject to special treatment under the Canadian Tax Act, such as persons subject to the "mark-to-market" or "foreign affiliate" rules, and certain financial institutions. This summary also does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax consequences described herein.

     As used in this discussion, a "Canadian Holder" is any shareholder who is resident in Canada for purposes of the Canadian Tax Act or is subject to income tax by virtue of carrying on business in Canada with respect to his/her GR-Canada Shares. A "Non-Canadian Holder" is any shareholder other than a Canadian Holder.

     Prospective investors should consult their own tax advisors with respect to their particular circumstances.

THE REORGANIZATION

     RECEIPT OF GR-CANADA CLASS A SHARES. Canadian Holders who exchange their GR-Montana Common Stock for GR-Canada Class A Shares on the reorganization will recognize a capital gain or loss, as the case may be, for purposes of the Canadian Tax Act. The amount of the capital gain or loss will be the difference between the fair market value of the GR-Canada Class A Shares at the time of the exchange and the aggregate of the adjusted cost base and costs of disposition of the holder's GR-Montana Common Stock. Three-quarters of any capital gain ("taxable capital gain") must be included in income and three-quarters of any capital loss will be an allowable capital loss. Taxable capital gains and allowable capital losses in the year of disposition must be netted against each other and the resulting net capital loss, if any, can generally be carried back three years or forward indefinitely to offset taxable capital gains in such years. Canadian Holders will have a tax cost in the GR-Canada Class A Shares for Canadian tax purposes that is equal to the fair market value, at the time of the reorganization, of the GR-Montana Common Stock that was exchanged for the GR-Canada Class A Shares.

     Revenue Canada could conceivably attempt to disallow the capital loss realized by the Canadian Holders on their shares of GR-Montana Common Stock since, as a result of the merger, such holders acquired stock which essentially has the same economic characteristics as the GR-Montana Common Stock.

     Non-Canadian Holders who exchange their GR-Montana Common Stock for GR-Canada Class A Shares on the reorganization will not be subject to tax in respect of any gain realized under the Canadian Tax Act. Non-Canadian Holders will have a tax cost in the GR-Canada Class A Shares for Canadian tax purposes that is equal to the fair market value, at the time of the exchange, of the GR-Montana Common Stock that was exchanged to acquire the GR-Canada Class A Shares.

     EQUITY UNIT ELECTION. Only U.S. Holders may make an equity unit election. However, a U.S. Holder may also be a Canadian Holder if, for example, the holder is a citizen of the United States and a resident of Canada.

     Canadian Holders who exchange their GR-Montana Common Stock for equity units on the reorganization will recognize a capital gain or loss, as the case may be, for purposes of the Canadian Tax Act. The amount of the capital gain or loss will be the difference between the fair market value of the equity units at the time of the exchange and the aggregate of the adjusted cost base and costs of disposition of the GR-Montana Common Stock. Taxable capital gain must be included in income and three-quarters of any capital loss will be an allowable capital loss. Taxable capital gains and allowable capital losses in the year of disposition must be netted against each other and the resulting net capital loss, if any, can generally be carried back three years or forward indefinitely to offset taxable capital gains in such years. Canadian Holders will have an aggregate tax cost in the GR-Canada Class A Shares and the GR-Montana Class B Stock that is equal to the fair market value, at the time of the exchange, of the GR-Montana Common Stock that was exchanged to acquire the GR-Canada Class A Shares and the GR-Montana Class B Stock.

     Revenue Canada could conceivably attempt to disallow the capital loss realized by the Canadian Holders on their shares of GR-Montana Common Stock since, as a result of the merger, such holders acquired stock which essentially has the same economic characteristics as the GR-Montana Common Stock.

     Non-Canadian Holders who exchange their GR-Montana Common Stock for equity units on the reorganization will not be subject to tax in respect of any gain realized under the Canadian Tax Act. Non-Canadian Holders will have an aggregate tax cost in the GR-Canada Class B Shares that is equal to the fair market value, at the time of the exchange, of the GR-Montana Common Stock that was exchanged to acquire the GR-Canada Class B Shares.

OWNERSHIP OF GR-CANADA CLASS A SHARES AND GR-CANADA CLASS B SHARES

     TAXATION OF DIVIDENDS. Canadian Holders must include the Canadian dollar equivalent of dividends received on GR-Canada Class A Shares and GR-Canada Class B common shares in their income for Canadian tax purposes, but Canadian Holders that are corporations may generally deduct such dividends in computing taxable income. Canadian Holders who are individuals will generally follow the normal dividend gross-up and tax credit rules in the Canadian Tax Act, which will reduce the effective rate of tax on such dividend income.

     Non-Canadian Holders will be subject to non-resident withholding tax on the gross amount of dividends received on the GR-Canada Class A Shares and GR-Canada Class B common shares. The rate of withholding tax will be 25% under the Canadian Tax Act, but this rate may be reduced under the provisions of an applicable income tax treaty. Under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is resident in the United States, is the beneficial owner of the Shares, and owns less than 10% of GR-Canada's voting stock. Under the Tax Treaty, dividends paid to certain religious, scientific, charitable and other tax exempt organizations and certain pension organizations that are resident in, and exempt from tax in the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed by the Non-Canadian Holder, GR-Canada will not be required to withhold tax on dividend payments to such organizations.

     The GR-Canada Class A Shares may in some circumstances be considered "taxable preferred shares" within the meaning of the Canadian Tax Act on the basis that they have a liquidation entitlement that is "established to be not less than a minimum." The GR-Canada Class A Shares could be considered to have a liquidation entitlement that is established to be not less than a minimum if at the time of dissolution of GR-Montana there is any GR-Montana Class B Stock outstanding. Although not free from doubt, the GR-Canada Class A Shares should not be considered taxable preferred shares at a particular time where, at that time, there is no reasonable certainty that any GR-Montana Class B Stock will be outstanding at the time that GR-Montana is dissolved.

     If the GR-Canada Class A Shares are taxable preferred shares at the time that any dividends are paid or deemed paid on such shares, GR-Canada will be subject to a tax equal to 40% of such dividends. GR-Canada has advised that it has no current intention to pay dividends or cause deemed dividends to be paid on GR-Canada Class A Shares, or to dissolve GR-Montana, and that it is not reasonably certain that GR-Montana Class B Stock will be outstanding at the time of any such dissolution of GR-Montana.

     DISPOSITION OF SHARES (OTHER THAN EXCHANGE OF EQUITY UNITS FOR GR-CANADA CLASS A SHARES). Canadian Holders who dispose of GR-Canada Class A Shares or GR-Canada Class B Shares will generally recognize a capital gain or loss, as the case may be, three-quarters of which will be a taxable capital gain or an allowable capital loss.

     Non-Canadian Holders of GR-Canada shares will only be subject to tax in Canada on a disposition of the shares if the shares are "taxable Canadian property" at the time of the disposition. Generally, the GR-Canada Class A Shares will not be taxable Canadian property provided that (i) they are listed on a prescribed stock exchange such as the Toronto Stock Exchange or the Nasdaq SmallCap System, and (ii) the holder, and/or persons with whom the holder is not dealing at arm's length, has not owned (or had under option) 25% or more of the issued shares of any class or series of the capital stock of GR-Canada at any time within five years preceding the disposition. However, GR-Canada Class B Shares will be taxable Canadian property, and GR-Canada Class A Shares that are received by equity unit holders in exchange for their GR-Canada Class B Shares when they exchange their equity units (see below) will also be taxable Canadian property. Non-Canadian Holders who dispose of GR-Canada Class A Shares that are taxable Canadian property, or who dispose of GR-Canada Class B Shares, will be subject to tax in Canada on any gain realized unless a tax treaty exempts the disposition from tax. The Tax Treaty will generally exempt a Non-Canadian Holder from tax on a disposition GR-Canada shares if the holder is resident in the United States and the value of the shares is not derived principally from real property situated in Canada. GR-Montana has advised tax counsel that the value of GR-Canada shares is not currently derived principally from real property situated in Canada.

     WITHHOLDING REQUIREMENT. A purchaser of (i) a Non-Canadian Holder's GR-Canada Class A Shares that are not listed on a prescribed stock exchange such as the Toronto Stock Exchange or the Nasdaq SmallCap System, or (ii) a Non-Canadian Holder's GR-Canada Class B Shares will be required to withhold one-third of the purchase price of the shares and remit such amount to Revenue Canada on account of the Non-Canadian Holder's potential tax unless the holder provides the purchaser with a certificate issued by Revenue Canada pursuant to section 116 of the Canadian Tax Act ("section 116 certificate") with a certificate limit equal to the purchase price. The purchaser is required to withhold the amount even where a tax treaty exempts the holder from tax on the disposition, and will be liable to pay the amount if it is not withheld. Revenue Canada will issue a section 116 certificate to the holder if the holder pays the tax owing on the disposition. If a tax treaty exempts the gain from tax, Revenue Canada will issue the section 116 certificate without any payment by the holder if it receives proof that the holder is resident in the relevant treaty country. A holder may apply for a refund of the amount withheld less any tax owing, if any, by filing an income tax return for the year of disposition.

     GR-CANADA SHAREHOLDER RIGHTS PLAN. GR-Canada is of the view that having regard to the remoteness of the possibility that the Rights (as defined under Description of Authorized Shares of GR-Canada) will ever become exercisable, the Rights will have no value at the time of their acquisition. Holders of Rights may be subject to income tax if the Rights were to become exercised on the basis that GR-Canada had conferred a benefit on a holder who exercised such Rights.

OWNERSHIP OF GR-MONTANA CLASS B STOCK

     Only U.S. Holders may make an equity unit election. However, a U.S. Holder may also be a Canadian Holder if, for example, the holder is a citizen of the United States and a resident of Canada.

     TAXATION OF DIVIDENDS. Canadian Holders must include the Canadian dollar equivalent of dividends received on GR-Montana Class B Stock in computing their taxable income but will be entitled to a credit for United States withholding tax against his or her Canadian tax liability, subject to foreign tax credit limitations in the Canadian Tax Act.

     Non-Canadian Holders will not be subject to tax on dividends received on GR-Montana Class B Stock.

     DISPOSITION OF SHARES (OTHER THAN EXCHANGE OF EQUITY UNITS FOR GR-CANADA CLASS A SHARES). Canadian Holders who dispose of GR-Montana Class B Stock will generally recognize a capital gain or loss, as the case may be, three-quarters of which will be a taxable capital gain or an allowable capital loss.

     Non-Canadian Holders will not be subject to tax on the disposition of GR-Montana Class B Stock.

EXCHANGE OF EQUITY UNITS FOR GR-CANADA CLASS A SHARES

     Only U.S. Holders may make an equity unit election. However, a U.S. Holder may also be a Canadian Holder if, for example, the holder is a citizen of the United States and a resident of Canada.

     Canadian Holders who dispose of GR-Canada Class B Shares to GR-Canada in exchange for GR-Canada Class A Shares will not recognize a gain or loss on the exchange, and will carry over the tax cost of the GR-Canada Class B Shares to the GR-Canada Class A Shares. Canadian Holders who exchange GR-Montana Class B Stock for GR-Canada Class A Shares will generally realize a gain or equal to the difference between the fair market value of GR-Canada Class A Shares and the tax cost of the GR-Montana Class B Stock, three-quarters of which will be a taxable capital gain or an allowable capital loss, as the case may be. The holder's tax cost of the GR-Canada Class A Shares will equal the fair market value of the GR-Montana Class B Stock at the time of the exchange. If, pursuant to the GR-Canada call right and the Back-up Exchange Right, the holder disposes of GR-Montana Class B Stock to GR-Canada in exchange for GR-Canada Class A Shares, the holder and GR-Canada could jointly elect under the Canadian Tax Act that the holder will not recognize a gain on the exchange. If such an election is jointly made, the holder's tax cost of the GR-Montana Class B Stock will carry over to the holder's GR-Canada Class A Shares, and such amount will also equal GR-Canada's tax cost of the GR-Montana Class B Stock. GR-Canada will make the joint election at the holder's request.

     Non-Canadian Holders who dispose of GR-Canada Class B Shares to GR-Canada in exchange for GR-Canada Class A Shares will not recognize a gain or loss on the exchange, and will carry over the tax cost of the GR-Canada Class B Shares to the GR-Canada Class A Shares. Non-Canadian Holders who exchange GR-Montana Class B Stock for GR-Canada Class A Shares will not be subject to tax in Canada on the exchange, and will have a tax cost in the GR-Canada Class A Shares equal to the fair market value of the GR-Montana Class B Stock at the time of the exchange.

POST REORGANIZATION TAXATION OF GR-CANADA

     GR-Canada will be subject to Canadian income tax on its worldwide income, including dividends received from GR-Montana and any other corporation not resident in Canada. The inclusion is subject to a credit or deduction in computing taxable income as provided in the Canadian Tax Act for foreign income taxes paid in respect of such income.

     The corporations that will become GR-Canada's directly or indirectly held and controlled subsidiaries as a result of the merger will become "controlled foreign affiliates" ("CFAs") of GR-Canada. If a CFA is resident in a "designated treaty country" (i.e., a country with which Canada has concluded a tax treaty) within the meaning of both the Canadian Tax Act and the relevant treaty, the CFA's profits from carrying on its active business in a designated treaty country will be included in the CFA's "exempt surplus". Dividends received by GR-Canada from the exempt surplus of its CFAs will be exempt from tax in Canada even when repatriated to GR-Canada. Canada and Venezuela have begun negotiations on a tax treaty but no such treaty has been signed and no assurance can be given that one will be entered into in the future.

QUALIFICATION FOR INVESTMENT

     Part XI of the Canadian Tax Act imposes a tax of 1% per month on the cost of "foreign property" of employee pension plans, registered retirement savings plans and deferred profit sharing plans which, in general terms, exceed 10% of the cost of their assets. Foreign property includes any share of the capital stock of a corporation other than a Canadian corporation and, therefore, would include the shares of GR-Montana and any other non-Canadian corporation. There are several exceptions to the definition of "foreign property." In particular, provided GR-Canada maintains an office in Canada and the total amount incurred by GR-Canada for the services (other than services relating to an investment activity of GR-Canada or another corporation with which GR-Canada does not deal at arm's length) of employees and other individuals rendered in Canada in any calendar year that ends in any of the last 15 months that ends before the particular time exceeds Canadian $250,000, the shares of GR-Canada would not be considered to be foreign property. GR-Canada intends to comply with the aforesaid requirements so that the GR-Canada Class A Shares do not constitute foreign property; however, no assurance can be given that such requirements will be met at any particular time or times.

                         DESCRIPTION OF SECURITIES AND
                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     The following details information about (1) the GR-Montana Common Stock and
(2) the securities to be received in the reorganization by (a) holders of GR-Montana Common Stock who receive GR-Canada Class A Shares and (b) U.S. Holders who make an equity unit election.

     GOVERNING DOCUMENTS. The rights of GR-Montana shareholders are currently governed by the Montana Business Corporation Act (the "MBCA") and GR-Montana's Articles of Incorporation (the "GR-Montana Articles") and the Bylaws of GR-Montana (the "GR-Montana Bylaws"). After the reorganization, the GR-Montana shareholders will become shareholders of GR-Canada. The rights of holders of GR-Canada Class A Shares and the GR-Canada Class B Share component of the equity units are governed by GR-Canada's Amended and Restated Articles of Incorporation (the "GR-Canada Articles"), its bylaws ("GR-Canada Bylaws"), the Yukon Business Corporations Act (the "Yukon Act"), the GR-Canada Shareholder Rights Plan and the Exchange Agent Agreement.

     In connection with the merger, GR-Montana's Articles of Incorporation will be the articles of incorporation of the surviving corporation and will be amended and restated as set forth in the Restated Articles of Incorporation of GR-Montana (the "GR-Montana Restated Articles") attached as Exhibit A to the merger agreement found at Annex I. The bylaws of Merger Sub will be the bylaws of the surviving corporation (the "GR-Montana Amended Bylaws"). The rights of holders of the GR-Montana Class B Stock component of the equity units will be governed by the GR-Montana Restated Articles, the GR-Montana Amended Bylaws, the MBCA and the Exchange Agent Agreement. Unless otherwise noted, the rights under the GR-Montana Articles and the GR-Montana Bylaws are similar to the rights under the GR-Montana Restated Articles and the GR-Montana Amended Bylaws.

     THE YUKON ACT. GR-Montana chose the Yukon Territory as the jurisdiction of incorporation for GR-Canada, in part, because unlike the corporate statutes of many other foreign jurisdictions:

     (1) the Yukon Act is a modern corporate statute; and

     (2) many provisions of the Yukon Act are similar to the provisions of the MBCA, specifically, and U.S. corporate law, generally.

     DESCRIPTION OF SECURITIES AND COMPARISON OF RIGHTS OF SHAREHOLDERS. The following discussion contains a description of the material provisions of the documents governing the rights of GR-Canada shareholders and GR-Montana shareholders and describes the material changes in the rights of GR-Montana shareholders resulting from the reorganization described in this Proxy Statement/Joint Prospectus. We believe the descriptions are accurate statements with respect to such material provisions, but this discussion does not purport to be complete or to cover all of the respects in which Yukon law may differ from laws generally applicable to Montana corporations and their shareholders. While GR-Montana and GR-Canada believe that this summary is accurate, this discussion is subject to the complete text of the relevant provisions of the Yukon Act, the MBCA, the GR-Montana Articles and GR-Montana Bylaws, the GR-Montana Restated Articles and GR-Montana Amended Bylaws, the GR-Canada Articles and GR-Canada Bylaws, the GR-Montana Shareholder Rights Plan, the GR-Canada Shareholder Rights Plan and the Exchange Agent Agreement.

     MAJOR DIFFERENCES. Below we highlight the most significant differences between the shareholder rights associated with holding GR-Montana Common Stock and holding GR-Canada common shares. This summary should be read in conjunction with the additional information regarding the securities to be received in the reorganization and shareholders' rights provided in the more detailed descriptions below. The detailed descriptions describe in greater depth the provisions relating to the GR-Montana Common Stock, the GR-Canada Class A Shares and the equity units, including the underlying GR-Canada Class B Shares and GR-Montana Class B Stock.

                                                    GR-MONTANA
                                           (PRIOR TO THE REORGANIZATION)                    GR-CANADA
                                           -----------------------------                    ---------

(1) Shareholder Approval of Business   - approval by at least  2/3 of all     - approval by at least  2/3 of votes
  Combinations                         outstanding shares entitled to vote    cast by shareholders who vote in
                                                                                person or by proxy at a general
                                                                                meeting

(2) Quorum                             - majority of outstanding shares       -  1/3 of outstanding shares,
                                       entitled to vote, represented in       represented in person or by proxy;
                                         person or by proxy                     for matters voted on by common
                                                                                shares, no less than  1/3 of
                                                                                outstanding common voting shares

(3) Special Meeting of Shareholders    - must be held upon written demand of  - must be held upon written demand of
                                         holders of at least 10% of all         holders of at least 5% of the
                                         votes entitled to vote on any issue    shares that carry the right to vote
                                         to be considered at the proposed
                                         special meeting

(4) Amendment of Charter; Amendment    - amendment of the GR-Montana          - amendment of the GR-Canada Articles
  of Bylaws                              Articles requires affirmative          requires approval of at least  2/3
                                         majority vote of shares entitled to    of votes cast by shareholders who
                                         vote; the GR-Montana Bylaws may be     vote in person or by proxy; the
                                         amended by the Board of Directors      GR-Canada Bylaws may be amended by
                                         or shareholders of GR-Montana          the Board of Directors of
                                                                                GR-Canada, but any bylaw altered,
                                                                                amended or repealed, or new bylaw
                                                                                adopted, by the Board of Directors
                                                                                of GR-Canada must be confirmed by
                                                                                the GR-Canada shareholders at the
                                                                                next shareholders meeting

(5) Cumulative Voting                  - cumulative voting in the election    - cumulative voting in the election
                                       of directors is permitted              of directors is not permitted

(6) Restrictions on Transfer and       - GR-Montana Common Stock is not       - GR-Canada Class A Shares are not
  Exchange Rights                        subject to restrictions on transfer    subject to restrictions on transfer
                                         or exchange rights                     or exchange rights; each GR-Canada
                                                                                Class B Share, together with the
                                                                                GR-Montana Class B Stock component
                                                                                of an equity unit, may be
                                                                                transferred or exchanged only upon
                                                                                compliance with certain procedures
                                                                                and are convertible into GR-Canada
                                                                                Class A Shares

(7) Call Rights                        - GR-Montana Common Stock is not       - GR-Canada Class A Shares are not
                                         subject to call                        subject to call; each GR-Canada
                                                                                Class B Share, together with the
                                                                                GR-Montana Class B Stock component
                                                                                of an equity unit, is subject to
                                                                                call upon the occurrence of certain
                                                                                events

     DETAILED DESCRIPTIONS OF SECURITIES. The following is a more detailed description of (1) the GR-Montana Common Stock and (2) the securities to be received in the reorganization by (a) holders of GR-Montana Common Stock who receive GR-Canada Class A Shares and (b) U.S. Holders who make an equity unit election.

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                                      GENERAL

The authorized share capital of         The authorized share capital of         The authorized share capital of
GR-Montana prior to the                 GR-Canada consists of (1) common        GR-Canada consists of (1) common
reorganization consisted of (1)         shares, which are divided into two      shares, which are divided into two
common stock, no par value per share    classes: the GR-Canada Class A          classes, the GR-Canada Class A
and (2) preferred stock, no par         Shares and the GR-Canada Class B        Shares and the GR-Canada Class B
value per share. Prior to the           Shares and (2) Class C preferred        Shares and (2) Class C preferred
reorganization, no shares of            shares, no par value per share.         shares, no par value per share.
preferred stock were outstanding.       Immediately following the               Immediately following the
                                        reorganization, no preferred shares     reorganization, no preferred shares
                                        will be outstanding.                    will be outstanding.
                                                                                At the effective time of the
                                                                                reorganization, the authorized share
                                                                                capital of GR-Montana will consist
                                                                                of (1) common stock which is divided
                                                                                into two classes, the GR-Montana
                                                                                Class A common stock, no par value
                                                                                per share, and the GR-Montana Class
                                                                                B Stock and (2) preferred stock, no
                                                                                par value per share. Immediately
                                                                                following the reorganization, no
                                                                                shares of preferred stock will be
                                                                                outstanding.

                                                    EQUITY UNITS

At the effective time of the            The GR-Canada Class A Shares are not    Each GR-Canada Class B Share and
reorganization, the GR-Montana          part of the equity unit.                each share of GR-Montana Class B
Common Stock will automatically be                                              Stock issued in the reorganization
converted into GR-Canada Class A                                                will be paired as an equity unit and
Shares except for (1) U.S. Holders                                              may not be transferred separately.
who make an equity unit election and                                            Equity units will be represented by
(2) shareholders who properly                                                   unit share certificates to be issued
exercise dissenters' rights.                                                    by the Exchange Agent and are
                                                                                immediately convertible into
                                                                                GR-Canada Class A Shares.

                                                   VOTING RIGHTS

Under the GR-Montana Articles, all      Each GR-Canada Class A Share will be    Each holder of an equity unit will
voting rights are currently vested      entitled to vote at any meeting of      be entitled to one vote in each of
in the holders of GR-Montana Common     the shareholders of GR-Canada,          GR-Canada and GR-Montana.
Stock, with each share being            except at meetings at which only
entitled to one vote with all shares    holders of another specific class or    Each GR-Canada Class B Share will be
of GR-Montana Common Stock entitled     series of shares of GR-Canada are       entitled to vote at any meeting of
to vote as a class.                     entitled to vote separately as a        the shareholders of GR-Canada,
                                        class or series. Holders of             except at meetings at which only
The GR-Montana Articles provide that    GR-Canada Class A Shares will have      holders of another specific class or
GR-Montana shareholders are entitled    one vote per share held and shall be    series of shares of GR-Canada are
to cumulate their shares in the         entitled to vote together with the      entitled to vote separately as a
voting for directors by multiplying     GR-Canada Class B Shares as a single    class or series. No separate class
the number of shares held by the        class. Under the Yukon Act,             votes are currently provided for.
number of directors to                  cumulative voting is permitted, if      Holders of GR-Canada
                                        so provided in the

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
be elected and distributing the         articles of incorporation. The          Class A Shares and GR-Canada Class B
votes among the candidates.             GR-Canada Articles do not provide       Shares will have one vote per share
                                        for cumulative voting rights in the     held and shall be entitled to vote
                                        election of directors.                  together as a single class. Under
                                                                                the Yukon Act, cumulative voting is
                                                                                permitted, if so provided in the
                                                                                articles of incorporation. The
                                                                                GR-Canada Articles do not provide
                                                                                for cumulative voting rights in the
                                                                                election of directors.
                                                                                Each share of GR-Montana Class B
                                                                                Stock will be entitled to vote at
                                                                                any meeting of the shareholders of
                                                                                GR-Montana, except at meetings at
                                                                                which only holders of another
                                                                                specific class or series of shares
                                                                                of GR-Montana are entitled to vote
                                                                                separately as a class or series. No
                                                                                separate class votes are currently
                                                                                provided for. Holders of GR-Montana
                                                                                Class B Stock shall be entitled to
                                                                                one vote per share of GR-Montana
                                                                                Class B Stock and shall vote as a
                                                                                class with the other class of common
                                                                                stock of GR-Montana. Holders of
                                                                                GR-Montana Class B Stock do not have
                                                                                cumulative voting rights in the
                                                                                election of directors.
                                                     DIVIDENDS

                                        The dividend provisions of the GR-Canada Class A Shares and the equity units are designed so that upon issuance of a dividend by either GR-Canada or
                                        GR-Montana, the holders of GR-Canada Class A Shares and equity units will simultaneously receive dividends of equal value.

Subject to any restrictions             The holders of GR-Canada common         The holders of equity units shall be
contained in a corporation's            shares shall be entitled to receive     entitled to receive such dividends
charter, the MBCA generally provides    such dividends (payable in cash,        (payable in cash, stock or
that the directors of a corporation     stock or otherwise) as may be           otherwise) as may be declared on the
may declare and pay dividends out of    declared thereon by the Board of        GR-Canada Class B Shares and the
surplus (defined as the excess, if      Directors of GR-Canada at any time      GR-Montana Class B Stock by the
any, of net assets over stated          and from time to time out of any        Boards of Directors of GR-Canada and
capital) or, when no surplus exists,    funds of GR-Canada legally available    GR-Montana, respectively, at any
out of net profits for the fiscal       therefor; provided, however, that       time and from time to time out of
year in which the dividend is           any dividend upon the GR-Canada         any funds of GR-Canada and
declared and/or the preceding fiscal    Class A Shares that is payable in       GR-Montana, respectively, legally
year. Dividends may not be paid out     GR-Canada Class A Shares shall be       available therefor; provided,
of net profits if the stated capital    paid only in GR-Canada Class A          however, that any dividend upon the
of the corporation is less than the     Shares to holders of GR-Canada Class    GR-Canada Class B Shares that is
aggregate amount of stated capital      A Shares.                               payable in GR-Canada Class B Shares
represented by the issued and                                                   shall be paid only in GR-Canada
outstanding stock of all classes                                                Class B Shares to holders of
having a preference upon the                                                    GR-Canada Class B Shares and any
distribution of assets.                                                         dividend upon the GR-Montana Class B
                                                                                Stock that is payable in GR-Montana
                                                                                Class B Stock shall be paid only in
                                                                                GR-Montana Class B Stock to holders
                                                                                of GR-Montana Class B Stock.

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                        Because the dividend rights of GR-Canada and GR-Montana are dependent on each other, a summary of the interdependent dividend rights is more helpful than a side by side comparison.

                                        As long as equity units remain outstanding:

                                        (1)  dividends may not be declared with respect to GR-Canada Class A Shares,
                                             GR-Canada Class B Shares or shares of GR-Montana Class B Stock unless a simultaneous dividend is declared for all three classes of stock;

                                        (2)  other than dividends in shares, the sum of the dividends payable per
                                             GR-Canada Class B Share and per share of GR-Montana Class B Stock must equal the dividends payable per GR-Canada Class A Share;

                                        (3)  if a dividend is declared in the form of GR-Canada Class A Shares,
                                             GR-Canada Class B Shares or shares of GR-Montana Class B Stock, a simultaneous dividend for a proportionate number of shares must be declared for all three classes of stock based on an original ratio of one-to-one-to-one, as may be adjusted to give effect to any stock splits, stock combinations or other changes in capitalization; and

                                        (4)  other than dividends in shares, dividends payable per GR-Canada Class B
                                             Share shall equal 1% of the dividends payable per GR-Canada Class A
                                             Share and dividends payable per share of GR-Montana Class B Stock shall equal 99% of the dividends payable per GR-Canada Class A Share.

                                        The restrictions on dividends shall cease to be effective if GR-Canada and/or GR-Montana owns all outstanding shares of GR-Montana Class B Stock originally included in an equity unit or if all equity units have been converted into GR-Canada Class A Shares.
                                        The dividend rights described above are subject to the prior rights and preferences applicable to preferred stock, if any, of GR-Canada and
                                        GR-Montana, respectively. Immediately following the reorganization, no shares of preferred stock of either company will be outstanding.

                                        Under the Yukon Act, a corporation shall not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

                                                    CALL RIGHTS

Not applicable.                         The GR-Canada Class A Shares are not    Each equity unit is callable by
                                        subject to call.                        GR-Canada in exchange for one
                                                                                GR-Canada Class A Share upon the
                                                                                earlier of (1) the liquidation,
                                                                                dissolution or winding up of
                                                                                GR-Montana or GR-Canada and (2) the
                                                                                expiration of three years from the
                                                                                date of the original issuance of the
                                                                                equity units if 95% or more of such
                                                                                equity units have been exchanged for
                                                                                GR-Canada Class A Shares. Upon call
                                                                                of the equity units, a 99%
                                                                                fractional GR-Canada Class A Share
                                                                                shall be issued for each share of
                                                                                GR-Montana Class B Stock underlying
                                                                                an equity unit and a 1% fractional
                                                                                GR-Canada Class A Share shall be
                                                                                issued for each GR-Canada Class B
                                                                                Share underlying an equity unit.

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                       LIQUIDATION, DISSOLUTION OR WINDING UP

                                        The liquidation provisions of the GR-Canada Class A Shares and the equity units are designed so that holders of GR-Canada Class A Shares or equity units will have the opportunity, together with the exchange rights and call rights, to receive essentially the same value in the event of the liquidation, dissolution or winding up of the companies. Because these provisions are quite complex, we set forth their entire formulas here. For purposes of this description, the following letters have the definitions set forth next to them.
                                        a  = the amount of GR-Canada's liquidation proceeds remaining after
The MBCA contains procedures and        distribution of the preferential amounts, if any, to holders of preferred requirements for voluntary and
involuntary liquidations and                 shares of GR-Canada
dissolutions. In the case of a
voluntary liquidation and               b  = the aggregate GR-Montana Class B Stock liquidation proceeds at the time
dissolution, an affirmative vote of     of any voluntary or involuntary liquidation, dissolution or winding up of two-thirds ( 2/3) of all of the
votes entitled to be cast on the
proposal is required.                        GR-Montana
Under the GR-Montana Articles, upon     c  = the total number of shares of GR-Montana Class B Stock outstanding at
the merger or consolidation of          the time of any voluntary or involuntary liquidation, dissolution or winding
GR-Montana (in a merger or                   up of GR-Montana
consolidation in which GR-Montana
shareholders receive cash or            d  = the total number of GR-Canada Class A Shares outstanding at the time of
securities of any other person or       the voluntary or involuntary liquidation, dissolution or winding up of entity upon such merger or
consolidation), or upon the sale or
other disposition of all or
substantially all of the properties          GR-Canada
and assets of GR-Montana as an
entirety to any person or entity,       e  = the total number of GR-Canada Class B Shares outstanding at the time of
the aggregate consideration payable     the liquidation, dissolution or winding up of GR-Canada
to the GR-Montana shareholders, if
any, shall be distributed as if such
merger, consolidation, sale or other
disposition were a distribution in
liquidation, dissolution or winding
up of the affairs of GR-Montana.

                                        In the event of any liquidation,        In the event of any liquidation,
                                        dissolution or winding up of            dissolution or winding up of
                                        GR-Canada, after distribution in        GR-Canada, after distribution in
                                        full of the preferential amounts, if    full of the preferential amounts, if
                                        any, to be distributed to the           any, to be distributed to the
                                        holders of GR-Canada preferred          holders of GR-Canada preferred
                                        shares, or any series thereof, the      shares, or any series thereof, the
                                        holders of GR-Canada Class A Shares     holders of GR-Canada Class B Shares
                                        shall be entitled to receive, out of    shall be entitled to receive, out of
                                        the assets of GR-Canada available       the assets of GR-Canada available
                                        for distribution to shareholders,       for distribution to shareholders,
                                        liquidation proceeds in an amount       liquidation proceeds in an amount
                                        per GR-Canada Class A Share equal to    per GR-Canada Class B Share
                                        the sum of the following:               determined according to the
                                                                                following formula:
                                        (1)  the lesser of:
                                                                                a - (b/c)(d)
                                        (i)  b/c or                             ----------------
                                                                                99(d) + e
                                        (ii) a/d
                                                                                In the event of any voluntary or
                                        and                                     involuntary liquidation, dissolution
                                                                                or winding up of GR-Montana, after
                                        (2)  the greater of:                    distribution in full of the
                                                                                preferential amounts, if any, to be
                                        (i)  0 or                               distributed to the holders of shares
                                                                                of preferred stock, or any series
                                        (ii) a - (b/c)(d)                       thereof, the holders of shares of
                                        --------------------                    GR-Montana common stock shall be
                                        d + e/99                                entitled to receive all of the
                                                                                remaining assets of GR-Montana
                                                                                available for distribution to its
                                                                                shareholders, ratably in proportion
                                                                                to the number of shares of

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                        The Yukon Act contains procedures       GR-Montana common stock held by
                                        and requirements for voluntary and      them, regardless of whether such
                                        involuntary liquidations and            shares are GR-Montana Class A common
                                        dissolutions. In the case of a          stock or GR-Montana Class B Stock.
                                        voluntary liquidation and
                                        dissolution, a special resolution is    The MBCA contains procedures and
                                        required.                               requirements for voluntary and
                                                                                involuntary liquidations and
                                                                                dissolutions. In the case of a
                                                                                voluntary liquidation and
                                                                                dissolution, an affirmative vote of
                                                                                two-thirds ( 2/3) of all of the
                                                                                votes entitled to be cast on the
                                                                                proposal is required.
                                                                                The Yukon Act contains procedures
                                                                                and requirements for voluntary and
                                                                                involuntary liquidations and
                                                                                dissolutions. In the case of a
                                                                                voluntary liquidation and
                                                                                dissolution, a special resolution is
                                                                                required.

                                                  EXCHANGE RIGHTS

Not applicable.                         The GR-Canada Class A Shares are not    At any time following the
                                        subject to exchange rights.             reorganization, equity units are
                                                                                immediately convertible into
                                                                                GR-Canada Class A Shares in
                                                                                accordance with the procedures set
                                                                                forth in the Exchange Agent
                                                                                Agreement. By electing to receive
                                                                                equity units, you agree to be bound
                                                                                by the provisions of the Exchange
                                                                                Agent Agreement. See "The
                                                                                Reorganization -- Exchange Rights."
                                                                                In order for a holder of unit shares
                                                                                to convert equity units into
                                                                                GR-Canada Class A Shares, such
                                                                                holder shall surrender the
                                                                                certificate(s) representing the unit
                                                                                shares, duly endorsed, to the
                                                                                Exchange Agent, accompanied by a
                                                                                notice stating the number of
                                                                                GR-Canada Class B Shares and shares
                                                                                of GR-Montana Class B Stock which
                                                                                such holder desires to convert into
                                                                                GR-Canada Class A Shares. For equity
                                                                                units represented by a unit share
                                                                                certificate, the Exchange Agent will
                                                                                present each share of GR-Montana
                                                                                Class B Stock to GR-Montana for
                                                                                conversion into a 99% fractional
                                                                                GR-Canada Class A Share and
                                                                                simultaneously present each
                                                                                GR-Canada Class B Share to GR-Canada
                                                                                for conversion into a 1% fractional
                                                                                GR-Canada Class A Share. The sum of
                                                                                the fractional GR-Canada Class A
                                                                                Shares received for the equity unit
                                                                                will equal one GR-Canada Class A
                                                                                Share.

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                                                                Thereupon, GR-Canada shall promptly
                                                                                issue and deliver and GR-Montana may
                                                                                promptly deliver to such holder a
                                                                                certificate or certificates for the
                                                                                number of GR-Canada Class A Shares
                                                                                to which such holder is entitled,
                                                                                registered in the name of such
                                                                                holder or designee of such holder.
                                                                                The person entitled to receive the
                                                                                GR-Canada Class A Shares issuable
                                                                                upon such conversion shall be
                                                                                treated for all purposes as the
                                                                                record holder of such GR-Canada
                                                                                Class A Shares on the date of
                                                                                conversion. If, for any reason,
                                                                                GR-Montana does not deliver
                                                                                GR-Canada Class A Shares in the
                                                                                exchange, the holders of GR-Montana
                                                                                Class B Stock may exercise the
                                                                                Back-Up Exchange Right and GR-Canada
                                                                                will exchange the shares of
                                                                                GR-Montana Class B Stock. See "The
                                                                                Reorganization -- Exchange Rights."

                                              RESTRICTIONS ON TRANSFER

Not applicable.                         The GR-Canada Class A Shares are not    Equity units are transferable,
                                        subject to restrictions on transfer.    subject to compliance with
                                                                                applicable federal, provincial and
                                                                                state securities laws. The
                                                                                underlying GR-Canada Class B Share
                                                                                and GR-Montana Class B Stock
                                                                                components of an equity unit are
                                                                                only transferable together. A
                                                                                transfer means a transfer, sale,
                                                                                encumbrance or other disposal of a
                                                                                component of an equity unit.
                                                                                Transfers must also be made in
                                                                                accordance with the provisions of
                                                                                the Exchange Agent Agreement.
                                                                                TranSecurities International, Inc.
                                                                                is acting as Exchange Agent in the
                                                                                reorganization. Unit share
                                                                                certificates evidencing equity units
                                                                                will be issued and transferred
                                                                                subject to the terms of the Exchange
                                                                                Agent Agreement. By electing to
                                                                                receive equity units, you agree to
                                                                                be bound by the provisions of the
                                                                                Exchange Agent Agreement. See
                                                                                "-- Exchange Agent Agreement."
                                                                                More particularly, the GR-Canada
                                                                                Class B Shares are transferable with
                                                                                the GR-Montana Class B Stock
                                                                                component of the equity units;
                                                                                provided, however, GR-Canada or its
                                                                                transfer agent, if any, may not
                                                                                register the transfer of any
                                                                                GR-Canada Class B Shares (or
                                                                                fractions of shares) comprising a
                                                                                part of any equity unit, unless
                                                                                there is produced to GR-Canada or
                                                                                its transfer agent, if any,

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                                                                such evidence as it may in its
                                                                                discretion require to ensure that on
                                                                                the same occasion there is also
                                                                                being transferred to the same person
                                                                                the GR-Montana Class B Stock
                                                                                comprising part of the equity unit.
                                                                                In addition, the shares of
                                                                                GR-Montana Class B Stock are
                                                                                transferable with the GR-Canada
                                                                                Class B Share component of the
                                                                                equity units; provided, however,
                                                                                GR-Montana or its transfer agent, if
                                                                                any, may not register the transfer
                                                                                of any shares of GR-Montana Class B
                                                                                Stock (or fractions of shares)
                                                                                comprising a part of any equity
                                                                                unit, unless there is produced to
                                                                                GR-Montana or its transfer agent, if
                                                                                any, such evidence as it may in its
                                                                                discretion require to ensure that on
                                                                                the same occasion there is also
                                                                                being transferred to the same person
                                                                                the GR-Canada Class B Share
                                                                                comprising part of the equity unit.
                                                                                A transfer means a transfer, sale,
                                                                                encumbrance or other disposal of a
                                                                                component of an equity unit.

                                             CHANGES IN CAPITALIZATION

Not applicable.                         Subject to any required action by       Subject to any required action by
                                        the shareholders of GR-Canada, the      the shareholders of GR-Canada, the
                                        number of GR-Canada Class A Shares,     number of GR-Canada Class A Shares,
                                        or GR-Canada Class B Shares included    or GR-Canada Class B Shares included
                                        in an equity unit, shall be             in an equity unit, shall be
                                        proportionately adjusted for any        proportionately adjusted for any
                                        increase or decrease in the number      increase or decrease in the number
                                        of issued shares of GR-Canada           of issued shares of GR-Canada
                                        resulting from a stock split,           resulting from a stock split,
                                        payment of a stock dividend or any      payment of a stock dividend or any
                                        other increase or decrease in the       other increase or decrease in the
                                        number of issued shares or other        number of issued shares or other
                                        change in capitalization effected       change in capitalization effected
                                        without receipt of consideration by     without receipt of consideration by
                                        GR-Canada. Provided, however, that,     GR-Canada. Provided, however, that,
                                        for as long as GR-Canada's share        for as long as GR-Canada's share
                                        capital is divided into GR-Canada       capital is divided into GR-Canada
                                        Class A Shares and GR-Canada Class B    Class A Shares and GR-Canada Class B
                                        Shares, no such change in               Shares, no such change in
                                        capitalization may be effected by       capitalization may be effected by
                                        GR-Canada unless (1) immediately        GR-Canada unless (1) immediately
                                        following any such change in            following any such change in
                                        capitalization, the ratio of the        capitalization, the ratio of the
                                        number of GR-Canada Class A Shares      number of GR-Canada Class A Shares
                                        then outstanding to the number of       then outstanding to the number of
                                        GR-Canada Class B Shares then           GR-Canada Class B Shares then
                                        outstanding is equal to such ratio      outstanding is equal to such ratio
                                        immediately preceding such change in    immediately preceding such change in
                                        capitalization and (2) the effect       capitalization and (2) the effect
                                        thereof will result in an equity        thereof will result in an equity
                                        unit comprising a whole number of       unit comprising a whole number of
                                        GR-Canada Class B                       GR-Canada Class B

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                        Shares and a whole number of shares     Shares and a whole number of shares
                                        of GR-Montana Class B Stock. All        of GR-Montana Class B Stock. All
                                        GR-Canada Class B Shares resulting      GR-Canada Class B Shares resulting
                                        from such change in capitalization      from such change in capitalization
                                        will thereafter be included in          will thereafter be included in
                                        equity units, resulting in an           equity units, resulting in an
                                        adjustment to the equity unit           adjustment to the equity unit
                                        pairing ratio                           pairing ratio.
                                                                                Subject to any required action by
                                                                                the shareholders of GR-Montana, the
                                                                                number of shares of GR-Montana Class
                                                                                B Stock included in an equity unit
                                                                                shall be adjusted for any increase
                                                                                or decrease in the number of issued
                                                                                shares of GR-Montana Class B Stock
                                                                                resulting from a stock split,
                                                                                payment of a stock dividend or any
                                                                                other increase or decrease in the
                                                                                number of issued shares or other
                                                                                change in capitalization effected
                                                                                without receipt of consideration by
                                                                                GR-Montana. Provided, however, that,
                                                                                for as long as GR-Montana's share
                                                                                capital includes GR-Montana Class B
                                                                                Stock, no such change in
                                                                                capitalization may be effected by
                                                                                GR-Montana unless the effect thereof
                                                                                will result in an equity unit
                                                                                comprising a whole number of shares
                                                                                of GR-Montana Class B Stock and a
                                                                                whole number of GR-Canada Class B
                                                                                Shares. All shares of GR-Montana
                                                                                Class B Stock resulting from such
                                                                                change in capitalization will
                                                                                thereafter be included in equity
                                                                                units, resulting in an adjustment to
                                                                                the equity unit pairing ratio.
                                            REDUCTION OF STATED CAPITAL

Not applicable.                         Subject to the provisions of the        Subject to the provisions of the
                                        Yukon Act and the GR-Canada             Yukon Act and the GR-Canada
                                        Articles, GR-Canada may reduce its      Articles, GR-Canada may reduce its
                                        stated capital in any way, provided     stated capital in any way, provided
                                        that no such reduction may be made      that no such reduction may be made
                                        if, as a result, all of the             if, as a result, all of the
                                        GR-Canada Class B Shares contained      GR-Canada Class B Shares contained
                                        in equity units will be canceled,       in equity units will be canceled,
                                        unless prior to such reduction          unless prior to such reduction
                                        becoming effective the Board of         becoming effective the Board of
                                        Directors of GR-Canada is satisfied     Directors of GR-Canada is satisfied
                                        that the shares of GR-Montana Class     that the shares of GR-Montana Class
                                        B Stock contained in such equity        B Stock contained in such equity
                                        units will be canceled.                 units will be canceled.
                                                                                Subject to the provisions of the
                                                                                MBCA and the GR-Montana Restated
                                                                                Articles, GR-Montana may reduce its
                                                                                stated capital in any way, provided
                                                                                that no such reduction may be made
                                                                                if, as a result, all of the shares
                                                                                of GR-Montana Class B

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                                                                Stock contained in equity units will
                                                                                be canceled unless, prior to such
                                                                                reduction becoming effective, the
                                                                                Board of Directors of GR-Montana is
                                                                                satisfied that the GR-Canada Class B
                                                                                Shares contained in such equity
                                                                                units will be canceled.

                                                    CANCELLATION

Not applicable.                         The GR-Canada Class A Shares are not    In the event that all of the
                                        subject to cancellation.                GR-Montana Class B Stock originally
                                                                                issued as part of an equity unit
                                                                                ceases to be outstanding, the
                                                                                GR-Montana Class B Stock shall,
                                                                                without any further action of
                                                                                GR-Montana, automatically expire and
                                                                                be canceled, and no longer be
                                                                                authorized. In the event that all of
                                                                                the GR-Canada Class B Shares
                                                                                originally issued as part of an
                                                                                equity unit cease to be outstanding,
                                                                                the GR-Canada Class B Shares shall,
                                                                                without any further action of
                                                                                GR-Canada, be canceled.
                                              SHAREHOLDER RIGHTS PLANS

In April 1997, the Board of             GR-Canada has adopted the GR-Canada     GR-Canada has adopted the GR-Canada
Directors of GR-Montana adopted the     Shareholder Rights Plan, which          Shareholder Rights Plan, which
GR-Montana Shareholder Rights Plan      differs from the GR-Montana             differs from the GR-Montana
pursuant to which stock purchase        Shareholder Rights Plan in mostly       Shareholder Rights Plan in mostly
rights were distributed for each        non-substantive respects to comply      non-substantive respects to comply
outstanding share of GR-Montana         with Canadian law. The GR-Canada        with Canadian law. While the equity
Common Stock. The GR-Montana            Class A Shares are subject to the       units are not subject to the terms
Shareholder Rights Plan was designed    terms of the GR-Canada Shareholder      of a shareholder rights plan, the
to (1) protect against attempts to      Rights Plan. The GR-Canada              underlying GR-Canada Class B Share
acquire GR-Montana for an inadequate    Shareholder Rights Plan is              component of the equity units is
or unfair price, (2) deter abusive      substantially similar to the            subject to the terms of the
tactics which induce GR-Montana         GR-Montana Shareholder Rights Plan.     GR-Canada Shareholder Rights Plan.
shareholders to tender shares prior     See "-- GR-Canada Shareholder Rights    See "-- GR-Canada Shareholder Rights
to realizing the full value or total    Plan."                                  Plan."
potential of their investment in
GR-Montana and (3) create an
incentive for a potential acquirer
to negotiate the price and terms of
an acquisition transaction in good
faith with the Board of Directors of
GR-Montana so that GR-Montana
shareholders are treated equally.
The GR-Montana Shareholder Rights
Plan may have certain anti-takeover
effects.
In connection with the
Reorganization, the GR-Montana
Shareholder Rights Plan will be
amended by the Board of Directors of
GR-Montana to provide that the
existing stock purchase rights will
expire immediately prior to the
effective time of the
reorganization.

                                                                                     RIGHTS AND PREFERENCES OF
                                                                                      EQUITY UNITS, INCLUDING
     RIGHTS AND PREFERENCES OF               RIGHTS AND PREFERENCES OF              GR-CANADA CLASS B SHARES AND
      GR-MONTANA COMMON STOCK                 GR-CANADA CLASS A SHARES                GR-MONTANA CLASS B STOCK
     -------------------------               -------------------------              ----------------------------
                                               STOCK EXCHANGE LISTING

The GR-Montana Common Stock is          There is currently no established       Equity units will not be listed for
currently listed on Nasdaq under the    public trading market for the           trading on any stock exchange, but
symbol "GLDR" and on the TSE under      GR-Canada Class A Shares. GR-Canada     subject to compliance with
the symbol "GLR."                       has applied for the GR-Canada Class     applicable federal, provincial and
                                        A Shares to be listed on Nasdaq         state securities laws may be
                                        under the symbol "GLDR," the same       transferred. Transfers must also be
                                        symbol under which the GR-Montana       made in accordance with the
                                        Common Stock is currently listed.       provisions of the Exchange Agent
                                        The TSE has approved the GR-Canada      Agreement. See "-- Restrictions on
                                        Class A Shares for listing under the    Transfer."
                                        symbol "GLR.A" immediately following
                                        the reorganization.

     DETAILED DESCRIPTIONS OF CERTAIN RIGHTS OF SHAREHOLDERS. The following is a more detailed description of certain rights of shareholders under the GR-Montana Articles and GR-Montana Bylaws, the GR-Montana Restated Articles and GR-Montana Amended Bylaws and the GR-Canada Articles and GR-Canada Bylaws.

       GR-MONTANA ARTICLES AND           GR-MONTANA RESTATED ARTICLES AND            GR-CANADA ARTICLES AND
          GR-MONTANA BYLAWS                  GR-MONTANA AMENDED BYLAWS                  GR-CANADA BYLAWS
       -----------------------           --------------------------------            ----------------------
                                   SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

Under the MBCA, unless a               Under the MBCA, unless a               Under the Yukon Act, the sale, lease
corporation's articles of              corporation's articles of              or exchange of all or substantially
incorporation provide for a lesser     incorporation provide for a lesser     all of the property of a corporation
vote (but not less than a majority),   vote (but not less than a majority),   requires approval by not less than
approval by at least two-thirds of     approval by at least two-thirds of     two-thirds of the votes cast by
the outstanding shares entitled to     the outstanding shares entitled to     shareholders who vote in person or by
vote or two-thirds of each voting      vote or two-thirds of each voting      proxy at a general meeting. In the
group is required to approve mergers,  group is required to approve mergers,  event holders of shares of a class or
asset sales and dissolutions.          asset sales and dissolutions.          series of shares are affected by the
Separate voting by voting groups is    Separate voting by voting groups is    sale, lease or exchange in a manner
required (1) on a plan of share        required (1) on a plan of share        different from the shares of another
exchange, and (2) on a plan of merger  exchange, and (2) on a plan of merger  class or series, such holders are
if it contains provisions that would   if it contains provisions that would   entitled to vote separately as a
require separate voting if contained   require separate voting if contained   class or series.
in an amendment to the articles of     in an amendment to the articles of
incorporation. The GR-Montana          incorporation. The GR-Montana          In addition, under the Yukon Act, a
Articles do not contain provisions     Restated Articles will not contain     special resolution to approve an
regarding shareholder approval of      provisions regarding shareholder       amalgamation or plan of arrangement
mergers and share exchanges.           approval of mergers and share          or other fundamental changes must be
Accordingly, the foregoing provisions  exchanges. Accordingly, the foregoing  passed by not less than two-thirds of
of the MBCA are applicable to          provisions of the MBCA will be         the votes cast by the shareholders
GR-Montana.                            applicable to GR-Montana.              who vote in person or by proxy at a
                                                                              general meeting of the corporation.
                                                                              In limited circumstances, where a
                                                                              certain class or series of shares is
                                                                              affected in a manner different from
                                                                              another class or series of shares,
                                                                              separate resolutions or class votes
                                                                              by the holders of shares of any class
                                                                              or series must be passed by not less
                                                                              than two-thirds of the votes cast by
                                                                              the holders of shares of that class
                                                                              or series.

                                                      QUORUM

Under the GR-Montana Bylaws,           Under the GR-Montana Amended Bylaws,   Under the GR-Canada Bylaws, a quorum
GR-Montana's quorum requirement is a   GR-Montana's quorum requirement is     for the transaction of business at
majority of the outstanding shares of  one-third of the outstanding shares    any meeting of shareholders will be
GR-Montana Common Stock entitled to    of GR-Montana Common Stock entitled    holders of at least one-third of the
vote, represented in person or by      to vote, represented in person or by   outstanding shares of GR-Canada,
proxy.                                 proxy.                                 present in person or represented by
                                                                              proxy. With respect to matters to be
                                                                              voted upon by the holders of common
                                                                              shares of GR-Canada, in no case will
                                                                              such quorum be less than one-third of
                                                                              the outstanding common voting shares
                                                                              of GR-Canada.

       GR-MONTANA ARTICLES AND           GR-MONTANA RESTATED ARTICLES AND            GR-CANADA ARTICLES AND
          GR-MONTANA BYLAWS                  GR-MONTANA AMENDED BYLAWS                  GR-CANADA BYLAWS
       -----------------------           --------------------------------            ----------------------
                                         SPECIAL MEETINGS OF SHAREHOLDERS

Under the GR-Montana Bylaws, special   Same as GR-Montana Articles and        Under the GR-Canada Bylaws, meetings
meetings of GR-Montana shareholders    GR-Montana Bylaws.                     of shareholders of GR-Canada may be
for any purpose may be called at any                                          called at any time by the chairman of
time by the president, the Board of                                           the board, the president, the
Directors of GR-Montana or the                                                managing director or the Board of
holders of not less than ten percent                                          Directors of GR-Canada. In addition,
of the shares entitled to vote at the                                         under, and subject to, the Yukon Act,
meeting. In addition, under the MBCA,                                         the holders of not less than five
special meetings of shareholders must                                         percent of the shares of GR-Canada
be held if the holders of at least                                            that carry the right to vote may
ten percent of all of the votes                                               requisition the directors to call a
entitled to be cast on any issue                                              meeting of shareholders for the
proposed to be considered at the                                              purposes stated in the requisition.
proposed special meeting sign, date
and deliver to the corporation's
secretary one or more written demands
for the meeting that describe the
purpose for which it is to be held.

                                     AMENDMENT OF CHARTER; AMENDMENT OF BYLAWS

Under the MBCA, GR-Montana             Same as GR-Montana Articles and        Under the Yukon Act, a special
shareholders may amend the GR-Montana  GR-Montana Bylaws.                     resolution to approve a change of
Articles by an affirmative majority                                           name, a change in authorized capital
vote of the shares entitled to vote                                           or other fundamental changes,
on the matter following                                                       including amendment of the
recommendation (unless special                                                corporation's articles, must be
circumstances exist, in which case no                                         passed by not less than two-thirds of
recommendation of the Board of                                                the votes cast by the shareholders
Directors of GR-Montana is required)                                          who vote in person or by proxy at a
of the amendment by the Board of                                              general meeting of the corporation.
Directors of GR-Montana. The Board of                                         In limited circumstances, where a
Directors of GR-Montana, or                                                   certain class or series of shares is
GR-Montana shareholders, may amend                                            affected in a manner different from
the GR-Montana Bylaws.                                                        another class or series of shares,
                                                                              separate resolutions or class votes
                                                                              by the holders of shares of any class
                                                                              or series must be passed by not less
                                                                              than two-thirds of the votes cast by
                                                                              the holders of shares of that class
                                                                              or series.
                                                                              The GR-Canada Bylaws may be altered,
                                                                              amended or repealed or new bylaws may
                                                                              be adopted by the Board of Directors
                                                                              of GR-Canada; provided, however, that
                                                                              any bylaw altered, amended or
                                                                              repealed or new bylaw adopted by the
                                                                              Board of Directors of GR-Canada must
                                                                              be confirmed by the GR-Canada
                                                                              shareholders at the shareholders
                                                                              meeting next following such
                                                                              alteration, amendment, repeal or
                                                                              adoption.

                                                OPPRESSION REMEDIES

The MBCA does not provide a statutory  Same as GR-Montana Articles and        Unlike the MBCA, the Yukon Act
oppression remedy. However, the MBCA   GR-Montana Bylaws.                     contains a statutory oppression
provides a variety of legal and                                               remedy that enables a court to make
equitable remedies to a corporation's                                         any order, both interim and final, to
shareholders for improper acts or                                             rectify the matters complained of if
omissions of a corporation or its                                             the court is satisfied upon
officers or directors. Under the                                              application by a complainant that, in
MBCA, only shareholders can bring an                                          respect of a corporation or any of
action alleging a breach of fiduciary                                         its affiliates, any act or omission
duty by the directors of a                                                    of the corporation or its affiliates
corporation. See "-- Shareholder                                              effects a result, or the business or
Derivative Actions."                                                          affairs of the corporation or its
                                                                              affiliates are or have been exercised
                                                                              in a manner, that is oppressive or
                                                                              unfairly prejudicial to, or that
                                                                              unfairly disregards the interest of,
                                                                              any security holder, creditor,
                                                                              director or officer. The oppression
                                                                              remedy may be sought by a
                                                                              shareholder, former shareholder,
                                                                              director, former director, officer or
                                                                              former officer of a corporation or
                                                                              any of its affiliates, or any

       GR-MONTANA ARTICLES AND           GR-MONTANA RESTATED ARTICLES AND            GR-CANADA ARTICLES AND
          GR-MONTANA BYLAWS                  GR-MONTANA AMENDED BYLAWS                  GR-CANADA BYLAWS
       -----------------------           --------------------------------            ----------------------
                                                                              other person who, in the discretion
                                                                              of a court, is a proper person to
                                                                              seek an oppression remedy. Because of
                                                                              the breadth of the conduct which can
                                                                              be complained of and the scope of the
                                                                              court's remedial powers, the
                                                                              oppression remedy is very flexible
                                                                              and is frequently relied upon to
                                                                              safeguard the interests of
                                                                              shareholders and other complainants
                                                                              with a substantial interest in the
                                                                              corporation.

                                               SHAREHOLDER PROPOSALS

GR-Montana shareholders are entitled   Following the reorganization, we       As holders of shares in the new
under the Exchange Act proxy rules to  expect that GR-Montana will continue   public company ("reporting issuer"),
submit proposals to be considered at   to be subject to the reporting         GR-Canada shareholders will continue
annual meetings of GR-Montana          requirements of the Exchange Act for   to be entitled under the Exchange Act
shareholders.                          about one year. During that time,      proxy rules to submit proposals to be
                                       GR-Montana shareholders will be        considered at annual meetings of
                                       entitled under the Exchange Act proxy  GR-Canada shareholders. In addition,
                                       rules to submit proposals to be        the Yukon Act allows a shareholder to
                                       considered at annual meetings of       make a proposal for consideration at
                                       GR-Montana shareholders.               an annual general meeting of
                                                                              shareholders and requires that the
                                                                              directors of the corporation
                                                                              facilitate the communication of that
                                                                              proposal to the shareholders in
                                                                              advance of the meeting, provided that
                                                                              the requirements of the Yukon Act in
                                                                              this regard are followed by any
                                                                              shareholder wishing to make such a
                                                                              proposal.

                                          VACANCIES ON BOARD OF DIRECTORS

Under the GR-Montana Bylaws, all       Same as GR-Montana Articles and        Under the Yukon Act and the GR-Canada
vacancies on the Board of Directors    GR-Montana Bylaws.                     Bylaws, a quorum of directors of
of GR-Montana, whether caused by                                              GR-Canada may fill any vacancy among
resignation, death or otherwise, may                                          the directors, except a vacancy
be filled by the affirmative vote of                                          resulting from an increase in the
a majority of the remaining directors                                         number or minimum number of directors
though less than a quorum of the                                              or from a failure to elect the number
Board of Directors of GR-Montana. A                                           or minimum number of directors
director elected to fill any vacancy                                          required by the GR-Canada Articles.
shall hold office for the unexpired                                           If there is no quorum of directors,
term of his or her predecessor and                                            or if there is an increase in the
until his or her successor is elected                                         number or minimum number of
and qualified. Any directorship to be                                         directors, or if there has been a
filled by reason of an increase in                                            failure to elect the number or
the number of directors may be filled                                         minimum number of directors required
by the Board of Directors of                                                  by the GR-Canada Articles, the
GR-Montana for a term of office                                               vacancy or vacancies must be filled
continuing only until the next                                                by way of a special meeting of the
election of directors by the                                                  shareholders. A director appointed or
GR-Montana shareholders.                                                      elected to fill a vacancy will hold
                                                                              office for the unexpired term of his
                                                                              or her predecessor.

                                                DISSENTERS' RIGHTS

Under the MBCA, a shareholder is       Same as GR-Montana Articles and        The Yukon Act provides that a holder
entitled to dissent from, and, upon    GR-Montana Bylaws.                     of shares of any class of a
completion of various notice and                                              corporation may dissent if the
demand requirements prescribed in                                             corporation resolves to do any of the
Sections 35-1-826 through 35-1-839 of                                         following: (1) amend its articles to
the MBCA, to obtain the fair value of                                         add, change or remove any provisions
his or her shares in the event of                                             restricting or constraining the issue
certain corporate actions, including                                          or transfer of shares of that class;
certain mergers, share exchanges,                                             (2) amend its articles to add, change
sales of substantially all assets of                                          or remove any restrictions on the
the corporation, and certain                                                  business or businesses that the
amendments to the corporation's                                               corporation may carry on; (3)
articles of incorporation. See "The                                           amalgamate with another corporation;
Reorganization -- Dissenters'                                                 (4) be continued under the laws of
Rights."                                                                      another jurisdiction; or (5) sell,
                                                                              lease or exchange all or
                                                                              substantially all of its property.
                                                                              Under the Yukon Act, a shareholder
                                                                              may dissent only with respect to all
                                                                              of the shares held by the shareholder

       GR-MONTANA ARTICLES AND           GR-MONTANA RESTATED ARTICLES AND            GR-CANADA ARTICLES AND
          GR-MONTANA BYLAWS                  GR-MONTANA AMENDED BYLAWS                  GR-CANADA BYLAWS
       -----------------------           --------------------------------            ----------------------
                                                                              or on behalf of any one beneficial
                                                                              owner and registered in the
                                                                              shareholder's name.

                                          SHAREHOLDER DERIVATIVE ACTIONS

Under the MBCA, a shareholder may      Same as GR-Montana Articles and        The Yukon Act also permits derivative
bring a derivative action on behalf    GR-Montana Bylaws.                     actions. Under the Yukon Act,
of, and for the benefit of, the                                               officers, former shareholders, former
corporation. However, the shareholder                                         directors and former officers of a
must first allege that demand was                                             corporation or its affiliates, and
made on the Board of Directors for                                            any person who, in the discretion of
relief from the grievance for which                                           the court, is a proper person to make
he or she seeks redress or that such                                          an application to court to bring a
demand was refused.                                                           derivative action, may, with judicial
                                                                              leave, bring an action in the name
                                                                              and on behalf of the corporation to
                                                                              enforce an obligation owed to the
                                                                              corporation that could be enforced by
                                                                              the corporation itself or to obtain
                                                                              damages for any breach of such an
                                                                              obligation. In addition, the Yukon
                                                                              Act permits derivative actions to be
                                                                              commenced in the name and on behalf
                                                                              of a corporation or any of its
                                                                              subsidiaries.

                                         PLACE OF MEETINGS OF SHAREHOLDERS

Under the GR-Montana Bylaws, meetings  Same as GR-Montana Articles and        The Yukon Act provides that meetings
of GR-Montana shareholders may be      GR-Montana Bylaws.                     of shareholders may be held outside
held at such place, within or without                                         the Yukon where the corporation's
the State of Montana, as determined                                           articles so provide, and the
from time to time by the Board of                                             GR-Canada Articles provide that
Directors of GR-Montana and stated in                                         meetings may be held outside the
the notice of the meeting.                                                    Yukon in Spokane, Washington,
                                                                              Toronto, Ontario or Dallas, Texas.

                                  SHAREHOLDER CONSENT TO ACTION WITHOUT A MEETING

Under the GR-Montana Bylaws, any       Same as GR-Montana Articles and        Under the Yukon Act, the shareholders
action required or which may be taken  GR-Montana Bylaws.                     of a corporation may act in lieu of a
at a GR-Montana shareholders meeting                                          meeting by unanimous written consent.
may be taken without a meeting if a
written consent setting forth the
action taken is signed by all
GR-Montana shareholders entitled to
vote on the subject matter of the
consent.

                                            REPURCHASE AND REDEMPTIONS

Under the MBCA, a corporation may      Same as GR-Montana Articles and        Under the Yukon Act, a corporation
acquire shares of its own stock.       GR-Montana Bylaws.                     may repurchase or otherwise acquire
Therefore, GR-Montana may repurchase                                          shares of its own stock subject to
shares of its own capital stock.                                              certain restrictions. Therefore,
                                                                              subject to the restrictions contained
                                                                              in the Yukon Act and applicable
                                                                              securities laws, GR-Canada may
                                                                              repurchase or otherwise acquire
                                                                              shares of its own capital stock.

                                         NUMBER AND RESIDENCY OF DIRECTORS

Under the GR-Montana Bylaws, the       Under the GR-Montana Amended Bylaws,   Under the GR-Canada Bylaws, the Board
Board of Directors of GR-Montana is    the Board of Directors of GR-Montana   of Directors of GR-Canada is elected
elected at the annual meeting of       is elected at the annual meeting of    at the annual meeting of
GR-Montana shareholders, with each     GR-Montana shareholders, with each     shareholders, with each director
director serving a one-year term or    director serving a one-year term or    serving a term not expiring later
until a successor is elected,          until a successor is elected,          than the close of the next annual
whichever is later. The Board of       whichever is later. The Board of       meeting of shareholders following the
Directors of GR-Montana must consist   Directors of GR-Montana must consist   election. Under the GR-Canada
of not less than three or more than    of not less than one director. The     Articles, the Board of Directors of
seven directors. Under the GR-Montana  Board of Directors of GR-Montana sets  GR-Canada must consist of not less
Bylaws, the Board of Directors of      the exact number of directors by       than 3 or more than 15 directors.
GR-Montana sets the exact number of    resolution. GR-Montana will have two   Currently, GR-Canada has seven
directors by resolution. Currently,    directors following the                directors, which are the same
GR-Montana has seven directors. The    reorganization. The Board of           directors that comprise the current
Board of Directors of GR-Montana is    Directors of GR-Montana is neither     Board of Directors of GR-Montana. The
neither divided into classes nor are   divided into classes nor are the       Board of Directors of GR-Canada is
the terms of the directors staggered.  terms of the directors staggered.      neither divided into classes nor are
There is no requirement that the       There is no requirement that the       the terms of the directors staggered.
directors                              directors be residents of the State    The Yukon Act does not have any
                                       of Montana.                            residency requirements,

       GR-MONTANA ARTICLES AND           GR-MONTANA RESTATED ARTICLES AND            GR-CANADA ARTICLES AND
          GR-MONTANA BYLAWS                  GR-MONTANA AMENDED BYLAWS                  GR-CANADA BYLAWS
       -----------------------           --------------------------------            ----------------------
be residents of the State of Montana.                                         but it does require that at least two
                                                                              of the directors not be officers or
                                                                              employees of GR-Canada or its
                                                                              affiliates.

                                               REMOVAL OF DIRECTORS

Under the GR-Montana Bylaws, a GR-     Same as GR-Montana Articles and        Under the GR-Canada Bylaws and the
Montana director may be removed with   GR-Montana Bylaws.                     Yukon Act, shareholders may remove
or without cause by GR-Montana                                                directors between annual general
shareholders if a majority of                                                 meetings by ordinary resolution,
GR-Montana shareholders entitled to                                           which requires the approval of a
vote on the matter vote in favor of                                           simple majority of the votes cast in
removal at a meeting expressly called                                         person or by proxy at a special
for that purpose.                                                             meeting.

                                          INSPECTION OF BOOKS AND RECORDS

Under the GR-Montana Bylaws,           Same as GR-Montana Articles and        The Yukon Act requires that certain
GR-Montana is required to maintain     GR-Montana Bylaws.                     records be maintained at the
books and records of accounts and                                             corporation's records office and open
minutes of proceedings of the Board                                           to examination at all reasonable
of Directors of GR-Montana and                                                times by the directors of GR-Canada.
GR-Montana shareholders. Under the                                            In addition, the financial statements
MBCA, a shareholder is entitled to                                            and the auditor's report of GR-Canada
inspect and copy, during regular                                              must be made available before each
business hours at the corporation's                                           annual meeting of shareholders.
principal office, records of the
corporation if the shareholder
provides the corporation with written
notice of the demand at least five
business prior to the date on which
the shareholder wishes to inspect and
copy.

                                     INDEMNIFICATION OF OFFICERS AND DIRECTORS

The GR-Montana Bylaws provide that     Same as GR-Montana Articles and        The GR-Canada Bylaws provide that
GR-Montana will indemnify any present  GR-Montana Bylaws.                     GR-Canada will indemnify directors
or former director or officer of                                              and officers to the fullest extent
GR-Montana, or of a subsidiary of                                             permitted by law. Under the Yukon
GR-Montana, from any threatened,                                              Act, GR-Canada may indemnify any
pending or completed action, suit or                                          director, officer, former director or
proceeding against expenses                                                   officer, or any person who, at
(including attorney's fees), to the                                           GR-Canada's request, is a director or
fullest extent permitted under the                                            officer of a corporation of which
MBCA. The GR-Montana Bylaws provide                                           GR-Canada is a shareholder or
that GR-Montana has the power to                                              creditor, if that person: (1) is
indemnify its employees and other                                             added as a party to a court or
agents as set forth in the MBCA.                                              administrative proceeding by reason
Reasonable expenses (including                                                of his or her being or having been a
attorney's fees) will be advanced to                                          director or officer; (2) acted
any person claiming indemnification                                           honestly in good faith with a view to
if that person undertakes in writing                                          the best interest of GR-Canada; and
to repay GR-Montana if it is                                                  (3) in the case of criminal or
ultimately determined that the person                                         administrative proceedings enforced
is not entitled to indemnification.                                           by monetary penalty, he or she
GR-Montana's obligation to indemnify                                          reasonably believed his or her
and advance expenses to persons                                               conduct was lawful.
covered by GR-Montana's bylaw
indemnification provisions will                                               If a derivative action brought
continue despite the subsequent                                               against a director is a derivative
amendment or repeal of GR-Montana's                                           action brought on behalf of GR-Canada
bylaw indemnification provisions.                                             or other corporation of which
Indemnification rights and procedures                                         GR-Canada was a shareholder or
are set forth in more detail in the                                           creditor, indemnification of the
GR-Montana Bylaws.                                                            director or officer must first be
                                                                              approved by the Yukon Supreme Court.
The MBCA provides for mandatory                                               A director or officer will be
indemnification of a director or                                              entitled to indemnification if: (1)
officer who has been wholly                                                   he or she was substantially
successful, on the merits or                                                  successful on the merits of his or
otherwise, in the defense of any                                              her defense; (2) he or she acted in
proceeding to which the director was                                          good faith and believed his or her
made a party because he is or was a                                           conduct was lawful; and (3) he or she
director or officer of the                                                    is fairly and reasonably entitled to
corporation. The MBCA also provides                                           indemnity.
for discretionary indemnification by
a corporation of a director, officer                                          Under the GR-Canada Bylaws, GR-Canada
or employee subject to certain                                                may purchase and maintain director
statutory requirements.                                                       and officer liability insurance for
                                                                              the benefit of any director or
                                                                              officer against any liability
                                                                              incurred by him or her in his or her
                                                                              capacity as a director or officer of
                                                                              or for GR-Canada, except where

       GR-MONTANA ARTICLES AND           GR-MONTANA RESTATED ARTICLES AND            GR-CANADA ARTICLES AND
          GR-MONTANA BYLAWS                  GR-MONTANA AMENDED BYLAWS                  GR-CANADA BYLAWS
       -----------------------           --------------------------------            ----------------------
Under the GR-Montana Bylaws, to the                                           liability relates to the director's
fullest extent permitted by the MBCA,                                         or officer's failure to act honestly
GR-Montana, upon approval of the                                              and in good faith with a view to the
Board of Directors of GR-Montana, may                                         best interest of GR-Canada.
purchase insurance on behalf of any
person required or permitted to be
indemnified pursuant to the
GR-Montana Bylaws.

                                                 PREEMPTIVE RIGHTS

GR-Montana shareholders do not have    GR-Montana shareholders do not have    GR-Canada shareholders do not have
preemptive rights to subscribe to any  preemptive rights to subscribe to any  preemptive rights to subscribe to any
additional securities that may be      additional securities that may be      additional securities that may be
issued by GR-Montana.                  issued by GR-Montana.                  issued by GR-Canada.

                                               NONASSESSABLE SHARES

All outstanding shares of GR-Montana   All outstanding shares of common       All outstanding GR-Canada Class A
Common Stock are fully paid and        stock of GR-Montana will be fully      Shares and GR-Canada Class B Shares
nonassessable.                         paid and nonassessable.                will be fully paid and nonassessable.

                                                 PREFERRED SHARES

The Board of Directors of GR-Montana   The Board of Directors of GR-Montana   The Board of Directors of GR-Canada
may, without action of the GR-Montana  may, without action of the GR-Montana  may, without action of the GR-Canada
shareholders, issue shares of          shareholders, issue shares of          shareholders, issue preferred shares
preferred stock from time to time in   preferred stock from time to time in   from time to time in one or more
one or more series with chosen         one or more series with chosen         series with chosen designations,
designations, preferences,             designations, preferences,             preferences, limitations and other
limitations and other rights. No       limitations and other rights.          rights. Immediately following the
shares of preferred stock of           Immediately following the              reorganization, no preferred shares
GR-Montana are outstanding.            Reorganization, no shares of           of GR-Canada will be outstanding.
                                       preferred stock of GR-Montana will be
                                       outstanding.

EXCHANGE AGENT AGREEMENT

     GENERAL. GR-Canada and GR-Montana have entered into an Exchange Agent Agreement with TranSecurities International, Inc. as Exchange Agent. The Exchange Agent Agreement provides, in part, for:

          (1) the deposit of the equity units with the Exchange Agent following the reorganization;

          (2) the issuance of unit share certificates evidencing the equity units;

          (3) the transfer of the unit shares and the components of the equity units; and

          (4) the issuance of certificates for Canada Class A Shares upon conversion of the equity units. By electing to receive equity units, you agree to be bound by the provisions of the Exchange Agent Agreement. The following is a summary of certain provisions of the Exchange Agent Agreement. While GR-Montana and GR-Canada believe the description of the material provisions of the Exchange Agent Agreement are accurate, statements with respect to such material provisions are qualified in their entirety by reference to the Registration Statement on Form S-4 (the "Registration Statement") of which this Proxy Statement/Joint Prospectus is a part and the GR-Canada Articles and GR-Montana Restated Articles.

     DEPOSIT OF EQUITY UNITS AND ISSUANCE OF UNIT SHARES. Upon receipt of GR-Montana Common Stock from an electing shareholder prior to 5:00 p.m., Spokane, Washington time, on the business day before the date of the Special Meeting along with an appropriately completed form of election, the Exchange Agent will, following the effective time of the reorganization, cancel the GR-Montana common stock certificates and issue one GR-Canada Class B common share and one share of GR-Montana Class B common stock, which will be paired as an equity unit, for each share surrendered with the form of election. At that time, the equity units will be deemed to have been deposited with the Exchange Agent (including the shares of GR-Montana Class B common stock, the GR-Canada Class B common shares and dividends and cash received in respect thereof, "Deposited Securities"). In exchange for the GR-Montana Common Stock

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

converted into an equity unit, the Exchange Agent shall deliver a unit share in lieu of the Deposited Securities to the holder thereof.

     TRANSFER OF UNIT SHARES; SECURITIES. The unit shares are transferable on the register maintained by the Exchange Agent; provided, however, that the Exchange Agent may close the register at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the request of GR-Canada or GR-Montana. As a condition precedent to the execution and delivery, registration, registration of transfer, split-up or combination of any equity unit, the delivery of any distribution thereon (including any distributions on GR-Canada Class B common shares or GR-Montana Class B common stock) or the withdrawal of Deposited Securities, the Exchange Agent, GR-Canada or GR-Montana may require (1) payment of any stock transfer or other tax or other governmental charge with respect to GR-Canada Class B common shares or GR-Montana Class B common stock and any stock transfer or registration fee with respect thereto; (2) the production of proof satisfactory to it of the identity and genuineness of any signature and of such other information as it may deem necessary or proper or as GR-Canada or GR-Montana may require; and (3) compliance with such additional regulations as the Exchange Agent may establish.

     RECORD DATES. Whenever any distribution shall be made upon GR-Canada Class B common shares or GR-Montana Class B common stock, or whenever the Exchange Agent shall receive notice of any meeting of holders of GR-Canada Class B common shares or GR-Montana Class B common stock, or whenever the Exchange Agent shall find it necessary or convenient in connection with the giving of any notice, solicitation or any consent or any other matter, the record date for the determination of the holders of unit shares who are entitled to receive such distribution or net proceeds of the sale thereof, to give instructions for the exercise of voting rights at any such meeting, to receive such notice or solicitation, or to act in respect of such other matter shall be identical to that fixed by GR-Canada or GR-Montana with respect to GR-Canada Class B common shares or GR-Montana Class B common stock, unless otherwise agreed by GR-Canada or GR-Montana, as the case may be.

     INSPECTION OF TRANSFER BOOK. The Exchange Agent will keep, at its transfer office in Spokane, Washington, a register for the registration of unit shares and their transfer that at all reasonable times will be open for inspection by the holders of unit shares, GR-Canada and GR-Montana, provided that such inspection shall not be for the purpose of communicating with holders of unit shares in the interest of a business or object other than the business of GR-Canada and GR-Montana or a matter related to the Exchange Agent Agreement or the unit shares.

     CHANGES AFFECTING DEPOSITED SECURITIES. Upon any split-up, division, subdivision, consolidation, cancellation or any other reclassification of the Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting GR-Canada or GR-Montana or to which either is a party, any securities that shall be received by the Exchange Agent in exchange for, or in conversion, replacement, or otherwise in respect of, the Deposited Securities shall be treated as Deposited Securities under the Exchange Agent Agreement, and the unit shares shall thenceforth represent the right to receive the Deposited Securities, including the securities so received. In any such case, the Exchange Agent may with GR-Canada's and/or GR-Montana's approval, and shall if GR-Canada and/or GR-Montana shall so request, subject to the Exchange Agent Agreement, call for the surrender of outstanding equity units to be exchanged for new equity units specifically describing such newly received Deposited Securities.

     RESIGNATION AND REMOVAL OF THE EXCHANGE AGENT. The Exchange Agent may at any time resign as Exchange Agent by written notice of its election to do so delivered to GR-Canada and GR-Montana or be removed as Exchange Agent by the joint action of GR-Canada and GR-Montana by written notice of such removal delivered to the Exchange Agent, such resignation or removal to take effect upon the appointment of, and acceptance by, a successor Exchange Agent.

     AMENDMENT AND TERMINATION OF THE EXCHANGE AGENT AGREEMENT. The unit shares and the Exchange Agent Agreement may at any time be amended by agreement among GR-Canada, GR-Montana and the Exchange Agent. Any amendment that imposes or increases any fees, taxes or charges (other than charges
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

referred to in clauses (1) and (2) under "Charges of the Exchange Agent" below), or that otherwise prejudices any substantial existing right of holders of unit shares, will not take effect as to outstanding unit shares until the expiration of 30 days after notice of such amendment has been given to the record holders of outstanding unit shares. Every holder of a unit share at the expiration of such 30 day period will be deemed by continuing to hold such unit share to consent and agree to such amendment and to be bound by the Exchange Agent Agreement or the unit share as amended thereby.

     Whenever so directed by GR-Canada and GR-Montana, the Exchange Agent will terminate the Exchange Agent agreement by mailing notice of such termination to the record holders of all unit shares then outstanding at least 30 days prior to the date fixed in such notice for such termination.

     CHARGES OF THE EXCHANGE AGENT. GR-Canada and GR-Montana will pay all charges and expenses of the Exchange Agent and those of any registrar or co-registrar under the Exchange Agent Agreement in accordance with agreements between the Exchange Agent, GR-Canada and GR-Montana from time to time, but will not pay (1) stock transfer or other taxes and other governmental charges (which are payable by holders of unit shares or persons depositing unit shares) or (2) any applicable share transfer or registration fees on deposits or withdrawals of unit shares.

     CALL OF EQUITY UNITS BY GR-CANADA. As soon as practicable after receipt of notice that GR-Canada is exercising its right to call all or part of the equity units, the Exchange Agent shall surrender the equity units pursuant to the terms as found in such notice and mail to the holders of unit shares a notice containing (1) such information as is contained in such notice of call and (2) a statement that, on and after a date specified by the Exchange Agent in such notice, each holder shall be entitled to receive, upon presentation of the unit shares held by such holder at the Exchange Agent's office, one GR-Canada Class A Share for each equity unit being called less any amount required to be withheld by GR-Canada or the Exchange Agent from any such exercise of call rights in respect of taxes.

GR-CANADA SHAREHOLDER RIGHTS PLAN

     GENERAL. GR-Montana enacted the GR-Montana Shareholder Rights Plan under which stock purchase rights were issued to shareholders of GR-Montana at the rate of one right for each share of GR-Montana Common Stock. In connection with the reorganization, the GR-Montana Shareholder Rights Plan will be amended to provide that the existing rights will expire immediately prior to the effective time of the reorganization. The Board of Directors of GR-Canada has adopted a substantially similar plan, the GR-Canada Shareholder Rights Plan, which plan has been approved and adopted by GR-Montana as sole shareholder of GR-Canada. Shareholder approval of the reorganization will also constitute shareholder approval of the amendments to the GR-Montana Shareholder Rights Plan and the adoption of the GR-Canada Shareholder Rights Plan. The full text of the GR-Canada Shareholder Rights Plan, marked to show changes from the GR-Montana Shareholder Rights Plan, is attached as Annex IV to this Proxy Statement/Joint Prospectus and is incorporated by reference herein. The following information concerning the GR-Canada Shareholder Rights Plan is intended as a summary only and is subject to the detailed provisions of the GR-Canada Shareholder Rights Plan to which reference is hereby made for a full description of the GR-Canada Shareholder Rights Plan.

     The Boards of Directors of each of GR-Montana and GR-Canada (the "Boards") have determined that the reorganization and the GR-Canada Shareholder Rights Plan are in the best interests of GR-Canada and GR-Montana and recommend that the shareholders vote in favor of the reorganization.

     In considering whether to adopt the GR-Canada Shareholder Rights Plan, the Board of Directors considered the current legislative framework in Canada and the United States governing take-over bids and tender offers.

     TIME. Current Canadian legislation permits a take-over bid to expire 21 days after it is initiated. A take-over bid in the U.S. must remain open for at least 20 business days after it is initiated. The Boards are of the view that this is not sufficient time to permit shareholders to consider a take-over bid and make

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

a reasoned and unhurried decision and also does not allow the Board of Directors of GR-Canada sufficient time to seek alternatives to maximize shareholder value.

     PRESSURE TO TENDER. A shareholder may feel compelled to tender to a take-over bid which the shareholder considers to be inadequate, out of a concern that in failing to do so, the shareholder may be left with illiquid or minority discounted shares. The Boards believe that the GR-Canada Shareholder Rights Plan provides a shareholder with an approval mechanism which is intended to ensure that a shareholder can separate the decision to tender from the approval or disapproval of a particular take-over bid.

     UNEQUAL TREATMENT. The Boards were concerned that a person seeking such control might attempt, among other things, a gradual accumulation of shares in the open market or the accumulation of a large block of shares in a highly compressed period of time from institutional shareholders and professional speculators or arbitrageurs. The GR-Canada Shareholder Rights Plan effectively prohibits the acquisition of more than 20% of GR-Canada's outstanding voting shares in such a manner. Because the GR-Canada Class A Shares will be listed and posted on the Toronto Stock Exchange and are expected to be quoted on the Nasdaq SmallCap System and therefore trade in the United States, as well as Canada, there is a possibility that the differences between United States and Canadian securities regulations could result in unequal treatment of shareholders in the two jurisdictions. The GR-Canada Shareholder Rights Plan is designed to encourage any bidder to provide shareholders with equal treatment in a take-over bid.

     PURPOSE OF THE GR-CANADA SHAREHOLDER RIGHTS PLAN. The purpose of the GR-Canada Shareholder Rights Plan is to give adequate time for shareholders of GR-Canada to properly assess the merits of a bid without pressure and to allow competing bids to emerge. The GR-Canada Shareholder Rights Plan is designed to give the Board of Directors of GR-Canada time to consider alternatives to allow shareholders to receive full and fair value for their GR-Canada Shares. The GR-Canada Shareholder Rights Plan is not being recommended for adoption by the Boards in response to, or anticipation of, any acquisition proposal and is not intended to prevent a take-over of GR-Canada or to secure continuance in office of management or the directors. The Ontario Securities Commission has concluded in two recent decisions relating to shareholder rights plans that a target company's board will not be permitted to maintain a shareholder rights plan solely to prevent a successful bid, but only so long as the board is actively seeking alternatives to a take-over bid and there is a real and substantial possibility that it can increase shareholder choice and maximize shareholder value. The GR-Canada Shareholder Rights Plan may, however, increase the price to be paid by a potential offeror to obtain control of GR-Canada and may discourage certain transactions.

     The issuance of the Rights will not in any way alter the financial condition of GR-Canada. The issuance is not of itself dilutive, will not affect reported earnings per share and will not change the way in which shareholders would otherwise trade GR-Canada Class A Shares. By permitting holders of Rights other than an "Acquiring-Person" (as defined below) to acquire GR-Canada Class A Shares at a discount to market value, the Rights may cause substantial dilution to a person or group that acquires 20% or more of the voting securities of GR-Canada other than by way of a Permitted Bid (as defined below) or other than in circumstances where the Rights are redeemed or the application of the GR-Canada Shareholder Rights Plan is waived.

     The GR-Canada Shareholder Rights Plan is intended to provide adequate time for shareholders to assess a bid and to permit competing bids to emerge. It also gives the Board of Directors of GR-Canada sufficient time to explore other options. A potential bidder can avoid the dilutive features of the GR-Canada Shareholder Rights Plan by making a bid that conforms to the requirements of a Permitted Bid or approach the Board with a view to negotiation of a transaction acceptable to the Board.

     To qualify as a Permitted Bid, a take-over bid must be made by way of a take-over bid circular to all holders of GR-Canada Shares and must be open for 60 days after the bid is made and provide that any shares tendered may be withdrawn until they are taken up and paid for. If at least 50% of the Common Shares of GR-Canada held by persons independent of the bidder are deposited or tendered pursuant to the bid and not withdrawn, the bidder may take up and pay for such shares. A public announcement that the
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

50% condition has been met must be made and the bid must then remain open for a further period of 10 clear business days on the same terms. The GR-Canada Shareholder Rights Plan allows a partial bid to be a Permitted Bid.

     The requirements of a Permitted Bid enable each shareholder to make two separate decisions. First, a shareholder will decide whether the bid or any competing bid is adequate on its own merits. In making this decision the shareholder need not be influenced by the likelihood that the bid will succeed. If there is sufficient support such that at least 50% of the GR-Canada Shares have been tendered, a shareholder who has not already tendered to that bid or to a competing bid will have a further 10 business days to decide whether to withdraw his or her GR-Canada Shares from a competing bid, if any, and whether to tender to the bid.

     SUMMARY OF THE GR-CANADA SHAREHOLDER RIGHTS PLAN. The following is a summary of the principal terms of the GR-Canada Shareholder Rights Plan which is qualified in its entirety by reference to the text of the GR-Canada Shareholder Rights Plan attached hereto as Annex IV.

     ADOPTION OF GR-CANADA SHAREHOLDER RIGHTS PLAN AND ISSUANCE OF RIGHTS. The GR-Canada Shareholder Rights Plan was adopted by the Board of Directors of GR-Canada on October 5, 1998 (the "Agreement Date") and applies to take-over bids made on or after the effective time. Immediately following the effective time, one right (a "Right") will be issued in respect to each outstanding GR-Canada Class A Share and Class B common share. If the Separation Time (as defined below) occurs subsequent to and not concurrently with the effective time, then each such Right will, when issued, attach to the associated outstanding GR-Canada Share and one Right will also attach to any GR-Canada Shares issued after the effective time and prior to the earlier of the Separation Time and the Expiration Time (as defined in the GR-Canada Shareholder Rights Plan). If the Separation Time occurs concurrently with the effective time, the Rights will not attach to the GR-Canada Shares but will be evidenced separately by Rights certificates. See "-- Rights Exercise Privilege" and
"-- Certificates and Transferability."

     TERM. The GR-Canada Shareholder Rights Plan comes into effect at the effective time (and the Rights will not be issued until immediately following the effective time) and will remain in effect until April 2, 2000, subject to approval of the reorganization by shareholders at the Meeting and subject to confirmation of the GR-Canada Shareholder Rights Plan by shareholders at the third annual meeting of shareholders of GR-Canada following the special meeting.

     RIGHTS EXERCISE PRIVILEGE. The Rights will become exercisable at the time (the "Separation Time") that is the later of: (1) the effective time; and (2) the tenth trading day after the earlier of a person having acquired, or the commencement, announcement or other date determined by the Board of Directors of GR-Canada in respect of a take-over bid to acquire, 20% or more of the GR-Canada Shares, other than by an acquisition pursuant to a take-over permitted by the GR-Canada Shareholder Rights Plan (a "Permitted Bid"). In addition, if the Separation Time occurs following and not concurrently with the effective time (such that the Rights, when issued, are attached to outstanding GR-Canada Shares), the Rights will, at the Separation Time, separate from the shares to which they are attached. If the Separation Time occurs concurrently with the effective time, the Rights issued at the effective time will not attach to the GR-Canada Shares and will be separate from the GR-Canada Shares from and after the time of issuance of the Rights.

     The acquisition by a person (an "Acquiring Person"), including associates and affiliates and others acting in concert, of Beneficial Ownership (as defined in the GR-Canada Shareholder Rights Plan) of 20% or more of the GR-Canada Shares, other than by way of a Permitted Bid, is referred to as a "Flip-in Event". Any Rights held by an Acquiring Person on or after the earlier of the Separation Time or the first date of public announcement by GR-Canada or an Acquiring Person that an Acquiring Person has become such, will become void upon the occurrence of a Flip-in Event. The later of the effective time or the tenth trading day after the occurrence of the Flip-in Event, the Rights (other than those held by the Acquiring Person) will permit the holder to purchase GR-Canada Class A Shares having a market value of twice the exercise price of the Rights, for example, GR-Canada Class A Shares with a total market value of $140 (Canadian) on payment of $70 (Canadian) (50% discount).
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

     The issuance of the Rights will not be initially dilutive unless a Flip-in Event occurs prior to such issuance. Upon a Flip-in Event occurring, reported earnings per GR-Canada Shares on a fully diluted or non-diluted basis may be affected. Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

     CERTIFICATES AND TRANSFERABILITY. Provided that the Separation Time does not occur concurrently with the effective time, then from and after the effective time and prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for GR-Canada Shares issued from and after the effective time, and Rights will also be attached to GR-Canada Shares outstanding on the effective time, although share certificates issued prior to that date will not bear such a legend. Prior to the Separation Time, Rights will not be transferable separately from the attached shares. From and after the Separation Time (which, if the Separation Time occurs concurrently with the effective time, will be the time of issuance of the Rights), the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the shares.

     PERMITTED BID REQUIREMENTS. The requirements of a Permitted Bid include the following:

          1. The take-over bid must be made by way of a take-over bid circular.

          2. The take-over bid must be made to all holders of GR-Canada Shares. The GR-Canada Shareholder Rights Plan allows a partial bid to be a Permitted Bid.

          3. The take-over bid must not permit GR-Canada Shares tendered pursuant to the take-over bid to be taken up prior to the expiry of a period of not less than 60 days and then only if at such time more than 50% of the GR-Canada Shares held by shareholders other than the bidder, its affiliates and persons acting jointly or in concert with the bidder (the "Independent Shareholders") have been tendered pursuant to the take-over bid and not withdrawn. The take-over bid must also provide that any GR-Canada Shares deposited pursuant to the bid may be withdrawn until taken up and paid for.

          4. If more than 50% of the GR-Canada Shares held by Independent Shareholders are tendered to the take-over bid within the 60 day period, the bidder must make a public announcement of the fact and the take-over bid must remain open for deposits of GR-Canada Shares for an additional 10 business days from the date of such public announcement.

     The GR-Canada Shareholder Rights Plan allows a competing Permitted Bid (a "Competing Permitted Bid") to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that provided such offer is outstanding for a minimum period of 21 days, it may expire on the same date as the Permitted Bid.

     WAIVER AND REDEMPTION. If a potential offeror does not wish to make a Permitted Bid, it can negotiate with, and obtain the prior approval of the Board of Directors to make a bid by take-over bid circular to all shareholders on terms which the Board of Directors of GR-Canada considers fair to all shareholders. In such circumstances, the Board may, prior to a Flip-in Event, waive the dilutive effects of the GR-Canada Shareholder Rights Plan in respect of such transaction, thereby allowing such bid to proceed without dilution. In such event, such waiver would be deemed also to be a waiver in respect of all other contemporaneous bids made by way of a take-over bid proxy statement. The Board of Directors of GR-Canada may also waive the GR-Canada Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence provided that the Acquiring Person that inadvertently triggered such Flip-in Event has reduced its beneficial holdings to less than 20% of the outstanding voting shares of GR-Canada. Other waivers of the GR-Canada Shareholder Rights Plan require approval of the holders of GR-Canada Shares or Rights. At any time prior to the occurrence of a Flip-in Event, the Board of Directors of GR-Canada may, with the prior consent of the holders of GR-Canada Shares or Rights redeem all, but not less than all, of the outstanding Rights, as the case may be, at a price of $0.00001 each.

     EXEMPTION FOR "GRANDFATHERED" PERSONS. Any person (a "Grandfathered Person") who owns beneficially 20% or more of the GR-Canada Shares determined as of the effective time, is exempted from
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

triggering a Flip-in Event provided that such Grandfathered Person does not increase its ownership of GR-Canada Shares by more than one percent of the number of GR-Canada Shares outstanding as of the Agreement Date. To the knowledge of GR-Canada, no persons are Grandfathered Persons.

     EXEMPTION FOR INVESTMENT ADVISORS. Investment advisors (for client accounts and trust companies (acting in their capacity as trustees and administrators)) acquiring more than 20% of the GR-Canada Shares are exempted from triggering a Flip-in Event, provided that they are not making, or are not part of a group making, a take-over bid.

     SUPPLEMENTS AND AMENDMENTS. GR-Canada is authorized to make amendments to the GR-Canada Shareholder Rights Plan to correct any clerical or typographical error or, subject to subsequent ratification by shareholders or Rights holders to maintain the validity of the GR-Canada Shareholder Rights Plan as a result of changes in law or regulation. Prior to the special meeting, GR-Canada is authorized to amend or supplement the GR-Canada Shareholder Rights Plan as the Board of Directors of GR-Canada may in good faith deem necessary or desirable. No such amendments have been made to date. GR-Canada will issue a press release with respect to any significant amendment made to the GR-Canada Shareholder Rights Plan prior to the special meeting and will advise the shareholders of any such amendment at the special meeting. Other amendments or supplements to the Rights Plan may be made with the prior approval of shareholders or Rights holders.

     APPROVAL. Shareholder approval of the reorganization will also constitute shareholder approval of the amendments to the GR-Montana Shareholder Rights Plan and the adoption of the GR-Canada Shareholder Rights Plan by GR-Canada.

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

                       INFORMATION CONCERNING GR-MONTANA

     Prior to reading this section you should review the technical definitions relating to the business of GR-Montana found under the heading "Glossary of Terms."

BUSINESS

     GENERAL. GR-Montana is a mining company engaged in exploring and acquiring mining properties with the intention of placing them into production. GR-Montana's growth strategy is to develop proven and probable reserves as well as mining and process operations by the development of mineable reserves at its Brisas property and through selective property or corporate acquisitions. After the consummation of the reorganization, GR-Montana will become a subsidiary of GR-Canada and GR-Canada will carry on the business currently conducted by GR-Montana. Substantially all of the business and subsidiaries of GR-Montana will continue to be located outside of the United States.

     GR-Montana's principal operating asset, the Brisas property, is a late exploration-stage gold and copper mineralized deposit located in the KM 88 mining district of the State of Bolivar in the southeastern part of Venezuela. GR-Montana acquired its initial interest in the Brisas property in 1992. GR-Montana has no revenue-producing mining operations at this time, and exploration and development of the Brisas property is currently GR-Montana's sole business. Unless the context indicates otherwise, the term "Brisas property" includes the Brisas alluvial concession, the Brisas hardrock concession and applications for other mineralization in the alluvial material and areas contiguous to the alluvial and hardrock concessions.

     GR-Montana believes, based on its exploration work, that the Brisas property contains a mineralized deposit estimated at 7.3 million ounces of gold and approximately 950 million pounds of copper. GR-Montana has commenced but not yet completed a feasibility study for the Brisas property and, as a result, has not yet established proven and probable ore reserves or determined whether the deposit represents a commercially mineable ore body. Such mineralization will not qualify as a commercially mineable ore body under standards promulgated by the SEC until the economic viability of the project is established by the completion of a final and comprehensive economic, technical and legal feasibility study based upon unit cost, grade, recoveries and other factors. A feasibility study is an economic-based analysis of a mineralized deposit that serves as the basis for a mine plan for the extraction of gold and copper from that ore body on an economically viable basis.

     The first stage of the feasibility study, the pre-feasibility report, was originally completed in February 1998 and subsequently modified in August 1998. The report, including the subsequent modifications, includes estimates of potential mineralization assuming various long-term gold and copper prices, capital costs, operating assumptions and the procurement of various permits and regulatory authorizations. References in this Proxy Statement/Joint Prospectus to estimates contained in the pre-feasibility report as modified do not represent an assertion by GR-Montana of the existence of commercially mineable ore reserves on the Brisas property. There can be no assurance that the feasibility study, once complete, will prove that the mineral deposits can be economically mined at the Brisas property. See "Risk Factors -- Risks Associated with the Continuing Business of GR-Montana -- No Established Reserves."

     Throughout the remainder of 1998, the ongoing feasibility study, and further exploration and development, as well as general corporate activities, will be funded from existing cash reserves and short and long-term investments. Management anticipates that GR-Montana's cash and investment position of approximately $25 million at October 31, 1998 will be sufficient to cover estimated operating and capital expenditures, primarily those associated with the completion of the feasibility study of the Brisas property, through the end of 1999.

     GR-Montana's operations in Venezuela are conducted through subsidiary corporations. Unless the context indicates otherwise, references to GR-Montana in this Proxy Statement/Joint Prospectus refer to Gold Reserve Corporation and the following subsidiaries: Compania Aurifera Brisas del Cuyuni, C.A.; Gold Reserve de Venezuela, C.A.; Compania Minera Unicornio, C.A.; Great Basin Energies, Inc.; MegaGold Corporation; Gold Reserve de Aruba A.V.V.; G.L.D.R.V. Aruba A.V.V.; Glandon Company

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

A.V.V.; Stanco Investments A.V.V.; GoldenLake A.V.V.; Mont Ventoux A.V.V. and Gold Reserve Holdings A.V.V. GR-Montana wholly owns all of these subsidiaries except Great Basin and MegaGold, of which it owns 58% and 63%, respectively.

     GR-Montana's Venezuelan mining operations are subject to laws of title that differ substantially from those of the United States, and to various mining and environmental rules and regulations that are similar in purpose, and equally bureaucratically complex, to those in the United States. See "Risk Factors" and "-- Venezuelan Mining, Environment and Other Matters."

     GR-Montana was incorporated in the State of Montana in 1956. GR-Montana's principal executive offices are located at 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, and its telephone number is (509) 623-1500.

SIGNIFICANT DEVELOPMENTS

     Below we describe several significant developments affecting GR-Montana that occurred in the last year.

     HARDROCK MINING TITLE. The Brisas hardrock concession was published in the Official Gazette of the Republic of Venezuela on March 3, 1998. As a result of the issuance of the Brisas hardrock mining title or concession, GR-Montana released $4.5 million held in escrow and payable by GR-Montana in connection with the 1994 litigation settlement related to an ownership dispute of the Brisas property. See "-- The Brisas Property -- Ownership."

     FEASIBILITY STUDY. In July 1997, GR-Montana engaged JE MinCorp, a Denver, Colorado-based division of Jacobs Engineering Group Inc. of Pasadena, California, and a number of other independent consultants, to assist GR-Montana in the preparation of a feasibility study for the Brisas property. The initial stage of the study, a pre-feasibility report, was completed in February 1998 and modified in August 1998 and included tradeoff studies for plant throughput rates, as well as an analysis of the optimum processing facilities, site and ancillary facilities and tailings impoundment. The February 1998 report includes a "Base Case" analysis of the proposed project assuming $375 per ounce gold and $1 per pound copper as well as further sensitivity analyses using $350 and $300 per ounce gold and $.90 and $.80 per pound of copper, respectively. Such estimates of mineralization will not qualify as a commercially mineable ore body under standards promulgated by the SEC until the economic viability of the project is established by the completion of a final and comprehensive economic, technical and legal feasibility study.

     In August 1998 certain modifications to the Brisas pre-feasibility report were completed which include (1) a revised mine operating plan, resulting in a 7% reduction in cash operating cost to $206 per ounce of gold, net of copper credit and, (2) an on-site copper production process coupled with the revised mine operating plan, resulting in a 24% reduction in cash operating cost to $169 per ounce of gold, net of copper credit. The supplement to the pre-feasibility report, more limited in scope than the original pre-feasibility report, was prepared by the company and JE MinCorp, a Denver, Colorado-based division of Jacobs Engineering Group Inc of Pasadena, California. See "-- The Brisas Property -- Modified Pre-feasibility Study."

     INDEPENDENT AUDIT OF DATA COLLECTION. In August 1997, Behre Dolbear & Company, Inc. of Denver, Colorado, completed an audit of the data collection procedures used by GR-Montana at its Brisas property. The audit concluded that GR-Montana's technical data collection procedures meet or exceed accepted industry standards, assay laboratories provided reliable and acceptable results and the drill results database compiled by GR-Montana at the Brisas property is of a quality appropriate for utilization in a mineral deposit or reserve calculation for inclusion in a feasibility study suitable for obtaining financing from financial entities. Despite the results of this audit, there can be no assurance that GR-Montana will be able to develop or maintain profitable operations at the Brisas property. See "-- The Brisas Property -- Exploration."

     INCREASE IN MINERALIZATION. In June 1997, GR-Montana announced that additional drilling at the Brisas property increased the mineralized deposit by 900,000 ounces of gold and 150 million pounds of
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

copper to 7.3 million ounces of gold and 950 million pounds of copper. The Brisas mineralized deposit is over 1,900 meters long and 500 to 900 meters wide and is defined by 737 drill holes, primarily on a 50 by 50 meter grid, amounting to over 155,000 meters of drilling. The future establishment of proven and probable mineral reserves is subject to the successful completion of a positive feasibility study. Despite the initial findings contained in the pre-feasibility report, there can be no assurance that the feasibility study, once complete, will prove that the mineral deposits can be economically mined at the Brisas property. See "Risk Factors -- Risks Associated with the Continuing Business of GR-Montana -- No Established Reserves" and "-- The Brisas Property -- Planned Development."

OUTLOOK

     The primary focus of GR-Montana in the upcoming 12 to 18 months, while considering the current depressed price of gold and copper, continues to be activities related to securing permits, acquiring additional sites for process facility infrastructure, completing of the final feasibility study and investigating possible funding sources needed to finance the construction of the proposed Brisas mining facility. In any event, from the date of this Proxy Statement/Joint Prospectus, a period of 18 to 24 months is anticipated in the overall project schedule for securing permits as well as completing the final feasibility study. In addition, continuation or completion of metallurgical testing, geotechnical and hydrological investigations, electrical power supply and concentrate sales agreements, and development and condemnation drilling must occur prior to completion of the final feasibility study. It is estimated that an additional $5 million will be spent for completion of the final feasibility study.

THE BRISAS PROPERTY

     LOCATION. The Brisas property is located in the KM 88 mining district of southeastern Venezuela in the State of Bolivar, approximately 373 kilometers (229 miles), by paved highway, southeast of Puerto Ordaz. The property, 3.5 kilometers (2.2 miles) west of the KM 88 marker on Highway 10, occupies a rectangular area of 2,500 meters (1.5 miles) north-south by 2,000 meters (1.25 miles) east-west or approximately 500 hectares (1,235 acres) and is accessible by an all-weather road.

     OWNERSHIP. The Brisas property consists of the Brisas alluvial concession, the Brisas hardrock concession beneath the alluvial concession, other applications for mineralization (primarily nominal values of copper and silver) in the material contained in the alluvial concession and other mineralization (primarily gold, copper and molybdenum) on small land parcels contiguous to the existing alluvial and hardrock concessions.

     GR-Montana acquired Brisas in 1992 (which has held the Brisas alluvial concession since 1988) and submitted an application for the Brisas hardrock concession in February 1993. On December 3, 1997, the Venezuela Ministry of Energy and Mines ("MEM") issued a resolution ordering the issuance of the mining title for the Brisas hardrock concession. The resolution, which was subsequently published in the Official Gazette of the Republic of Venezuela (the official government publication), approved the map of the area under application, instructed GR-Montana to pay nominal taxes to the government and ordered the issuance of the hardrock concession to Brisas. Pursuant to the terms of the resolution, GR-Montana completed all stipulated requirements for issuance of the concession. The Brisas hardrock concession was published in the Official Gazette of the Republic of Venezuela on March 3, 1998. The Brisas alluvial concession is a production concession granted in 1988, with an original term of 20 years, with two renewal periods of 10 years each, at the discretion of MEM, and a 3% tax on sales of gold production outside of Venezuela. The Brisas hardrock concession is a production concession with a term of 20 years with two subsequent renewal periods of 10 years each, at the discretion of the MEM. The hardrock concession provides for a 4% tax on sales of gold production outside of Venezuela and a 7% mine mouth tax on copper production. Gold sold directly to the Central Bank of Venezuela (the "Central Bank") is taxed at 1%. See "-- Venezuelan Mining, Environment and other Matters."

     REGIONAL INFRASTRUCTURE. The project site is located in the Guayana region, which makes up approximately one-third of Venezuela's national territory. The nearest main city is Puerto Ordaz, with

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

600,000 inhabitants, situated on the bank of the Orinoco River near its confluence with the Caroni River. Puerto Ordaz has major port facilities, accessible to ocean-going vessels from the Atlantic Ocean, via the Orinoco, a distance of about 200 km. Puerto Ordaz is the center of major industrial developments in the area, including iron and steel mills, aluminum smelters, iron and bauxite mining and forestry. These industries are supported by major dams and hydroelectric generating plants on the Caroni River, which provide 12,900 MW of electricity. The CVG power authority, Electrificacion del Caroni C.A. ("EDELCA"), is planning the construction of a 400 kV power line south from Puerto Ordaz into Brazil. The route runs through the community of Las Claritas, nearby the project, and is expected to supply sufficient power for both Placer Dome Inc.'s Las Cristinas and GR-Montana's Brisas property. GR-Montana understands that the project is expected to be completed before the end of 1999. There can be no assurance, however, that the power line will be completed as planned, if ever. If the power line is not completed as planned, GR-Montana will be required to obtain alternative sources of electrical power, which may significantly increase the capital costs to GR-Montana and have a material adverse effect on GR-Montana.

     Puerto Ordaz is a modern urban center with good road and air connections to the rest of Venezuela. There are regularly scheduled flights to Caracas and other major cities several times daily. There are also port facilities 428 km northwest of Puerto Ordaz on the Caribbean coast. Guanta, near Barcelona, would likely be the port of entry for most construction, mining and milling equipment. The port facilities at Puerto Ordaz are generally dedicated to serving the bulk handling requirements of the area's basic industries. However, Puerto Ordaz has potential for the development of facilities for the export of copper concentrates in bulk. The highway system within Venezuela is generally good, with paved roads in good condition providing access to within 3.5 km of the Brisas property. Four-lane highways run from Puerto Ordaz both northwest to Barcelona and Guanta, and for 55 km south to Upata.

     GEOLOGY. The Brisas property occurs within a Proterozoic granite-greenstone terrain of the Guayana Shield. The shield covers eastern Colombia, southeastern Venezuela, Guyana, Suriname, French Guiana and northeastern Brazil. The terrain is a thick section of andesite to dacite volcanics that are intruded by numerous granitic stocks and batholiths. Several periods of deformation, metamorphism and mineralization can be documented within the terrain. The rocks at the Brisas property are a thick series of andesite tuffs that have been intruded by a monzonite stock. The tuffs strike northerly and dip uniformly to the west at about 35 degrees. The mineralization is stratabound within a 200-meter thick series of tuffs. The local mineralization has characteristics similar to those of other large deposits in Precambrian rocks of volcanogenic sulfide and structurally controlled deposits. Three styles of mineralization are seen: (1) massive pyrite-chalcopyrite-gold mineralization and pyrite-chalcopyrite-gold cemented breccias in the Blue Whale, (2) stratabound, disseminated pyrite-gold+/-copper mineralization and (3) calcite-epidote-pyrite+/-gold+/-copper veins and veinlets, often high grade and found both within and above the stratabound mineralization. There are two major types of material on the property: a saprolite clay hosted alluvial material occurring in the top 30 to 50 meters of the property and hard rock dacitic tuffs, basalts and andesite porphyry of the Lower Proterozoic age. Gold, copper, silver and molybdenum mineralization are found in both zones. There are two general categories of rock units: weathered and unweathered rock. Weathered rock is further defined by degree of oxidation and mineral replacement due to surficial weathering. Unweathered rock is further defined by lithology into various subdivisions of volcanic tuffaceous units or intrusive units. The mineralization in the northern half of the deposit is copper-gold with copper decreasing to the south until, in the southern portion of the deposit, the copper is a minor constituent of the mineralization. Deep drilling along the western edge of the property has confirmed the downward extension of the stratabound mineralization.

     EXPLORATION. Historically, surface and alluvial mining by local miners helped identify gold mineralization on the property. Exploration by GR-Montana at the Brisas property commenced in late 1992. Initial work by GR-Montana included regional geophysical surveys that identified an anomaly covering part of the Brisas property. Exploration and development activities on the Brisas property prior to commencement of the pre-feasibility study in 1997 included surface mapping and geochemical sampling, exploration and development drilling, assaying, petrology and mineral studies, and metallurgical sampling.

Prior exploration and development drilling also included 92,591 meters of drilling in 538 core and auger holes. These activities confirmed the presence of a large deposit of stratabound gold-copper mineralization. The mineralization defined is approximately 1.9 km (approx. 1.2 mile) along strike and 500 to 900 meters wide. Scattered drill holes to the west of the main body of the deposit demonstrate that mineralization continues for an unknown distance down dip to the west. This gold-copper mineralization does not currently constitute proven or probable reserves under standards promulgated by the SEC. See "Risk
Factors -- Risks Associated with the Continuing Business of GR-Montana -- No Established Reserves" and "-- Planned Development."

     Activities that began in 1997 included significant exploration and development drilling, sampling and assaying, third party audit of data collection procedures, metallurgical sampling and testing, and various engineering studies in anticipation of the final feasibility study. These engineering studies included pit stability studies, surface and ground water hydrological studies, a third party ore reserve methodology audit, environmental studies and site topographical studies. Drilling in 1997 included approximately 66,000 meters of core from 218 holes bringing the total drilling to-date to 166,000 meters in 756 core and auger holes. The drilling increased the size of the deposit by defining mineralization down dip and southwest from the 1996 mineralization. GR-Montana intends to continue exploration in the future on the Brisas property by surface mapping and sampling, and by drilling. Some mineralized areas have been intersected below the current mineralized deposit.

     Behre, Dolbear & Company, Inc. of Denver, Colorado, conducted the independent audit of data collection procedures. The purpose of the study was to review and confirm the adequacy and acceptability of the data collection procedures used by GR-Montana to establish the database for completing future ore reserve estimates at the Brisas property, if any. Behre Dolbear & Company, Inc. concluded that technical data collection procedures meet or exceed accepted industry standards; assay laboratories provide reliable and acceptable results; and the database being compiled by GR-Montana at the Brisas property is of a quality appropriate for utilization in a mineral deposit or ore reserve study suitable for obtaining financing.

     PLANNED DEVELOPMENT. In July 1997, GR-Montana engaged JE MinCorp and a number of other independent consultants to assist GR-Montana in the preparation of a feasibility study on the Brisas mineralized deposit. The initial stage of the study, a pre-feasibility report, was completed in February 1998 and subsequently modified in August 1998. The original report included a "Base Case" analysis of the proposed project assuming $375 per ounce gold and $1 per pound copper as well as additional whittle-pit designs using $350 and $300 per ounce gold and $.90 and $.80 per pound of copper, respectively.

     In August 1998 certain modifications to the Brisas pre-feasibility report were completed which include (1) a revised mine operating plan, resulting in a 7% reduction in cash operating cost to $206 per ounce of gold, net of copper credit and, (2) an on-site copper production process coupled with the revised mine operating plan, resulting in a 24% reduction in cash operating cost to $169 per ounce of gold, net of copper credit. The supplement to the pre-feasibility report, more limited in scope than the original pre-feasibility report, was prepared by the company and JE MinCorp, a Denver, Colorado-based division of Jacobs Engineering Group Inc of Pasadena, California.

     The original pre-feasibility report with modifications is preliminary and based on a number of assumptions which are subject to change. Since GR-Montana has not completed its final feasibility study on the property, proven and probable reserves have not been established under standards promulgated by the SEC.

     The original pre-feasibility study concluded that, assuming a gold price of $375 per ounce, copper price of $1.00 per pound and assuming open pit mining methods, the Brisas property is estimated to contain a mineralized deposit consisting of approximately 249.2 million tonnes with an average grade of 0.70 grams of gold per tonne and 0.14% copper. The estimate of mineralization uses an internal cutoff grade of 0.40 grams per tonne gold equivalent and assumed waste rock material of 419.2 million tonnes, resulting in a strip ratio of 1.68:1 (waste to mineralization). Total material expected to be moved, under the original pre-feasibility report, is estimated to be 668 million tonnes. Alternatively, assuming a gold price of $350 and $300 per ounce and copper price of $0.90 and $0.80 per pound, the Brisas property is estimated to contain (based on a preliminary Whittle pit design) approximately
239.3 and 177.1 million tonnes with an average grade of 0.71 and 0.80 grams per tonne gold and 0.14% and 0.12% copper, respectively. The pre-feasibility report estimates that GR-Montana may achieve gold recovery at 83% and copper recovery at 73% at the Brisas property, but there can be no assurance that such rates can be achieved or, if achieved, maintained.

     The following charts represent, as determined by the original pre-feasibility report, an estimation of mineralized material assuming certain gold and copper prices and open pit mining methods. GR-Montana has not completed its final feasibility study. Therefore, the Brisas mineralized deposit does not yet qualify as a commercially mineable ore body under standards promulgated by the SEC and may so qualify only after a positive comprehensive economic, technical and legal feasibility study has been completed. Once the final feasibility study is completed, a continued low gold price (currently approximately $296 per ounce) would have a material adverse effect on GR-Montana's current plans for the Brisas property.

                                                                           AVERAGE GRADE
                                                                           --------------
                                                                TONNES     GOLD   COPPER
                                                              (MILLIONS)   GPT    PERCENT
                                                              ----------   ----   -------
Pre-Feasibility Estimated Mineralized Deposit assuming:
  $375 per ounce gold and $1.00 per pound copper............    249.2      0.70    0.14
  $350 per ounce gold and $0.90 per pound copper............    239.3      0.71    0.14
  $300 per ounce gold and $0.80 per pound copper............    177.1      0.80    0.12
  Average Recovery..........................................                 83%     73%

     Based on the original pre-feasibility report, and contingent on positive completion of the final feasibility study, GR-Montana currently plans to develop on the Brisas property a large scale open pit mining operation consisting of drilling, blasting, loading, and truck haulage to carry ore to the crusher and waste to the waste repository. GR-Montana currently estimates that the plant would process 55,000 tonnes per day, yielding an estimated average annual production of as much as 335,000 ounces of gold and 38.3 million pounds of copper, over a mine life of 14.2 years. These are initial estimates based on the pre-feasibility report and there can be no assurance, however, that such production will occur at such levels, if at all.

     The processing flowsheet contained in the original pre-feasibility report and developed from metallurgical testwork completed by three independent laboratories includes conventional crushing with a primary gyratory crusher and grinding with SAG mill and ball mills followed by gravity separation to recover coarse gold, flotation and cyanidation of cleaner flotation tailings. Based upon the results of the pre-feasibility report, GR-Montana currently expects the final products of the operation on the Brisas property to be a gold copper concentrate and gold dore. GR-Montana expects to transport the concentrates to Puerto Ordaz and then ship them to a smelter for final processing.

     GR-Montana expects most operating supplies to be imported, probably from North America. Electrical power is expected to be available from a major new transmission line which is planned to run south from Puerto Ordaz into Brazil, passing within a few kilometers of the Brisas property. There can be no assurance, however, that the power line will be completed as planned, if ever. If the power line is not completed as planned, GR-Montana will be required to obtain alternative sources of electrical power, which may significantly increase the capital and operating costs to GR-Montana and have a material adverse affect on GR-Montana. A sufficient supply of water is available in the area, and GR-Montana expects project requirements to be met by water pumped from the pit de-watering system, and by rainfall stored in the tailings water pond. On-site accommodations will be provided for employees, who will be drawn from both the local area and from the industrialized area around Puerto Ordaz. See
"-- Venezuelan Mining, Environment and Other Matters" and "-- Venezuelan Mining, Environment and Other Matters -- Labor."

     In April 1998, Behre Dolbear & Company, Inc. completed an independent review of GR-Montana's mineralized deposit modeling and ore reserve methodology utilized for the pre-feasibility report. They concluded that estimating techniques used were an accurate representation for the reserves; drill hole spacing was sufficient to generate future estimates of proven and probable reserves; and the database was correct and reliable. This recent study compliments Behre Dolbear & Company, Inc.'s audit of sampling and assaying procedures at the Brisas property completed in August 1997.

     The pre-feasibility report estimates that base case initial capital required to bring the Brisas property into commercial production at the planned 55,000 tonnes per day will be approximately $293 million. Ongoing life of mine capital requirements are estimated at $53 million, and working capital needs are estimated at $15 million. The ultimate design of the plant is subject to the results of the final feasibility study, and there can be no assurance that the final feasibility study will conclude that the planned operation will be economically feasible. Construction of the planned facility is expected to take approximately 18 to 24 months, with commissioning and achievement of commercial production expected shortly thereafter. Under the timetable presently contemplated by GR-Montana, initial production would commence no earlier than early 2000, with full production expected to commence no earlier than mid-2001. There can be no assurance, however, that GR-Montana will begin or complete such construction according to this schedule, or that, if completed, the facility will begin commercial production as planned.

     Base case pre-feasibility report estimates of pre-tax operating cash costs, including mining, processing, concentrate transportation, smelting and refining expenses, total $222 per ounce of gold net of copper revenues. Total pre-tax costs per ounce of gold produced, including life of mine capital, are estimated at $295, excluding previously incurred sunk costs of approximately $38 million or approximately $8 per ounce. Exploitation taxes and royalties add approximately $9 per ounce of gold to the total cost per ounce. The base case pre-tax net present value of the project (assuming $375 per ounce of gold and $1.00 per pound of copper) at 0% is $354.9 million, with an internal rate of return of 11.8%.

     MODIFIED PRE-FEASIBILITY STUDY. GR-Montana and its consultants continue to develop alternatives to the assumptions utilized in the initial pre-feasibility report. In August 1998 certain modifications to the Brisas pre-feasibility report were completed which include (1) a revised mine operating plan, resulting in a 7% reduction in cash operating cost to $206 per ounce of gold, net of copper credit and, (2) an on-site copper production process coupled with the revised mine operating plan, resulting in a 24% reduction in cash operating cost to $169 per ounce of gold, net of copper credit. The supplement to the pre-feasibility report, more limited in scope than the original pre-feasibility report, was prepared by the company and JE MinCorp, a Denver, Colorado-based division of Jacobs Engineering Group Inc of Pasadena, California.

                                                                                        ON-SITE COPPER
                                                          PRE-FEASIBILITY               PRODUCTION AND
                                                               STUDY         REVISED     REVISED MINE
                                                           (MARCH 1998)     MINE PLAN        PLAN
                                                          ---------------   ---------   --------------
                                                                         (U.S. DOLLARS)
Pit design gold price ($/oz.)*..........................      $   375        $   335       $   335
Pit design copper price ($/lb.)*........................      $  1.00        $   .90       $   .90
Mine cut-off grade (grams of gold per tonne)............         0.40           0.50          0.50
Mineralized deposit (mm tonnes).........................          249            200           200
Mineralized deposit (mm gold ozs.)......................          5.6            5.0           5.0
Gold grade (grams/tonne)................................         0.70           0.77          0.77
Copper grade %..........................................         0.14           0.14          0.14
Throughput (tonnes/day).................................       55,000         55,000        55,000
Average annual gold production (oz.)....................      335,000        362,000       362,000
Average annual copper production (mm lbs.)..............           38             39            39
Strip ratio (waste to ore)..............................       1.68:1         1.97:1        1.97:1
Mine life (Years).......................................         14.2           11.5          11.5

                                                                                        ON-SITE COPPER
                                                          PRE-FEASIBILITY               PRODUCTION AND
                                                               STUDY         REVISED     REVISED MINE
                                                           (MARCH 1998)     MINE PLAN        PLAN
                                                          ---------------   ---------   --------------
                                                                         (U.S. DOLLARS)
Initial capital cost (mm)...............................      $   293        $   299       $   344
Working capital (mm)....................................      $    15        $    20       $    20
Ongoing capital (mm)....................................      $    53        $    42       $    42
Total cost (per tonne)..................................      $  6.28        $  6.40       $  5.78
Operating cash cost (per oz.)*..........................      $   222        $   206       $   169
Total cash and operating costs (per oz.)**..............      $   295        $   288       $   262

---------------

*  Net of copper credit

** Pre tax and independent of costs incurred to-date

     In addition to the modifications to the pre-feasibility report, GR-Montana is currently proceeding with metallurgical testing and ore reserve modeling, both of which are an ongoing process. An update to the mine model, which will be verified by an independent engineering firm, is expected later this year. GR-Montana is proceeding with the completion of the final feasibility study which is expected next year.

VENEZUELAN MINING, ENVIRONMENT AND OTHER MATTERS

     GR-Montana's Venezuelan mining operations are subject to laws of title that differ substantially from those of the United States, and to various mining and environmental rules and regulations that are similar in purpose to those in the United States, but equally bureaucratically complex. The complexity of the Venezuelan mining laws is due to the numerous changes in and interpretations of mining statutes, some of which are generally considered outdated, and is further complicated by the necessity to acquire a number of concessions and/or contracts to secure all of the necessary rights to explore and mine a particular parcel of land. The following is a summary of the more significant Venezuelan mining and environmental laws and other laws and regulations that may affect GR-Montana's operations on the Brisas property, but does not purport to be a comprehensive review of all laws or a complete analysis of all potential regulatory considerations related to the Brisas property.

     CURRENT VENEZUELAN MINING LAW. The principal legislation governing the exploration and development of mineral resources in Venezuela is the Mining Law of 1945, which has been supplemented through the years by various presidential, governmental and ministerial decrees, resolutions and interpretations (in its current form, the "Mining Law"). The Mining Law defines mining rights and concessions, and establishes standards for obtaining, exploring, evaluating, producing and extinguishing a concession. The Mining Law also requires that each concession be specific as to the minerals covered (gold, copper, silver, molybdenum, etc.) and area (near surface mineralization ("alluvial") or subsurface mineralization ("hardrock or veta")).

     Originally, the Mining Law provided for staked concessions as well as concessions issued at the discretion of the MEM. However, in 1977, the claim-staking provisions of the law were effectively eliminated by a presidential decree that reserved all minerals exclusively for Venezuela. Also, from January 1991 until July 1996, certain legislation granted CVG and its various subsidiaries the exclusive right in the State of Bolivar to explore, evaluate and mine diamonds and gold not previously awarded as MEM concessions. Consistent with this exclusive right, CVG attempted to exploit the potential resources of the region through mining contracts granted to private investors or joint venture arrangements with foreign and local companies. Most of those contracts or joint venture arrangements have been recognized as valid by the MEM and are still in force.

     The Mining Law creates three types of concessions, but only two types of concessions are common. The first, an exploration and production concession, grants the holder up to two years to explore a property, and an additional year (three years total) to start production on an alluvial concession and three additional years (five years total) to start production on a hardrock concession. The second, a production concession, does not provide for an exploration period, but it does have the same three and five year production requirements as stated above. A technical and economic feasibility study must be submitted to the MEM for approval within 18 months for alluvial concessionaires and within 36 months for hardrock concessionaires. Holders of concessions are required to report their activities to the MEM and must submit to routine inspections by MEM representatives to confirm compliance with the Mining Law.

     Although the Mining Law specifies a term of 40 years for concessions, an annual surface tax for alluvial concessions of .05 bolivar per hectare, an annual surface tax for hardrock of one bolivar per hectare and an exploitation tax, which ranges from 1% to 3% of the extracted mineral value depending on the type of mineral, the MEM has enhanced the benefit to Venezuela through Resolution 115. As outlined in this resolution, certain "special advantages" must be offered to Venezuela for an applicant to be granted a concession. These special advantages require that the concession applicant agree to certain additional terms, which might include a reduction in the life of the concession, an increase in the amount of royalties or mining taxes to be paid and the extent to which bonds or sureties must be posted to guarantee performance of the applicant's obligations. In addition, applicants may also be required to make certain improvements for the benefit of the concession property and the surrounding area, such as constructing and maintaining access roads, airstrips, schools and medical dispensaries, and must agree to train local employees in modern mining exploration and production techniques.

     PROPOSED MINING LAW. The Venezuelan Mining Committees in the Senate and House of Representatives have, for a number of years, been debating separate proposals that would either amend the existing Mining Law or create a new mining law. Throughout most of 1997, as in prior years, there was considerable debate regarding, but little progress toward, passing a law that is acceptable to industry, the MEM and Congressional Mining Committees. The mining industry is lobbying for its own draft of a new mining law, which would return the provisions for claim-staking as provided in the original Mining Law. Other important changes would include all minerals in one concession, include both alluvial and veta mineralization in one concession, provide longer exploration periods and require competitive mining tax rates and royalty rates, as compared to other countries that have an active mining industry. Because 1998 is an election year and interested parties have not yet agreed on terms of a possible new law, GR-Montana believes, and has been advised, that it is unlikely that a new mining law will be passed in 1998.

     ENVIRONMENTAL LAWS AND REGULATIONS. Venezuela's environmental laws and regulations are administered through the Ministry of the Environment and Renewable Natural Resources. The Ministry of the Environment and Renewable Natural Resources proscribes certain mining recovery methods deemed harmful to the environment and monitors concessionaires' activities to ensure compliance. Before GR-Montana can begin construction and production at the Brisas property, it must obtain three different permits from the Ministry of the Environment and Renewable Natural Resources: (1) Permit to Occupy the Territory ("Occupation Permit"), (2) Permit to Affect for Exploration ("Exploration Permit") and (3) Permit to Affect for Construction and Exploitation ("Exploitation Permit"). Although not consistently applied in the past, regulations state that the MEM will apply for and obtain the Occupation Permit on behalf of those persons or entities applying for concessions before granting the concession title. Applicants submit an environmental questionnaire to MEM, which they in turn submit to the Ministry of the Environment and Renewable Natural Resources. The exploration permit that Brisas applies for annually is an authorization to perform only those activities relating to exploration, such as drilling, building of camps, cutting lines and trenching. The production permitting process is initiated by filing the proposed terms of reference, which when approved, will serve as the basis for an Environmental Impact Study ("EIS"). The format for the EIS is stipulated in a 1996 law (decree #1257) and conforms to an international standard. See "Risk Factors -- Risks Associated with the Continuing Business of GR-Montana -- Environmental Matters."

     GR-Montana holds the Occupation Permits for the Brisas alluvial and hardrock concessions and plans to continue to apply for additional permits as further development dictates. GR-Montana believes that the alluvial and hardrock concessions should be exploited as one project. Because the law treats each concession separately, GR-Montana plans to initiate discussions with the MEM and Ministry of the Environment and Renewable Natural Resources to seek alternatives to the duplication of environmental studies and permitting. There can be no assurance, however, that GR-Montana's efforts to reduce such duplication will be successful.

     TAXES. The Venezuelan tax law provides for a maximum corporate income tax rate on mining companies of 34%. This rate applies to net income over approximately $32,000 (U.S. dollars) depending on exchange rates. Other Venezuelan taxes that apply or may eventually apply to GR-Montana's subsidiaries include a 1% tax on paid-in-capital (equity), 16.5% luxury goods and wholesale tax, which applies to goods and services, municipal taxes, which vary from .1% to 10%, import duties on mining equipment, which range from 5% to 20%, surface taxes, which are currently set at less than $1 per hectare per concession, and exploitation taxes, which range from 1% to 7% depending on the metal and whether it is sold domestically or exported. GR-Montana's Brisas subsidiary currently pays luxury goods and wholesale taxes on certain purchases within Venezuela and expects that taxes on revenue generated from the future sale, if any, of gold to the Central Bank will result in a refund of these taxes. To date, GR-Montana has paid approximately $1 million of luxury goods and wholesale taxes. Venezuela offers certain exemptions from the luxury goods and wholesale taxes and import duties to mining companies. GR-Montana is in the process of applying for these exemptions. Certain local municipalities including the Municipality of Sifontes, in which the Brisas property is located, have proposed plans to impose certain taxes on mining activities. The mining industry has challenged the municipalities' right to impose such taxes on the basis that the nation has reserved the exclusive right to tax mining activities. In an action favorable to the mining industry, the Venezuelan Supreme Court has granted an injunction prohibiting the collection of such taxes by the municipalities.

     POLITICAL AND ECONOMIC SITUATION. Venezuela has been a democracy for the past 40 years and in December 1998 will hold a presidential election. Based on the public political platforms of the leading candidate, the outcome of the election may have broad implications for the country's democratic system, as well as the future of the much needed free-market reforms and foreign investment.

     The government's primary source of revenue is derived from its state-owned oil company. As a result, the economy of Venezuela is dependant upon the oil industry. During the last several years, low oil prices have led to a substantially weakened economy, resulting in decreased economic growth, unemployment and, to a certain extent, social unrest. During the last decade, Venezuela has also experienced high levels of inflation. This has led the Central Bank to impose a currency exchange policy whereby the bolivar is traded within a certain band based upon its estimated monthly devaluation. The Central Bank has not strictly followed this policy, however, and some Venezuelan economists believe the bolivar is overvalued by 30% or more. The government has indicated that it is not planning to devalue the bolivar prior to the December 1998 election. The government estimates the inflation rate for 1998 to be 32% compared to 38% and 103% for 1997 and 1996, respectively.

     In addition to the eventual outcome of the elections and the near and long-term policies of the new government, a number of challenges remain, including judicial reform, approval by the Venezuelan Congress and the United States Congress of the tax and bilateral investment treaties and full implementation of the government's plan to meet IMF criteria for loan approval.

     GOLD SALES. The Central Bank allows gold mining companies to sell up to 85% of their production on the international market. The remaining 15% must be sold to the Central Bank at the current market price, which is paid in Venezuelan currency. Gold sold on the international market is typically levied a minimum mining tax of 4% of the market price unless GR-Montana agrees to a higher tax by special advantages established in the concession agreement. The mining tax for gold sold to the Central Bank is 1% of the market price. Gold sales to the Central Bank will be paid in bolivares that can be converted to US dollars at the prevailing exchange rate. The US dollars can be then transferred outside of Venezuela. Gold sales to the Central Bank will result in a recovery of some, if not all, of the 16.5% luxury goods and wholesale tax paid as incurred. Gold contained in the concentrate shipped outside of Venezuela for further processing does not need to be considered for the required minimum gold sales to the Central Bank.

     LABOR. Venezuela has enacted extensive labor laws and regulations. During 1997 Venezuela entered into major agreements with the public and private sectors on new social security laws, which are expected to improve benefit plans for employees. GR-Montana plans to fill as many positions as possible with Venezuelan nationals. It is anticipated that, in the initial stages of the Brisas project, approximately 95% of the workforce will be Venezuelan. In order to maintain or exceed this level, GR-Montana will implement an extensive training program over the life of the project on the Brisas property. GR-Montana plans to draw on Venezuela's large industrial base to staff many of its positions, but the experience base for large-scale mining and milling operations in Venezuela is limited. The Brisas project will draw on the Puerto Ordaz area to fill a significant portion of its staffing requirements. GR-Montana plans to staff all management and engineering positions out of Puerto Ordaz, and GR-Montana believes that, of the remaining lower level positions, only one-third will be filled from the local (Las Claritas) area.

EMPLOYEES

     As of October 31, 1998, GR-Montana employed 10 people in its Spokane, Washington office and approximately 50 people in Venezuela, of which approximately 30 are located at the Brisas property. The day-to-day activities of GR-Montana's Venezuelan operations are managed from its offices in Caracas and Puerto Ordaz.

                     MARKET FOR GR-MONTANA'S COMMON EQUITY
                        AND RELATED SHAREHOLDER MATTERS

MARKET PRICE INFORMATION

     The GR-Montana Common Stock is traded on the Nasdaq SmallCap System under the symbol "GLDR" and on the Toronto Stock Exchange under the symbol "GLR." On November 24, 1998, the GR-Montana Common Stock closed at $1.19 (U.S. dollars) on the Nasdaq SmallCap System and at $1.75(Canadian dollars) on the Toronto Stock Exchange. We urge you to check current stock prices before you make any decision about the reorganization.

     The following table sets forth the high and low prices per share as reported on the Nasdaq SmallCap System and the Toronto Stock Exchange for the GR-Montana Common Stock for the past three years.

                                               THE NASDAQ SMALLCAP       TORONTO STOCK
                                                     SYSTEM                 EXCHANGE
                                               -------------------     ------------------
                                                HIGH         LOW        HIGH        LOW
                                               -------      ------     -------     ------
                                                 (U.S. DOLLARS)        (CANADIAN DOLLARS)
1996:
  First Quarter..............................  $10.25       $5.75      $14.25      $7.38
  Second Quarter.............................   10.38        7.00       14.50       9.50
  Third Quarter..............................   15.75        7.38       21.70      10.00
  Fourth Quarter.............................   14.63        9.25       20.00      12.40
1997:
  First Quarter..............................   11.50        7.38       15.60       9.65
  Second Quarter.............................    9.63        7.00       14.00       9.80
  Third Quarter..............................    8.50        5.50       11.80       7.80
  Fourth Quarter.............................    8.00        1.75       11.15       2.35
1998:
  First Quarter..............................    3.75        2.25        5.34       3.09
  Second Quarter.............................    3.75        1.75        5.41       2.50
  Third Quarter..............................    2.00        0.88        3.19       1.40
  Fourth Quarter (through November 24,
     1998)...................................    1.88        1.13        3.00       1.68

HOLDERS

     The number of holders of GR-Montana Common Stock of record on October 28, 1998, was approximately 1,300. Based on recent mailings to its shareholders, GR-Montana believes its Common Stock is owned beneficially by approximately 11,000 persons.

DIVIDENDS

     GR-Montana has declared no cash or stock dividends on GR-Montana Common Stock since 1984. GR-Montana has no present plans to pay any cash dividends on GR-Montana Common Stock, and GR-Montana will declare cash dividends in the future only if the earnings and capital of GR-Montana are sufficient to justify the payment of such dividends.

                            GOLD RESERVE CORPORATION

                           HISTORICAL FINANCIAL DATA

     The following selected historical financial data as of September 30, 1998 and 1997 and for the nine month periods ended September 30, 1998 and 1997 were derived from unaudited historical consolidated financial statements of GR-Montana which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the periods reported. The following selected historical financial data as of December 31, 1997, 1996, 1995, 1994 and 1993 and for each of the five years in the period ended December 31, 1997 were derived from the audited consolidated financial statements of GR-Montana. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes thereto appearing elsewhere in this Proxy Statement/Joint Prospectus. The consolidated financial statements of GR-Montana have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars. There are no significant differences between U.S. GAAP and Canadian GAAP with respect to the presentation of GR-Montana consolidated financial statements. Financial information in such reports filed by GR-Canada will be prepared in accordance with Canadian GAAP that are U.S. dollar-based and will include a reconciliation of such information with U.S. GAAP.

                                                    SEPTEMBER 30,                       DECEMBER 31,
                                                  -----------------   ------------------------------------------------
                                                   1998      1997      1997      1996      1995       1994      1993
                                                  -------   -------   -------   -------   -------   --------   -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Other Income....................................  $   852   $ 1,405   $ 1,737   $ 1,489   $ 1,407   $  1,396   $   516
Net Loss........................................   (1,426)   (1,164)   (1,533)     (830)     (337)   (23,740)   (2,844)
Loss Per Share of Common Stock(1)...............    (0.06)    (0.05)    (0.07)    (0.04)    (0.02)     (1.68)    (0.28)
Total Assets....................................   67,530    73,936    73,293    73,772    52,262     43,263    13,907
Contract payable................................       --        --        --        --       187        124       825
Shareholders' equity............................   65,708    66,847    66,549    67,193    47,073     37,900    11,792
Common Stock:
  Issued........................................   23,177    22,897    22,918    22,704    20,477     18,930    11,723
  Outstanding (2)...............................   22,705    22,416    22,437    22,223    19,996     18,577    11,429

---------------

(1) Basic and diluted.

(2) Great Basin and MegaGold, each consolidated subsidiaries of GR-Montana, own shares of GR-Montana Common Stock, representing an indirect investment in itself. GR-Montana's proportionate ownership interest in GR-Montana Common Stock held by these entities represents the difference between issued and outstanding shares.

                 GOLD RESERVE CORPORATION AND GOLD RESERVE INC.

                        PRO FORMA COMBINED BALANCE SHEET

     The following pro forma combined balance sheet was prepared by GR-Montana to illustrate the effects of the reorganization. The reorganization will not have any effect on the historical statement of operations of GR-Montana for the nine-months ended September 30, 1998 or the year ended December 31, 1997. Therefore, the pro forma statements of operations for the nine-months ended September 30, 1998 and the year ended December 31, 1997 have not been presented. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements, "Gold Reserve Corporation Historical Financial Data" and the Financial Statements and Notes thereto, of GR-Montana and GR-Canada which are included elsewhere in this Proxy Statement/Joint Prospectus.

     Due to GR-Montana and GR-Canada being related entities, the reorganization has been accounted for as if a pooling of interests.

                                                               GR-MONTANA                       GR-CANADA
                                                              SEPTEMBER 30,     PRO FORMA       PRO FORMA
                                                                  1998        ADJUSTMENT (A)    COMBINED
                                                              -------------   --------------   -----------
ASSETS:
  Cash and cash equivalents.................................   $ 5,383,471                     $ 5,383,471
  Investments:
    Held-to-maturity securities.............................    15,048,887                      15,048,887
    Accrued interest on investments.........................       207,283                         207,283
  Deposits, advances and other..............................       477,183                         477,183
                                                               -----------     ------------    -----------
         Total Current Assets...............................    21,116,824                      21,116,824
  Property, plant and equipment, net........................    40,286,995                      40,286,995
  Investments:
    Available-for-sale securities...........................     1,283,767                       1,283,767
    Held-to-maturity securities.............................     3,498,842                       3,498,842
  Other.....................................................     1,343,440                       1,343,440
                                                               -----------     ------------    -----------
         Total Assets.......................................   $67,529,868                     $67,529,868
                                                               ===========     ============    ===========
LIABILITIES:
  Accounts payable and accrued expenses.....................   $   411,713                     $   411,713
  Note payable -- KSOP, current portion.....................       414,771                         414,771
                                                               -----------     ------------    -----------
         Total Current Liabilities..........................       826,484                         826,484
Minority interest in consolidated subsidiaries..............       995,121                         995,121
                                                               -----------     ------------    -----------
         Total Liabilities..................................     1,821,605                       1,821,605
                                                               -----------     ------------    -----------
Commitments and contingencies...............................            --               --             --
SHAREHOLDERS' EQUITY:
  Serial preferred stock, without par value
    Authorized shares: 20,000,000; issued: none.............                                            --
  Common stock, without par value
    Authorized shares: 480,000,000; issued: 23,176,767;
      outstanding: 22,705,329...............................   101,644,509     (101,644,509)            --
  Class A Stock, without par value
    Authorized shares: unlimited; issued and outstanding
      shares: 18,541,414....................................            --       81,315,607     81,315,607
  Equity Units..............................................            --       20,328,902     20,328,902
  Less, common stock held by affiliates.....................      (403,331)                       (403,331)
  Accumulated other comprehensive (loss)
    Unrealized (loss) on available-for-sale securities......       (12,500)                        (12,500)
  Accumulated deficit.......................................   (35,105,644)                    (35,105,644)
  KSOP debt guarantee.......................................      (414,771)                       (414,771)
                                                               -----------     ------------    -----------
         Total Shareholders' Equity.........................    65,708,263                      65,708,263
                                                               -----------     ------------    -----------
         Total Liabilities and Shareholders' Equity.........   $67,529,868                     $67,529,868
                                                               ===========     ============    ===========

---------------

(A) Adjustment reflects the assumed conversion of 20% of the outstanding shares of GR-Montana Common Stock into equity units which consist of one share of GR-Montana Class B Stock and one GR-Canada Class B Share and the conversion of 80% of the outstanding GR-Montana Common Stock into GR-Canada Class A Shares.

     Note to Pro Forma Combined Balance Sheet:

     No pro forma statement of operations for the nine-months ended September 30, 1998, and the year ended December 31, 1997, has been presented because the reorganization does not result in any pro forma differences.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with GR-Montana's Selected Financial Data, Historical Financial Data, Summary Pro Forma Combined Financial Information and GR-Montana's Financial Statements and Notes thereto included elsewhere in this Proxy Statement/Joint Prospectus.

SUMMARY

     Since 1992, GR-Montana's primary focus has been the exploration of its Brisas property in Venezuela. GR-Montana has no revenue from mining operations and has experienced losses from operations for each of the last five fiscal years. GR-Montana expects to continue to incur losses from operations for the next several years as the result of, among other factors, increased expenditures associated with the corporate management of exploration and development activities on the Brisas property as well as other exploration expenses not associated with the Brisas property. Management expects this trend to reverse if and when the Brisas property is developed and gold and copper are produced in commercial quantities, but there can be no assurances such production will occur. Other significant events must occur before commercial production on the Brisas property can begin. These include the completion of the final feasibility study, the establishment of proven and probable reserves, the procurement of all necessary regulatory permits and approvals, an increase in the market price of gold and the procurement of adequate funding. See "Information Concerning GR-Montana." All expenditures relating to exploration and development activities on the Brisas property have been capitalized and recorded on GR-Montana's balance sheet as property, plant and equipment (capitalized exploration and development costs). As a consequence, the consolidated results of operations for the years presented consist of expenses related to activities other than the exploration and development of the Brisas property partially offset by interest income from invested funds.

LIQUIDITY AND CAPITAL RESOURCES

     INVESTING. On a cumulative basis, as of September 30, 1998 GR-Montana has drilled 756 holes consisting of approximately 166,000 meters and has expended approximately $63 million on the Brisas property. These costs include property acquisition costs of $2 million, capitalized exploration and development costs and equipment expenditures of $38.5 million and prior litigation settlement costs of $22.5 million (which were expensed in 1994). Amounts recorded as property, plant and equipment (capitalized exploration and development costs) include all costs associated with the Brisas property, including personnel and related administrative expenditures incurred in Venezuela, drilling and related exploration costs, capitalized interest expenses, legal costs associated with the Brisas ownership dispute settled in 1994 and general support costs related to the Brisas property.

     The Brisas property recovery plant, as presently proposed in the pre-feasibility report, is expected to consist of a conventional 55,000 tonne per day, gravity/flotation/cyanidation process and cost an estimated $293 million. Ongoing life of mine capital requirements are estimated at $53 million and working capital needs are estimated at $15 million. The ultimate design of the plant is subject to the results of the final feasibility study. There can be no assurance that the final study will conclude that the planned operation will be economically feasible. Various permitting required for the Brisas property (primarily the EIS) is ongoing and approvals from the MEM and the Ministry of the Environment and Renewable National Resources are expected during 1998 and 1999, although there can be no assurances such permits will be issued. Detailed engineering work will commence after the receipt of the necessary operating and environmental permits and as gold and copper prices warrant. Under the timetable presently contemplated by GR-Montana, initial production would commence no earlier than January 2000, with full production expected to commence no earlier than mid-2001. Final development of the Brisas property is dependent upon the future price of gold and copper, completion of a bankable feasibility study including the establishment of proven and probable reserves, obtaining adequate financing, and obtaining the appropriate environmental and operating permits. There can be no assurance, however, that GR-Montana will begin or complete such construction according to this schedule or that, if completed, the facility will begin commercial production as planned. See "Information Concerning GR-Montana -- The Brisas Property -- Planned Development."

     FINANCING. GR-Montana has financed its general business and exploration and development activities in Venezuela principally from the sale of GR-Montana Common Stock and has raised, since 1992, approximately $68 million in equity financing to support its overall business activities. These transactions consisted of the sale of additional shares of GR-Montana Common Stock, or warrants to purchase GR-Montana Common Stock, and the exercise of previously issued warrants and options to purchase GR-Montana Common Stock. GR-Montana will require additional financing in order to place the Brisas property into production, which is estimated to be as much as $293 million for the construction of the Brisas property recovery plant, ancillary facilities and equipment, related development costs and $15 million for working capital. Future construction costs and development expenses, and the cost of placing the Brisas property or additional future properties into production, if warranted, are expected to be financed by a combination of the sale of additional GR-Montana Common Stock, bank borrowings or other means. Whether and to what extent additional or alternative financing options are pursued by GR-Montana depends on a number of important factors, including if and when mine development activities are commenced on the Brisas property, management's assessment of the financial markets, the current price of gold, the acquisition of additional properties or projects and the overall capital requirements of the consolidated corporate group. There can be no assurances financing will be available on commercially reasonable terms, if at all.

     Management could determine that it is in the best interest of GR-Montana and its shareholders to sell the Brisas property to another mining company for development, or to enter into a joint development or similar arrangement with another company to develop the Brisas property and thereby reduce the economic risk to GR-Montana were it to proceed with development on its own. GR-Montana has not entered into discussions with any other mining company in this regard, nor has it shared any of its exploration data. Whether GR-Montana would pursue any of these alternatives to commercial development of the Brisas property cannot presently be determined.

     As of October 31, 1998, GR-Montana held approximately $25 million in cash and current and long-term held-to-maturity securities. The 1998 and 1999 budgets, which exclude future construction costs related to the proposed mining facilities, are each estimated to be approximately $4 million and $6 million, respectively, with approximately $2 million and $4 million, respectively, designated for further development of the Brisas property. Management anticipates that its current cash and investment positions are adequate to cover estimated operational and capital expenditures through 1999.

RESULTS OF OPERATIONS

     SEPTEMBER 30, 1998 COMPARED TO SEPTEMBER 30, 1997. Consolidated net loss for the nine months ended September 30, 1998 amounted to $1,425,984 or $0.06 per share, compared to consolidated net loss of $1,164,339 or $0.05 per share for the same period in 1997. These changes resulted from other income for the current nine month period decreasing over the comparable period in 1997 due to decreased interest income from lower average levels of invested cash and increased foreign exchange loss due to the depreciation of the Venezuelan currency. Operating expenses during the nine months ended September 30, 1998 stayed substantially the same as the comparable period in 1997.

     1997 COMPARED TO 1996. The consolidated net loss for the year ended December 31, 1997 was $1,532,801, or $0.07 per share, an increase of approximately $703,000 from the prior year. Other income for 1997 amounted to $1,737,916, which is an increase of approximately $249,000 over the previous year. The increase in other income is principally due to higher returns on invested cash. Operating expenses for the year amounted to $3,270,717, which is an increase from the prior year of approximately $952,000. The major components of the increase in operating expenses are increases in general and administrative expenses of approximately $317,000 and directors' and executive officers' compensation of approximately $511,000. The increase in general and administrative expense was primarily related to costs associated with the addition of new employees. Directors' and officers' compensation increased as a result of increases in compensation and the addition of several new executives during the first quarter of 1997.

     1996 COMPARED TO 1995. The consolidated net loss for the year ended December 31, 1996 was $829,938, or $0.04 per share, an increase of approximately $493,000 from the prior year. Other income for 1996 amounted to $1,488,857, which was an increase of approximately $82,000 over the previous year and principally due to gains on the sale of investments, partially offset by a decrease in interest income due to lower returns on invested cash. Operating expenses for the year amounted to $2,318,795, which is an increase from the prior year of approximately $575,000. The major components of the increase in operating expenses were increases in general and administrative expenses of approximately $209,000, legal and accounting expenses of approximately $211,000 and directors' and executive officers' compensation of approximately $172,000. The increase in general and administrative expenses was primarily due to increases in compensation and related expenses. Legal and accounting expense increased due to GR-Montana's ongoing securities compliance and reporting in the United States and Canada and compliance and permitting activities in Venezuela. Directors' and executive officers' compensation increased as a result of salary increases for executive officers and first time compensation paid to the directors.

YEAR 2000 READINESS

     GR-Montana has made a preliminary assessment of its requirements regarding Year 2000 issues, which generally refers to the inability of hardware, software and control systems to correctly identify two-digit references to specific years, beginning with the Year 2000. This assessment focused on the impact of the lack of Year 2000 compliance upon GR-Montana in three major areas;

     (1) internal systems under the control of GR-Montana;

     (2) systems of third party suppliers or contractors; and

     (3) systems maintained by governmental agencies and major public and private service providers located in Venezuela.

     GR-Montana's evaluation of Year 2000 readiness is expected to cost less than $10,000.

     Internally, GR-Montana's present business operations are not dependent upon sophisticated information systems. Management has concluded that GR-Montana's operations as they relate to its internal systems will not be materially impacted by Year 2000 issues and no contingency plans have been developed.

     GR-Montana does not at this time have any material relationships with third party suppliers which, if such suppliers had significant Year 2000 problems, would have a material impact upon GR-Montana. To that end, the ongoing Brisas feasibility study is expected to include an evaluation of Year 2000 readiness as it relates to the proposed future development of the Brisas property. Although GR-Montana believes that the feasibility study will address such issues and provide for contingency plans, the study is not yet complete and subsequent analysis may lead to discovery of material issues or costs.

     GR-Montana's primary asset, the Brisas property, is located in Venezuela and as a result Year 2000 readiness of governmental agencies and public and private service providers within Venezuela may have a significant impact upon GR-Montana. To management's knowledge, there are no published reports documenting the Year 2000 compliance efforts and progress of such governmental agencies and major public and private service providers located in Venezuela.

     Compliance-related failures of future material third-party suppliers and contractors providing services directly to GR-Montana or failures related to governmental agencies and public and private service providers within Venezuela could be significant and could cause an interruption of business that would be material to GR-Montana. The impact of such interruptions could, among other things, include a significant delay in construction or material increase in costs related to the development of the Brisas property, assuming development of the project is deemed to be economically feasible.

     Based on the current information available to GR-Montana, the significance of Year 2000 difficulties which might be experienced by others outside GR-Montana's control, the magnitude of future business disruption upon GR-Montana and the costs of such disruption cannot be estimated at this time.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This Statement requires that comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This Statement does not require a specific format for the financial statement, but requires that an enterprise display net income as a component of comprehensive income in the financial statement. Comprehensive income is defined as the change in equity of a business enterprise arising from non-owner sources. The classifications of comprehensive income under current accounting standards include foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. This Statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the implementation of SFAS No. 130 will have a material impact on the presentation of its consolidated financial statements.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments for an Enterprise and Related Information." This Statement will change the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders commencing with the first quarter of 1999. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement is effective for fiscal years beginning after December 15, 1997. GR-Montana does not believe the application of this standard will have a material impact on the presentation of its financial statements.

     GR-Montana adopted the provisions of SFAS No. 128, "Earnings Per Share," in 1997. Due to the net losses incurred in all periods presented, stock options were not included in the calculations as they are anti-dilutive. As a result, the adoption of SFAS No. 128 had no impact on prior year net loss per share disclosure.

                            MANAGEMENT OF GR-MONTANA

     The directors and executive officers of GR-Montana as of September 30, 1998, are as follows:

     Rockne J. Timm, President and Chief Executive Officer and Director. Mr. Timm, age 53, became Treasurer and a director in March 1984, and became President and Chief Executive Officer in August 1988. He was a director of Neptune Resources Inc. and its successor, Northwest Gold Corp., from 1987 to 1993 and Vice President of Finance, Treasurer and Chief Financial Officer of Pegasus Gold Inc. from 1981 to 1987. Mr. Timm is also President and a director of Great Basin and MegaGold, and a director and an executive officer of each of GR-Montana's foreign subsidiaries. Mr. Timm is a certified public accountant and resides in Spokane, Washington.

     A. Douglas Belanger, Executive Vice President and Director. Mr. Belanger, age 45, became Executive Vice President in August 1988 and was Secretary from June 1993 through December 1996. He also serves as Vice President and a director of Great Basin and MegaGold, and a director and an executive officer of each of GR-Montana's foreign subsidiaries. Mr. Belanger served as Vice President for corporate affairs of Pegasus Gold Inc. from April 1982 to June 1987. Mr. Belanger resides in Spokane, Washington.

     James P. Geyer, Senior Vice President and Director. Mr. Geyer, age 46, became Senior Vice President in January 1997 and a director in June 1997. He has also been a director of Wheaton River Minerals, a Canadian company, since 1998. During the previous 10 years, Mr. Geyer was employed by Pegasus Gold Corporation, most recently as Vice President of Operations. Mr. Geyer has 24 years experience in underground and open pit mining and has held various engineering and operations positions with AMAX and ASARCO. Mr. Geyer has a Bachelor of Science degree in mining engineering from the Colorado School of Mines. Mr. Geyer resides in Spokane, Washington.

     Patrick D. McChesney, Director. Mr. McChesney, age 48, was Vice President of Finance until March 1993 and was Chief Financial Officer from August 1988 until June 1993. Since July 1987, Mr. McChesney's principal occupation has been as President of Logue-McDonald Automation, Inc., a company engaged in building equipment for microchip testing, and, since March 1996, Mr. McChesney has served as President of LMO Test Systems, Inc., a company engaged in building equipment for microchip testing. He is also a director of MegaGold. From 1983 through June 1987, Mr. McChesney was Controller of Pegasus Gold Inc. Mr. McChesney is a certified public accountant and resides in Spokane, Washington.

     Jean Charles Potvin, Director. Mr. Potvin, age 45, became a director in November 1993 and since 1993 has also been a director and Chairman and Chief Executive Officer of Tiomin Resources Inc., a Canadian company, and a director, President and Chief Executive Officer of Pangea Goldfields, Inc., a Canadian company. Prior to becoming a director, Mr. Potvin was Senior Gold Mining Analyst, Vice President and a director of Nesbitt Burns Inc. (formerly Burns Fry Ltd.), a major Canadian investment dealer. Mr. Potvin resides in Toronto, Ontario.

     James H. Coleman, Director. Mr. Coleman, age 48, became a director in February 1994 and is a senior partner and Chairman of the Executive Committee of the law firm of Macleod Dixon of Calgary, Alberta, counsel to GR-Montana. Mr. Coleman has been with his law firm since 1974. He is also a director of Total Resources (Canada) Limited, McCarthy Corporation plc, Minven Inc., Energold Mining Ltd., Parys Mountain Mines Ltd., ENVIROX, Net Shepherd Inc., Pangea Goldfields, Inc. and Anadime Corp. From 1989 to 1993 he was a director of Northwest Gold Corp. and from 1988 to 1995 was a director of Ranchmen's Resources Ltd. Mr. Coleman is also a director of Great Basin and MegaGold. Mr. Coleman resides in Calgary, Alberta.

     Chris D. Mikkelsen, Director. Mr. Mikkelsen, age 47, became a director in June 1997 and has been a principal in the accounting firm of McDirmid, Mikkelsen & Secrest, P.S., since 1976. He is a certified public accountant with an extensive background in providing operational and tax advice to a wide variety of clients and businesses. Mr. Mikkelsen is also a director of Great Basin and MegaGold. Mr. Mikkelsen resides in Spokane, Washington.

     Robert A. McGuinness, Vice President of Finance and Chief Financial Officer. Mr. McGuinness, age 42, became Vice President of Finance in March 1993 and Chief Financial Officer in June 1993. Mr. McGuinness is also Vice President of Finance and Chief Financial Officer of Great Basin and MegaGold. During the previous three years, Mr. McGuinness was Vice President of Finance for Millisat Holdings Incorporated. Prior to 1990, Mr. McGuinness served as the financial officer for several domestic and internationally-based companies specializing in electronics and biotechnology. Mr. McGuinness is a certified public accountant and resides in Spokane, Washington.

     Richard J. Kehmeier, Vice President of Exploration. Mr. Kehmeier, age 50, became Vice President of Exploration in November 1996. During the previous three years, Mr. Kehmeier was a geological consultant to the mining industry. Mr. Kehmeier was Vice President of Exploration for Atlas Corporation from 1990 to 1993. Prior to that time, Mr. Kehmeier worked for Atlas in various field and management positions. Mr. Kehmeier has a Bachelor of Science and a Master of Science in geological engineering and geology from the Colorado School of Mines. He has over 28 years of experience in mining and exploration. He resides in Spokane, Washington.

     Mary E. Smith, Vice President of Administration and Secretary. Ms. Smith, age 45, became Vice President of Administration and Secretary in January 1997. During the previous 16 years, she was employed by Pegasus Gold Corporation in several administrative positions and most recently as Manager of Compensation and Benefits for Pegasus Gold Corporation. Ms. Smith is also the Vice President of Administration and Secretary for Great Basin and MegaGold. She resides in Colbert, Washington.

     Douglas E. Stewart, Vice President Project Development. Mr. Stewart, age 47, became Vice President of Project Development in April 1997. During the previous six years, Mr. Stewart was employed by Pegasus Gold Corporation, most recently as General Manager of the Florida Canyon Mine. Mr. Stewart has over 23 years experience in the mining industry that includes various management positions with FMC Corporation, Getty Oil Minerals Division, Consolidated Coal Company and AMAX Coal Company. Mr. Stewart has a Bachelor of Science degree in mining engineering from South Dakota School of Mines and Technology. Mr. Stewart resides in Lone Tree, Colorado.

                COMPENSATION OF GR-MONTANA'S EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the summary of compensation paid or accrued during fiscal years 1995-1997 to GR-Montana's Chief Executive Officer and each of the other executive officers of GR-Montana who earned in excess of $100,000 in fiscal year 1997 (the "Named Executive Officers").

                                                                        LONG-TERM
                                             ANNUAL COMPENSATION      COMPENSATION
                                             --------------------    ---------------
                                                                       SECURITIES
                                    FISCAL                             UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL POSITION       YEAR     SALARY      BONUS      OPTIONS/SARS(1)   COMPENSATION(2)
   ---------------------------      ------   ---------   --------    ---------------   ---------------
ROCKNE J. TIMM,                      1997    $195,000    $60,000(3)      535,500           $30,000
  President and Chief                1996     165,000     56,700         390,500            30,000
  Executive Officer                  1995     150,000     45,000         185,000            30,000
A. DOUGLAS BELANGER,                 1997     175,000     50,000(3)      473,955            30,000
  Executive Vice President           1996     132,000     43,200         353,500            30,000
                                     1995     120,000     38,000         160,000            30,000
JAMES P. GEYER(4),                   1997     168,509     44,063         190,000                --
  Senior Vice President              1996          --         --              --                --
                                     1995          --         --              --                --
ROBERT A. McGUINNESS,                1997     120,000     25,000         208,205            30,000
  Vice President of Finance          1996      93,000     28,925         120,985            25,160
  and Chief Financial Officer        1995      74,938     25,313         150,985            21,658

---------------

(1) Consists of the number of shares of GR-Montana Common Stock issuable to the Named Executive Officers pursuant to options held at the end of each reported period. For information concerning the value of the unexercised portion of such options at December 31, 1997, see "Option Exercises and Option Values." As a result of the Option Exchange Program discussed below, the option grants reflected in this table with an option price in excess of $3.75 per share were exchanged for the same number of options, vesting ratably over two years beginning March 23, 1998, at an exercise price of $3.75 per share, and expiring on March 23, 2003. See "-- Option Exchange Program."

(2) Consists of the dollar value of GR-Montana Common Stock purchased under the KSOP Plan and allocated to the account of each Named Executive Officer during 1997, 1996 and 1995, respectively, as follows: Mr. Timm, 5,960 shares, 5,581 shares, 4,880 shares; Mr. Belanger, 5,960 shares, 5,581 shares, 4,880 shares; and Mr. McGuinness, 5,960 shares, 4,681 shares, 3,523 shares.

(3) Includes $20,000 compensation earned pursuant to the Named Executive Officer's duties as a director.

(4) Mr. Geyer became an executive officer of GR-Montana in February 1997.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table provides information on options granted during the year ended December 31, 1997, to the Named Executive Officers of GR-Montana. In March 1998, GR-Montana carried out an option exchange program. As a result, the information provided in the table below should be read in conjunction with the information set forth under "-- Option Exchange Program."

                                                            INDIVIDUAL GRANTS
                                                         ------------------------                POTENTIAL REALIZABLE
                                                         PERCENT OF                                VALUE AT ASSUMED
                                                           TOTAL                                    ANNUAL RATES OF
                                           NUMBER OF      OPTIONS                                     STOCK PRICE
                                          SECURITIES      GRANTED       OPTION                     APPRECIATION FOR
                                          UNDERLYING         TO        EXERCISE                     OPTION TERM(3)
                                            OPTIONS      EMPLOYEES     PRICE PER    EXPIRATION   ---------------------
           EXECUTIVE OFFICER             GRANTED(1)(2)    IN 1997     SHARE(2)(4)      DATE       AT 5%       AT 10%
           -----------------             -------------   ----------   -----------   ----------   --------   ----------
ROCKNE J. TIMM.........................     100,000          6.5%        $7.56        1/31/07    $475,444   $1,204,869
                                             55,000          3.6%         6.00         8/1/07     207,535      525,935
A. DOUGLAS BELANGER....................      80,000          5.2%         7.56        1/31/07     380,355      963,895
                                             45,000          2.9%         6.00         8/1/07     169,802      430,310
JAMES P. GEYER.........................     160,000         10.4%         8.81        1/16/07     886,741    2,247,177
                                             30,000          2.0%         6.00         8/1/07     113,201      286,874
                                              5,000          0.3%         2.88       12/17/07       9,040       22,910
ROBERT A. McGUINNESS...................      60,000          3.9%         7.56        1/31/07     285,267      722,922
                                             30,000          2.0%         6.00         8/1/07     113,201      286,874

---------------

(1) Options granted during the year ended December 31, 1997, for the purchase of 1,535,000 shares of GR-Montana Common Stock were authorized pursuant to the 1997 Plan and are intended to qualify under Section 422 of the Code. In the case of Mr. Timm and Mr. Belanger, all such options were fully vested at the date of grant. In the case of Mr. Geyer and Mr. McGuinness, shares vested ratably over two years. Options were exercisable for shares of GR-Montana Common Stock, at the exercise prices set forth in the table, for a period of 10 years, measured from the respective grant dates.

(2) As a result of the Option Exchange Program discussed below, the option grants reflected in this table with an option price in excess of $3.75 per share were exchanged for the same number of options, vesting ratably over two years beginning March 23, 1998, at an exercise price of $3.75 per share, and expiring on March 23, 2003. See "-- Option Exchange Program."

(3) The potential realizable value of the options has been calculated according to prescribed regulations and assumes the market price of the underlying GR-Montana Common Stock appreciates in value from the date such options were granted until the expiration date of the options, at the specified annual compounded rates. As a result, the foregoing table does not set forth the value of the unexercised portion of such options at December 31, 1997. The value of such options at December 31, 1997, measured as the difference between the closing sales price of GR-Montana Common Stock at such date, which was $3.625, and the exercise price of the options, is set forth in the right hand column of the table titled "Option Exercises and Option Values" below.

(4) Fair market value at date of grant.

OPTION EXCHANGE PROGRAM

     In November 1997, the Board of Directors initiated a review to determine the need for a stock option exchange program. The review included an evaluation of the motivation and retention value of GR-Montana's current equity incentive plans as it related to outstanding stock option grants held by option plan participants which includes directors, executive officers, employees and advisors. As of March 31, 1998, approximately 75% (2,661,223 stock options out of a total 3,552,075 stock options) of outstanding stock options to purchase GR-Montana Common Stock were "underwater," with exercise prices in excess of the current market value per share.

     The Board of Directors' evaluation was prompted by the substantial decline in GR-Montana's stock price from a 52-week high of approximately $9.50 (U.S. dollars) on the Nasdaq SmallCap System

(May 1997) to a low of approximately $1.80 (U.S. dollars) on the Nasdaq SmallCap System (December 1997) and approximately $2.59 (U.S. dollars) on the Nasdaq SmallCap System per share on March 23, 1998. Concurrent with GR-Montana's share price decline, the Toronto Stock Exchange Gold Index comprised of 31 gold companies representing a cross section of gold companies traded on the exchange experienced a 40% decline. The Board of Directors concluded that, based on a number of factors, a long-term and pervasive, industry-wide correction outside the control of management had occurred in the market valuation of gold stocks. As a result, options granted under GR-Montana's equity incentive plans were no longer achieving GR-Montana's original objectives, which is to advance the interests of GR-Montana and its subsidiaries and promote continuity of management by encouraging and providing key employees, directors and consultants with the opportunity to acquire an equity interest in GR-Montana and to participate in the increase in shareholder value as reflected in the growth in the price of GR-Montana Common Stock. In addition, the plan objectives are to enable GR-Montana to attract and retain the services of key employees, directors, and consultants upon whose judgment, interest, skills and special effort the successful conduct of its operations is largely dependent.

     The Board of Directors further concluded that it was in the best interest of GR-Montana to implement the stock option exchange program by recalibrating the risk-reward mechanism inherent in GR-Montana's incentive plans, thereby creating an incentive where, in the case of "underwater" options, little or none existed. On March 23, 1998, the Board of Directors, after five months of evaluation and review, approved the stock option exchange program. Under the program, current directors, executive officers, employees and advisors were permitted to exchange all of their "underwater" options for new options on a one-for-one basis. The exchange program affected approximately 2.6 million options (with an average original exercise price of $6.60 per share) out of a total of 3.5 million options which could be exchanged for new options with exercise prices of between $3.00 and $4.50. Approximately 88% of the total outstanding options exchanged were exchanged for new options priced at $3.75 per share.

     Pursuant to the exchange program, approximately 2.3 million options held by directors, executive officers and key employees with an average original exercise price of $6.65 per share were canceled and re-issued at a 40% premium over the fair market value per share as of the date the Board of Directors approved the stock option exchange program, or $3.75 per share. In addition, the vesting schedule of all exchanged stock options held by directors, executive officers and key employees and advisors were modified as follows: no stock options issued pursuant to the exchange program vest or are exercisable prior to May 23, 1998; 25% of all exchanged options which were vested prior to the exchange are no longer vested or immediately exercisable, but will re-vest over two years at 50% per year; and the term of all exchanged options will be reduced from ten years to five years. Tabular disclosure pursuant to the required ten-year option repricing schedule will be included in the 1999 proxy statement, as the exchange program was implemented in 1998. See "-- Summary Compensation Table," "Options Granted in Last Fiscal Year" and "Option Exercises and Option Values."

OPTION EXERCISES AND OPTION VALUES

     The following table provides information on options exercised during the year ended December 31, 1997, by the Named Executive Officers of GR-Montana and the value of such executive officers' unexercised options at December 31, 1997.

                                                                 NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-
                                    SHARES                      UNDERLYING UNEXERCISED          THE-MONEY OPTIONS AT
                                   ACQUIRED                  OPTIONS AT DECEMBER 31, 1997       DECEMBER 31, 1997(2)
                                      ON         VALUE       ----------------------------    ---------------------------
EXECUTIVE OFFICER                  EXERCISE   REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
-----------------                  --------   -----------    -----------    -------------    -----------   -------------
ROCKNE J. TIMM...................   10,000          --(3)      535,500              --        $203,060          --
A. DOUGLAS BELANGER..............    4,545          --(3)      473,955              --         178,060          --
JAMES P. GEYER...................    5,000      $3,438          42,500         147,500           3,750          --
ROBERT A. MCGUINNESS.............    2,780          --(3)      141,955          66,250              --          --

---------------

(1) The value realized is measured by the difference between the closing sales price of GR-Montana Common Stock at the date of exercise and the exercise price of such options.

(2) At December 31, 1997, the closing sales price of GR-Montana Common Stock, as reported by the Nasdaq SmallCap System, was $3.625. The potential realizable value of such unexercised options at December 31, 1997, was measured by the difference between the closing sales price of the Common Stock at such date and the exercise price of such in-the-money options, but see "-- Option Exchange Program."

(3) Options exercised at prices at or below closing sales prices at the date of exercise.

EMPLOYEE LOANS

     GR-Montana from time to time makes loans to employees, including executives. The loans do not exceed $50,000 and bear interest at the minimum required by tax regulations. At December 31, 1997, the Vice President-Finance had an outstanding loan of $50,000, bearing interest at 5.2% and secured by a second mortgage on his home.

EMPLOYMENT CONTRACT AND TERMINATION AGREEMENTS

     GR-Montana has an employment agreement with James P. Geyer, its Senior Vice President. Subject to certain exceptions, the term of the agreement is for two years commencing February 4, 1997 and continues under the provisions of the agreement until terminated. The agreement provides for an immediate benefit to Mr. Geyer (the "employee") upon termination by GR-Montana without "Cause" (as that term is defined in the agreement), or for termination by Mr. Geyer of his employment for "Good Reason" (as that term is defined in the contract which can include events occurring following a change-in-control) or upon the death or disability of the employee. The agreement provides that the employee will receive a lump sum amount equal to 24 months' salary upon termination for other than cause including termination for Good Reason. If the employee dies or is disabled, compensation equal to three months' salary will be paid. The agreement also provides that following termination other than for cause, including termination for Good Reason, other benefits, such as life and health insurance, will be continued for a period of 12 months or until replaced by benefits of a similar nature by a new employer.

               COMMITTEES OF THE BOARD OF DIRECTORS OF GR-MONTANA

     The Board of Directors of GR-Montana has delegated some of its authority to three committees of the Board of Directors. These are the Executive Committee, the Compensation Committee and the Audit Committee. The Board of Directors does not maintain a nominating committee.

EXECUTIVE COMMITTEE

     The Executive Committee, which is comprised of Rockne Timm (Chair), A. Douglas Belanger and James Coleman, meets in person or by phone on a monthly basis. The Executive Committee manages and directs the business affairs of GR-Montana between meetings of the Board of Directors, except for those matters assigned to the Compensation and Audit Committees.

COMPENSATION COMMITTEE

     The Compensation Committee, which consists of Chris Mikkelsen (Chair) and
J. C. Potvin, has responsibility with respect to approving and advising the full Board of Directors on compensation matters involving executive officers of GR-Montana.

AUDIT COMMITTEE

     The Audit Committee, which consists of James Coleman (Chair), Patrick McChesney and Chris Mikkelsen, recommends to the Board of Directors a firm of independent certified public accountants to audit the annual financial statements, discusses with the auditors and approves in advance the scope of the audit, reviews with the independent auditors the financial statements and their audit report, reviews management's administration of the system of internal accounting controls, and reviews GR-Montana's procedures relating to business ethics.

                      COMPENSATION OF GR-MONTANA DIRECTORS

     GR-Montana has not developed specific criteria for determining the compensation of its directors, primarily because it does not yet have a producing mine or other operations from which such quantitative data can be derived. The determination of director compensation in 1997 was largely subjective, and was based on GR-Montana's progress in addressing its more immediate business concerns and the need to reasonably remunerate directors for time spent addressing such issues. Individuals who served as a director of GR-Montana prior to June 5, 1997, each received compensation in the amount of $20,000 in 1997 for services rendered as a director, with the exception of Mr. Coleman who received $40,000. Mr. Coleman is a member of the Executive and Audit Committees. Mr. Coleman's more active involvement in the affairs of GR-Montana is reflected in the higher compensation he received. Non-employee directors, Mr. McChesney, Mr. Potvin, Mr. Mikkelsen and Mr. Coleman were granted options during the year to purchase 32,500, 32,500, 25,000 and 65,000 shares of GR-Montana Common Stock, respectively, under GR-Montana's Equity Incentive Plan. Consistent with the Board of Directors' intent to have both directors and management hold shares of GR-Montana, the compensation paid to the Directors pursuant to their duties as directors was utilized by each director to exercise previously granted stock options to purchase GR-Montana Common Stock.

     Directors of GR-Montana received no additional compensation for serving on the Board of Directors committees or for attendance at Board of Directors or Board of Directors committee meetings.

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE
                          COMPENSATION ADMINISTRATION

     GR-Montana's compensation program was administered during 1997 by the Compensation Committee of the Board of Directors of GR-Montana (the "Compensation Committee"), composed of Mr. Mikkelsen and Mr. Potvin. The function of the Compensation Committee of the Board of Directors in respect of such compensation matters during the year was to evaluate GR-Montana's performance and the performance of its executive officers, approve cash and equity-based compensation of such executive officers and submit such approvals to the full Board of Directors for ratification. Compensation matters relating to the directors were administered by the full Board of Directors.

COMPENSATION PHILOSOPHY AND GOALS

     The goal of the compensation program is to attract, retain and reward employees and other key individuals who contribute to both the immediate and the long-term success of GR-Montana. Contributions are largely measured subjectively, and are rewarded through cash and equity-based compensation vehicles.

     GR-Montana believes that employees and executive officers should be fairly rewarded for sustained performance. Accordingly, GR-Montana evaluates the extent to which strategic and business goals are met, and measures individual performance, albeit subjectively, against development objectives and the degree to which teamwork and GR-Montana objectives are promoted. GR-Montana strives to achieve a balance between the compensation paid to a particular individual and the compensation paid to other employees and executives having similar responsibilities within GR-Montana. GR-Montana also strives to ensure that each employee understands the components of his or her salary, and the basis upon which it is determined and adjusted.

COMPENSATION VEHICLES

     The components of executive compensation are as follows:

     BASE SALARY. The administration of the program requires the Compensation Committee to review annually the base salary of each executive officer of GR-Montana and consider various factors, including individual performance; experience; time in position; future potential; responsibility; and the executive's current salary in relation to the executive salary range at other mining companies. These factors are considered subjectively and none are accorded a specific weight.

     BONUSES. In addition to base salary, the Compensation Committee from time to time recommends to the Board of Directors payments of discretionary bonuses to executives and selected employees. Such bonuses are based on the same criteria and determined in a similar fashion as described above. Bonuses paid to executives in 1997 are included in the Summary Compensation Table and were used by such executives to exercise options to purchase GR-Montana Common Stock.

     EQUITY. GR-Montana maintains the 1997 Plan that provides for the periodic awards of qualified and non-qualified options, stock appreciation rights and restricted stock to eligible participants. GR-Montana also allows all eligible employees to participate in stock ownership through the KSOP Plan. The Compensation Committee of the Board of Directors from time to time recommends to the Board of Directors grants of options to executives and selected employees. In addition, the Compensation Committee of the Board of Directors annually determines the contribution by GR-Montana to the KSOP Plan for allocation to individual participants. Participation in the KSOP Plan by individual employees, including executive officers, is governed by the terms of the KSOP Plan.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. Timm's salary base was $195,000. He also received a cash bonus of $40,000 pursuant to his duties as President and Chief Executive Officer of GR-Montana and received compensation of $20,000 pursuant to his duties as a director during 1997. Consistent with all other directors and executive officers, Mr. Timm utilized the amounts paid as bonus, as well as compensation received pursuant to his duties as a director, to exercise options to purchase GR-Montana Common Stock.

     GR-Montana has not developed specific quantitative or qualitative performance measures or other specific criteria for determining the compensation of its chief executive officer, primarily because it does not yet have a producing mine or other operations from which such quantitative data can be derived. As a consequence, the determination of the chief executive officer's compensation in 1997 was largely subjective and was based on GR-Montana's progress in addressing its more immediate concerns, procurement of the veta concession on the Brisas property, continued exploration of the Brisas concession, financing of GR-Montana's exploration and development activities, and identifying and analyzing new corporate opportunities.

     GR-Montana may develop quantitative, performance-oriented compensation measures for its chief executive officer and all other executive officers if its Venezuelan mining concessions are placed into production. GR-Montana expects that such measures will take into account standard means of evaluating executive officer performance, such as revenues and earnings, the market price of the GR-Montana Common Stock, and GR-Montana's relative success in bringing its concessions into production and in acquiring additional mining properties or concessions. GR-Montana expects its equity-based compensation vehicles will be continued in future years, supplemented by cash compensation to GR-Montana's employees and executive officers. It is the Compensation Committee's belief that, in light of current compensation levels of GR-Montana's executive officers, GR-Montana will not be affected by the provisions of Section 162(m) of the Code, which limits the deductibility of certain executive compensation. Therefore, the Compensation Committee has not adopted a policy as to compliance with the requirements of Section 162(m) of the Code.

                                      Compensation Committee of the Board of
                                      Directors
                                              /s/ CHRIS D. MIKKELSEN
                                              /s/ JEAN CHARLES POTVIN

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee currently consists of Messrs. Mikkelsen and Potvin. During fiscal 1997, no member of the Compensation Committee had any relationship requiring disclosure under the applicable rules and regulations of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of November 18, 1998, (1) the names of, and number of shares of GR-Montana Common Stock beneficially owned by, persons known to GR-Montana to own more than five percent (5%) of the GR-Montana Common Stock; (2) the names of, and number of shares of GR-Montana Common Stock beneficially owned by, each director and Named Executive Officer of GR-Montana; and (3) the number of shares beneficially owned by all directors and executive officers as a group.

                                   SECURITY OWNERSHIP OF MANAGEMENT
-------------------------------------------------------------------------------------------------------
                                                                                 BENEFICIAL    PERCENT
  NAME OF OWNER(2), (3), (4)                        TITLE                       OWNERSHIP(1)   OF CLASS
  --------------------------                        -----                       ------------   --------
Rockne J. Timm.................  President and Chief Executive Officer             957,239        4.1%
A. Douglas Belanger............  Executive Vice President and Director             752,656        3.2%
James P. Geyer.................  Senior Vice President and Director                145,625          *
Robert A. McGuinness...........  Vice President of Finance and Chief
                                 Financial Officer                                 212,259          *
James H. Coleman...............  Director                                          166,084          *
Patrick D. McChesney...........  Director                                          137,355          *
Chris D. Mikkelsen.............  Director                                          141,924          *
Jean Charles Potvin............  Director                                          115,416          *
All directors and executive officers as a group (11 persons)                     2,760,312       11.9%
-------------------------------------------------------------------------------------------------------
                            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
-------------------------------------------------------------------------------------------------------
Blue Grotto Trading Ltd.(5)....                                                  1,198,400        5.2%

---------------

 *  Less than 1%

(1) Includes for each individual shares issuable pursuant to presently exercisable options for GR-Montana Common Stock as of the record date or options exercisable within 60 days of the record date as follows: Named Executive Officers -- Mr. Timm, 426,407; Mr. Belanger, 366,548; Mr. Geyer, 129,834; Mr. McGuinness, 163,424; Directors -- Mr. Coleman, 151,250; Mr. McChesney, 89,978; Mr. Mikkelsen, 56,860; Mr. Potvin, 104,361; Unnamed Executive Officers -- Ms. Smith, 27,574; Mr. Stewart, 24,457; and Mr. Kehmeier, 56,735.

(2) Mr. Timm, Mr. Belanger, Mr. Coleman, Mr. McGuinness, Mr. Mikkelsen and Ms. Smith are directors and/or executive officers of Great Basin, which owns 516,720 shares of GR-Montana Common Stock or 2.2% of the outstanding shares of GR-Montana Common Stock. The foregoing individuals own 6.6%, 4.0%, 1.7%, 0.6%, 0.9% and 0%, respectively, of the outstanding common stock of Great Basin and may be deemed indirectly to have an interest in GR-Montana through their respective management positions and/or ownership interests in Great Basin. Robert E. Kistler, independent director of Great Basin, has dispositive voting power over shares of GR-Montana Common Stock held by Great Basin. Each of the foregoing individuals disclaims any beneficial ownership of GR-Montana Common Stock owned by Great Basin, and shares of GR-Montana Common Stock held by Great Basin are not reflected in their beneficial ownership. Under Montana law, the shares of GR-Montana Common Stock owned by Great Basin are not entitled to vote at the special meeting, and may not be counted as outstanding for purposes of obtaining a quorum for the special meeting.

(3) Mr. Timm, Mr. Belanger, Mr. McChesney, Mr. Coleman, Mr. McGuinness, Mr. Mikkelsen and Ms. Smith are directors and/or executive officers of MegaGold, which owns 276,642 shares of GR-Montana Common Stock or 1.2% of the outstanding GR-Montana Common Stock. The foregoing individuals own 6.5%, 6.3%, 2.1%, 2.8%, 0.8%, 1.4% and 0%, respectively, of the outstanding common stock of MegaGold and may be deemed indirectly to have an interest in GR-Montana through their respective management positions and/or ownership interests in MegaGold. Mark Bantz, independent directors of MegaGold, has dispositive voting power over shares of GR-Montana Common Stock held by MegaGold. Each of the foregoing individuals disclaims any beneficial ownership of the GR-Montana Common Stock owned by MegaGold, and shares of GR-Montana Common Stock held by MegaGold are not reflected in their beneficial ownership. Under Montana law, the shares of GR-Montana Common Stock owned by MegaGold are not entitled to vote at the special meeting, and may not be counted as outstanding for purposes of obtaining a quorum for the special meeting.

(4) Excludes for each Named Executive Officer or director shares held by independent trustees for the benefit of minor children as follows: Mr. Timm, 59,341 shares of GR-Montana Common Stock held under the Uniform Gift to Minors Act; Mr. Belanger, 184,863 shares of GR-Montana Common Stock for the Belanger Family Trust; Mr. McChesney, 24,921 shares of GR-Montana Common Stock for the McChesney Family Trust; and Mr. McGuinness, 1,318 shares of GR-Montana Common Stock for the Anne Morgan McGuinness Trust. Each of the foregoing individuals disclaims any beneficial ownership of GR-Montana Common Stock held by trustees for his minor children. The trustee holding the shares for Mr. Timm's minor child is Chris Mikkelsen, who is also a director of GR-Montana. Such shares are reflected in Mr. Mikkelsen's beneficial ownership, but he disclaims beneficial ownership of such shares of GR-Montana Common Stock.

(5) Shares held by Carlson & Co SA (BVI) located at 2121 Ponce de Leon Blvd. #950, Coral Gables, Florida.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. James H. Coleman, a director of GR-Montana, also serves as Canadian legal counsel for GR-Montana. During 1997, GR-Montana incurred expenses, in addition to Mr. Coleman's compensation as a director, of approximately $292,000 for legal services performed by the director and his firm Mcleod Dixon, in which he is chairman and a partner. At December 31, 1997, approximately $112,000 of these fees are included in accounts payable and accrued expenses in GR-Montana's consolidated financial statements.

                        INFORMATION CONCERNING GR-CANADA

GENERAL

     GR-Canada is a newly-formed Canadian company incorporated under the laws of the Yukon Territory on October 5, 1998, and a wholly owned subsidiary of GR-Montana. GR-Canada was formed to become the parent company of GR-Montana. All of the capital stock of GR-Canada is currently held by GR-Montana. At the effective time, GR-Montana will become a subsidiary of GR-Canada. GR-Canada will continue to conduct the business (through direct or indirect subsidiaries, including GR-Montana) in which GR-Montana is now engaged, and substantially all of the business and subsidiaries of GR-Montana will be located outside of the United States, but continued to be carried on by GR-Montana. GR-Canada's principal executive offices are located at 601 West Riverside, Spokane, Washington 99201, and its telephone number is (509) 623-1500. GR-Canada has formed a wholly-owned Montana subsidiary, Merger Sub, organized specifically to effect the reorganization. GR-Canada has no significant assets or capitalization nor has it engaged in any business or prior activities other than in connection with the reorganization.

MANAGEMENT

     The Board of Directors of GR-Canada, upon the effectiveness of the reorganization, will consist of those persons who, immediately prior to the effective time, were serving as directors of GR-Montana, each to have the term of office for which he was elected or appointed. GR-Canada's executive officers are now, and upon the effectiveness of the reorganization will be, the same as those persons who are presently employed as executive officers of GR-Montana. See "Management of GR-Montana."

COMMITTEES OF THE BOARD OF DIRECTORS

     GR-Canada has established committees of the Board of Directors that have identical members and substantially similar functions as the committees of the Board of Directors of GR-Montana existing immediately prior to the merger. See "Committees of the Board of Directors of GR-Montana."

EXECUTIVE COMPENSATION

     GR-Canada has not paid compensation to any person before the date of this Proxy Statement/Joint Prospectus and is not expected to do so prior to the effective time.

                       INFORMATION CONCERNING MERGER SUB

     Merger Sub, a subsidiary of GR-Canada, was incorporated under the laws of the State of Montana on September 30, 1998, by GR-Montana for the purpose of effecting the merger. It has no material assets or capitalization and has not engaged in any activities except in connection with the merger. All of its outstanding capital stock is owned by GR-Canada. At the effective time, Merger Sub will merge with and into GR-Montana with GR-Montana being the surviving corporation in the merger.

                                 LEGAL MATTERS

     The legality of the shares to be issued by GR-Montana being offered hereby will be passed upon by Church, Harris, Johnson & Williams, P.C., Great Falls, Montana, and the legality of the shares to be issued by GR-Canada being offered hereby will be passed upon by Veale, Kilpatrick, Austring, Fendrick & Fairman, Whitehorse, Yukon. The U.S. and Canadian federal income tax consequences in connection with the reorganization will be passed upon for GR-Montana and GR-Canada by Baker & McKenzie.

                                    EXPERTS

     The consolidated balance sheets of Gold Reserve Corporation ("GR-Montana") as of December 31, 1997 and 1996, and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this Proxy Statement/Joint Prospectus, have been included herein in reliance on the report which includes an explanatory paragraph related to a change in accounting for the impairment of long-lived assets in 1996, of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The balance sheet of Gold Reserve Inc. ("GR-Canada") as of November 9, 1998 and the statement of changes in shareholder's equity and cash flows for the period from October 5, 1998 (date of formation) to November 9, 1998, included in this Proxy Statement/Joint Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                               GLOSSARY OF TERMS

alluvial...................  (1) Used to identify minerals deposited over time by moving water, which are unconsolidated or claylike. (2) Used to describe a strata of material that constitutes a concession, i.e. relating to the Brisas alluvial concession.

andesite...................  A volcanic or igneous rock of intermediate composition. It is fine grained and contains 55 to 60 percent silica.

archean....................  An era in geologic time 3.4 billion years ago.

assay......................  The test performed on a rock sample to determine its mineral content.

auger hole.................  Drilling with a bit that breaks rock into chips rather than core. The rock chips are forced to the surface for examination using water or compressed air. Typically faster and cheaper than core drilling.

ball mill..................  A steel cylinder partially filled with steel balls into which crushed ore is fed. The ball mill is rotated, causing the balls to cascade and grind the ore.

batholith..................  A large intrusion of igneous rock with a surface area greater than 100 square kilometers.

bench scale................  Laboratory scale study for testing and analysis.

bolivar....................  The basic monetary unit of the Republic of
                             Venezuela. As of October 31, 1998, 572 bolivares equaled approximately one U.S. Dollar.

breccia....................  A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

Brisas.....................  Compania Aurifera Brisas del Cuyuni, C.A., a
                             Venezuelan corporation and the subsidiary of GR-Montana that owns the Brisas property.

Brisas alluvial
concession.................  The mining title granted to Brisas in 1988 by the
                             MEM to explore and commercially develop gold contained in alluvial material on property.

Brisas hardrock
concession.................  The mining title granted to Brisas in 1998 by the
                             MEM to explore and commercially develop and mine gold, copper and molybdenum contained in the veta or vein material on GR-Montana's Brisas property.

Brisas property............  The Brisas alluvial concession, the Brisas hardrock concession, other applications for mineralization in the material contained in the alluvial concession (primarily nominal values of copper and silver) and other mineralization (primarily gold, copper and molybdenum) on small land parcels contiguous to the existing alluvial and hardrock concessions.

commercially mineable ore
  body.....................  A mineral deposit that contains ore reserves (see reserve) that can be economically mined at current metal prices.

concentrate................  A finely ground product of the milling process, containing a high percentage of valuable metal, which is sent to a smelter for further processing.

concession.................  A privilege, license or mining title granted, in the case of GR-Montana, by the MEM, to explore and, if warranted, produce minerals from a specified property.

copper cathode.............  Copper which is approximately 95 to 99% pure metal form often recovered by electrowinning.

copper concentrate.........  A product containing the valuable metal and from which most of the waste material in the ore has been eliminated.

core.......................  The long cylindrical piece of rock, in varying diameters, brought to surface by core or diamond drilling.

core drilling..............  Drilling (also referred to as diamond drilling)
                             with a hollow bit which has a diamond-cutting rim and produces a cylindrical core used for geologic study and assays. Such drilling is used in exploration and development activities to determine the location, orientation and magnitude of a mineral deposit.

cut-off grade..............  The lowest grade of mineralized material considered economic, used in calculation of ore reserves in a given deposit.

cyanidation................  A method of extracting gold or silver from a crushed or ground ore by dissolving it in a cyanide solution.

development................  Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

development drilling.......  Drilling done to more accurately measure the quantity of minerals contained in a deposit after exploration drilling.

diamond drill..............  A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

dilution...................  Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

dip........................  The angle at which a vein, structure or rock bed is inclined from the horizontal as measured at right angles to the strike.

dore.......................  Unparted gold and silver poured into molds when molten to form buttons or bars. Further refining is necessary to separate the gold and silver.

drift......................  A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.

electrowinning.............  Recovery of a metal from an ore by means of electro-chemical processes.

environmental impact
  statement................  A report, compiled prior to a production decision that examines the effects of proposed mining activities on the natural surroundings.

exploration................  Work involved in searching for ore, usually by drilling or driving a drift.

exploration drilling.......  Drilling performed in searching for ore, usually by drilling or driving a drift.

feasibility study..........  An analysis and compilation of technical and economic data with the objective of proving the economic and technical feasibility of the project. Prepared to support a production decision on a proposed mining and milling operation.

flotation..................  A process for concentrating minerals based on the selective adhesion of certain minerals to air bubbles in a mixture of water and ground up ore. When the right chemicals are added to a frothy water bath of ore that has been ground to the consistency of talcum powder, the minerals will float to the surface. The metal rich flotation concentrate is then skimmed off the surface.

geologic modeling..........  The integration of geologic information in the mathematical model to calculate ore reserves.

geophysical survey.........  Methods of investigating the subsurface at or near the surface of the earth or airborne using the applications of physics including electric, gravimetric, magnetic, electromagnetic, seismic, and radiometric.

gold equivalent............  Gross value of copper at a stated value per pound divided by the gross price of gold at a stated value per ounce.

Gold Reserve de Venezuela
C.A. ("GLDRV").............  A Venezuelan corporation and an indirect foreign subsidiary of GR-Montana. GLDRV was organized in September 1992 to conduct exploration and any future development operations on the Brisas property.

grade......................  The relative quantity or the percentage of ore-mineral content in an ore body, i.e. grams of gold per tonne or percent of copper per tonne.

gravity separation.........  Recovery of gold from crushed rock or gravel using gold's high specific gravity to separate it from the lighter material.

Guayana Shield.............  A large area of exposed basement rocks in central and eastern Venezuela comprised of Archean rocks. In the area of the Brisas property, these rocks are schists and deeply weathered and kaolinized rocks.

hardrock...................  Solid rock underlying an alluvial deposit. Also referred to as bedrock.

hectare....................  A metric measurement of area equivalent to 10,000 square meters.

high grade.................  Rich ore. As an adverb, it refers to selective mining of the best ore in a deposit.

hydrometallurgical.........  The treatment of ores, concentrates and other metal bearing materials by wet processes.

igneous....................  Rocks formed by the cooling and solidifying of magma or lava.

Imataca Forest Reserve.....  A 3.6 million hectare area of tropical forest located in the State of Bolivar in southeastern Venezuela that was set aside as an environmentally protected region by the Venezuelan government in the 1960s. GR-Montana's Brisas property is located in an area within the reserve which was previously designated for mining activities.

intrusive..................  Rock which while molten penetrated into or between other rocks, but solidified before reaching the surface.

KM 88 mining district......  An area in the State of Bolivar in southeastern
                             Venezuela containing significant alluvial and hardrock mineralized deposits. GR-Montana's Brisas property is located in this district.

Las Cristinas..............  Gold and copper properties which are north of and contiguous to the Brisas property and are held by MINCA, a Venezuelan company 30% owned by CVG and 70% owned by Placer Dome, Inc.

leaching...................  The extraction of soluble metallic compound from ore by dissolving the metals with a solvent.

metamorphism...............  A type of rock that has been altered by high temperature and/or pressure.

mill.......................  A processing plant where ore is crushed and ground, usually to fine powder, and the metals are extracted by physical and/or chemical means.

mineral....................  A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

mineralization.............  The presence of minerals in a specific area or geological formation.

mineralized deposit........  Material in an area which has been intersected by sufficient closely-spaced drill holes or underground sampling to support tonnage and average grade(s) of metal(s) to warrant further exploration or development activities. A mineralized deposit does not qualify as a commercially mineable ore body (reserves) under standards promulgated by the SEC until a final, comprehensive, economic, technical and legal feasibility study based upon unit cost, grade, recoveries and other factors has been concluded.

Ministry of Energy and
Mines ("MEM")..............  Venezuelan governmental entity, which exercises supervisory jurisdiction over the Brisas property and GR-Montana's exploration and development efforts thereon.

molybdenum.................  An element (Mo), usually in the form of molybdenite, primarily used in alloys and lubricants.

monzonite..................  A medium to coarse-ground intrusive rock containing less than 20% quartz.

open pit...................  A mind that is currently on surface. Also referred to as open-cut or open-cast mine.

oxidation..................  The chemical process of changing the form of the metals from sulfide to oxide.

Precambrian................  A period in geologic time dating more than 570 million years ago.

pre-feasibility study......  A preliminary analysis and compilation of technical and economic data conducted to determine whether GR-Montana should proceed with the feasibility study.

proterozoic................  That part of the Precambrian time represented by rocks in which traces of life appear or the younger part of Precambrian time.

reclamation................  The restoration of a site after mining or exploration activity is completed.

recovery...................  The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

reserves...................  That part of a mineral deposit which could be economically and legally extracted or produced at the time of determination. Reserves are subcategorized as either PROVEN (MEASURED) reserves, for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, and grade and/or quality are computed from the results of detailed sampling, and
                             (2) the sites for inspection, sampling and measurement are spaced so closely and geologic character is so well defined that size, shape, depth and mineral content are well-established; or PROBABLE (INDICATED) reserves, for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced, the degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

resource...................  The calculated amount of material in a mineral deposit, based on limited drill information.

sample.....................  A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

schists....................  A strongly foliated crystalline rock which readily splits into sheets or slabs as a result of the planar alignment of the constituent crystals.

solvent extraction.........  Recovery of a metal from an ore by means of acid leaching and organic extraction.

stock......................  An igneous body smaller than a batholith with a subcircular section.

stratabound................  Used to describe mineral deposits that are restricted to a small stratigraphic range in a group of strata.

strike.....................  The direction, or bearing from true north, of a vein or rock formation measured along a horizontal line on the surface of the vein or rock.

strip ratio................  The tonnage of non-mineralized waste material removed to allow the mining of one tonne of ore in an open pit.

tailings...................  The material removed from the milling circuit after separation of the valuable metals.

troy ounce.................  Unit of weight measurement used for all precious metals. The familiar 16-ounce avoirdupois pound equals 14.583 Troy ounces.

vein.......................  A sheet-like or tabular discordant mineralized body formed by complete or partial infilling of a fracture or fault within a rock.

veta.......................  (1) Used to describe veins of mineralization and/or deeper, hardrock mineralization, (2) used to describe a strata of material that constitutes a concession, i.e. relating to the Brisas hardrock concession.

Whittle Pit................  Mathematical method for determining the optimal shape for an open pit in three dimensions utilizing a block model of an ore body. A Whittle Pit only approximates certain aspects of open pit design and does not include final detailed design parameters.

CONVERSION FACTORS:........

                                       1 Tonne                   =    1.1023 Short tons
                                       1 Tonne                   =    2204.6 Pounds
                                       1 Hectare                 =    2.4711 Acres
                                       1 Kilometer               =    0.6214 Miles
                                       1 Meter                   =    3.28084 Feet
                                       1 Troy Ounce              =    31.1034 Grams

SYMBOLS:...................

                                       Au                        =    Gold
                                       Cu                        =    Copper
                                       gpt                       =    Grams per tonne

                 GOLD RESERVE CORPORATION AND GOLD RESERVE INC.
                          INDEX TO FINANCIAL STATEMENTS

Gold Reserve Corporation
      Report of Independent Accountants...................................................................................   F-2
      Consolidated Balance Sheets as of September 30, 1998 (unaudited) and December 31, 1997 and 1996.....................   F-3
      Consolidated Statements of Operations and Comprehensive Loss for the Nine
            Months Ended September 30, 1998 and 1997 (unaudited) and the Years
            Ended December 31, 1997, 1996
            and 1995......................................................................................................   F-4
      Consolidated Statements of Changes in Shareholders' Equity for the Nine Months Ended
            September 30, 1998 (unaudited) and the Years Ended December 31, 1997, 1996 and 1995...........................   F-5
      Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1998 and 1997
            (unaudited) and the Years Ended December 31, 1997, 1996 and 1995..............................................   F-6
      Notes to Financial Statements.......................................................................................   F-7

Gold Reserve Inc.
      Report of Independent Accountants...................................................................................   F-17
      Balance Sheet as of November 9, 1998................................................................................   F-18
      Statement of Changes in Shareholder's Equity for the period ended November 9, 1998..................................   F-19
      Statement of Cash Flows for the period ended November 9, 1998.......................................................   F-20
      Notes to Financial Statements.......................................................................................   F-21

         [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP, SPOKANE, WASHINGTON]




                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders

Gold Reserve Corporation

            We have audited the accompanying consolidated balance sheets of Gold Reserve Corporation ("GR-Montana") and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of GR-Montana's management. Our responsibility is to express an opinion on these financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GR-Montana and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

            As discussed in Note 1, GR-Montana changed its method of accounting for the impairment of long-lived assets in 1996.


                                                  /s/ PricewaterhouseCoopers LLP

Spokane, Washington
February 23, 1998 except
for Note 9 as to which the
date is March 3, 1998

                           GR-Montana and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS
                September 30, 1998 and December 31, 1997 and 1996


                                                                                   (unaudited)              December 31,
                                                                                   September 30,    ------------------------------
                                                                                       1998             1997             1996
                                                                                   -------------    -------------    -------------
ASSETS
Cash and cash equivalents                                                          $   5,383,471    $  12,524,125    $  30,329,024
Investments:
  Held-to-maturity securities                                                         15,048,887        4,054,494        8,442,492
  Accrued interest on investments                                                        207,283          240,757          143,580
Deposits, advances and other                                                             477,183          411,725          528,458
Litigation settlement held in escrow                                                        --          4,500,000        4,500,000
                                                                                   -------------    -------------    -------------
Total current assets                                                                  21,116,824       21,731,101       43,943,554

Property, plant and equipment, net                                                    40,286,995       38,446,169       29,097,305
Investments:
  Available-for-sale securities                                                        1,283,767          127,754          119,504
  Held-to-maturity securities                                                          3,498,842       11,521,973             --
Other                                                                                  1,343,440        1,465,997          611,204
                                                                                   -------------    -------------    -------------
Total assets                                                                       $  67,529,868    $  73,292,994    $  73,771,567
                                                                                   =============    =============    =============

LIABILITIES
Accounts payable and accrued expenses                                              $     411,713    $     646,203    $     938,892
Note payable-KSOP, current portion                                                       414,771          188,470          186,708
Litigation settlement payable                                                               --          4,500,000        4,500,000
                                                                                   -------------    -------------    -------------
Total current liabilities                                                                826,484        5,334,673        5,625,600

Note payable-KSOP, non-current portion                                                      --            434,390             --
Minority interest in consolidated subsidiaries                                           995,121          974,522          952,571
                                                                                   -------------    -------------    -------------
Total liabilities                                                                      1,821,605        6,743,585        6,578,171
                                                                                   -------------    -------------    -------------

Commitments and contingencies                                                               --               --               --

SHAREHOLDERS' EQUITY
Serial preferred stock, without par value
  Authorized Shares: 1998.. 20,000,000; 1997.. 20,000,000; 1996..10,000,000
  Issued: None
Common stock, without par value
  Authorized Shares: 1998..480,000,000; 1997..480,000,000; 1996..40,000,000
  Issued Shares: 1998..23,176,767; 1997..22,918,143; 1996..22,703,811
  Outstanding Shares: 1998..22,705,329; 1997..22,437,099; 1996..22,222,767           101,644,509      102,269,494      100,952,778
Less, common stock held by affiliates                                                   (403,331)      (1,428,565)      (1,428,565)
Accumulated other comprehensive (loss) income-
  Unrealized (loss) gain on
    available-for-sale securities                                                        (12,500)          11,000            2,750
Accumulated deficit                                                                  (35,105,644)     (33,679,660)     (32,146,859)
KSOP debt guarantee                                                                     (414,771)        (622,860)        (186,708)
                                                                                   -------------    -------------    -------------
Total shareholders' equity                                                            65,708,263       66,549,409       67,193,396
                                                                                   -------------    -------------    -------------
Total liabilities and shareholders' equity                                         $  67,529,868    $  73,292,994    $  73,771,567
                                                                                   =============    =============    =============


The accompanying notes are an integral part of the consolidated financial statements.

                           GR-Montana and Subsidiaries
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
       For the Nine Months Ended September 30, 1998 and 1997 and the Years
                     Ended December 31, 1997, 1996 and 1995


                                                       September 30,                          December 31,
                                                ----------------------------    --------------------------------------------
                                                    1998            1997            1997            1996            1995
                                                ------------    ------------    ------------    ------------    ------------
                                                         (unaudited)
                                                ----------------------------------------------------------------------------
OTHER INCOME:
Interest income                                 $  1,008,775    $  1,451,646    $  1,806,309    $  1,477,955    $  1,548,998
Foreign currency loss                               (156,772)        (46,875)        (68,393)       (135,509)       (130,244)
Net gain (loss) on investments                          --              --              --           111,286         (11,770)
Miscellaneous                                           --              --              --            35,125            --
                                                ------------    ------------    ------------    ------------    ------------
                                                     852,003       1,404,771       1,737,916       1,488,857       1,406,984
                                                ------------    ------------    ------------    ------------    ------------

EXPENSES:
General and administrative                         1,009,296       1,236,224       1,486,948       1,170,329         961,829
Directors' and officers' compensation                993,740       1,008,829       1,148,621         637,825         465,684
Legal and accounting                                 198,842         259,751         540,464         499,700         288,371
Depreciation                                          29,602          35,189          47,042          38,831          28,549
Interest, net of amount capitalized                   25,908          15,451          25,691          11,841           8,214
Minority interest in net income (loss)
  of consolidated subsidiaries                        20,599          13,666          21,951         (39,731)         (8,360)
                                                ------------    ------------    ------------    ------------    ------------
                                                   2,277,987       2,569,110       3,270,717       2,318,795       1,744,287
                                                ------------    ------------    ------------    ------------    ------------

Net loss                                          (1,425,984)     (1,164,339)     (1,532,801)       (829,938)       (337,303)
Other comprehensive
  (loss) income                                      (23,500)         18,000           8,250           2,750           6,943
                                                ------------    ------------    ------------    ------------    ------------
Comprehensive loss                              $ (1,449,484)   $ (1,146,339)   $ (1,524,551)   $   (827,188)   $   (330,360)
                                                ============    ============    ============    ============    ============

Net loss per share-basic and diluted            $      (0.06)   $      (0.05)   $      (0.07)   $      (0.04)   $      (0.02)
                                                ============    ============    ============    ============    ============
Weighted average common
  shares outstanding                              22,547,581      22,321,181      22,347,163      20,841,025      19,415,805
                                                ============    ============    ============    ============    ============



The accompanying notes are an integral part of the consolidated financial statements.

                           GR-Montana and Subsidiaries
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  For the Nine Months Ended September 30, 1998
        (unaudited) and the Years Ended December 31, 1997, 1996 and 1995



                                                                                                     Common           Unrealized
                                                        Common Stock Issued                          Stock             Gain on
                                                   ----------------------------   Accumulated       Issued to       Available-for-
                                                       Shares          Amount       Deficit         Affiliates      Sale Securities
                                                   --------------------------------------------------------------------------------
Balance, December 31, 1994                           18,929,668    $ 69,453,393   $(30,979,618)   $   (504,276)   $     79,017
Net loss                                                                              (337,303)
Common stock issued:
  Cash                                                   50,000         280,195
  Options                                               167,835         460,162
  Exchange for minority
    interest of subsidiaries                          1,329,185       9,882,028
Increase in common stock held by
  consolidated subsidiaries                                                                           (924,289)
Increase in unrealized gain on
  available-for-sale securities                                                                                        6,943
Reduction of shareholders' equity
  associated with change in subsidiaries'
  minority interest                                                      (6,924)
                                                   ------------    ------------   ------------    ------------    ------------
Balance, December 31, 1995                           20,476,688      80,068,854    (31,316,921)     (1,428,565)         85,960
Net loss                                                                              (829,938)
Common stock issued:
  Cash                                                1,729,500      18,202,500
  Options                                               497,623       2,673,988
Decrease in unrealized gain on
  available-for-sale securities                                                                                        (83,210)
Addition to shareholders' equity
   associated with change in subsidiaries'
   minority interest                                                      7,436
                                                   ------------    ------------   ------------    ------------    ------------
Balance, December 31, 1996                           22,703,811     100,952,778    (32,146,859)     (1,428,565)          2,750
Net loss                                                                            (1,532,801)
Common stock issued:
  Cash                                                   89,683         600,000
  Options                                               124,649         716,716
Increase in unrealized gain on
  available-for-sale securities                                                                                          8,250
                                                   ------------    ------------   ------------    ------------    ------------
Balance, December 31, 1997                           22,918,143     102,269,494    (33,679,660)     (1,428,565)         11,000
Net loss                                                                            (1,425,984)
Common stock issued:
    Options                                             258,624         409,938
Decrease in common stock held by
  consolidated subsidiaries                                          (1,034,923)                    1,025,234
Decrease in unrealized gain on
  available-for-sale securities                                                                                        (23,500)
                                                   ------------    ------------   ------------    ------------    ------------
Balance, September 30, 1998 (unaudited)              23,176,767    $101,644,509   $(35,105,644)   $   (403,331)   $    (12,500)
                                                   ============    ============   ============    ============    ============



The accompanying notes are an integral part of the consolidated financial statements.

                           GR-Montana and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the Nine Months Ended September 30, 1998 and 1997 and
                the Years Ended December 31, 1997, 1996 and 1995


                                                               September 30,                            December 31,
                                                       ----------------------------    --------------------------------------------
                                                           1998            1997            1997            1996            1995
                                                               (unaudited)
                                                       ------------    ------------    ------------    ------------    ------------
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss                                               $ (1,425,984)   $ (1,164,339)   $ (1,532,801)   $   (829,938)   $   (337,303)
Adjustments to reconcile net loss to net
  cash used by operating activities:
  Depreciation                                               29,602          35,189          47,042          38,831          28,549
  Amortization of premium (discount)
    on held-to-maturity securities                           70,519        (158,672)       (170,199)       (339,581)       (765,451)
  Foreign currency loss                                     156,772          46,875          68,393         135,509         130,244
  Minority interest in net income (loss)
    of consolidated subsidiaries                             20,599          13,666          21,951         (39,731)         (8,360)
  Net loss (gain) on disposition and revaluation
    of equity securities                                       --              --              --          (111,286)         11,770
  Changes in current assets and liabilities:
     Decrease (increase) in litigation settlement
        held in escrow                                    4,500,000            --              --              --        (4,500,000)
     (Increase) decrease in other current assets            (31,984)         96,846          19,556         (49,646)        131,344
     Decrease in litigation settlement payable           (4,500,000)           --              --              --              --
     (Decrease) increase in accounts payable               (235,090)         60,502        (292,689)        676,673        (310,494)
                                                       ------------    ------------    ------------    ------------    ------------
Net cash used by operating activities                    (1,415,566)     (1,069,933)     (1,838,747)       (519,169)     (5,619,701)
                                                       ------------    ------------    ------------    ------------    ------------
CASH FLOW FROM INVESTING ACTIVITIES:
Proceeds from maturities of
  held-to-maturity securities                            13,056,187      12,550,000      16,639,926      23,925,000      32,824,000
Purchase of held-to-maturity securities                 (16,097,968)    (20,551,746)    (23,603,702)    (17,396,948)    (20,609,690)
Purchase of property, plant and equipment                (2,027,200)     (7,597,418)     (9,464,299)     (7,205,777)     (3,807,683)
Purchase of available-for-sale securities                (1,188,602)           --              --              --              --
Proceeds from sale of available-for-sale securities            --              --              --           123,936            --
Net cash acquired from increased investment in
  majority owned, consolidated subsidiaries                    --              --              --           909,578            --
Other                                                       122,557        (691,567)       (854,793)       (479,700)       (107,438)
                                                       ------------    ------------    ------------    ------------    ------------
Net cash provided (used) by investing activities         (6,135,626)    (16,290,731)    (17,282,868)       (123,911)      8,299,189
                                                       ------------    ------------    ------------    ------------    ------------
CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares                     409,938       1,236,301       1,316,716      20,876,488         740,357
                                                       ------------    ------------    ------------    ------------    ------------
Net cash provided by financing activities                   409,938       1,236,301       1,316,716      20,876,488         740,357
                                                       ------------    ------------    ------------    ------------    ------------
CHANGE IN CASH AND CASH EQUIVALENTS:
Net increase (decrease) in cash
  and cash equivalents                                   (7,140,654)    (16,124,363)    (17,804,899)     20,233,408       3,419,845
Cash and cash equivalents - beginning of period          12,524,125      30,329,024      30,329,024      10,095,616       6,675,771
                                                       ------------    ------------    ------------    ------------    ------------
Cash and cash equivalents - end of period              $  5,383,471    $ 14,204,661    $ 12,524,125    $ 30,329,024    $ 10,095,616
                                                       ============    ============    ============    ============    ============
Supplemental Cash Flow Information
                                                       ------------    ------------    ------------    ------------    ------------
CASH PAID DURING THE PERIOD FOR:
Interest, net of amount capitalized                    $     25,908    $     13,666    $     25,691    $     11,841    $     10,202
                                                       ------------    ------------    ------------    ------------    ------------
OTHER NON-CASH ACTIVITIES:
Issuance of common shares for minority                         --              --              --              --      $  9,882,028
  interest in subsidiaries

The accompanying notes are an integral part of the consolidated financial statements.

1.       THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

UNAUDITED INFORMATION. All information as of and for the nine-months ended September 30, 1998 and 1997 is unaudited. The financial information given in the accompanying unaudited financial statements reflects all normal, recurring adjustments which, in the opinion of management, are necessary for a fair presentation for the periods reported.

THE COMPANY. The Company was incorporated in Montana in 1956 for the purpose of acquiring, exploring and developing mining properties and placing these properties into production. The Company's principal activity is the exploration and development of the Brisas property in Venezuela.

CONSOLIDATION. The consolidated financial statements include the accounts of the Company, three Venezuelan subsidiaries, Gold Reserve de Venezuela, C.A. (GLDRV), Compania Aurifera Brisas del Cuyuni, C.A. (Brisas), Compania Minera Unicornio, C.A. (Unicorn), two domestic majority-owned subsidiaries, Great Basin Energies, Inc. (Great Basin) and MegaGold Corporation (MegaGold) and seven Aruban subsidiaries which were formed to hold the Company's interest in its foreign subsidiaries or for future transactions. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company's policy is to consolidate those subsidiaries where majority control exists and control is other than temporary.

CASH AND CASH EQUIVALENTS. The Company considers short-term, highly liquid investments purchased with an original maturity of three months or less to be cash equivalents for purposes of reporting cash equivalents and cash flows. At September 30, 1998 and December 31, 1997, the Company had certificates of deposits totaling $414,771 and $662,860, respectively, pledged as security for bank loans related to the Gold Reserve KSOP Plan. At September 30, 1998 and December 31, 1997, the Company had approximately $313,000 and $220,000, respectively, in U.S. banks in excess of federally insured limits and had approximately $226,000 and $148,000, respectively in Venezuelan and Aruban banks.

INVESTMENTS. Investments classified as available-for-sale are carried at quoted market value. Unrealized gains and losses are recorded as a component of shareholders' equity. Investments classified as held-to-maturity are carried at amortized cost. Realized gains and losses on the sale of investments are recorded based upon specific identification.

EXPLORATION AND DEVELOPMENT COSTS. Exploration costs incurred in locating areas of potential mineralization are expensed as incurred. Exploration costs of properties or working interests with specific areas of potential mineralization are capitalized pending the determination of a property's economic viability. Development costs of proven mining properties not yet producing are capitalized and classified as property, plant and equipment. Upon commencement of production, capitalized exploration and development costs will be amortized based on the estimated proven and probable ore reserves benefited. Deferred exploration and development costs of unsuccessful projects are expensed.

PROPERTY, PLANT AND EQUIPMENt. Property, plant and equipment are recorded at the lower of cost or estimated net realizable value. Replacements and major improvements are capitalized. Maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the accounts and any resulting gain or loss is reflected in operations. Depreciation is provided using straight-line and accelerated methods over the lesser of the useful life or lease term of the related asset. During the exploration and development phase, depreciation of mining assets is capitalized. Interest costs incurred during the construction and development of qualifying assets are capitalized.

In March 1995, Statement of Financial Accounting Standards No. 121 (SFAS No.
121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued. The Statement prescribes the accounting treatment for the recognition and measurement of impaired long-lived assets. The Statement requires a review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the expected future net cash flows to be generated from the use or disposition of a long-lived asset (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss should be recognized. There was no financial statement impact as a result of adopting the provisions of SFAS No. 121 as required on January 1, 1996.

FOREIGN CURRENCY. The Company's Venezuelan subsidiaries operate in a highly inflationary economy. As a result, non-monetary assets and liabilities are translated at historical rates, while monetary assets and liabilities are translated at current rates, with the resulting foreign currency translation gains and losses included in operations. Gains and losses from foreign currency transactions are also included in the results of operations.

1.       THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Substantially all of the Company's investment in property, plant and equipment represents amounts invested in the Brisas property. Management's capitalization of exploration and development costs and assumptions regarding the future recoverability of such costs is subject to the risks and uncertainties of developing a mineable ore reserve on the Brisas property which is based on engineering and geological estimates, future gold and copper prices, estimated plant construction and operating costs and the procurement of all necessary regulatory permits and approvals. These estimates could change in the future and this could affect the carrying value and the ultimate recoverability of the amounts recorded as property, mineral rights and capitalized exploration and development costs.

Inflation and other economic conditions in Venezuela have resulted in political and social turmoil on occasion, which can be expected to continue. Such conditions have not materially adversely affected the Company's operations in Venezuela to date. Whether and to what extent current or future economic, regulatory or political conditions may materially adversely affect the Company's financial position, results of operations or cash flows in the future cannot be predicted.

COMPREHENSIVE INCOME. Effective for fiscal years beginning after December 15, 1997, the preparation of financial statements in conformity with generally accepted accounting principles requires management to report net income as a component of comprehensive income in the financial statements. Comprehensive income is defined as the change in equity of a business enterprise arising from non-owner sources. The classifications of comprehensive income under current accounting standards include foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The implementation of this new reporting standard did not have a material impact on the presentation of the Company's consolidated financial statements.

DISCLOSURES ABOUT SEGMENTS FOR AN ENTERPRISE AND RELATED INFORMATION. Commencing with the first quarter of 1998, the preparation of financial statements in conformity with generally accepted accounting principles requires management to report selected segment information in the Company's quarterly report issued to shareholders. It also requires Company-wide disclosures about the products and services provided by the Company, the countries in which it holds material assets and reports revenues, and its major customers. The application of this reporting standard did not have a material impact on the presentation of the Company's consolidated financial statements.

NET LOSS PER SHARE. The Company adopted the provisions of SFAS No. 128 "Earnings Per Share" in 1997. Net loss per share (basic and diluted) is based on the weighted average number of common shares outstanding during each year, which has been reduced by the Company's proportionate ownership of common shares owned by Great Basin, MegaGold and Stanco Investments, A.V.V. (Stanco). As of September 30, 1998 and 1997 and December 31, 1997, 1996 and 1995, there were 3,510,484,
2,911,410, 2,908,075, 1,962,092 and 1,636,793 shares available for issuance pursuant to the exercise of previously granted stock options, respectively. These options were not included in the computation of diluted loss per share as a loss was incurred in each of these periods, and their inclusion would be anti-dilutive. As a result, the adoption of SFAS No. 128 had no impact on prior year net loss per share disclosure.

RECLASSIFICATIONS. Certain reclassifications of the prior years' consolidated financial statement balances have been made to conform with the 1998 presentation. These reclassifications had no effect on the net loss or accumulated deficit as previously reported.

2.       INVESTMENTS:

The Company accounts for its investments in equity securities as available-for-sale securities, and its investments in government-backed bonds as held-to-maturity securities according to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Held-to-maturity securities consist primarily of U.S. Treasury bonds which are recorded at amortized cost. The bonds outstanding at September 30, 1998 mature as follows: $15,048,887 in 1999, $2,003,842 in
2000, $1,000,000 in 2005, and $495,000 in 2007. The bonds outstanding at
December 31, 1997 mature as follows: $4,054,494 in 1998, $7,001,366 in 1999,
$2,013,174 in 2001, $1,003,078 in 2004 and $1,504,355 in 2007. All of the bonds mature or are callable in or before the year 2000.


                                                   HELD-TO-MATURITY SECURITIES
                                      ------------------------------------------------------
                                    Amortized Cost/  Unrealized    Unrealized   Quoted Market
SEPTEMBER 30, 1998:                 Carrying Value     Gain          Loss          Value
                                      -----------   -----------   -----------    -----------

Government backed bonds               $18,547,729   $   115,644   $      (834)   $18,662,539
                                      ===========   ===========   ===========    ===========

DECEMBER 31, 1997:
Government backed bonds               $15,576,467   $     8,606   $   (15,814)   $15,569,259
                                      -----------   -----------   -----------    -----------

DECEMBER 31, 1996:
Government backed bonds               $ 8,442,492   $     2,629   $    (5,686)   $ 8,439,435
                                      ===========   ===========   ===========    ===========


                                                        AVAILABLE-FOR-SALE SECURITIES
                                           --------------------------------------------------------
                                                          Unrealized      Unrealized  Carrying/Quoted
SEPTEMBER 30, 1998:                           Cost           Gain           Loss        Market Value
                                           -----------    -----------    -----------    -----------
Gold Reserve Corporation                   $   674,598    $   713,786           --      $ 1,388,384
Less, ownership by the Company (1)            (403,331)      (713,786)          --       (1,117,117)
                                           -----------    -----------    -----------    -----------
                                               271,267           --             --          271,267
Other equity securities                      1,025,000          5,000    $   (17,500)     1,012,500
                                           -----------    -----------    -----------    -----------
                                           $ 1,296,267          5,000    $   (17,500)   $ 1,283,767
                                           ===========    ===========    ===========    ===========

DECEMBER 31, 1997:
                                           -----------    -----------    -----------    -----------
Gold Reserve Corporation                   $   220,318    $ 2,293,119           --      $ 2,513,437
Less, ownership by the Company (1)            (128,564)    (2,293,119)          --       (2,421,683)
                                           -----------    -----------    -----------    -----------
                                                91,754           --             --           91,754
Other equity securities                         25,000         11,000           --           36,000
                                           -----------    -----------    -----------    -----------
                                           $   116,754    $    11,000           --      $   127,754
                                           ===========    ===========    ===========    ===========

DECEMBER 31, 1996:
                                           -----------    -----------    -----------    -----------
Gold Reserve Corporation                   $   220,318    $ 6,409,956           --      $ 6,630,274
Less, ownership by the Company (1)            (128,564)    (6,409,956)          --       (6,538,520)
                                                91,754           --             --           91,754
Other equity securities                         25,000          2,750           --           27,750
                                           $   116,754    $     2,750           --      $   119,504
                                           ===========    ===========    ===========    ===========



(1) The Gold Reserve Corporation shares above are owned by the Company's subsidiaries, Great Basin and MegaGold. The Company's effective ownership of its own stock through its subsidiaries is deducted from the above number of shares held and recorded as a reduction of common stock outstanding on the balance sheets. These shares are carried at cost.

3.       PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment as of September 30, 1998 and December 31, 1997 and 1996 consisted of the following:

                                                                             December 31,
                                                     September 30,   ----------------------------
                                                         1998            1997            1996
                                                     ------------    ------------    ------------
DOMESTIC
Furniture and office equipment                       $    295,188    $    289,633    $    217,860
Transportation equipment                                     --              --           162,000
Leasehold improvements                                     11,174          11,174          11,174
                                                     ------------    ------------    ------------
                                                          306,362         300,807         391,034
Less accumulated depreciation                            (181,883)       (155,024)       (137,719)
                                                     ------------    ------------    ------------
                                                          124,479         145,783         253,315
                                                     ------------    ------------    ------------
FOREIGN
Property and mineral rights                            11,002,335      11,002,335      11,002,335
Capitalized exploration and development costs          28,714,009      26,712,061      17,326,751
Buildings                                                 262,208         262,208          86,989
Furniture and fixtures                                    390,478         384,409         346,996
Transportation equipment                                  288,231         288,231         255,119
Machinery and equipment                                   310,177         308,552         289,874
                                                     ------------    ------------    ------------
                                                       40,967,438      38,957,796      29,308,064
Less accumulated depreciation                            (804,922)       (657,410)       (464,074)
                                                       40,162,516      38,300,386      28,843,990
                                                     ------------    ------------    ------------
Total                                                $ 40,286,995    $ 38,446,169    $ 29,097,305
                                                     ============    ============    ============

In June 1995, the Company issued 1,329,185 common shares valued at $9.8 million in exchange for all outstanding shares, other than shares already held by the Company, of Gold Reserve Aruba and Glandon Company which hold the Company's interest in its Venezuelan subsidiaries. The fair value of the common shares issued to acquire the minority interests was recorded as additional property and mineral rights costs associated with the Brisas property.

4.       EMPLOYEE BENEFIT KSOP PLAN:

The Company's KSOP Plan, adopted in 1990 for the benefit of its employees, is comprised of two parts, (1) a salary reduction component, or 401(k), and (2) an employee stock ownership component, or ESOP. The salary reduction component has not, to date, been utilized by any participant. Common stock purchases by the KSOP Plan are financed by bank loans at between 7 and 8 percent interest and presently due in 1998. The loans are guaranteed by the Company and accordingly are recorded as a reduction to shareholders' equity. Allocation of common shares to participants' accounts is based on contributions by the Company, up to a maximum of 25 percent of the participants' annual compensation or $30,000, whichever is less, divided by the original purchase price of the common shares. The Company recorded expense related to KSOP plan contributions of $208,089, $167,473, $167,473, $150,000, and $92,247 for the nine months ended September
30, 1998 and 1997 and the years ended December 31, 1997, 1996, and 1995, respectively. As of September 30, 1998 and December 31, 1997, 99,596 and 93,937 common shares respectively, remain unallocated to plan participants.

5.       STOCK OPTION PLANS:

The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) on January 1, 1996. Pursuant to the provisions of SFAS No. 123, the Company continues to measure compensation cost for stock-based employee compensation plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and provides pro forma disclosure of compensation expense related to stock-based plans using the fair value based method of accounting as shown below.

The Company's Equity Incentive Plan allows for the granting of up to 2,000,000 common share purchase options, in addition to any options issued pursuant to previous plans, to officers, directors, and key individuals for terms of up to ten years. The vesting period of options ranges from immediately to up to three years. Stock option transactions for the last three years are as follows:


                                                                            December 31,
                                    ------------------------------------------------------------------------------------------------
                                                 1997                            1996                             1995
                                    ------------------------------   ------------------------------   ------------------------------
                                                       Weighted                          Weighted                        Weighted
                                                        Average                          Average                         Average
                                                        Exercise                        Exercise                         Exercise
                                        Shares           Price            Shares          Price           Shares          Price
                                    -------------    -------------   -------------    -------------   -------------    -------------
Options outstanding,
   beginning of year                    1,962,092    $        6.62       1,636,793    $        5.31         964,628    $        3.91
Options exercised                        (124,649)            5.72        (496,623)            5.44        (167,835)            2.78
Options canceled                         (209,368)            7.92        (136,178)            7.51        (118,334)            7.07
Options granted                         1,280,000             6.67         958,100             8.41         958,334             6.50
Options outstanding, end of year        2,908,075    $        6.60       1,962,092    $        6.64       1,636,793    $        5.31
                                    -------------    -------------   -------------    -------------   -------------    -------------
Options exercisable
   at end of year                       2,185,392                        1,460,406                        1,044,053
                                    =============                    =============                    =============


                                                       Price                         Price                         Price
                                                       Range                         Range                         Range
                                                  ----------------              ----------------              ---------------
Option exercise price at end of year              $ 1.09 - $ 14.69              $ 1.09 - $ 14.69              $ 1.09 - $ 8.19
Option exercise price for exercisable shares      $ 1.09 - $ 14.69              $ 1.09 - $ 13.51              $ 1.09 - $ 7.06
Weighted-average fair value of                         $ 4.40                        $ 3.45                        $ 2.61
   options granted during the year



                                                  Options Outstanding                         Options Exercisable
                                  ---------------------------------------------------   ----------------------------------
                                                      Weighted
                                                      Average            Weighted                             Weighted
                                      Number           Remaining           Average            Number            Average
                Range of           Outstanding       Contractual       Exercise Price     Exercisable       Exercise Price
            Exercise Prices        at 12/31/97          Life            at 12/31/97       at 12/31/97        at 12/31/97
          --------------------    -------------   ---------------     ---------------   ---------------     --------------
          $    1.09 to 1.24          222,852        4.66 years         $  1.14             222,852           $  1.14
               1.97 to 5.50          262,316        7.84 years            5.01             253,982              5.06
               5.63 to 5.63          435,000        8.01 years            5.63             435,000              5.63
               6.00 to 6.00          522,400        8.68 years            6.00             298,400              6.00
               7.06 to 7.38          470,540        7.35 years            7.10             418,873              7.07
               7.56 to 7.56          490,000        9.08 years            7.56             328,371              7.56
               7.75 to 9.88          291,167        8.99 years            8.71             107,831              8.79
             10.00 to 14.69          213,800        8.76 years           11.44             120,083             12.39
          -----------------       ----------       -----------         -------           ---------           -------
          $   1.09 to 14.69        2,908,075        8.09 years         $  6.60           2,185,392           $  6.25
          =================       ==========       ===========         =======           =========           =======

As of December 31, 1997, the average exercise price of outstanding options was $6.60, the Company's closing share price on NASDAQ was $3.63 and 92% of the outstanding options were exercisable at prices above current market value. Had compensation cost for the Company's option plan been determined based on the fair value at the grant date for awards in 1997, 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:


                                                                          December 31,
                                                 -------------------------------------------------------
                                                       1997                   1996              1995
                                                 ----------------     ----------------    --------------
Net loss - as reported                           $   (1,532,801)      $     (829,938)     $   (337,303)
Net loss - pro forma                             $   (6,146,126)      $   (3,421,234)     $ (1,766,405)
Net loss per share - as reported                 $        (0.07)      $        (0.04)     $      (0.02)
Net loss per share - pro forma                   $        (0.28)      $        (0.16)     $      (0.09)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995: expected volatility of 90% for 1997 and 40% for 1996 and 1995; risk-free interest rates of 5.92% to 6.16%; no dividends, and expected option lives of 2.5 to 7 years.

6.       RELATED PARTY TRANSACTIONS:

MEGAGOLD. The President, Executive Vice President, Vice President-Finance and Vice President-Administration of the Company are also officers, directors and/or shareholders of MegaGold. At September 30, 1998, December 31, 1997 and 1996, the Company owned 23,304,174 common shares of MegaGold which represented 63% of the outstanding shares. MegaGold owned 276,642 common shares of the Company at September 30, 1998 and owned 125,083 shares at December 31, 1997 and 1996. In addition, MegaGold owned 280,000 common shares of Great Basin. The Company performs various administrative functions and sublets a portion of its office space to MegaGold for $1,200 per year.

GREAT BASIN. The President, Executive Vice President, Vice President-Finance and Vice President-Administration of the Company are also officers, directors and/or shareholders of Great Basin. At September 30, 1998, December 31, 1997 and 1996, the Company owned 24,210,636 common shares of Great Basin which represented 58% of the outstanding shares. Great Basin owned 516,720 common shares of the Company at September 30, 1998 and owned 391,161 shares at December 31, 1997 and 1996. Great Basin also owned 170,800 common shares of MegaGold. The Company performs various administrative functions and sublets a portion of its office space to Great Basin for $1,200 per year.

LEGAL FEES PAID TO DIRECTOR. One of the Company's directors also serves as Canadian legal counsel for the Company. During the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995, the Company incurred expenses of approximately $19,000, $35,000, $292,000, $149,000, and $60,000 respectively, for services performed by the director and his firm, in which he is Chairman and a partner. At September 30, 1998 and December 31, 1997 approximately $0 and $112,000, respectively of these fees are included in accounts payable and accrued expenses.

NOTE RECEIVABLE FROM AN OFFICER. As of September 30, 1998, December 31, 1997 and 1996, the Company had a $50,000 note receivable due from an officer. The note bears interest at 5.2% and is renewable annually.

7.       INCOME TAX:

The Company accounts for income taxes according to the provisions of SFAS No. 109, "Accounting for Income Taxes." No income tax benefit has been recorded for the nine months ended September 30, 1998 and 1997 and the three years ended December 31, 1997, 1996 and 1995 due to the uncertainty of recoverability of the benefit associated with the net operating loss carryforwards.

The Company's Venezuelan subsidiaries are subject to Venezuelan income tax. All costs related to the Company's Brisas property have been recorded as capitalized exploration and development costs for tax purposes, and therefore the Company has not recorded any foreign tax attributes. No income tax has been paid or accrued by the Company's subsidiaries during the nine months ended September 30, 1998 and 1997 or the years ended December 31, 1997, 1996 and 1995. The Company has recorded a valuation allowance to reflect the estimated amount of the deferred tax asset which may not be realized, principally due to the uncertainty of utilization of net operating losses and other carryforwards prior to expiration. The valuation allowance for deferred tax assets may be reduced in the near term if the Company's estimate of future taxable income changes.

The components of the deferred tax assets and liabilities as of September 30, 1998, December 31, 1997 and 1996 were as follows:


                                                             Deferred Tax Asset (Liability)
                                                 --------------------------------------------------
                                                   September 30,                December 31,
                                                       1998                1997              1996

Accounts payable and accrued expenses             $        112      $     66,910      $     34,736
Investment income                                      (79,206)         (165,533)         (105,037)
Property, plant and equipment                        8,496,000         8,497,773         8,497,728
                                                  ------------      ------------      ------------
Total temporary differences                          8,416,906         8,399,150         8,427,427
Net operating loss carryforward                      2,873,598         2,383,006         1,797,395
Investment tax credit                                    5,967             5,967             5,967
Alternative minimum tax credit                          19,871            19,871            19,871
                                                  ------------      ------------      ------------
Total temporary differences, operating losses

   and tax credit carryforwards                     11,316,342        10,807,994        10,250,660
Valuation allowance                                (11,316,342)      (10,807,994)      (10,250,660)
                                                  ------------      ------------      ------------
Net deferred tax asset                            $       --        $       --        $       --
                                                  ============      ============      ============


The changes in the valuation allowance for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995 were as follows:


                                                                                       December 31,
                                                    September 30,     -----------------------------------------------
                                                         1998             1997             1996             1995
                                                     ------------     ------------     ------------     -------------
Balance, beginning of period                         $ 10,807,994     $ 10,250,660     $ 10,217,583     $ 10,348,600
  Change in valuation allowance due to change
    in deferred tax asset subject to uncertainty
     of recovery                                          508,348          557,334           33,077         (131,017)
                                                     ------------     ------------     ------------     ------------
Balance, end of period                               $ 11,316,342     $ 10,807,994     $ 10,250,660     $ 10,217,583
                                                     ============     ============     ============     ============

At December 31, 1997, the Company had the following U.S. federal tax basis loss carryforwards and tax credits:


                                                                           Amount                 Expires
                                                                   -------------------------------------------
Regular tax net operating loss:                                    $       272,248                   2006
                                                                         1,650,395                   2007
                                                                         1,244,312                   2008
                                                                           700,536                   2009
                                                                           609,833                   2010
                                                                           808,573                   2011
                                                                         1,671,604                   2012
                                                                   ---------------                   ----
                                                                   $     6,957,501
                                                                   ===============

Alternative minimum tax net operating loss:                        $       289,523                   2006
                                                                         1,624,454                   2007
                                                                         1,218,023                   2008
                                                                           671,999                   2009
                                                                           572,555                   2010
                                                                           781,796                   2011
                                                                         1,646,989                   2012
                                                                   ---------------                   ----
                                                                   $     6,805,339
                                                                   ===============

Investment tax credit                                              $         5,967                   2001
Alternative minimum tax credit                                     $        19,871                      -

8.       GEOGRAPHIC SEGMENTS:



                                             United States     Venezuela       Combined
                                              -----------     -----------     -----------
SEPTEMBER 30, 1998
Depreciation                                  $    29,602            --       $    29,602
Net loss                                      $ 1,270,351     $   155,633     $ 1,425,984
                                              ===========     ===========     ===========
IDENTIFIABLE ASSETS: (1)
Property, plant and equipment, net            $   124,479     $40,162,516     $40,286,995
General corporate assets                       25,388,438       1,854,435      27,242,873
                                              -----------     -----------     -----------
Identifiable assets at September 30, 1998     $25,512,917     $42,016,951     $67,529,868
                                              ===========     ===========     ===========


DECEMBER 31, 1997                             -----------     -----------     -----------
Depreciation                                  $    47,042            --       $    47,042
Net loss                                      $ 1,455,169     $    77,632     $ 1,532,801
                                              ===========     ===========     ===========

IDENTIFIABLE ASSETS: (1)
Property, plant and equipment, net            $   145,783     $38,300,386     $38,446,169
General corporate assets                       32,996,934       1,849,891      34,846,825
                                              -----------     -----------     -----------
Identifiable assets at December 31, 1997      $33,142,717     $40,150,277     $73,292,994
                                              ===========     ===========     ===========


DECEMBER 31, 1996                             -----------     -----------     -----------
Depreciation                                  $    38,831            --       $    38,831
Net loss                                      $   656,435     $   173,503     $   829,938
                                              ===========     ===========     ===========

IDENTIFIABLE ASSETS: (1)
Property, plant and equipment, net            $   253,315     $28,843,990     $29,097,305
General corporate assets                       43,479,713       1,194,549      44,674,262
                                              -----------     -----------     -----------
Identifiable assets at December 31, 1996      $43,733,028     $30,038,539     $73,771,567
                                              ===========     ===========     ===========

 (1) Identifiable assets of each segment are those that are directly identified with those operations. General corporate assets consist primarily of cash, cash equivalents and investment securities.

9.       LITIGATION SETTLEMENT:

Pursuant to a December 1994 litigation settlement agreement related to an ownership dispute of the Brisas property, the Company placed $4.5 million in escrow to be released to one of the defendants at such time as the Company receives the mining title to the hardrock concession for the Brisas property on or before January 1, 2000. The Company paid $22,512,500 in common shares and cash, including funds held in escrow and recorded the litigation settlement as an expense in 1994. The Brisas hardrock concession was published in the Official Gazette of the Republic of Venezuela on March 3, 1998 and the funds in escrow were released to the defendant in the litigation on or around March 20, 1998.

10.      SHAREHOLDER RIGHTS PLAN:

At the 1997 annual meeting of shareholders a "Shareholder Rights Plan" was voted upon and approved. The Rights Plan is intended to give adequate time for shareholders of the Company to properly assess the merits of a take-over bid without pressure and to allow competing bids to emerge. The Rights Plan is designed to give the board of directors time to consider alternatives to allow shareholders to receive full and fair value for their common shares. One right is issued in respect to each outstanding share. The rights become exercisable only when a person, including any party related to it or acting jointly with it, acquires or announces its intention to acquire 20 percent or more of the Company's outstanding shares without complying with the "permitted bid" provisions of the Rights Plan. Each right would, on exercise, entitle the holder, other than the acquiring person and related persons, to purchase common shares of the Company at a 50% discount to the market price at the time.

11.      DIFFERENCES BETWEEN U.S. AND CANADIAN GAAP:

The Company prepares its consolidated financial statements in accordance with generally accepted accounting principles (GAAP) in the United States. The differences between U.S. GAAP and Canadian GAAP had no effect on total shareholders' equity as of September 30, 1998, December 31, 1997 and 1996 nor net loss for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995.

Under Canadian GAAP, the other non-cash activities noted in the supplemental cash flow information would be included in the Statement of Cash Flows. Accordingly, under Canadian GAAP, net cash used by investing activities would have been $1,582,839 and net cash provided by financing activities would have been $10,622,385 in the 1995 Statement of Cash Flows.

         [LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP, SPOKANE, WASHINGTON]



                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholder

Gold Reserve Inc.


In our opinion, the accompanying balance sheet and related statements of changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of Gold Reserve Inc. ("GR-Canada") as of November 9, 1998 and the cash flows for the period from October 5, 1998 (date of formation) to November 9, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of GR-Canada's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



                                               /s/  PricewaterhouseCoopers LLP

Spokane, Washington
November 9, 1998

                                GOLD RESERVE INC.
                                  BALANCE SHEET


ASSETS:
Cash                                                           $     1,000
                                                               -----------
      TOTAL ASSETS                                             $     1,000
                                                               ===========

LIABILITIES AND SHAREHOLDER'S EQUITY:

Class C preferred stock, no par value                                   --
      Authorized shares: unlimited; issued: none
Class A Stock, no par value                                    $     1,000
      Authorized shares: unlimited; issued: 100
Class B common stock, no par value                                      --
      Authorized shares: unlimited; issued: none
                                                               -----------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $     1,000
                                                               ===========



The accompanying notes are an integral part of the financial statements.

                                GOLD RESERVE INC.
                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY for the period from October 5, 1998 (date of formation)to November 9, 1998)


                                               CLASS A COMMON STOCK
                                            ------------------------------
                                               SHARES            AMOUNT
                                            --------------   -------------
Balance, October 5, 1998                    $          ---   $         ---
Shares issued for cash                                 100           1,000
                                            --------------   -------------
Balance, November 9, 1998                   $          100   $       1,000
                                            ==============   =============



The accompanying notes are an integral part of the financial statements.

                                GOLD RESERVE INC.
                             STATEMENT OF CASH FLOWS
   FOR THE PERIOD FROM OCTOBER 5, 1998 (DATE OF FORMATION) TO NOVEMBER 9, 1998


Operating activities                                         $     --
Investing activities                                               --
Financing activities:
      Common stock issued                                       1,000
                                                             --------
                                                                1,000
Cash at beginning of period                                        --
                                                             --------
Cash at end of period                                        $  1,000
                                                             --------


The accompanying notes are an integral part of the financial statements.

                                GOLD RESERVE INC.
                          NOTES TO FINANCIAL STATEMENTS


1.    GR-CANADA AND SIGNIFICANT ACCOUNTING POLICIES:

      ORGANIZATION

      GR-Canada was incorporated in the Yukon Territory, Canada on October 5, 1998, for the purpose of exploring, developing and acquiring mining properties with the intention of placing these properties into production. At November 9, 1998, it is a wholly-owned subsidiary of Gold Reserve Corporation ("GR-Montana"). GR-Canada has not had any operations or activities other than the initial formation. Therefore, no statement of operation is presented.

      GR-Canada's financial statements are presented in accordance with generally accepted accounting principles ("GAAP") applied in Canada and in U.S. dollars. There are no differences between GAAP as applied in Canada and the United States.

      CASH AND CASH EQUIVALENTS

      GR-Canada considers short-term, highly liquid investments purchased with an original maturity of three months or less to be cash equivalents for purposes of reporting cash equivalents and cash flows.

2.    SHAREHOLDER'S EQUITY:

      At November 9, 1998, GR-Montana owns all of the outstanding shares of GR-Canada. Pending GR-Montana shareholder approval, pursuant to a reverse triangular merger with an inactive special-purpose subsidiary, GR-Canada will become the parent company of GR-Montana. The merger will result in the reincorporation of GR-Montana in Canada.

      GR-Canada Class A Shares and GR-Canada Class B Shares are voting shares. GR-Canada's Articles of Incorporation authorize Class C preferred stock. The Board of Directors can establish dividends, liquidation and other preferences for the Class C preferred stock. However, as of November 9, 1998, no shares had been issued and no such preferences have been determined.

                                                                         ANNEX I


                          AGREEMENT AND PLAN OF MERGER

      This Agreement and Plan of Merger (this "Agreement") dated as of October 5, 1998, is among Gold Reserve Corporation, a Montana corporation
("GR-Montana"), Gold Reserve Inc., a Yukon corporation ("GR-Canada"), and GR Merger Corp., a Montana corporation and a wholly-owned subsidiary of GR-Canada ("Merger Sub").

                                 R E C I T A L S

      A. The respective Boards of Directors of GR-Montana, GR-Canada and Merger Sub have determined that it is advisable and in the best interests of their respective shareholders to reorganize (the "Reorganization") so that GR-Canada becomes the parent company of GR-Montana.

      B. In order to accomplish the Reorganization, the respective Boards of Directors of GR-Montana, GR-Canada and Merger Sub have approved the merger of Merger Sub with and into GR-Montana (the "Merger"), with GR-Montana being the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in this Agreement.

      C. At the Effective Time (as defined in Section 1.2), each outstanding share of GR-Montana common stock, no par value per share ("GR-Montana Common Stock"), will automatically convert into one GR-Canada Class A Share, no par value per share ("GR-Canada Class A Share"); provided, however, that (i) each share of GR-Montana Common Stock with respect to which an election to receive an Equity Unit (as defined below) has been properly made by the holder thereof and not revoked or lost (an "Electing Share") will not convert into one GR-Canada Class A Share and will instead be converted into one Equity Unit, and (ii) shares of GR-Montana Common Stock issued and outstanding immediately prior to the special meeting (as defined in Section 3.2) with respect to which the holders thereof properly demand and do not revoke or lose dissenters' rights (the "Dissenting Shares") in accordance with Sections 35-1-826 through 35-1-839 (or any successor provision) of the Montana Business Corporation Act (the "MBCA") will not convert into GR-Canada Class A Shares or Equity Units.

      D. At the Effective Time, as part of the Reorganization and in partial consideration of the issuance by GR-Canada of the GR-Canada Class A Shares, the issued and outstanding common stock of Merger Sub held by GR-Canada immediately prior to the effective time will convert into and become that number of shares of fully paid and non-assessable post-Reorganization shares of GR-Montana Class A Stock, no par value per share ("GR-Montana Class A Stock"), which is equal to the number of shares of GR-Montana Common Stock converted into GR-Canada Class A Shares at the Effective Time.

      E. The Board of Directors of GR-Montana has determined that U.S. Holders (as defined below) of outstanding GR-Montana Common Stock may make an election (the "Equity Unit Election") to receive an equity unit (an "Equity Unit") consisting of (i) one GR-Canada Class B common share, no par value per share ("GR-Canada Class B Share"), and (ii) one share of GR-Montana Class B common stock, no par value per share ("GR-Montana Class B Stock"), for each share of GR-Montana Common Stock owned by such shareholder in lieu of such share being automatically converted into one GR-Canada Class A Share. Each such GR-Montana Class B Share and share of GR-Montana Class B Stock will be paired as an Equity Unit, and after such pairing, such securities may only be transferred together as a unit and will not be separately transferable. As used herein, "U.S. Holder" shall mean any shareholder of GR-Montana that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

      F. The Merger has been approved by the sole shareholders of GR-Canada and Merger Sub, and the Merger requires the affirmative vote of the holders of 662/3% of the outstanding shares of GR-Montana Common Stock (the "GR-Montana Shareholder Approval").

      NOW, THEREFORE, the parties agree as follows:



                                   ANNEX I-1

                                    ARTICLE I
                                     MERGER

1.1   MERGER

      Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into GR-Montana at the Effective Time of the Merger. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and GR-Montana shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and shall succeed to and assume all of the rights and obligations of Merger Sub in accordance with the MBCA.

1.2   EFFECTIVE TIME

      Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 5.1, the parties shall file articles of merger or other appropriate documents (the "Articles of Merger") prepared and executed in accordance with the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA. The Merger shall become effective upon the acceptance of the filing of the Articles of Merger by the Secretary of State of the State of Montana, or at such later time as Merger Sub and GR-Montana shall agree should be specified in the Articles of Merger (the time the Merger becomes effective is the "Effective Time").

1.3   EFFECTS OF THE MERGER

      The Merger shall have the effects set forth in Section 35-1-817 of the MBCA.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

2.1   NAME OF SURVIVING CORPORATION

      The name of the surviving corporation shall be "Gold Reserve Corporation."

2.2   ARTICLES OF INCORPORATION

      The Articles of Incorporation of GR-Montana shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, except that the Articles of Incorporation of GR-Montana shall be amended and restated in their entirety by virtue of the Merger to read in full as set forth in Exhibit A hereto (the "Amended Articles") until such time thereafter as they are amended as provided in the Amended Articles or by applicable law.

2.3   BYLAWS

      The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.


                                   ANNEX I-2

2.4   DIRECTORS

      The directors of GR-Montana at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5   OFFICERS

      The officers of GR-Montana at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III
                   CONVERSION, ELECTION AND EXCHANGE OF STOCK

3.1   CONVERSION

      At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

      (a) Common Stock of Merger Sub. The issued and outstanding shares of common stock of Merger Sub shall be converted into and become that number of fully paid and nonassessable shares of GR-Montana Class A Stock (as provided in the Amended Articles) equal to the sum of (i) the number of shares of GR-Montana Common Stock outstanding immediately prior to the Effective Time that are converted into GR-Canada Class A Shares, and (ii) the number of shares of GR-Montana Common Stock that are transferred to GR-Canada as consideration for the issuance by GR-Canada of the GR-Canada Class B Shares.

      (b) Conversion of GR-Montana Common Stock. (i) Each issued and outstanding share of GR-Montana Common Stock (other than Electing Shares, which shall be converted as described in (b)(ii) below, and Dissenting Shares) shall be automatically converted into and shall become one validly issued, fully paid and non-assessable GR-Canada Class A Share and (ii) each share of GR-Montana Common Stock with respect to which an Equity Unit Election has been effectively made and not revoked or lost, pursuant to Sections 3.2(c), (d) and (e), shall be automatically converted into an Equity Unit. Each Equity Unit shall consist of one GR-Canada Class B Share and one share of GR-Montana Class B Stock which may only be transferred together as an Equity Unit and will not be separately transferrable. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into GR-Canada Class A Shares unless such holder fails to properly demand or otherwise loses such holder's right to exercise such dissenters' rights. If, after the Effective Time, such holder fails to perfect or loses any such right to exercise dissenters' rights, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into one GR-Canada Class A Share in accordance with the first sentence of this Section 3.1(b).

      (c) Cancellation of GR-Canada Shares Owned by GR-Montana. Each issued and outstanding share of GR-Canada that is owned by GR-Montana prior to the Effective Time shall automatically be canceled and retired.


                                   ANNEX I-3

      (d) Cancellation of GR-Montana Shares Owned by GR-Montana. Each issued and outstanding share of GR-Montana directly owned by GR-Montana immediately prior to the Effective Time (including treasury shares) shall automatically be canceled and retired.

3.2   EQUITY UNIT ELECTION

      (a) Each person who, on or prior to the Election Date referred to in
Section 3.2(c) below, is a U.S. Holder of shares of GR-Montana Common Stock (other than holders of Dissenting Shares) shall be entitled to make an Equity Unit Election with respect to any or all of such person's shares (such shares, assuming that the Equity Unit Election is properly made and not lost, thereby becoming Electing Shares, subject to the provisions of this Section 3.2) on or prior to such Election Date and to receive one Equity Unit for each Electing Share in lieu of such share being automatically converted into a GR-Canada Class A Share.

      (b) Prior to the mailing to the record holders of GR-Montana Common Stock as of the record date for the special meeting of shareholders of GR-Montana (the "Special Meeting") of the Proxy Statement /Joint Prospectus relating to the Special Meeting (the "Proxy Statement"), GR-Montana shall appoint an exchange agent (the "Exchange Agent") for the Equity Units.

      (c) GR-Montana shall prepare and mail a form of election (the "Form of Election") with the Proxy Statement to the record holders of GR-Montana Common Stock as of the record date for the Special Meeting, which Form of Election shall be used by U.S. Holders who wish to make an Equity Unit Election. GR-Montana will use reasonable efforts to make the Form of Election and the Proxy Statement available to all U.S. Holders who become holders of GR-Montana Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive Equity Units shall have been properly made only if the Exchange Agent shall have received a Form of Election properly completed and signed at its designated office, by 5:00 p.m., Spokane, Washington time, on the business day (the "Election Date") before the date of the Special Meeting. Certificates representing such Electing Shares to which such Form of Election relates, duly endorsed in blank or otherwise in a form acceptable for transfer on the books of GR-Montana (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank (not a savings bank or a savings and loan association) or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three NASD trading days after the date of execution of such guarantee of delivery) must be received by the Exchange Agent by 5:00 p.m., Spokane, Washington time, on the Election Date, otherwise the Equity Unit Election will be lost and thereby voided.

      (d) Any Form of Election may be revoked by the shareholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent (i) prior to 5:00 p.m., Spokane, Washington time, on the Election Date or (ii) such later date as required by law if the Effective Time shall not have occurred prior to such date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by GR-Montana that the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) representing the Electing Shares to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent.



                                   ANNEX I-4

      (e) The determination of the Exchange Agent as to whether the Equity Unit Election has been properly made, lost or revoked pursuant to this Section 3.2 with respect to Electing Shares and when elections and revocations were received by it shall be binding. If the Exchange Agent determines that any Equity Unit Election was not properly made or is lost with respect to shares of GR-Montana Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares will be automatically converted into GR-Canada Class A Shares. The Exchange Agent shall also make all computations as to the allocation contemplated by Section 3.2(f), and any such computation shall be conclusive and binding on the holders of Electing Shares. The Exchange Agent may, with the agreement of GR-Montana, make such rules as are consistent with this Section 3.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

      (f) A fraction of each shareholder's GR-Montana Common Stock exchanged for Equity Units in the Reorganization will be transferred to GR-Montana as consideration for the issuance of the GR-Montana Class B Stock, and the remaining fraction of such GR-Montana Common Stock so exchanged will be transferred to GR-Canada as consideration for the issuance by GR-Canada of the GR-Canada Class B Shares. Allocation of the value of the exchanged GR-Montana Common Stock between the GR-Montana Class B Stock and GR-Canada Class B Shares issued in exchange for such GR-Montana Common Stock shall be determined based on the respective fair market values of the GR-Montana Class B Stock and the GR-Canada Class B Shares on the date of the Reorganization.

3.3   EXCHANGE OF STOCK

      (a) Exchange Procedures for GR-Montana Common Stock. (i) Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of GR-Montana Common Stock may, but shall not be required to, surrender the same to GR-Canada for cancellation or transfer (other than holders of Electing Shares, who shall be required to tender their shares of GR-Montana Common Stock in exchange for Equity Units as described below, and holders of Dissenting Shares), and each such holder or transferee will be entitled to receive certificates representing the same number of GR-Canada Class A Shares as the shares of GR-Montana Common Stock previously represented by the stock certificates surrendered.

      (ii) Each holder of Electing Shares shall be required to surrender the certificate or certificates representing his Electing Shares in exchange for the issuance of "Unit Shares" representing the Equity Units, subject to Section 3.2. If a properly completed Form of Election, duly endorsed in blank or otherwise in form acceptable for transfer on the books of GR-Montana and shares for which a Form of Election was completed are not received by the Exchange Agent by 5:00 p.m., Spokane, Washington time, on the Election Date, the election as to such shares shall be lost and the shareholder shall be deemed to have elected to receive GR-Canada Class A Shares in lieu of Equity Units.

      (iii) If any certificate representing GR-Canada Class A Shares or Equity Units is to be issued in a name other than that in which the certificate theretofore representing GR-Montana Common Stock surrendered is registered, it shall be a condition to such issuance that the certificate surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such issuance shall either: (A) pay GR-Canada or GR-Montana, as appropriate, or its agents any taxes or other governmental charges required by reason of the issuance of certificates representing GR-Canada Class A Shares or Equity Units in a name other than that of the registered holder of the certificate so surrendered;



                                   ANNEX I-5
or (B) establish to the satisfaction of GR-Canada or GR-Montana, as appropriate, or its agents that such taxes or governmental charges have been paid. With respect to GR-Montana Common Stock that is not subject to an Equity Unit Election, until so surrendered or presented for transfer, each outstanding certificate which, prior to the Effective Time, represented GR-Montana Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of GR-Canada Class A Shares as though such surrender or transfer and exchange had taken place.

      (b) No Further Ownership Rights in GR-Montana Common Stock. All GR-Canada Class A Shares or Equity Units issued upon the surrender for exchange of certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of GR-Montana Common Stock theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by GR-Montana on such shares of GR-Montana Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of GR-Montana Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III, except as otherwise provided by law.

                                   ARTICLE IV
                     EMPLOYEE BENEFIT AND COMPENSATION PLANS

      To the extent any employee benefit or incentive compensation plan of GR-Montana (including the 1997 Equity Incentive Plan of GR-Montana (the "1997 Plan")) provides for the issuance or purchase of, or otherwise relates to, GR-Montana Common Stock, such plans, after the Effective Time, shall be deemed to provide for the issuance or purchase of, or otherwise relate to, GR-Canada Class A Shares. Such amendments deemed necessary by the Board of Directors of GR-Montana and GR-Canada shall be adopted with respect to such plans and GR-Canada shall assume the 1997 Plan as of the Effective Time.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

5.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

      The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

      (a) Shareholder Approval. The GR-Montana Shareholder Approval shall have been obtained.

      (b) Form S-4. The registration statement on Form S-4 filed with the Securities and Exchange Commission by GR-Montana and GR-Canada in connection with the issuance of the GR-Canada Class A Shares and Equity Units consisting of the GR-Canada Class B Shares and GR-Montana Class B Stock and "Unit Shares" in the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceedings seeking a stop order.


                                   ANNEX I-6

      (c) Dissenting Shares. The holders of no more than 7.5% of the shares of GR-Montana Common Stock outstanding immediately prior to the Special Meeting shall have elected dissenters' rights.

      (d) Equity Unit Election. The holders of no more than 20% of the shares of GR-Montana Common Stock outstanding immediately prior to the Special Meeting shall have made an Equity Unit Election.

                                   ARTICLE VI
                        TERMINATION, AMENDMENT AND WAIVER

6.1   TERMINATION

      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of GR-Montana of matters presented in connection with the Merger, by action of the Board of Directors of GR-Montana.

6.2   EFFECT OF TERMINATION

      In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GR-Montana, GR-Canada or Merger Sub, other than the provisions of this Section 6.2 and Article VII.

6.3   AMENDMENT

      This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of GR-Montana; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

6.4   WAIVER

      At any time prior to the Effective Time, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party of this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

6.5   PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER

      A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require in the case of GR-Montana, GR-Canada or Merger Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                   ANNEX I-7

                                   ARTICLE VII
                               GENERAL PROVISIONS

7.1   NOTICES

      All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, via facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)         if to GR-Montana,

                        Gold Reserve Corporation
                        601 West Riverside Avenue, Suite 1940
                        Spokane, Washington  99201
                        Attn:  Rockne J. Timm
                        Telephone No:        (509) 623-1500
                        Facsimile No: (509) 623-1634

            (b)         if to GR-Canada,

                        3081 - 3rd Avenue
                        Whitehorse, Yukon
                        Y1A 4Z7
                        Attn:  Rockne J. Timm
                        Telephone No:        (867) 668-4405
                        Facsimile No: (867) 668-3710

            (c)         if to Merger Sub,

                        c/o Gold Reserve Corporation
                        601 West Riverside Avenue, Suite 1940
                        Spokane, Washington  99201
                        Attn:  Rockne J. Timm
                        Telephone No:        (509) 623-1500
                        Facsimile No: (509) 623-1634

7.2   ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

      This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article III, are not intended to confer upon any person other than the parties any rights or remedies.


                                   ANNEX I-8

7.3   GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Montana, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

      IN WITNESS WHEREOF, GR-Montana, GR-Canada and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GOLD RESERVE CORPORATION

By:    /s/ Rockne J. Timm
Name:  Rockne J. Timm
Title: President and Chief Executive Officer


GOLD RESERVE INC.

By:    /s/ Rockne J. Timm
Name:  Rockne J. Timm
Title: President and Chief Executive Officer


GR MERGER CORP.

By:    /s/ Rockne J. Timm
Name:  Rockne J. Timm
Title: President and Chief Executive Officer



                                   ANNEX I-9

                                    EXHIBIT A


                       RESTATED ARTICLES OF INCORPORATION
                           OF GOLD RESERVE CORPORATION














                                   ANNEX I-10

                                    RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            GOLD RESERVE CORPORATION


                                   ARTICLE I.

      The name of the Corporation is GOLD RESERVE CORPORATION.

                                   ARTICLE II.

      The registered office of the Corporation in the State of Montana is located at 40 West Lawrence, Helena, Montana 59601. The name of the registered agent of the Corporation at such address is CT Corporation System.

                                  ARTICLE III.

      The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the Montana Business Corporation Act. The Corporation will have perpetual existence.

                                   ARTICLE IV.

      The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares consisting of (i) fifty million (50,000,000) shares of preferred stock, no par value per share (the "Preferred Stock"), and (ii) fifty million (50,000,000) shares of common stock (the "Common Stock"), classified as follows: twenty-five million (25,000,000) shares of Class A Stock, no par value per share (the "Class A Stock"), and twenty-five million (25,000,000) shares of Class B Common Stock, no par value per share (the "Class B Stock").

      The designations, relative rights, preferences and limitations of the Preferred Stock and the Common Stock are as follows:

      A. Provisions Relating to the Preferred Stock.

            1. Board Determination of Certain Characteristics. The board of directors of the Corporation is hereby authorized, subject to the limitations prescribed by law and the provisions hereof, at its option, from time to time to divide all or any part of the Preferred Stock into series thereof; to establish from time to time the number of shares to be included in any such series; to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; and to determine variations, if any, between any series so established as to all matters, including, but not limited to, the determination of the following:

            (a) the number of shares constituting each such series and the distinctive designation of such series;

            (b) the rate of dividend, if any, and whether dividends shall be cumulative or noncumulative;



                                     I-A-1

            (c) the voting power of holders of such series, if any, including, without limitation, the vote or fraction of vote to which such holder may be entitled, the events upon the occurrence of which such holder may be entitled to vote, and any restrictions or limitations upon the right of such holder to vote, except on such matters as may be required by law;

            (d) whether such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates after which the shares constituting such series shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (e) the extent, if any, to which such series shall have the benefit of any sinking fund provisions for redemption or repurchase of shares;

            (f) the rights, if any, of such series in the event of the dissolution of the Corporation or upon any distribution of the assets of the Corporation, including, with respect to the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the relative rights or priority, if any, of payment of shares of such series;

            (g) whether the shares of such series shall be convertible and, if so, the terms and conditions on which shares of such series shall be so convertible; and

            (h) such other powers, designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereon as are permitted by law.

            2. Preemptive Rights. Unless otherwise authorized by the board of directors, a holder of Preferred Stock shall not be entitled to preemptive rights to acquire additional shares of capital stock of the Corporation.

      B.    Provisions Relating to the Common Stock.

            1. Relative Rights. Shares of Common Stock shall have identical rights and privileges in every respect, except as set forth herein.

            2. Voting. Each share of Class A Stock and Class B Stock entitles the holder thereof to vote at any meeting of the shareholders of the Corporation, except at meetings at which only holders of another specific class or series of shares of the Corporation are entitled to vote separately as a class or series. Holders of Class A Stock and Class B Stock shall have one vote per share of stock and shall be entitled to vote together as a single class. A holder of shares of Common Stock shall not be permitted to cumulate his votes.

            3. Dividends. Subject to the prior rights and preferences, if any, applicable to the shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds of the Corporation legally available therefor; provided, however, that any dividend upon the Common Stock that is payable in Common Stock shall be paid only in Class A Stock to the holders of Class A Stock and only in Class B Stock to the holders of Class B Stock. Dividends may not be declared with respect to the Class B Stock unless dividends are simultaneously


                                     I-A-2
declared on the Class A Stock and the Class B Stock. The dividend per share of Class B Stock cannot exceed the dividend per share of Class A Stock. As long as any of the Class B common shares, no par value per share ("GR-Canada Class B Shares"), of Gold Reserve Inc., a Yukon corporation ("GR-Canada"), remain outstanding:


               (a) dividends may not be declared with respect to the Class B Stock unless dividends are declared simultaneously therewith by GR-Canada, with respect to GR-Canada's Class A Shares, no par value per share (the "GR-Canada Class A Shares"), and the GR-Canada Class B Shares;

               (b) other than dividends in shares, the sum of the dividend payable per share of Class B Stock and GR-Canada Class B share shall equal the dividend payable per GR-Canada Class A Share;

               (c) if a dividend is made in shares of Class B Stock, a simultaneous dividend for a proportionate number of shares is made for each of the GR-Canada Class A Shares and the GR-Canada Class B Shares based on an original ratio of one-to-one-to-one, as may be adjusted to give effect to any stock splits, stock combinations or other changes in capitalization. For example, if a dividend of one share of Class B Stock is made, a simultaneous dividend for one GR-Canada Class A Share and one GR-Canada Class B Share must be made; and

               (d) dividends payable per share of Class B Stock (other than dividends in Class B Stock) shall equal 99% of the dividends payable per GR-Canada Class A Share.

These restrictions on dividends shall not apply if GR-Canada and/or the Corporation owns all of the outstanding shares of Class B Stock originally included in an Equity Unit (as defined below) or if all Equity Units have been converted into GR-Canada Class A Shares.

            4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock, or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them, regardless of whether such shares are Class A Stock or Class B Stock. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this Section IV.B.4., shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or part of the assets of the Corporation.

            5. Restriction on Transfer; Exchange Rights. (a) Each share of Class B Stock shall be paired with one GR-Canada Class B Share as an equity unit (an "Equity Unit"), and shall be transferred together as an Equity Unit with such GR-Canada Class B Share, and the Class B Stock may not be transferred except as set forth herein. The Equity Units shall be evidenced by a Unit Share certificate. The Corporation or its transfer agent, if any, shall refuse to register the transfer of any shares (or fractions of shares) of Class B Stock comprised in any Equity Unit, unless there is produced to the Corporation or its transfer agent, if any, such evidence as it may in its discretion require to ensure that on the same occasion



                                     I-A-3
there is being transferred to the same person the GR-Canada Class B Share comprising part of the Equity Unit. For purposes of these Articles of Incorporation, a "transfer" includes a transfer, sale, encumbrance or other disposition of a component of an Equity Unit. If all of the GR-Canada Class B Shares cease to be outstanding for any reason or all outstanding shares of Class B Stock originally included in Equity Units are owned by GR-Canada and/or the Corporation, the restriction on transfer under this section 5(a) shall no longer apply, and the restriction on conversion under section 5(b) below shall no longer apply.

            (b) Each holder of record of Class B Stock may, at any time, at such holder's option, convert any or all of the shares of Class B Stock held by such holder into GR-Canada Class A Shares, and each share of Class B Stock so converted shall be exchanged for a 99% fractional GR-Canada Class A Share; provided, however, that no share of Class B Stock may be so converted without the simultaneous surrender to GR-Canada of the GR-Canada Class B Share paired therewith to form an Equity Unit for conversion into a 1% fractional GR-Canada Class A Share.

            (c) In order to convert Class B Stock into GR-Canada Class A Shares in accordance with this Section IV.B.5., the Unit Share certificate(s) shall be surrendered, duly endorsed, at the office of the Corporation where the stock transfer books are maintained or to the Corporation's exchange agent, if any, accompanied by a notice stating the number of shares of Class B Stock to be converted into GR-Canada Class A Shares. Thereupon, the Corporation or its exchange agent, if any, may deliver to the holder a certificate or certificates for the number of GR-Canada Class A Shares to which such holder is entitled, registered in the name of such holder or designee of such holder. The person entitled to receive the GR-Canada Class A Shares issuable upon such conversion shall be treated for all purposes as the record holder of such GR-Canada Class A Shares on the date of conversion. If, for any reason, the Corporation does not issue GR-Canada Class A Shares in the exchange, the holders of Class B Stock may present to GR-Canada for exchange the shares of Class B Stock.

            (d) Subject to any required action by the shareholders of the Corporation, the number of shares of Class B Stock included in an Equity Unit shall be adjusted for any increase or decrease in the number of issued shares of Class B Stock resulting from a stock split, payment of a stock dividend or any other increase or decrease in the number of issued shares or other change in capitalization effected without receipt of consideration by the Corporation. Subject to the Montana Business Corporation Act and these Articles of Incorporation, such adjustment shall be made by the Corporation in its sole discretion, which adjustment shall be final, binding and conclusive; provided, however, that, for as long as the Corporation's share capital includes Class B Stock, no such change in capitalization may be effected by the Corporation unless the effect thereof will result in an Equity Unit comprising a whole number of shares of Class B Stock and a whole number of GR-Canada Class B Shares. All shares of Class B Stock resulting from such change in capitalization will thereafter be included in Equity Units, resulting in an adjustment to the Equity Unit pairing ratio.

            (e) Subject to the provisions of the Montana Business Corporation Act and these Articles of Incorporation, the Corporation may reduce its stated capital in any way; provided, however, that no such reduction may be made if, as a result, all of the shares of Class B Stock contained in Equity Units will be canceled unless, prior to such reduction becoming effective, the board of directors of the Corporation is satisfied that the GR-Canada Class B Shares contained in such Equity Units will be canceled. Any determination by the board of directors of the Corporation that it is so satisfied shall be conclusive and binding.


                                     I-A-4

            6. Fractional Shares. The Corporation shall not be required to issue any fractional shares, other than upon conversion of the Class B Stock in accordance with Section IV.B.5. above, but in lieu thereof, the Corporation may make such equitable provisions as the board of directors may determine. In the event of the conversion of less than all of the Class B Stock evidenced by the Unit Shares certificate(s) surrendered in accordance with Section IV.B.5. above, the Corporation shall execute and deliver, without charge to the holder thereof, or at such holder's written direction, to his designee, a new Unit Shares certificate evidencing the Class B Stock not converted. All costs of issuing certificates for GR-Canada Class A Shares upon conversion of the Class B Stock in accordance with Section IV.B.5. above incurred by the Corporation, including any issuance tax, shall be paid by the Corporation.

            7. Cancellation of Class B Shares. In the event that all of the Class B Stock originally issued as part of an Equity Unit ceases to be outstanding, the Class B Stock shall, without any further action of the Corporation, automatically expire and be canceled, and no longer be authorized.

            8. Call Rights. Each share of Class B Stock is callable by GR-Canada in exchange for one GR-Canada Class A Share in accordance with the exchange rights set forth above upon the earlier of (i) the liquidation, dissolution or winding up of the Corporation or GR-Canada and (ii) the expiration of three (3) years from the date of the original issuance of shares of Equity Units if 95% or more of such Equity Units have been exchanged for GR-Canada Class A Shares. Any such call may be effected in such manner as may be prescribed by the board of directors of the Corporation in its discretion, subject to the Montana Business Corporation Act and these Articles of Incorporation.

            9. Preemptive Rights. A holder of Class A Stock or Class B Stock shall not be entitled to preemptive rights to acquire additional shares of capital stock of this Corporation.

      C.    General.

            1. Issuance of Shares. Subject to the foregoing provisions of these Articles of Incorporation, the Corporation may issue shares of its Preferred Stock and Common Stock from time to time for such consideration as may be fixed by the board of directors of the Corporation, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

            2. Issuance of Rights and Options. The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation's capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the board of directors of the Corporation. The board of directors of the Corporation shall be empowered to set the exercise price, duration, times for exercise and other terms of such options or rights.

                                   ARTICLE V.

      In furtherance and not in limitation of the powers conferred by the laws of the State of Montana, the board of directors is expressly authorized and empowered to adopt, amend and repeal the bylaws of the



                                     I-A-5

Corporation, subject to the power of the shareholders of the Corporation to adopt, amend or repeal any bylaw made by the board of directors.

                                   ARTICLE VI.

      A director or officer (or former director or officer) of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any actions taken or any failure to take any action, as a director or officer, except liability for (i) the amount of the financial benefit received by a director or officer to which the director or officer is not entitled, (ii) an intentional infliction of harm on the Corporation or the shareholders, (iii) a violation of Section 35-1-713 of the Montana Business Corporation Act (regarding illegal distributions), or (iv) an intentional violation of criminal law. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the foregoing provisions of this
Article VI, a director or officer shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Montana Business Corporation Act.

                                  ARTICLE VII.

      Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

                                  ARTICLE VIII.

      The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) because he or she
(i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Montana Business Corporation Act, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article VIII is in effect. Any repeal or amendment of this Article VIII shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article VIII. Such right shall include the right to be paid by the Corporation or reimbursed for expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Montana Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Montana Business Corporation Act, but the



                                     I-A-6
burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement, or otherwise.

      The Corporation may indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

      As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

      IN WITNESS WHEREOF, the undersigned, Rockne J. Timm, President and Chief Executive Officer of the Corporation, does hereby make and file these Restated Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this ___ day of __________, 1998.


Attest:


-------------                           -------------
Mary E. Smith                           Rockne J. Timm
Secretary                               President and Chief Executive Officer



                                      I-A-7

                                                                        ANNEX II


                    OPINION OF RBC DOMINION SECURITIES INC.

                   [RBC DOMINION SECURITIES INC. LETTERHEAD]



                                November 27, 1998

The Boards of Directors
Gold Reserve Corporation
Gold Reserve Inc.
601 West Riverside Avenue
Suite 1940
Spokane, Washington 99201
U.S.A.


RBC Dominion Securities Inc. ("RBC DS") understands that Gold Reserve Corporation (the "Company" or "GR-Montana") is contemplating a reorganization (the "Reorganization") pursuant to which Gold Reserve Inc. ("GR-Canada"), a new Canadian company owned by the Company, will become the parent of the Company. In general, in order to accomplish the Reorganization, each outstanding share of GR-Montana Common Stock will be converted into one GR-Canada Class A Share. RBC DS further understands that the Board of Directors of the Company is providing an alternative for U.S. holders of GR-Montana Common Stock who may otherwise have a substantial taxable gain upon receipt of GR-Canada Class A Shares so that they might defer a substantial portion of such gain. U.S. holders of record of GR-Montana Common Stock will be entitled to make an election to receive one Equity Unit in exchange for each share of GR-Montana Common Stock held by such holders in lieu of such shares being converted into GR-Canada Class A Shares upon consummation of the Reorganization. Each Equity Unit will consist of one share of GR-Montana Class B Stock and one GR-Canada Class B Share and each Equity Unit ("Equity Unit") will be immediately convertible into one GR-Canada Class A Share. The Equity Unit election is not available to Canadian holders since the Canadian Income Tax Act would require them to recognize a gain or loss upon receipt of Equity Units just as they would upon receipt of Class A Shares. The terms of the Reorganization are more fully described in the Proxy Statement/Joint Prospectus which will be mailed to holders of GR-Montana Common Stock in connection with the Reorganization.

The Company has retained RBC DS to undertake an analysis to determine if one Equity Unit is substantially equivalent to one GR-Canada Class A Share from a financial point of view (the "Comparison Analysis").

CREDENTIALS OF RBC DOMINION SECURITIES

RBC DS is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The opinion expressed herein represents the opinion of RBC DS and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.



                                   ANNEX II-1

ASSUMPTIONS AND LIMITATIONS


We have relied upon, and have assumed the completeness, accuracy and fair representation of, all information, data and representations provided to us by the Company and its advisors pursuant to our engagement. The Comparison Analysis is conditional on such completeness, accuracy and fair representation. We have not attempted to verify independently the accuracy or completeness of any such information, data and representations. Senior management has represented to us, in a certificate delivered as at the date hereof, amongst other things, that the information, data and other material (financial and otherwise) (the "Information") provided orally by, or in the presence of, an authorized officer or employee of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC DS relating to the Reorganization, the Company or any of its subsidiaries for the purpose of providing services to or on behalf of the Company with respect to the Reorganization was, as of the date it was provided, and is complete, true and correct in all material respects and did not and does not contain an untrue statement of a material fact in respect of the Company, its subsidiaries or the Reorganization and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Reorganization necessary to make the Information not misleading in light of the circumstances under which the Information was made or provided. This opinion is conditional upon the completeness, accuracy and fair representation of the Information.


The Comparison Analysis has been provided for the use of the Company and may not be used by any other person or relied upon by any person other than the Company without the express prior written consent of RBC DS. The Comparison Analysis is not to be construed as a recommendation to any holder of shares of GR-Montana Common Stock as to whether to vote in favour of or against the Reorganization.

SCOPE OF WORK AND METHODOLOGY

In arriving at its opinion, RBC DS has, among other things:

      (i) reviewed a draft of the Proxy Statement/Joint Prospectus dated November 20, 1998 for a Special Meeting of Shareholders, setting out the provisions of the GR-Canada Class A Shares, of the GR-Canada Class B Common Shares and the GR-Montana Class B Stock comprising the Equity Units and of the Equity Units; and

      (ii) held discussions with the management, advisors and auditors of the Company to discuss the provisions of the GR-Canada Class A Shares, of the shares comprising the Equity Units and of the Equity Units.

We have no opinion as to the fair market value of a GR-Canada Class A Share or of an Equity Unit, and the Comparison Analysis should not be construed as such.

Our work was limited to examining the provisions of the GR-Canada Class A Shares and of the GR-Canada Class B Shares and GR-Montana Class B Stock comprising the Equity Units with a view to determining whether such provisions gave their holders substantially equivalent interests in the underlying assets and liabilities and substantially similar rights and protections. The fundamental attributes of equity investments we examined included:

      (i)   rights to dividends,
      (ii)  rights to distributions upon liquidation, dissolution or winding up,



                                   ANNEX II-2

      (iii)  voting rights and dissent rights,
      (iv)   liquidity,
      (v)    call rights, and
      (vi)   exchange rights.


OPINION

Based upon and subject to the foregoing, RBC DS is of the opinion that, as of the date hereof, after giving effect to the Reorganization one Equity Unit is substantially equivalent to one GR-Canada Class A Share, from a financial point of view.


                                                Yours very truly,

                                                /s/ RBC Dominion Securities Inc.







                                   ANNEX II-3

                                                                       ANNEX III


                               "DISSENTERS RIGHTS"


      35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the following definitions apply:

      (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

      (2) "Corporation" includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

      (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

      (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

      (5) "Interest" means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

      (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

      (7) "Shareholder" means the record shareholder or the beneficial shareholder.

      35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

      (a) consummation of a plan of merger to which the corporation is a party if:

      (1) shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

      (2) the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

      (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

      (c) consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

      (d) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (1)   alters or abolishes a preferential right of the shares;

      (2) creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

      (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;


                                   ANNEX III-1

      (4) excludes or limits the right of the shares to be voted on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (5) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

      (e) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the Board of Directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

      (2) A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

      35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

      (a) he submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

      (b) he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

      35-1-829. Notice of dissenters' rights. (1) If a proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

      (2) If a corporate action creating dissenters' rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters' rights that the action was taken and shall send them the dissenters' notice described in 35-1-831.

      35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

      (a) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (b) may not vote his shares in favor of the proposed action.

      (2) A shareholder who does not satisfy the requirements of subsection
(1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

      35-1-831. Dissenters' notice. (1) If proposed corporate action creating dissenters' rights under 35-1-827 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 35-1-830.

      (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken and must:

      (a) state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

      (b) inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;



                                   ANNEX III-2

      (c) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters' rights to certify whether or not he acquired beneficial ownership of the shares before that date;

      (d) set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

      (e) be accompanied by a copy of 35-1-826 through 35-1-839.

      35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters' notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

      (2) The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by taking of the proposed corporate action.

      (3) A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

      35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

      (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter's shares plus accrued interest.

      (2)   The payment must be accompanied by:

      (a) the corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) a statement of the corporation's estimate of the fair value of the shares;

      (c)   an explanation of how the interest was calculated;

      (d) a statement of the dissenter's right to demand payment under 35-1-837; and

      (e) a copy of 35-1-826 through 35-1-839.

      35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under 35-1-831 and repeat the payment demand procedure.

      35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

      (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate

                                   ANNEX III-3
of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 35-1-837.

      35-1-837. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and may demand payment of the dissenter's estimate, less any payment under 35-1-834, or reject the corporation's offer under 35-1-836 and demand payment of the fair value of the dissenter's shares and the interest due if:

      (a) the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

      (b) the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

      (c) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

      (2) A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

      35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      (2) The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

      (3) The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition.
Nonresidents may be served by certified mail or by publication as provided by law.

      (4) The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      (5) Each dissenter made a party to the proceeding is entitled to judgment:

      (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares plus interest exceeds the amount paid by the corporation; or

      (b) for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

      35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or



                                  ANNEX III-4

      (b) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1- 826 through 35-1-839.

      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.











                                  ANNEX III-5

                                                                        ANNEX IV


                        SHAREHOLDER RIGHTS PLAN AGREEMENT


      MEMORANDUM OF AGREEMENT, dated as of OCTOBER 5, 1998 between Gold Reserve INC. (THE "Corporation"), a corporation incorporated under the laws of THE YUKON TERRITORY, and Montreal Trust Company of Canada, a trust company incorporated under the laws of Canada (the "Rights Agent");


      WHEREAS in order to maximize shareholder value the Board of Directors of the Corporation has determined that it is advisable for the Corporation to adopt a shareholder rights plan (the "Rights Plan")

      WHEREAS in order to implement the adoption of a shareholder rights plan as established by this Agreement, the board of directors of the Corporation has:


      (a) authorized the issuance, effective IMMEDIATELY FOLLOWING the Effective TIME (as hereinafter defined), of one Right (as hereinafter defined) in respect of each Common Share (as hereinafter defined) outstanding IMMEDIATELY FOLLOWING the Effective TIME (the "Record Time"); and


      (b) provided that the Separation Time occurs after the Record Time, authorized the issuance of one Right in respect of each Common Share of the Corporation issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined).

      AND WHEREAS each Right, when issued, will entitle the holder thereof, after the Separation Time, to purchase securities of the Corporation pursuant to the terms and subject to the conditions set forth herein;

      AND WHEREAS the Corporation desires to appoint the Rights Agent to act on behalf of the Corporation and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;

      NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, and subject to such covenants and agreements, the parties hereby agree as follows:

                                    ARTICLE 1

                                 INTERPRETATION

1.1   Certain Definitions

       For purposes of this Agreement, the following terms have the meanings indicated:

      (a) "ACQUIRING PERSON" shall mean any Person who is the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares; provided, however, that the term "Acquiring Person" shall not include:

            (i)   the Corporation or any Subsidiary of the Corporation;

            (ii) any Person who becomes the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares as a result of one or any combination of (A) a Voting Share Reduction, (B) Permitted Bid Acquisitions, (C) an Exempt Acquisition or (D) Pro Rata Acquisitions; provided, however, that if a Person becomes the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares by reason of one or any combination of the operation of Paragraphs (A), (B), (C) or (D) above and such Person's Beneficial Ownership of Voting Shares thereafter increases by more than 1 per cent of the number of Voting Shares outstanding (other than pursuant to one or any combination of a Voting Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Pro Rata Acquisition), then as of the date such Person becomes the Beneficial Owner of such additional Voting Shares, such Person shall become an "Acquiring Person";

            (iii) for a period of ten days after the Disqualification Date (as defined below), any Person who becomes the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares as a result of such Person becoming disqualified from relying on Clause 1.1(g)(B) because such Person makes or announces a current intention to make a Take-over





                                   ANNEX IV-1

                  Bid, either alone or by acting jointly or in concert with any other Person. For the purposes of this definition, "Disqualification Date" means the first date of public announcement that any Person is making or intends to make a Take-over Bid;

            (iv) an underwriter or member of a banking or selling group that becomes the Beneficial Owner of 20 per cent or more of the Voting Shares in connection with a distribution to the public of securities of the Corporation; or

            (v) a Person (a "Grandfathered Person") who is the Beneficial Owner of 20 per cent or more of the outstanding Voting Shares of the Corporation determined as of 12:01 am (Toronto time) on the Agreement Date, provided, however, that this exception shall not be, and shall cease to be, applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after 12:01 am (Toronto time) on the Agreement Date, become the Beneficial Owner of any additional Voting Shares of the Corporation that increases its Beneficial Ownership of Voting Shares by more than 1 per cent of the number of Voting Shares outstanding, other than through one or any combination of a Permitted Bid Acquisition, an Exempt Acquisition, a Voting Share Reduction, or a Pro Rata Acquisition;

      (b) "AFFILIATE": when used to indicate a relationship with a specified Person, shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person;


      (c) "AGREEMENT" shall mean this shareholder rights plan agreement dated as of OCTOBER 5, 1998 between the Corporation and the Rights Agent, as amended or supplemented from time to time; "hereof", "herein", "hereto" and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;



      (d)   "AGREEMENT DATE" means OCTOBER 5, 1998;


      (e) "ANNUAL CASH DIVIDEND" shall mean cash dividends paid in any fiscal year of the Corporation to the extent that such cash dividends do not exceed, in the aggregate, the greatest of:

            (i) 200 per cent of the aggregate amount of cash dividends declared payable by the Corporation on its Common Shares in its immediately preceding fiscal year;

            (ii) 300 per cent of the arithmetic mean of the aggregate amounts of the annual cash dividends declared payable by the Corporation on its Common Shares in its three immediately preceding fiscal years; and

            (iii) 100 per cent of the aggregate consolidated net income of the
                  Corporation, before extraordinary items, for its immediately preceding fiscal year;

      (f) "ASSOCIATE" means, when used to indicate a relationship with a specified Person, a spouse of that Person, any Person of the same or opposite sex with whom that Person is living in a conjugal relationship outside marriage, a child of that Person or a relative of that Person if that relative has the same residence as that Person;

      (g) A Person shall be deemed the "BENEFICIAL OWNER" of, and to have "BENEFICIAL OWNERSHIP" of, and to "BENEFICIALLY OWN",

            (i) any securities as to which such Person or any of such Person's Affiliates or Associates is the owner at law or in equity;

            (ii) any securities as to which such Person or any of such Person's Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or within a period of 60 days thereafter and whether or not on condition or the happening of any contingency) pursuant to any agreement, arrangement, pledge or understanding, whether or not in writing (other than (x) customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities by the Corporation, and (y) pledges of securities in the ordinary course of business), or upon the exercise of any conversion right, exchange right, share purchase right (other than the Rights), warrant or option;


            (iii) ANY SECURITIES OWNED THROUGH A TRUSTEE, LEGAL REPRESENTATIVE,
                  AGENT OR OTHER INTERMEDIARY;


                                   ANNEX IV-2

            (iv) any securities which are Beneficially Owned within the meaning of Clauses 1.1(g)(i), (ii) OR (III) by any other Person with which such Person is acting jointly or in concert; provided, however, that a Person shall not be deemed the "BENEFICIAL OWNER" of, or to have "BENEFICIAL OWNERSHIP" of, or to "BENEFICIALLY OWN", any security:


                  (A) where such security has been deposited or tendered pursuant to any Take-over Bid made by such Person, made by any of such Person's Affiliates or Associates or made by any other Person acting jointly or in concert with such Person, until such deposited or tendered security has been taken up or paid for, whichever shall first occur;


                  (B) where such Person, any of such Person's Affiliates or Associates or any other Person referred to in Clause 1.1(G)(IV), holds such security provided that (1) the ordinary business of any such Person (the "Investment Manager") includes the management of investment funds for others (which others, for greater certainty, may include or be limited to one or more employee benefit plans or pension plans) and such security is held by the Investment Manager in the ordinary course of such business in the performance of such Investment Manager's duties for the account of any other Person or Persons (a "Client"); or (2) such Person (the "Trust Company") is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons (each an "Estate Account") or in relation to other accounts (each an "Other Account") and holds such security in the ordinary course of such duties for the estate of any such deceased or incompetent Person or for such Other Accounts, (3) such Person is a pension plan or fund (a "Plan") or is a Person established by statute for purposes that include, and the ordinary business or activity of such Person (the "Statutory Body") includes, the management of investment funds for employee benefit plans, pension plans, insurance plans of various public bodies; or (4) such Person (the "Administrator") is the administrator or trustee of one or more Plans; provided, in any of the above cases, that the Investment Manager, the Trust Company, the Statutory Body, the Administrator or the Plan, as the case may be, is not then making or has not then announced an intention to make a Take-over Bid, (other than an Offer to Acquire Voting Shares or other securities by means of a distribution by the Corporation or by means of ordinary market transactions (including prearranged trades) executed through the facilities of a stock exchange or organized over-the-counter market) alone or by acting jointly or in concert with any other Person;


                  (C) where such Person or any of such Person's Affiliates or Associates is (1) a Client of the same Investment Manager as another Person on whose account the Investment Manager holds such security, (2) an Estate Account or an Other Account of the same Trust Company as another Person on whose account the Trust Company holds or exercises voting or dispositive power over such security, or (3) a Plan with the same Administrators as another Plan on whose account the Administrator holds such security;

                  (D) where such Person is (1) a Client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, (2) an Estate Account or an Other Account of a Trust Company and such security is owned at law or in equity by the Trust Company or (3) a Plan and such security is owned at law or in equity by the Administrator of the Plan; or

                  (E) where such person is the registered holder of securities as a result of carrying on the business of or acting as a nominee of a securities depository.

      (h) "BOARD OF DIRECTORS" shall mean the board of directors of the Corporation or any duly constituted and empowered committee thereof;

      (i) "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close;

      (j) "CANADIAN DOLLAR EQUIVALENT" of any amount which is expressed in United States Dollars means, on any date, the Canadian dollar equivalent of such amount determined by multiplying such amount by the U.S. - Canadian Exchange Rate in effect on such date;

      (k) "CANADIAN - U.S. EXCHANGE RATE" means, on any date, the inverse of the U.S. - Canadian Exchange Rate in effect on such date;


                                   ANNEX IV-3

      (l) "CLASS A SHARES" MEANS THE CLASS A COMMON SHARES IN THE CAPITAL OF THE CORPORATION;



      (m) "CLASS B SHARES" MEANS THE CLASS B COMMON SHARES IN THE CAPITAL OF THE CORPORATION;



      (n) "CLOSE OF BUSINESS" on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the transfer office of the transfer agent (or co-transfer agent) for the Common Shares in the City of Toronto (or, after the Separation Time, the office of the Rights Agent in the City of Toronto) is closed to the public;




      (o) "COMMON SHARES" shall mean the CLASS A SHARES AND THE CLASS B SHARES in the capital of the Corporation AND, FOR THE PURPOSES OF THIS AGREEMENT, EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED HEREIN, THE CLASS A SHARES AND THE CLASS B SHARES SHALL BE TREATED AS A SINGLE CLASS OF COMMON SHARES;



      (p)   "COMPETING PERMITTED BID" means a Take-over Bid that


            (i) is made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid;

            (ii) satisfies all of the provisions of a Permitted Bid other than the condition set forth in Clause (ii) of the definition of a Permitted Bid; and

            (iii) contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date that is no earlier than the later of (A) 21 days after the date of the Take-over Bid constituting the Competing Permitted Bid; and (B) 60 days following the date on which the earliest Permitted Bid which preceded the Competing Permitting Bid was made; and only if at the date that the Voting Shares are to be taken up more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Competing Permitted Bid and not withdrawn;


      (q) "CONTROLLED": a corporation shall be deemed to be "controlled" by another Person if:


            (i) securities entitled to vote in the election of directors carrying more than 50 per cent of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person; and

            (ii) the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such corporation;

      and "controls", "controlling" and "under common control with" shall be interpreted accordingly;


      (r) "CO-RIGHTS AGENTS" shall have the meaning ascribed thereto in Subsection 4.1(a);



      (s) "DIVIDEND REINVESTMENT ACQUISITION" shall mean an acquisition of Voting Shares of any class pursuant to a Dividend Reinvestment Plan;



      (t) "DIVIDEND REINVESTMENT PLAN" means a regular dividend reinvestment or other plan of the Corporation made available by the Corporation to holders of its securities where such plan permits the holder to direct that some or all of:


            (i) dividends paid in respect of shares of any class of the Corporation;

            (ii)  proceeds of redemption of shares of the Corporation;

            (iii) interest paid on evidences of indebtedness of the Corporation;
                  or

            (iv)  optional cash payments;

                  be applied to the purchase from the Corporation of Common Shares;




                                   ANNEX IV-4

      (u) "EFFECTIVE TIME" means the TIME AT which articles of MERGER ARE ACCEPTED FOR FILING BY THE SECRETARY OF STATE OF THE STATE OF MONTANA WITH RESPECT TO THE MERGER OF GOLD RESERVE CORPORATION AND GR MERGER CORP, A WHOLLY-OWNED SUBSIDIARY of the Corporation OR AT SUCH LATER TIME AS IS SPECIFIED IN SUCH ARTICLES OF MERGER;

      (v) "ELECTION TO EXERCISE" shall have the meaning ascribed thereto in Clause 2.2(d)(ii);

      (w) "EXEMPT ACQUISITION" means a share acquisition in respect of which the Board of Directors has waived the application of Section 3.1 pursuant to the provisions of Subsection 5.1(b), (c) or (d);

      (x) "EXERCISE PRICE" shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, shall be $70.00;

      (y) "EXPANSION FACTOR" shall have the meaning ascribed thereto in Clause 2.3(a)(x);

      (z) "EXPIRATION TIME" shall mean the close of business on that date which is the earliest of the date of termination of this Agreement pursuant to Section 5.15 or, if this Agreement is confirmed pursuant to Section 5.15 and the REORGANIZATION IS APPROVED as contemplated by Section 5.15, the date of termination of this Agreement pursuant to Section 5.16 or, if this Agreement is reconfirmed pursuant to
            Section 5.16, JUNE 17, 2002;

      (aa) "FLIP-IN EVENT" shall mean a transaction in or pursuant to which any Person becomes an Acquiring Person;

      (bb)  "HOLDER" shall have the meaning ascribed thereto in Section 2.8;

      (cc) "INDEPENDENT SHAREHOLDERS" shall mean holders of Voting Shares, other than:


            (i)   any Acquiring Person;

            (ii)  any Offeror, other than a Person referred to in Clause
                  1.1(g)(B);

            (iii) any Affiliate or Associate of any Acquiring Person or Offeror;

            (iv) any Person acting jointly or in concert with any Acquiring Person or Offeror; and

            (v) any employee benefit plan, deferred profit sharing plan, stock participation plan and any other similar plan or trust for the benefit of employees of the Corporation or a Subsidiary of the Corporation, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a Take-over Bid;


      (dd) "MARKET PRICE" per share of any securities on any date of determination shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if an event of a type analogous to any of the events described in Section
            2.3 hereof shall have caused the closing prices used to determine the Market Price on any Trading Days not to be fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day, each such closing price so used shall be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 hereof in order to make it fully comparable with the closing price on such date of determination or, if the date of determination is not a Trading Day, on the immediately preceding Trading Day. The closing price per share of any securities on any date shall be:




                                   ANNEX IV-5

            (i) the closing board lot sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices for each of such securities as reported by the principal Canadian stock exchange on which such securities are listed or admitted to trading;

            (ii) if for any reason none of such prices is available on such day or the securities are not listed or posted for trading on a Canadian stock exchange, the last sale price or, in case no such sale takes place on such date, the average of the closing bid and asked prices for each of such securities as reported by the principal national United States securities exchange or market on which such securities are listed or admitted to trading;

            (iii) if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange or market, the last sale price or, in case no sale takes place on such date, the average of the high bid and low asked prices for each of such securities in the over-the-counter market, as quoted by any reporting system then in use; or

            (iv) if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or a national United States securities exchange or market or quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;

            provided, however, that if for any reason none of such prices is available on such day, the closing price per share of such securities on such date means the fair value per share of such securities on such date as determined by a nationally or internationally recognized investment dealer or investment banker with respect to the fair value per share of such securities. The Market Price shall be expressed in Canadian dollars and, if initially determined in respect of any day forming part of the 20 consecutive Trading Day period in question in United States dollars, such amount shall be translated into Canadian dollars on such date at the Canadian Dollar Equivalent thereof.




    (ee) "1933 SECURITIES ACT" means the Securities Act of 1933 of the United States, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced;



    (ff) "1934 EXCHANGE ACT" means the Securities Exchange Act of 1934 of the United States, as amended, and the rules and regulations thereunder as now in effect or as the same may from time to time be amended, re-enacted or replaced;



    (gg)    "NOMINEE" shall have the meaning ascribed thereto in Subsection
            2.2(c);



    (hh)    "OFFER TO ACQUIRE" shall include:


            (i)   an offer to purchase or a solicitation of an offer to sell;
                  and

            (ii) an acceptance of an offer to sell, whether or not such offer to sell has been solicited;

            or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;


    (ii) "OFFEROR" shall mean a Person who has announced an intention to make or who is making a Take-over Bid;



    (jj) "PERMITTED BID" means a Take-over Bid made by an Offeror by way of take-over bid circular which also complies with the following additional provisions:


            (i) the Take-over Bid is made to all holders of Voting Shares as registered on the books of the Corporation, other than the Offeror;


                                   ANNEX IV-6

            (ii) the Take-over Bid contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision that no Voting Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on the date which is not less than 60 days following the date of the Take-over Bid and only if at such date more than 50 per cent of the Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-over Bid and not withdrawn;

            (iii) the Take-over Bid contains an irrevocable and unqualified provision that unless the Take-over Bid is withdrawn, Voting Shares may be deposited pursuant to such Take-over Bid at any time during the period of time between the date of the Take-over Bid and the date on which Voting Shares may be taken up and paid for and that any Voting Shares deposited pursuant to the Take-over Bid may be withdrawn until taken up and paid for; and

            (iv) the Take-over Bid contains an irrevocable and unqualified provision that if, on the date on which Voting Shares may be taken up and paid for, more than 50% of the Voting Shares held by Independent Shareholders shall have been deposited pursuant to the Take-over Bid and not withdrawn, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Voting Shares for not less than ten Business Days from the date of such public announcement;


     (kk) "PERMITTED BID ACQUISITION" shall mean an acquisition of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;



     (ll) "PERSON" shall include an individual, body corporate, firm, partnership, limited partnership, limited liability company, syndicate or other form of unincorporated association, trust, trustee, executor, administrator, legal personal representative, group, unincorporated organization, a government and its agencies or instrumentalities, any entity or group whether or not having legal personality;



     (mm) "PRO RATA ACQUISITION" shall mean an acquisition by a Person of Voting Shares pursuant to:


            (i)   a Dividend Reinvestment Acquisition;

            (ii) a stock dividend, stock split or other event in respect of securities of the Corporation of one or more particular classes or series pursuant to which such Person becomes the Beneficial Owner of Voting Shares on the same pro rata basis as all other holders of securities of the particular class, classes or series;

            (iii) the acquisition or the exercise by the Person of rights to purchase Voting Shares issued by the Corporation to all holders of securities of the Corporation of one or more particular classes or series pursuant to a rights offering or pursuant to a prospectus, provided that such rights are acquired directly from the Corporation and not from any other Person; or

            (iv) a distribution of Voting Shares, or securities convertible into or exchangeable for Voting Shares (and the conversion or exchange of such convertible or exchangeable securities), made pursuant to a prospectus or by way of a private placement by the Corporation provided that the Person does not thereby acquire beneficial ownership of a greater percentage of such Voting Shares or securities convertible into or exchangeable for Voting Shares so offered than the Person's percentage of Voting Shares beneficially owned immediately prior to such acquisition ;


     (nn)   "RECORD TIME" has the meaning set forth in the recitals hereto;



     (oo) "REORGANIZATION" SHALL MEAN THE MERGER OF GR MERGER CORP. WITH AND INTO GOLD RESERVE CORPORATION, PURSUANT TO WHICH THE COMPANY WILL BECOME THE PARENT OF GOLD RESERVE CORPORATION;



     (pp) "RIGHT" means a right to purchase a CLASS A Share of the Corporation, upon the terms and subject to the conditions set forth in this Agreement;



     (qq) "RIGHTS CERTIFICATE" means the certificates representing the Rights after the Separation Time, which shall be substantially in the form attached hereto as Attachment 1;



     (rr) "RIGHTS REGISTER" shall have the meaning ascribed thereto in Subsection 2.6(a);






                                   ANNEX IV-7

    (ss) "SECURITIES ACT (ONTARIO)" shall mean the Securities Act, R.S.O. 1990, c.S.5, as amended, and the regulations thereunder, and any comparable or successor laws or regulations thereto;



    (tt) "SEPARATION TIME" shall mean, subject to Sub-section 5.1(d), the later of


            (i) the close of business on the tenth Trading Day after the earlier of:

            (ii)  the Stock Acquisition Date; and

            (iii) the date of the commencement of or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid),

            (iv) or such later time as may be determined by the Board of Directors, provided that, if any Take-over Bid referred to in clause (B) above expires, is not made, is canceled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been commenced, made or announced; and

            (v)   the Record Time;


    (uu) "SHARE CAPITAL INCREASE APPROVAL" shall have the meaning ascribed thereto in Section 5.15;



    (vv) "STOCK ACQUISITION DATE" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 101 of the Securities Act (Ontario) or Section 13(d) of the 1934 Exchange Act) by the Corporation or an Acquiring Person of facts indicating that a Person has become an Acquiring Person;



    (ww) "SUBSIDIARY": a corporation shall be deemed to be a Subsidiary of another corporation if:


            (i)   it is controlled by:

            (ii)  that other; or

            (iii) that other and one or more corporations each of which is controlled by that other; or

            (iv) two or more corporations each of which is controlled by that other; or

            (v) it is a Subsidiary of a corporation that is that other's Subsidiary;


    (xx) "TAKE-OVER BID" shall mean an Offer to Acquire Voting Shares or other securities of the Corporation, if, assuming that the Voting Shares or other securities subject to the Offer to Acquire are acquired at the date of such Offer to Acquire by the Person making such Offer to Acquire, the Voting Shares Beneficially Owned by the Person making the Offer to Acquire would constitute in the aggregate 20 per cent or more of the outstanding Voting Shares at the date of the Offer to Acquire;



    (yy) "TRADING DAY", when used with respect to any securities, shall mean a day on which the principal Canadian stock exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian stock exchange, a Business Day;



    (zz)    "U.S.-CANADIAN EXCHANGE RATE" means, on any date:


            (i) if on such date the Bank of Canada sets an average noon spot rate of exchange for the conversion of one United States dollar into Canadian dollars, such rate; and

            (ii) in any other case, the rate for such date for the conversion of one United States dollar into Canadian dollars calculated in such manner as may be determined by the Board of Directors from time to time acting in good faith;



                                   ANNEX IV-8

    (aaa) "U.S. DOLLAR EQUIVALENT" of any amount which is expressed in Canadian dollars means, on any date, the United States dollar equivalent of such amount determined by multiplying such amount by the Canadian-U.S. Exchange Rate in effect on such date;



    (bbb) "VOTING SHARE REDUCTION" shall mean an acquisition or redemption by the Corporation of Voting Shares which, by reducing the number of Voting Shares outstanding, increases the percentage of outstanding Voting Shares Beneficially Owned by any person to 20 per cent or more of the Voting Shares then outstanding; and



    (ccc) "VOTING SHARES" shall mean the Common Shares of the Corporation and any other shares in the capital of the Corporation entitled to vote generally in the election of all directors.



    (ddd) "YUKON BUSINESS CORPORATIONS ACT" MEANS THE YUKON BUSINESS CORPORATIONS ACT (YUKON), AS AMENDED, AND THE REGULATIONS MADE THEREUNDER AND ANY COMPARABLE OR SUCCESSOR LAWS OR REGULATIONS THERETO.


1.2   Currency

      All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.

1.3   Headings

      The division of this Agreement into Articles, Sections, Subsections, Clauses, Paragraphs, Subparagraphs or other portions hereof and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4 Calculation of Number and Percentage of Beneficial Ownership of Outstanding Voting Shares

      (a) For purposes of this Agreement, in determining the percentage of outstanding Voting Shares of the Corporation with respect to which a Person is or is deemed to be the Beneficial Owner, all unissued Voting Shares of the Corporation of which such person is deemed to be the Beneficial Owner shall be deemed to be outstanding.

      (b) For purposes of this Agreement, the percentage of Voting Shares Beneficially Owned by any Person shall be and be deemed to be the product (expressed as a percentage) determined by the formula:

            100 x A/B

            where:

                  A= the number of votes for the election of all directors
                     generally attaching to the Voting Shares Beneficially Owned by such Person; and

                  B= the number of votes for the election of all directors
                     generally attaching to all outstanding Voting Shares.

            The percentage of outstanding Voting Shares represented by any particular group of Voting Shares acquired or held by any Person shall be determined in like manner mutatis mutandis.

1.5   Acting Jointly or in Concert

      For purposes of this Agreement a Person is acting jointly or in concert with another Person, if such Person has any agreement, commitment, arrangement or understanding, whether formal or informal and whether or not in writing, with such other Person for the purpose of acquiring or Offering to Acquire any Voting Shares (other than (x) customary agreements with and between underwriters and/or banking group members and/or selling group members with respect to a distribution of securities by the Corporation, and (y) pledges of securities in the ordinary course of business).






                                   ANNEX IV-9

1.6   Generally Accepted Accounting Principles


      Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be generally accepted accounting principles followed in CANADA applicable on a consolidated basis (unless otherwise specifically provided herein to be applicable on an unconsolidated basis) as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.


                                    ARTICLE 2

                                   THE RIGHTS

2.1   Legend on Share Certificates

      Certificates representing Common Shares which are issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time, shall also evidence one Right for each Common Share represented thereby until the earlier of the Separation Time or the Expiration Time and the Corporation shall cause such certificates to have impressed thereon, printed thereon, written thereon or otherwise affixed to them the following legend:


      Until the close of business on the earlier of the Separation Time or the Expiration Time (as both terms are defined in the Shareholder Rights Agreement referred to below), this certificate also evidences rights of the holder described in a Shareholder Rights Plan Agreement dated as of OCTOBER 5, 1998 (the "Shareholder Rights Agreement") between Gold Reserve INC. (the "Corporation") and Montreal Trust Company of Canada, as supplemented and amended, the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Corporation. Under certain circumstances set out in the Shareholder Rights Agreement, the rights may be terminated, may expire, may become null and void (if, in certain cases they are "Beneficially Owned" by an "Acquiring Person" as such terms are defined in the Shareholder Rights Agreement, whether currently held by or on behalf of such Person or a subsequent holder) or may be evidenced by separate certificates and no longer evidenced by this certificate. The Corporation will mail or arrange for the mailing of a copy of the Shareholder Rights Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.


      Provided that the Record Time occurs prior to the Separation Time, certificates representing Common Shares that are issued and outstanding at the Record Time shall also evidence one Right for each Common Share represented thereby notwithstanding the absence of the foregoing legend, until the close of business on the earlier of the Separation Time and the Expiration Time.

2.2   Initial Exercise Price; Exercise of Rights; Detachment of Rights


      (a) Subject to adjustment as herein set forth, each Right will entitle the holder thereof, from and after the Separation Time and prior to the Expiration Time, to purchase one CLASS A Share for the Exercise Price or the U.S. Dollar Equivalent as at the Business Day immediately preceding the day of exercise of the Right (and the Exercise Price and number of CLASS A Shares are subject to adjustment as set forth below).


      (b)   Until the Separation Time,

            (i) the Rights shall not be exercisable and no Right may be exercised; and

            (ii) provided the Record Time occurs prior to the Separation Time, each Right, when issued, will be evidenced by the certificate for the associated Common Share of the Corporation registered in the name of the holder thereof (which certificate shall also be deemed to represent a Rights Certificate) and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share of the Corporation.

      (c) From and after the Separation Time and prior to the Expiration Time:

            (i)   the Rights shall be exercisable; and



                                   ANNEX IV-10

            (ii) the registration and transfer of Rights shall be separate from and independent of Common Shares. Promptly following the Separation Time, the Corporation will prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time (other than an Acquiring Person and, in respect of any Rights Beneficially Owned by such Acquiring Person which are not held of record by such Acquiring Person, the holder of record of such Rights (a "Nominee")), at such holder's address as shown by the records of the Corporation (the Corporation hereby agreeing to furnish copies of such records to the Rights Agent for this purpose):

                  (x) a Rights Certificate appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

                  (y) a disclosure statement describing the Rights, provided that a Nominee shall be sent the materials provided for in (x) and (y) only in respect of all Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person.

      (d) Rights may be exercised, in whole or in part, on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent at its office in Toronto, Ontario or any other office of the Rights Agent (or any Co-Rights Agent) in cities designated from time to time for that purpose by the
            Corporation:

            (i)   the Rights Certificate evidencing such Rights;

            (ii) an election to exercise such Rights (an "Election to Exercise") substantially in the form attached to the Rights Certificate appropriately completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and


            (iii) payment by certified cheque, banker's draft or money order payable to the order of the Corporation, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for CLASS A Shares in a name other than that of the holder of the Rights being exercised.


      (e) Upon receipt of a Rights Certificate, together with a completed Election to Exercise executed in accordance with Clause 2.2(d)(ii), which does not indicate that such Right is null and void as provided by Subsection 3.1(b), and payment as set forth in Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed by the Corporation in the event that the Corporation is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:


            (i) requisition from the transfer agent certificates representing the number of such CLASS A Shares to be purchased (the Corporation hereby irrevocably authorizing its transfer agent to comply with all such requisitions);



            (ii) when appropriate, requisition from the Corporation the amount of cash to be paid in lieu of issuing fractional CLASS A Shares;


            (iii) after receipt of the certificates referred to in Clause
                  2.2(e)(i), deliver the same to or upon the order of the registered holder of such Rights Certificates, registered in such name or names as may be designated by such holder;

            (iv) when appropriate, after receipt, deliver the cash referred to in Clause 2.2(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

            (v) remit to the Corporation all payments received on the exercise of Rights.



                                   ANNEX IV-11

      (f) In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder's Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder's duly authorized assigns.

      (g)   The Corporation covenants and agrees that it will:


            (i) take all such action as may be necessary and within its power to ensure that all CLASS A Shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for such CLASS A Shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered as fully paid and non-assessable;



            (ii) take all such action as may be necessary and within its power to comply with the requirements of the YUKON BUSINESS CORPORATIONS ACT, the SECURITIES ACT (ONTARIO) and the securities laws or comparable legislation of each of the provinces of Canada, the 1993 SECURITIES ACT and the 1934 EXCHANGE ACT and any other applicable law, rule or regulation, in connection with the issuance and delivery of the Rights Certificates and the issuance of any CLASS A Shares upon exercise of Rights;



            (iii) use reasonable efforts to cause all CLASS A Shares issued upon exercise of Rights to be listed on the stock exchanges and markets on which such CLASS A Shares were traded immediately prior to the Stock Acquisition Date;



            (iv) pay when due and payable, if applicable, any and all federal, provincial and municipal transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Corporation to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates, or certificates for CLASS A Shares to be issued upon exercise of any Rights, provided that the Corporation shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for CLASS A Shares in a name other than that of the holder of the Rights being transferred or exercised; and


            (v) after the Separation Time, except as permitted by Sections 5.1 and 5.4, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.

2.3   Adjustments to Exercise Price; Number of Rights

      The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.

      (a) In the event the Corporation shall at any time after the Agreement
Date:

            (i) declare or pay a dividend on Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Corporation) other than pursuant to any Dividend Reinvestment Plan;

            (ii) subdivide or change the then outstanding Common Shares into a greater number of Common Shares;

            (iii) consolidate or change the then outstanding Common Shares into a smaller number of Common Shares; or

            (iv) issue any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Corporation) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted as of the payment or effective date in the manner set forth below. If the Exercise Price and number of Rights outstanding are to be adjusted:

                  (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (or other capital stock) (the "Expansion




                                   ANNEX IV-12

                       Factor") that a holder of one Common Share immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result thereof; and

                  (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor,

                       and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision, change, consolidation or issuance, so that each such Common Share (or other capital stock) will have exactly one Right associated with it.

                       For greater certainty, if the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, consolidation or issuance would hold thereafter as a result of such dividend, subdivision, change, consolidation or issuance.

                       If, after the Record Time and prior to the Expiration Time, the Corporation shall issue any shares of capital stock other than Common Shares in a transaction of a type described in Clause 2.3(a)(i) or (iv), shares of such capital stock shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Corporation and the Rights Agent agree to amend this Agreement in order to effect such treatment. In the event the Corporation shall at any time after the Record Time and prior to the Separation Time issue any Common Shares otherwise than in a transaction referred to in this Subsection 2.3(a), each such Common Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such associated Common Share.

      (b) In the event the Corporation shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares, having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per share) less than the Market Price per Common Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

            (i) the numerator of which shall be the number of Common Shares outstanding on such record date plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share; and

            (ii) the denominator of which shall be the number of Common Shares outstanding on such record date plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

            In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based upon the number of Common Shares (or securities convertible into, or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

            For purposes of this Agreement, the granting of the right to purchase Common Shares from treasury pursuant to the Dividend Reinvestment Plan or any employee benefit, stock option or similar plans shall be deemed not to constitute




                                   ANNEX IV-13
            an issue of rights, options or warrants by the Corporation; provided, however, that, in all such cases, the right to purchase Common Shares is at a price per share of not less than 90 per cent of the current market price per share (determined as provided in such plans) of the Common Shares.

      (c) In the event the Corporation shall at any time after the Record Time and prior to the Separation Time fix a record date for the making of a distribution to all holders of Common Shares (including any such distribution made in connection with a merger or amalgamation) of evidences of indebtedness, cash (other than an annual cash dividend or a dividend paid in Common Shares, but including any dividend payable in securities other than Common Shares), assets or rights, options or warrants (excluding those referred to in Subsection 2.3(b)) to purchase Common Shares at a price per Common Share that is less than the Market Price per Common Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction:

            (i) the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (the determination of which shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per share basis, of the portion of the cash, assets, evidences of indebtedness, rights, options or warrants so to be distributed; and

            (ii) the denominator of which shall be such Market Price per Common Share.

      Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such a distribution is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

      (d) Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one per cent in the Exercise Price; provided, however, that any adjustments which by reason of this Subsection 2.3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a share. Notwithstanding the first sentence of this Subsection 2.3(d), any adjustment required by Section 2.3 shall be made no later than the earlier of:

            (i) three years from the date of the transaction which gives rise to such adjustment; or

            (ii)  the Expiration Time.

      (e) In the event the Corporation shall at any time after the Record Time and prior to the Separation Time issue any shares of capital stock (other than Common Shares), or rights, options or warrants to subscribe for or purchase any such capital stock, or securities convertible into or exchangeable for any such capital stock, in a transaction referred to in Clause 2.3(a)(i) or (iv), if the Board of Directors acting in good faith determines that the adjustments contemplated by Subsections 2.3(a), (b) and (c) in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchasable upon exercise of Rights would be appropriate and, notwithstanding Subsections 2.3(a), (b) and (c), such adjustments, rather than the adjustments contemplated by Subsections 2.3(a), (b) and (c), shall be made. Subject to Subsection 5.4(b) and
            (c), the Corporation and the Rights Agent shall have authority without the approval of the holders of the Common Shares or the holders of Rights to amend this Agreement as appropriate to provide for such adjustments.


      (f) Each Right originally issued by the Corporation subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of CLASS A Shares purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided herein.



      (g) Irrespective of any adjustment or change in the Exercise Price or the number of CLASS A Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per CLASS A Share and the number of CLASS A Shares which were expressed in the initial Rights Certificates issued hereunder.




                                   ANNEX IV-14

      (h) In any case in which this Section 2.3 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Corporation may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of CLASS A Shares and other securities of the Corporation, if any, issuable upon such exercise over and above the number of CLASS A Shares and other securities of the Corporation, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares (fractional or otherwise) or other securities upon the occurrence of the event requiring such adjustment.


      (i) Notwithstanding anything contained in this Section 2.3 to the contrary, the Corporation shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable, in order that any:

            (i)    consolidation or subdivision of Common Shares;

            (ii) issuance (wholly or in part for cash) of Common Shares or securities that by their terms are convertible into or exchangeable for Common Shares;

            (iii)  stock dividends; or

            (iv)   issuance of rights, options or warrants referred to in this
                   Section 2.3,

            hereafter made by the Corporation to holders of its Common Shares, subject to applicable taxation laws, shall not be taxable to such shareholders or shall subject such shareholders to a lesser amount of tax.

      (j) The Rights Agent shall be entitled to rely on any certificate received from the Corporation stating that any of the events giving rise to an adjustment required by this section 2.3 has occurred.

2.4   Date on Which Exercise Is Effective


      Each Person in whose name any certificate for CLASS A Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the CLASS A Shares or other securities, if applicable, represented thereon, and such certificate shall be dated the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the CLASS A Share transfer books of the Corporation are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the CLASS A Share transfer books of the Corporation are open.


2.5   Execution, Authentication, Delivery and Dating of Rights Certificates

      (a) The Rights Certificates shall be executed on behalf of the Corporation by its Chairman of the Board, President or any Vice-President and by its Corporate Secretary or any Assistant Secretary under the corporate seal of the Corporation reproduced thereon. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Corporation shall bind the Corporation, notwithstanding that such individuals or any of them have ceased to hold such offices either before or after the countersignature and delivery of such Rights Certificates.

      (b) Promptly after the Corporation learns of the Separation Time, the Corporation will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Corporation to the Rights Agent for countersignature, and the Rights Agent shall manually countersign (in a manner satisfactory to the Corporation) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c) hereof. No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

      (c) Each Rights Certificate shall be dated the date of countersignature thereof.




                                   ANNEX IV-15

2.6   Registration, Transfer and Exchange

      (a) The Corporation will cause to be kept a register (the "Rights Register") in which, subject to such reasonable regulations as it may prescribe, the Corporation will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed, effective from and after the Separation Time, registrar for the Rights (the "Rights Registrar") for the purpose of maintaining the Rights Register for the Corporation and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.

            After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c), the Corporation will execute, and the Rights Agent will manually countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.

      (b) All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Corporation, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

      (c) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Corporation or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder's attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this
            Section 2.6, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

2.7   Mutilated, Destroyed, Lost and Stolen Rights Certificates

      (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Corporation shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

      (b) If there shall be delivered to the Corporation and the Rights Agent prior to the Expiration Time:

            (i) evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

            (ii) such security or indemnity as may be reasonably required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Corporation or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Corporation shall execute and upon the Corporation's request the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.

      (c) As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Corporation may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

      (d) Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of the Corporation, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.

2.8   Persons Deemed Owners of Rights

      The Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless




                                   ANNEX IV-16
the context otherwise requires, the term "holder" of any Right shall mean the registered holder of such Right (or, from and after the Record Time and prior to the Separation Time, the registered holder of the associated Common Share).

2.9   Delivery and Cancellation of Certificates

      All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly canceled by the Rights Agent. The Corporation may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Corporation may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly canceled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates canceled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, destroy all canceled Rights Certificates and deliver a certificate of destruction to the Corporation.

2.10  Agreement of Rights Holders

      Every holder of Rights, by accepting the same, consents and agrees with the Corporation and the Rights Agent and with every other holder of Rights:

      (a) to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

      (b) that, provided the Separation Time follows the Record Time, from and after the Record Time and prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing such Right;

      (c) that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

      (d) that prior to due presentment of a Rights Certificate (or, from and after the Record Time and prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Corporation, the Rights Agent and any agent of the Corporation or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Corporation or the Rights Agent) for all purposes whatsoever, and neither the Corporation nor the Rights Agent shall be affected by any notice to the contrary;

      (e) that such holder of Rights has waived his right to receive any fractional Rights or any fractional shares or other securities upon exercise of a Right (except as provided herein); and

      (f) that, without the approval of any holder of Rights or Voting Shares and upon the sole authority of the Board of Directors, acting in good faith, this Agreement may be supplemented or amended from time to time pursuant to and as provided herein.

2.11  Rights Certificate Holder Not Deemed a Shareholder


      No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any CLASS A Share or any other share or security of the Corporation which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Right or Rights Certificate, as such, any right, title, benefit or privilege of a holder of CLASS A Shares or any other shares or securities of the Corporation or any right to vote at any meeting of shareholders of the Corporation whether for the election of directors or otherwise or upon any matter submitted to holders of CLASS A Shares or any other shares of the Corporation at any meeting thereof, or to give or withhold consent to any action of the Corporation, or to receive notice of any meeting or other action affecting any holder of CLASS A Shares or any other shares of the Corporation except as expressly provided herein, or to receive dividends, distributions or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.



                                   ANNEX IV-17

                                    ARTICLE 3

                            ADJUSTMENTS TO THE RIGHTS

3.1   Flip-in Event


      (a) Subject to Subsection 3.1(b) and Section 5.1, in the event that prior to the Expiration Time a Flip-in Event shall occur, each Right shall constitute, effective at the close of business on the later of the Effective TIME or the tenth Trading Day after the Stock Acquisition Date, the right to purchase from the Corporation, upon exercise thereof in accordance with the terms hereof, that number of CLASS A Shares having an aggregate Market Price on the date of consummation or occurrence of such Flip-in Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after such consummation or occurrence, an event of a type analogous to any of the events described in Section 2.3 shall have occurred).


      (b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence of any Flip-in Event, any Rights that are or were Beneficially Owned on or after the earlier of the Separation Time or the Stock Acquisition Date by:

            (i) an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

            (ii) a transferee or other successor in title, directly or indirectly, (a "Transferee") of Rights or Common Shares held by an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), where such Transferee becomes a transferee concurrently with or subsequent to the Acquiring Person becoming such in a transfer that the Board of Directors has determined is part of a plan, arrangement or scheme of an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person), that has the purpose or effect of avoiding Clause 3.1(b)(i), shall become null and void without any further action, and any holder of such Rights (including any Transferee) shall thereafter have no right to exercise such Rights under any provision of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.


      (c) From and after the Separation Time, the Corporation shall do all such acts and things as shall be necessary and within its power to ensure compliance with the provisions of this Section 3.1, including without limitation, all such acts and things as may be required to satisfy the requirements of the YUKON Business Corporations Act, the Securities Act (Ontario) and the securities laws or comparable legislation of each of the provinces of Canada and of the United States and each of the applicable states thereof in respect of the issue of CLASS A Shares upon the exercise of Rights in accordance with this Agreement.


      (d) Any Rights Certificate that represents Rights Beneficially Owned by a Person described in either Clause 3.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:

                  The Rights represented by this Rights Certificate were issued to a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareholder Rights Agreement) or a Person who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1(b) of the Shareholder Rights Agreement.

            provided, however, that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by the Corporation in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend and provided further that the fact that such legend does not appear on a certificate is not determinative of whether any Rights represented thereby are void under this Section.


                                   ANNEX IV-18

                                    ARTICLE 4

                                THE RIGHTS AGENT

4.1   General

      (a) The Corporation hereby appoints the Rights Agent to act as agent for the Corporation and the holders of the Rights in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Corporation may from time to time appoint such Co-Rights Agents ("Co-Rights Agents") as it may deem necessary or desirable. In the event the Corporation appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as the Corporation may determine. The Corporation agrees to pay all reasonable fees and expenses of the Rights Agent in respect of the performance of its duties under this Agreement. The Corporation also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability or expense, incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement.

      (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares, Rights Certificate, certificate for other securities of the Corporation, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

       (c) The Rights Agent shall not be responsible for any inaccuracies in the shareholder information provided by the Corporation to the Rights Agent pursuant to subsection 2.2(c).

4.2   Merger, Amalgamation or Consolidation or Change of Name of Rights Agent

      (a) Any corporation into which the Rights Agent may be merged or amalgamated or with which it may be consolidated, or any corporation resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent is a party, or any corporation succeeding to the shareholder or stockholder services business of the Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights have not been countersigned, any successor Rights Agent may countersign such Rights Certificates in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

      (b) In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.

4.3   Duties of Rights Agent

      The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which the Corporation and the holders of certificates for Common Shares and the holders of Rights Certificates, by their acceptance thereof, shall be bound:



                                   ANNEX IV-19

      (a) the Rights Agent may consult with legal counsel (who may be legal counsel for the Corporation), at the Corporation's expense, and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion;

      (b) whenever in the performance of its duties under this Agreement, the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Corporation prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, President, any Vice-President, Treasurer, Corporate Secretary or any Assistant Secretary of the Corporation and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

      (c) the Rights Agent will be liable hereunder for its own negligence, bad faith or wilful misconduct;

      (d) the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares, or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Corporation only;


     (e) the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate for a Common Share or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Corporation of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b) hereof) or any adjustment required under the provisions of Section 2.3 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any CLASS A Shares to be issued pursuant to this Agreement or any Rights or as to whether any CLASS A Shares will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable;


      (f) the Corporation agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

      (g) the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any individual believed by the Rights Agent to be the Chairman of the Board, President, any Vice-President, Treasurer, Corporate Secretary or any Assistant Secretary of the Corporation, and to apply to such individuals for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such individual;

      (h) the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Corporation or become pecuniarily interested in any transaction in which the Corporation may be interested, or contract with or lend money to the Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Corporation or for any other legal entity; and

      (i) the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Corporation resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.




                                   ANNEX IV-20

4.4   Change of Rights Agent

      The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days' notice (or such lesser notice as is acceptable to the Corporation) in writing mailed to the Corporation and to each transfer agent of Common Shares by registered or certified mail. The Corporation may remove the Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Corporation will appoint a successor to the Rights Agent. If the Corporation fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then by prior written notice to the Corporation the resigning Rights Agent or the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate, if any, for inspection by the Corporation), may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation incorporated under the laws of Canada or a province thereof authorized to carry on the business of a trust company in the Province of Ontario. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall, subject to its right to first require payment of all outstanding fees and other amounts owed to it hereunder, deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Corporation will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights in accordance with Section 5.9. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validly of the resignation or removal of the Rights Agent or the appointment of any successor Rights Agent, as the case may be.

                                    ARTICLE 5

                                  MISCELLANEOUS

5.1   Redemption and Waiver

      (a) The Board of Directors may, with the prior consent of the holders of Voting Shares or of the holders of Rights given in accordance with
            Section 5.1(i) or (j), as the case may be, at any time prior to the occurrence of a Flip-in Event as to which the application of Section
            3.1 has not been waived pursuant to the provisions of this Section 5.1, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that an event of the type analogous to any of the events described in Section 2.3 shall have occurred (such redemption price being herein referred to as the "Redemption Price"). The Board of Directors may, prior to the date of the shareholders' meeting referred to in Section 5.15, elect to terminate this Agreement. If the Board of Directors elects to terminate this Agreement pursuant to this Section 5.1(a), this Agreement will thereupon terminate and be void and of no further force or effect.

      (b) The Board of Directors may, with the prior consent of the holders of Voting Shares given in accordance with Section 5.1(i), determine, at any time prior to the occurrence of a Flip-in Event as to which the application of Section 3.1 has not been waived pursuant to this
            Section 5.1, if such Flip-in Event would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a Take-over Bid made by means of a take-over bid circular to all holders of record of Voting Shares and otherwise than in the circumstances set forth in Section 5.1(d), to waive the application of Section 3.1 to such Flip-in Event. In the event that the Board of Directors proposes such a waiver, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than ten Business Days following the meeting of shareholders called to approve such waiver.

      (c) The Board of Directors may, until the occurrence of a Flip-in Event upon prior written notice delivered to the Rights Agent, determine to waive the application of Section 3.1 to such particular Flip-in Event provided that the Flip-in Event would occur by reason of a Take-over Bid made by way of take-over bid circular sent to all holders of Voting Shares (which for greater certainty shall not include the circumstances described in Subsection 5.1(d)); provided that if the Board of Directors waives the application of Section 3.1 to a particular Flip-in Event pursuant to this Subsection 5.1(c), the Board of Directors shall be deemed to have waived the application of Section 3.1 to any other Flip-in Event occurring by reason of any Take-over Bid which is made by means of a take-over bid circular to all holders of Voting Shares (i) prior to the granting of such waiver, (ii) thereafter and prior to the expiry of any Take-over Bid (as the same may be extended from time to time) outstanding at the time of the granting of such waiver or (iii) thereafter and prior





                                   ANNEX IV-21
            to the expiry of any Take-over Bid in respect of which a waiver is, or is deemed to have been, granted under this Subsection 5.1(c).

      (d) Notwithstanding the provisions of Subsections 5.1(b) and (c) hereof, the Board of Directors may waive the application of Section 3.1 in respect of the occurrence of any Flip-in Event, provided that both of the following conditions are satisfied:

            (i) the Board of Directors has determined within ten Trading Days following a Stock Acquisition Date that a Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person under this Agreement, and

            (ii) such Person has reduced its Beneficial Ownership of Voting Shares such that at the time of granting the waiver pursuant to this Subsection 5.1(d), such Person is no longer an Acquiring Person and in the event that such a waiver is granted by the Board of Directors, such Stock Acquisition Date and Flip- in Event shall be deemed not to have occurred and the Separation Time shall be deemed not to have occurred as a result of such Person having inadvertently become an Acquiring Person.

      (e) The Board of Directors, shall, without further formality, be deemed to have elected to redeem the Rights at the Redemption Price on the date that a Person which has made a Permitted Bid, a Competing Permitted Bid, a Take-Over Bid in respect of which the Board of Directors has waived, or is deemed to have waived, pursuant to
            Section 5.1(c) the application of Section 3.1, takes up and pays for Voting Shares pursuant to the terms and conditions of such Permitted Bid, Competing Permitted Bid or Take-over bid, as the case may be.

      (f) Where a Take-over Bid that is not a Permitted Bid Acquisition is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being redeemed pursuant to this Subsection 5.1(f), all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement the Separation Time shall be deemed not to have occurred.

      (g) If the Board of Directors elects or is deemed to have elected to redeem the Rights, and, in circumstances in which Subsection 5.1(a) is applicable, such redemption is approved by the holders of Voting Shares or the holders of Rights in accordance with Subsection 5.1(i) or (j), as the case may be, the right to exercise the Rights, will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price.

      (h) Within 10 Business Days after the Board of Directors elects or is deemed to elect, to redeem the Rights or if Subsection 5.1(a) is applicable within 10 Business Days after the holders of Common Shares of the holders of Rights have approved a redemption of Rights in accordance with Section 5.1(i) or (j), as the case may be, the Corporation shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to each such holder at his last address as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Voting Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The Corporation may not redeem, acquire or purchase for value any Rights at any time in any manner other than specifically set forth in this Section 5.1 or in connection with the purchase of Common Shares prior to the Separation Time.

      (i) If a redemption of Rights pursuant to Section 5.1(a) or a waiver of a Flip-in Event pursuant to Section 5.1(b) is proposed at any time prior to the Separation Time, such redemption or waiver shall be submitted for approval to the holders of Voting Shares. Such approval shall be deemed to have been given if the redemption or waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders represented in person or by proxy at a meeting of such holders duly held in accordance with applicable laws and the Corporation's by-laws.

      (j) If a redemption of Rights pursuant to Section 5.1(a) is proposed at any time after the Separation Time, such redemption shall be submitted for approval to the holders of Rights. Such approval shall be deemed to have been given if the redemption is approved by holders of Rights by a majority of the votes cast by the holders of Rights represented in



                                   ANNEX IV-22
            person or by proxy at and entitled to vote at a meeting of such holders. For the purposes hereof, each outstanding Right (other than Rights which are Beneficially Owned by any Person referred to in clauses (i) to (v) inclusive of the definition of Independent Shareholders) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation's by-laws and the YUKON Business Corporations Act with respect to meetings of shareholders of the Corporation.


5.2   Expiration

      No Person shall have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1 of this Agreement.

5.3   Issuance of New Rights Certificates

      Notwithstanding any of the provisions of this Agreement or the Rights to the contrary, the Corporation may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.

5.4   Supplements and Amendments

      (a) The Corporation may make amendments to this Agreement to correct any clerical or typographical error or which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation or regulations thereunder. The Corporation may, prior to the date of the shareholders' meeting referred to in
            Section 5.15, supplement, amend, vary, rescind or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of the Rights generally) without the approval of any holders of Rights or Voting Shares in order to make any changes which the Board of Directors acting in good faith may deem necessary or desirable. Notwithstanding anything in this Section 5.4 to the contrary, no such supplement or amendment shall be made to the provisions of Article 4 or to the rights, duties, obligations or indemnities of the Rights Agent, except with the written concurrence of the Rights Agent to such supplement or amendment.

      (b) Subject to Subsection 5.4(a), the Corporation may, with the prior consent of the holders of Voting Shares obtained as set forth below, at any time before the Separation Time, supplement, amend, vary, rescind or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Such consent shall be deemed to have been given if the action requiring such approval is authorized by the affirmative vote of a majority of the votes cast by Independent Shareholders present or represented at and entitled to be voted at a meeting of the holders of Voting Shares duly called and held in compliance with applicable laws and the articles and by-laws of the Corporation.

      (c) Subject to subsection 5.4(a), the Corporation may, with the prior consent of the holders of Rights, at any time on or after the Separation Time, supplement, amend, vary, rescind or delete any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally), provided that no such amendment, variation or deletion shall be made to the provisions of Article 4 or to the rights, duties, obligations or indemnities of the Rights Agent, except with the written concurrence of the Rights Agent thereto.


      (d) Any approval of the holders of Rights shall be deemed to have been given if the action requiring such approval is authorized by the affirmative votes of the holders of Rights present or represented at and entitled to be voted at a meeting of the holders of Rights and representing a majority of the votes cast in respect thereof. For the purposes hereof, each outstanding Right (other than Rights which are void pursuant to the provisions hereof) shall be entitled to one vote, and the procedures for the calling, holding and conduct of the meeting shall be those, as nearly as may be, which are provided in the Corporation's by-laws and the YUKON Business Corporations Act with respect to meetings of shareholders of the Corporation.


      (e) Any amendments made by the Corporation to this Agreement pursuant to Subsection 5.4(a) which are required to maintain the validity of this Agreement as a result of any change in any applicable legislation or regulation thereunder shall:





                                   ANNEX IV-23

            (i) if made before the Separation Time, be submitted to the shareholders of the Corporation at the next meeting of shareholders and the shareholders may, by the majority referred to in Subsection 5.4(b), confirm or reject such amendment;

            (ii) if made after the Separation Time, be submitted to the holders of Rights at a meeting to be called for on a date not later than immediately following the next meeting of shareholders of the Corporation and the holders of Rights may, by resolution passed by the majority referred to in Subsection 5.4(d), confirm or reject such amendment.

            Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, until it is confirmed or rejected or until it ceases to be effective (as described in the next sentence) and, where such amendment is confirmed, it continues in effect in the form so confirmed. If such amendment is rejected by the shareholders or the holders of Rights or is not submitted to the shareholders or holders of Rights as required, then such amendment shall cease to be effective from and after the termination of the meeting (or any adjournment of such meeting) at which it was rejected or to which it should have been but was not submitted or from and after the date of the meeting of holders of Rights that should have been but was not held, and no subsequent resolution of the Board of Directors to amend this Agreement to substantially the same effect shall be effective until confirmed by the shareholders or holders of Rights as the case may be.

5.5   Fractional Rights and Fractional Shares

      (a) The Corporation shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights. After the Separation Time, in lieu of issuing fractional Rights, the Corporation shall pay to the holders of record of the Rights Certificates (provided the Rights represented by such Rights Certificates are not void pursuant to the provisions of Subsection 3.1(b), at the time such fractional Rights would otherwise be issuable), an amount in cash equal to the fraction of the Market Price of one whole Right that the fraction of a Right that would otherwise be issuable is of one whole Right.


      (b) The Corporation shall not be required to issue fractions of CLASS A Shares upon exercise of Rights or to distribute certificates which evidence fractional CLASS A Shares. In lieu of issuing fractional CLASS A Shares, the Corporation shall pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one CLASS A Share that the fraction of a CLASS A Share that would otherwise be issuable upon the exercise of such Right is of one whole CLASS A Share at the date of such exercise.


5.6   Rights of Action

      Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on such holder's own behalf and for such holder's own benefit and the benefit of other holders of Rights, as the case may be, enforce, and may institute and maintain any suit, action or proceeding against the Corporation to enforce such holder's right to exercise such holder's Rights, or Rights to which he is entitled, in the manner provided in such holder's Rights Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, as the case may be, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

5.7   Regulatory Approvals

      Any obligation of the Corporation or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority, including without limiting the generality of the foregoing, any necessary approvals of The Toronto Stock Exchange and the NASDAQ Small-Cap Market or any other applicable stock exchange or market.

5.8   Notice of Proposed Actions

      In case the Corporation shall propose after the Separation Time and prior to the Expiration Time:




                                   ANNEX IV-24

      (a) to effect or permit (in cases where the Corporation's permission is required) any Flip-in Event; or

      (b) to effect the liquidation, dissolution or winding up of the Corporation or the sale of all or substantially all of the Corporation's assets, then, in each such case, the Corporation shall give to each holder of a Right, in accordance with Section 5.9 hereof, a notice of such proposed action, which shall specify the date on which such Flip-in Event, liquidation, dissolution, winding up or sale is to take place, and such notice shall be so given at least 10 Business Days prior to the date of taking of such proposed action by the Corporation.

5.9   Notices

      (a) Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Corporation shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Rights Agent), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:


            Gold Reserve INC.
            1940 Seafirst Financial Center
            West 601 Riverside
            Spokane, Washington 99201
            Attention:  President
            Telecopy No.:  (509) 623-1634


      (b) Notices or demands authorized or required by this Agreement to be given or made by the Corporation or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered, sent by registered or certified mail, postage prepaid (until another address is filed in writing with the Corporation), or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing, as follows:

            Montreal Trust Company of Canada
            151 Front Street
            8th Floor
            Toronto, Ontario M5J 2N1
            Attention: Manager, Client Services
            Telecopy No.: (416) 981-9800

      (c) Notices or demands authorized or required by this Agreement to be given or made by the Corporation or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the register of the Rights Agent or, prior to the Separation Time, on the register of the Corporation for its Common Shares. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.

      (d) Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Corporation and the Rights Agent may from time to time change its address for notice by notice to the other given in the manner aforesaid.

5.10  Costs of Enforcement

      The Corporation agrees that if the Corporation fails to fulfil any of its obligations pursuant to this Agreement, then the Corporation will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant to any Rights or this Agreement.




                                   ANNEX IV-25

5.11  Successors

      All the covenants and provisions of this Agreement by or for the benefit of the Corporation or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.

5.12  Benefits of this Agreement

      Nothing in this Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; further, this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the holders of the Rights.

5.13        Governing Law

      This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such Province applicable to contracts to be made and performed entirely within such Province.

5.14        Severability

      If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining terms and provisions hereof in such jurisdiction or the application of such term or provision in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.15        Date Agreement Becomes Effective


      This Agreement is effective and in full force and effect in accordance with its terms from and after the EFFECTIVE TIME. At the first meeting FOLLOWING THE AGREEMENT DATE of holders of VOTING SHARES of GOLD RESERVE Corporation HELD TO APPROVE THE MERGER OF GOLD RESERVE Corporation WITH GR MERGER CORP., A WHOLLY-OWNED SUBSIDIARY of the Corporation, AND TO APPROVE THE REORGANIZATION, THE GOLD RESERVE CORPORATION SHAREHOLDERS SHALL BE REQUESTED TO CONFIRM THIS AGREEMENT.



      If, at such meeting (which meeting shall include, if the meeting is adjourned one or more times, each reconvened meeting resulting from such adjournment(s)), this Agreement is not confirmed by a majority of the votes cast by holders of VOTING SHARES OF GOLD RESERVE CORPORATION held by Independent Shareholders OF GOLD RESERVE CORPORATION who vote in respect of confirmation of the Agreement at such meeting or the MERGER AND REORGANIZATION IS NOT APPROVED in accordance with the applicable requirements of the Montana Business Corporations Act, then this Agreement shall terminate and be void and of no further force and effect on and from the close of business on the date of termination of such meeting (which, in the case such meeting is adjourned one or more times, means the termination of the last reconvened meeting resulting from such adjournment(s)).


5.16        Reconfirmation


      Notwithstanding the confirmation of this Agreement pursuant to Section
5.15 and the APPROVAL OF THE MERGER AND REORGANIZATION as contemplated by
Section 5.15, this Agreement must be reconfirmed by a resolution passed by a majority of greater than 50 per cent of the votes cast by holders of Voting Shares held by Independent Shareholders who vote in respect of such reconfirmation at a meeting of holders of Voting Shares to be held not earlier than April 2, 2000 and not later than the date on which the 2000 annual meeting of holders of Voting Shares terminates. If the Agreement is not so reconfirmed, the Agreement and all outstanding Rights shall terminate and be void and of no further force and effect on and from the close of business on that date which is the earlier of the date of termination of the meeting called to consider the reconfirmation of this Agreement and the date of termination of the [2000] annual meeting of holders of Voting Shares; provided, that termination shall not occur if a Flip-in Event has occurred (other than a Flip-in Event which has been




                                   ANNEX IV-26
waived pursuant to Subsection 5.1(c) or (d) hereof), prior to the date upon which this Agreement would otherwise terminate pursuant to this Section 5.16.

5.17  Determinations and Actions by the Board of Directors

      The Board of Directors shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Agreement. All such actions, calculations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors, in good faith, shall not subject the Board of Directors or any director of the Corporation to any liability to the holders of the Rights.

5.18  Declaration as to Non-Canadian Holders

      If in the opinion of the Board of Directors (who may rely upon the advice of counsel) any action or event contemplated by this Agreement would require compliance by the Corporation with the securities laws or comparable legislation of a jurisdiction outside Canada, the Board of Directors acting in good faith shall take such actions as it may deem appropriate to ensure such compliance. In no event shall the Corporation or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to persons who are citizens, residents or nationals of any jurisdiction other than Canada or the United States, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.

5.19  Time of the Essence

      Time shall be of the essence in this Agreement.

5.20  Execution in Counterparts

      This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


GOLD RESERVE  INC.



By: /s/ ROBERT A. MCGUINNESS



MONTREAL TRUST COMPANY OF CANADA


By: /s/ LEE WADDINGTON






By: /s/ DAN DISHY






                                   ANNEX IV-27

                                  ATTACHMENT 1

                                GOLD RESERVE INC.
                        SHAREHOLDER RIGHTS PLAN AGREEMENT

                          [Form of Rights Certificate]

Certificate No. ______________________________________________________________

      Rights ____________________________________________________________


      THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE SHAREHOLDER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE SHAREHOLDER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES, MAY BECOME VOID.

Rights Certificate


      This certifies that_____________________________________________________
_______or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareholder Rights Plan Agreement, dated as of OCTOBER 5, 1998, as the same may be amended or supplemented from time to time (the "Shareholder Rights Agreement"), between Gold Reserve INC., a corporation duly incorporated under the laws of THE YUKON TERRITORY (the "Corporation") and Montreal Trust Company of Canada, a trust company incorporated under the laws of Canada (the "Rights Agent") (which term shall include any successor Rights Agent under the Shareholder Rights Agreement), to purchase from the Corporation at any time after the Separation Time (as such term is defined in the Shareholder Rights Agreement) and prior to the Expiration Time (as such term is defined in the Shareholder Rights Agreement), one fully paid CLASS A SHARE of the Corporation (a "CLASS A Share") at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in the City of Toronto [insert other cities, if applicable]. The Exercise Price shall initially be $70.00 (Cdn.) or the U.S. Dollar Equivalent per Right and shall be subject to adjustment in certain events as provided in the Shareholder Rights Agreement.


      This Rights Certificate is subject to all of the terms and provisions of the Shareholder Rights Agreement, which terms and provisions are incorporated herein by reference and made a part hereof and to which Shareholder Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Corporation and the holders of the Rights Certificates. Copies of the Shareholder Rights Agreement are on file at the registered office of the Corporation.

      This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

      Subject to the provisions of the Shareholder Rights Agreement, the Rights evidenced by this Rights Certificate may be, and under certain circumstances are required to be, redeemed by the Corporation at a redemption price of $0.00001 per Right.


      No fractional CLASS A Shares will be issued upon the exercise of any Right or Rights evidenced hereby, but in lieu thereof a cash payment will be made, as provided in the Shareholder Rights Agreement. No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of CLASS A Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Shareholder Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the RIGHTS of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions




                                  ANNEX IV-28
affecting shareholders (except as provided in the Shareholder Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Shareholder Rights Agreement.

      This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

      WITNESS the facsimile signature of the proper officers of the Corporation and its corporate seal.

Date:
      -----------------------------



GOLD RESERVE  INC.


By:                                         By:
   --------------------------------            ---------------------------------
      [President]                                 [Corporate Secretary]

Countersigned:

MONTREAL TRUST COMPANY OF CANADA

By:
   --------------------------------
   Authorized Signature




                                  ANNEX IV-29

                    =======================================

                               FORM OF ASSIGNMENT

(To be executed by the registered holder if such holder desires to transfer the Rights Certificate.)

FOR VALUE RECEIVED                     hereby sells, assigns and transfers unto
                  ---------------------


                 (Please print name and address of transferee.)


the Rights represented by this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________________, as attorney, to transfer the within Rights on the books of the Corporation, with full power of substitution.

Dated:

                              Signature


Signature Guaranteed:

                                    (Signature must correspond to name as
written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the Investment Dealers Association of Canada or National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in Canada or the United States or a member of the Securities Transfer Agent Medallion Program (STAMP).


--------------------------------------------------------------------------------

                                  CERTIFICATE

                           (To be completed if true.)


The undersigned party transferring Rights hereunder, hereby represents, for the benefit of all holders of Rights and Class A Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with any of the foregoing. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Agreement.


                                   Signature


--------------------------------------------------------------------------------

                  (To be attached to each Rights Certificate.)


                                  ANNEX IV-30

                    =======================================


                          FORM OF ELECTION TO EXERCISE

(To be executed by the registered holder if such holder desires to exercise the Rights Certificate.)

TO:


The undersigned hereby irrevocably elects to exercise _____________ whole Rights represented by the attached Rights Certificate to purchase the Class A Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:



(Name)
(Address)
(City and Province)
Social Insurance Number or other taxpayer identification number.

If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:


(Name)
(Address)
(City and Province)
Social Insurance Number or other taxpayer identification number.

Dated:


                                    Signature

Signature Guaranteed:               (Signature must correspond to name as
written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a member firm of a recognized stock exchange in Canada, a registered national securities exchange in the United States, a member of the Investment Dealers Association of Canada or National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in Canada or the United States or a member of the Securities Transfer Agent Medallion Program (STAMP).

                                                     Signature


--------------------------------------------------------------------------------

                  (To be attached to each Rights Certificate.)



                                  ANNEX IV-31

                    =======================================

                                   CERTIFICATE

                           (To be completed if true.)

The undersigned party exercising Rights hereunder, hereby represents, for the benefit of all holders of Rights and Class A Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with any of the foregoing. Capitalized terms shall have the meaning ascribed thereto in the Shareholder Rights Agreement.


                                                     Signature


--------------------------------------------------------------------------------

                  (To be attached to each Rights Certificate.)


                    =======================================

                                     NOTICE

In the event the certification set forth above in the Forms of Assignment and Election is not completed, the Corporation will deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof. No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof, or by a Person acting jointly or in concert with an Acquiring Person or an Affiliate or Associate thereof.



                                  ANNEX IV-32

                      WHERE YOU CAN FIND MORE INFORMATION

     GR-Montana and GR-Canada have filed with the SEC a Registration Statement to register the GR-Canada Class A Shares, the GR-Canada Class B common shares, the GR-Montana Class B common stock and the unit shares offered hereby. This Proxy Statement/Joint Prospectus is a part of that Registration Statement and constitutes a U.S. prospectus for each of GR-Montana and GR-Canada in addition to being a proxy statement of GR-Montana for the special meeting. As allowed by SEC rules, this Proxy Statement/Joint Prospectus does not contain all of the information that you can find in the Registration Statement and the exhibits to the Registration Statement. In this regard, this Proxy Statement/Joint Prospectus incorporates important business and financial information that we are not including or delivering with the document. This information is available upon written or oral request without charge to the shareholders of GR-Montana. Please direct requests to Gold Reserve Corporation, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, Attn: Secretary (telephone number (509) 623-1500). In order to ensure timely delivery of the documents in advance of the special meeting, you should make your request no later than December 11, 1998, five business days before the meeting.

     GR-Montana files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by GR-Montana at the SEC's public reference rooms in Washington, D.C. at 450 5th Street, Mail Stop 1-2, NW, Washington, D.C. 20549, in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048 and in Chicago, Illinois at Citicorp Center, 500
W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings of GR-Montana are also available to the public from commercial document retrieval services and on the website maintained by the SEC, which is found at www.sec.gov. GR-Montana also maintains a website at www.goldrescorp.com. Following the reorganization, GR-Montana and GR-Canada will file such reports and other information as required by the SEC. Financial information in such reports filed by GR-Canada will be prepared in accordance with Canadian generally accepted accounting principles that are U.S. dollar-based and will include a reconciliation of such information with U.S. generally accepted accounting principles.

     THIS PROXY STATEMENT/JOINT PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/JOINT PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GR-MONTANA OR GR-CANADA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     GR-Canada is a Canadian company incorporated under the laws of the Yukon Territory. Certain of its directors may be residents of jurisdictions outside of the United States. All or a substantial portion of the assets of GR-Canada and of such persons may be located outside of the Unites States. As a result, it may be difficult for investors to effect service of process within the Unites States upon such persons or to enforce in United States courts judgments obtained against such persons and predicated upon the civil liability provisions of the United States federal securities laws. GR-Canada has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Rockne Timm, c/o Gold Reserve Corporation, 601 West Riverside Avenue, Suite 1940, Spokane, Washington 99201, its United States agent appointed for that purpose. GR-Canada has been advised by its Canadian counsel, Baker & McKenzie, that there is doubt as to whether Canadian courts would (1) enforce judgments of Unites States courts obtained in actions against such persons or GR-Canada that are predicated upon the civil liability provisions of the Securities Act or (2) exercise jurisdiction to hear original actions brought in Canada against such persons or GR-Canada predicated upon the Securities Act. There is no treaty in effect between the United States and Canada providing for such enforcement, and there are grounds upon which Canadian courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Canadian courts as contrary public policy.

      PART II. INFORMATION NOT REQUIRED IN PROXY STATEMENT/JOINT PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

YUKON LAW

      The only statutes, charter provisions, bylaws, contracts or other arrangements under which a director or officer of GR-Canada is insured or indemnified in any manner against liability which such officer or director may incur in such capacity are Section 126 of the Yukon Business Corporations Act and Sections 7.02 through 7.04 of the GR-Canada Bylaws. Taken together, the statutory and bylaw provisions generally allow GR-Canada to indemnify its directors or officers against liability and expenses provided the officer or director seeking indemnity (1) was substantially successful on the merits in the defense of the action or proceeding, (2) (a) acted honestly and in good faith with a view to the best interest of GR-Canada and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the officer or director had reasonable grounds for believing the conduct was lawful, and (3) is fairly and reasonably entitled to indemnity.

      Section 126 of the Yukon Business Corporation Act is set forth in its entirety as follows:

            126.(1) Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

                  (a) he acted honestly and in good faith with a view to the best interests of the corporation, and

                  (b) in the case of a criminal or administrative action or
                      proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

            (2) A corporation may with the approval of the Supreme Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfils the conditions set out in paragraphs (1)(a) and (b).

            (3) Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

                  (a) was substantially successful on the merits in his defence of the action or proceeding,

                  (b) fulfils the conditions set out in paragraphs (1)(a) and
                      (b), and

                  (c) is fairly and reasonably entitled to indemnity.

            (4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by him

                  (a) in his capacity as a director or officer of the
                      corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation, or

                  (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation's request, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

            (5) A corporation or a person referred to in subsection (1) may apply to the Supreme Court for an order approving an indemnity under this section and the Supreme Court may so order and make any further order it thinks fit.

            (6) On an application under subsection (5), the Supreme Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

      Sections 7.02 through 7.04 of the GR-Canada Bylaws are set forth in their entirety as follows:

      7.02  Limitation of Liability

            Subject to the [Yukon Business Corporations] Act, no director or officer, or former director or officer, of the Corporation shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for the joining in any receipt or act for conformity, or for any loss or damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security in or upon which any of the money of or belonging to the Corporation shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealing with any moneys, securities or other assets of or belonging to the Corporation or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly and in good faith with a view to the best interest of the Corporation and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Any repeal or modification of the foregoing provisions of this paragraph 7.02 shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the foregoing provisions of this paragraph 7.02, a director or officer shall not be liable to the Corporation or its shareholders to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

      7.03  Indemnity

            Subject to the [Yukon Business Corporations] Act, the Corporation shall indemnify a director or officer, a former director or officer, and a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if:

                  (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

                  (b) in the case of a criminal or administrative action or
                      proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

      The Corporation shall indemnify the directors and officers of the Corporation to the fullest extent permitted by law. The Corporation may indemnify any employee or agent of the Corporation to the fullest extent permitted by law. In addition to the circumstances in which a director or officer of the Corporation is indemnified as set forth in the foregoing provisions of this paragraph 7.03, a director or officer shall be indemnified by the Corporation to such further extent as permitted by any law hereafter enacted, including, without limitation, any subsequent amendment to the Act.

      7.04  Insurance

            The Corporation may, subject to and in accordance with the [Yukon Business Corporations] Act, purchase and maintain insurance for the benefit of any director or officer, or former director or officer, of the Corporation as such against any liability incurred by him. The Corporation may provide such insurance to directors and officers regardless of whether such directors and officers are indemnified pursuant to paragraph 7.03 above.

MONTANA LAW

      The only statutes, charter provisions, bylaws, contracts or other arrangements under which a controlling person, director or officer of GR-Montana is insured or indemnified in any manner against liability which he may incur in his capacity as such are Sections 35-1-451 through 31-1-459 of the Montana Business Corporation Act and Article 7 of GR-Montana's Bylaws. Taken together, these statutory and bylaw provisions generally allow GR-Montana to indemnify its directors and officers against liability, and to advance the costs of defending any such person against liability, provided (1) such indemnification or advancement of expenses is authorized by the vote of those directors who are not parties to the proceeding upon which such liability is predicated (or, in certain instances, by alternate disinterested means), (2) the director or officer was acting, on behalf of GR-Montana in his official capacity as a director or officer and (3) such director or officer conducted himself in good faith and believed his conduct was in, or not opposed to, the best interests of GR-Montana (or in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. GR-Montana may not indemnify a director or officer, however, if such director or officer is adjudged liable to GR-Montana, or if the director or officer is adjudged to have derived an improper personal benefit.

      Indemnification permitted by these provisions is limited to reasonable expenses incurred in connection with the proceeding upon which liability is predicated, which includes the amount of any such liability actually imposed.

      Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act are set forth in their entirety as follows:

35-1-451.      Definitions. As used in 35-1-451 through 35-1-459, the following definitions apply:

      (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

      (2)(a) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation include duties or services by him to the plan or to participants in or beneficiaries of the plan.

      (2)(b) Director includes, unless the context requires otherwise, the estate or personal representative of a director.

      (3)   "Expenses" include attorney fees.

      (4) "Liability" means the obligation to pay a judgment, settlement, penalty, or fine, including an excise tax assessed with respect to an employee benefit plan, or to pay reasonable expenses incurred with respect to a proceeding.

      (5)(a) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; or (ii) when used with respect to an individual other than a director, as contemplated in 35-1-457, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation.

      (5)(b) Official capacity does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

      (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

      (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

35-1-452.      Authority to indemnify.

      (1) Except as provided in subsection (4), an individual made a party to a proceeding because he is or was a director may be indemnified against liability incurred in the proceeding if: (a) he conducted himself in good faith; (b) he reasonably believed: (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests; and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

      (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (1)(b)(ii).

      (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders or its equivalent is not, of itself, determination that the director did not meet the standard of conduct described in this section.

      (4) A corporation may not indemnify a director under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

      (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

35-1-453.      Mandatory indemnification. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he is or was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

35-1-454.      Advance for expenses.

      (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if: (a) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in 35-1-452; (b) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct described in 35-1-452; and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under 35-1-451 through 35-1-459.

      (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

      (3) Determinations and authorizations of payments under this section must be made in the manner specified in 35-1-456.

35-1-455.      Court-ordered indemnification. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that the director: (1) is entitled to mandatory indemnification under 35-1-453, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred in obtaining court-ordered indemnification; or (2) is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in 35-1-452 or was adjudged liable as described in 35-1-454(2). If the director %vas adjudged liable as described in 35-1-452(4), the director's indemnification is limited to reasonable expenses incurred.

35-1-456.      Determination and authorization of indemnification.

      (1) A corporation may not indemnify a director under 35-1-452 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in 35-1-452.

      (2) The determination must be made: (a) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (b) if a quorum cannot be obtained under subsection (2)(a), by majority vote of a committee designated by the board of directors, in which designated directors who are parties may participate, consisting solely of two or more directors not at the time parties to the proceeding; (c) by special legal counsel:
            (i)
                                      II-4
            selected by the board of directors or its committee in the manner prescribed in subsection (2)(a) or (2)(b); or (ii) if a quorum of the board of directors cannot be obtained under subsection (2)(a) and a committee cannot be designated under subsection (2)(b), selected by a majority vote of the full board of directors in which selected directors who are parties may participate; or (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

      (3) Authorization of indemnification and evaluation as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses must be made by those entitled under subsection (2)(c) to select counsel.

35-1-457.      Indemnification of officers, employees, and agents. Unless a corporation's articles of incorporation provide otherwise:

      (1) an officer of the corporation who is not a director is entitled to mandatory indemnification under 35-1-453 and is entitled to apply for court-ordered indemnification under 35-1-455 to the same extent as a director;

      (2) the corporation may indemnify and advance expenses under 35-1-451 through 35-1-459 to an officer, employee or agent of the corporation who is not a director to the same extent as to a director; and

      (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

35-1-458.      Insurance. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether not the corporation would have power to indemnify him against the same liability under 35-1-452 or 35-1-453.

35-1-459.      Application

      (1) A provision treating a corporation's indemnification of or advance for expenses to directors that is contained in its articles of incorporation, its bylaws, a resolution of its shareholders or board of directors, a contract, or other instrument is valid only if and to the extent the provision is consistent with 35-1-451 through 35-1-459. It articles of incorporation limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles of incorporation.

      (2) Sections 35-1-451 through 45-1-459 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

Article 7 of GR-Montana's Bylaws is set forth in its entirety as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES, AND OTHER AGENTS

7.1 Directors and Officers. The corporation shall indemnify its directors and officers to the fullest extent permitted by the Montana Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of alleged occurrences of actions or omissions preceding any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than the Montana Business Corporation Act permitted the corporation to provide prior to such amendment).

7.2 Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Montana Business Corporation Act.

7.3 No Presumption of Bad Faith. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contenders or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed, in the case of conduct in the person's official capacity, the person's conduct was in the corporation's best interests and in all other cases, the person's conduct was at least not opposed to the corporation's best interests, and with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was lawful.

7.4 Advances of Expenses. The expenses incurred by a director or officer in any proceeding shall be paid by the corporation iii advance at the written request of the director or officer, if the director or officer:

      A. furnishes the corporation a written affirmation of such person's good faith belief that such person is entitled to be indemnified by the corporation; and

      B. furnishes the corporation a written undertaking to repay such advance to the extent that it is ultimately determined by a court that such person is not entitled to be indemnified by the expenses and without regard to the person's ultimate entitlement to indemnification under this bylaw or otherwise.

7.5 Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer who serves in such capacity at any time while this bylaw and relevant provisions of the Montana Business Corporation Act and other applicable law, if any, are in effect. Any right to indemnification or advances granted by this bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advances is denied, in whole or in part, or (b) no disposition of such claim is made within ninety days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting a claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any proceeding in advance of its final disposition when the required affirmation and undertaking have been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Montana Business Corporation Act for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Montana Business Corporation Act, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

7.6 Non-Exclusivity of Rights. The rights conferred on any person by this bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the person's official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent permitted by the law.

7.7 Survival of Rights. The rights conferred on any person by this bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.8 Insurance. To the fullest extent permitted by the Montana Business Corporation Act, the corporation, upon approval by the board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this bylaw.

7.9 Amendments. Any repeal of this bylaw shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

7.10 Savings Clause. If this bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, the corporation shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of this bylaw that shall not have been invalidated, or by any other applicable law.

7.11 Certain Definitions. For the purposes of this bylaw, the following definitions shall apply:

      A. "corporation" shall include any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction, and any domestic or foreign subsidiary corporation.

      B. "director" shall mean an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

      C.    "expenses" shall include counsel fees.

      D. "official capacity" shall mean: when used in regard to a director, the office of director in a corporation or to an individual other than a director, as contemplated in the Montana Business Corporation Act, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

      E. "proceeding" shall mean any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits

EXHIBIT
NUMBER            DESCRIPTION
----------        -----------
2      --    Agreement and Plan of Merger, dated as of October 5, 1998, by and among GR-Montana, GR-Canada and Merger Sub (incorporated by reference to Annex I to the Proxy Statement/Joint Prospectus included as a part of this Registration Statement)

3.1    --    Restated Articles of Incorporation of GR-Canada, filed November 20,
             1998

3.2    --    Bylaws of GR-Canada

3.3    --    Articles of Incorporation of GR-Montana, filed November 13, 1956

3.4    --    Certificate of Amendment to Articles of Incorporation of
             GR-Montana, filed March 26, 1959

3.5    --    Certificate of Proceedings to Amend Articles of Incorporation of
             GR-Montana, dated November 16, 1959

3.6    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             dated September 4, 1973

3.7    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             dated October 14, 1988

3.8    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             dated June 21, 1993

3.9    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             filed August 11, 1994

3.10   --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             filed June 16, 1997

3.11   --    Bylaws of GR-Montana, as amended March 4, 1993 (incorporated by reference to Exhibit 3.2 to GR-Montana's Annual Report on Form 10-K for the year ended December 31, 1992)

4.1    --    Exchange Agent Agreement by and among GR-Montana, GR-Canada,
             TranSecurities International, Inc. and Holders of Unit Shares, dated November 17, 1998

4.2    --    Rights Agreement, dated as of April 2, 1997, between GR-Montana and
             Montreal Trust Company of Canada (incorporated by reference to
             Schedule B to GR-Montana's Definitive Proxy Statement for
             GR-Montana's Annual Meeting of Shareholders on June 5, 1997)

4.3    --    Rights Agreement, dated as of October 5, 1998, between GR-Canada and Montreal Trust Company of Canada

4.4    --    Form of Certificate for the GR-Canada Class A Shares

4.5    --    Form of Certificate for the Unit Share (included in Exhibit 4.1)

5.1    --    Form of Opinion of Veale, Kilpatrick, Austring, Fendrick & Fairman
             as to the validity of the GR-Canada Class A Shares and Class B
             Shares

5.2    --    Form of Opinion of Church, Harris, Johnson & Williams, P.C. as to
             the validity of the GR-Montana Class A and Class B Common Stock

8.1    --    Form of Opinion of Baker & McKenzie, Palo Alto, as to certain
             United States tax matters

8.2    --    Form of Opinion of Baker & McKenzie, Toronto, as to certain
             Canadian tax matters

10.1   --    Mining Operations Agreement, dated July 1, 1992, between Compania
             Minera Bajo Caroni - Caromin, C.A. and Compania Minera Unicornio,
             C.A. (incorporated by reference to Exhibit 10.29 to GR-Montana's
             Annual Report on Form 10-K for the year ended December 31, 1992)

10.2   --    Stock Purchase Agreement, dated August 1992, between Antonio Sosa
             Aviles and Servicios Escriber S.R.L., and Stock Purchase Agreement, dated November 26, 1992, between Servicios Escriber S.R.L. and Gold
             Reserve de Venezuela (incorporated by reference to Exhibit 10.30 to GR-Montana's Annual Report on Form 10-K for the year ended December
             31, 1992)

10.3   --    License and Technical Assistance Agreement, dated September 1,
             1992, between GR-Montana and Compania Minera Unicornio, C.A.
             (incorporated by reference to Exhibit 10.31 to GR-Montana's Annual
             Report on Form 10-K for the year ended December 31, 1992)

10.4   --    Credit Agreement, dated October 13, 1992, between GR-Montana and
             Compania Aurifera Brisas del Cuyuni, C.A. (incorporated by reference to Exhibit 10.32 to GR-Montana's Annual Report on Form
             10-K for the year ended December 31, 1992)

10.5   --    Services Agreement, dated November 6, 1992, between GR-Montana and
             A. Douglas Belanger (incorporated by reference to Exhibit 10.33 to
             GR-Montana's Annual Report on Form 10-K for the year ended December
             31, 1992)

10.6   --    Settlement Agreement, dated December 21, 1994, among GR-Montana,
             Brisas, GLDR, Marwood International Ltd., TVX Gold, Inc.,
             BlueGrotto Trading Limited and Inversiones 871010, C.A.
             (incorporated by reference to GR- Montana's Current Report on Form
             8-K, SEC File No. 011-08372) 21 -- Subsidiaries of GR-Montana

21     --    Subsidiaries of GR-Montana

23.1   --    Consent of Veale, Kilpatrick, Austring, Fendrick & Fairman
             (included in Exhibit 5.1)

23.2   --    Consent of Church, Harris, Johnson & Williams, P.C. (included in Exhibit 5.2)

23.3   --    Consent of Baker & McKenzie, Palo Alto (included in Exhibit 8.1)

23.4   --    Consent of Baker & McKenzie, Toronto (included in Exhibit 8.2)

23.5   --    Consent of PricewaterhouseCoopers LLP regarding GR-Montana

23.6   --    Consent of PricewaterhouseCoopers LLP regarding GR-Canada

23.7   --    Consent of RBC Dominion Securities Inc.

23.8   --    Consent of Behre Dolbear & Company, Inc.

23.9   --    Consent of Jacobs Engineering Group Inc.

24.1   --    Powers of Attorney (included on the signature pages of this
             Registration Statement)

99.1   --    Form of Opinion of RBC Dominion Securities Inc. (incorporated by reference to Annex II to the Proxy Statement/Joint Prospectus included as part of this Registration Statement)

99.2   --    Equity Unit Election Form (included in Exhibit 4.1)

99.3   --    Proxy Solicitation Materials

99.4   --    Proxy Solicitation Materials

(b)   Financial Statements.

      An index to the financial statements included in this Registration Statement appears at page F-1. The financial statements themselves appear at pages F-2 through F-21 of this Registration Statement.

ITEM 22. UNDERTAKINGS.

      "The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective."

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on November 27, 1998.

                                        GOLD RESERVE INC.

                                        By: /s/ Rockne J. Timm
                                            --------------------------
                                        Name:   ROCKNE J. TIMM
                                        Title:  Chairman of the Board, President
                                                and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Rockne J. Timm, A. Douglas Belanger and Robert A. McGuinness, and each of them, any one of whom may act without joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as that attorney-in-fact may deem necessary or appropriate.


    SIGNATURE                                      TITLE                                  DATE
    ---------                                      -----                                  ----

/s/ Rockne J. Timm                 Chairman of the Board, President, Chief               November 27, 1998
-------------------------------    Executive Officer and Director (Principal
ROCKNE J. TIMM                     Executive Officer)


/s/ Robert A. McGuinness           Vice President of Finance and Chief Financial         November 27, 1998
-------------------------------    Officer (Principal Financial and Accounting
ROBERT A. McGUINNESS               Officer)


/s/ A. Douglas Belanger            Executive Vice President and Director                 November 27, 1998
-------------------------------
A. DOUGLAS BELANGER

/s/ James P. Geyer                 Senior Vice President and Director                    November 27, 1998
-------------------------------
JAMES P. GEYER

/s/ James H. Coleman               Director                                              November 27, 1998
-------------------------------
JAMES H. COLEMAN

/s/ Patrick D. McChesney           Director                                              November 27, 1998
-------------------------------
PATRICK D. McCHESNEY

/s/ Chris D. Mikkelsen             Director                                              November 27, 1998
-------------------------------
CHRIS D. MIKKELSEN

/s/ Jean Charles Potvin            Director                                              November 27, 1998
-------------------------------
JEAN CHARLES POTVIN


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on November 27, 1998.


                                        GOLD RESERVE INC.

                                        By: /s/ Rockne J. Timm
                                            --------------------------
                                        Name:   ROCKNE J. TIMM
                                        Title:  Chairman of the Board, President
                                                and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints Rockne J. Timm, A. Douglas Belanger and Robert A. McGuinness, and each of them, any one of whom may act without joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as that attorney-in-fact may deem necessary or appropriate.


    SIGNATURE                                      TITLE                                  DATE
    ---------                                      -----                                  ----

/s/ Rockne J. Timm                 Chairman of the Board, President, Chief               November 27, 1998
-------------------------------    Executive Officer and Director (Principal
ROCKNE J. TIMM                     Executive Officer)


/s/ Robert A. McGuinness           Vice President of Finance and Chief Financial         November 27, 1998
-------------------------------    Officer (Principal Financial and Accounting
ROBERT A. McGUINNESS               Officer)


/s/ A. Douglas Belanger            Executive Vice President and Director                 November 27, 1998
-------------------------------
A. DOUGLAS BELANGER

/s/ James P. Geyer                 Senior Vice President and Director                    November 27, 1998
-------------------------------
JAMES P. GEYER

/s/ James H. Coleman               Director                                              November 27, 1998
-------------------------------
JAMES H. COLEMAN

/s/ Patrick D. McChesney           Director                                              November 27, 1998
-------------------------------
PATRICK D. McCHESNEY

/s/ Chris D. Mikkelsen             Director                                              November 27, 1998
-------------------------------
CHRIS D. MIKKELSEN

/s/ Jean Charles Potvin            Director                                              November 27, 1998
-------------------------------
JEAN CHARLES POTVIN


                                                                                                                  Please mark
                                                                                                                  your votes as [X]
                                                                                                                  indicated in
                                                                                                                  this example
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEM 1.
                                                 FOR   AGAINST  ABSTAIN
1.   To approve the proposed reorganization
     pursuant to which Gold Reserve Inc.         [  ]    [  ]    [  ]
     ("GR-Canada"), a newly-formed Canadian
     company and wholly owned subsidiary of
     Gold Reserve Corporation ("GR-Montana"),
     will become the parent company of
     GR-Montana through the merger of a
     newly-formed Montana subsidiary of
     GR-Canada with and into GR-Montana,
     such approval being deemed to include
     approval of the Agreement and Plan of
     Merger to effectuate such merger.

                                                                          THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION
                                                                          IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ADOPTION
                                                                          AND APPROVAL OF PROPOSAL 1 AND ON ANY OTHER BUSINESS,
                                                                          IN THE DISCRETION OF THE PROXIES.

                                                                          IMPORTANT: Please date this proxy and sign exactly as
                                                                          your name or names appear thereon. If stock is held
                                                                          jointly, signature should include both names. Executors,
                                                                          administrators, trustees, guardians and others signing in
                                                                          the representative capacity, please so indicate when
                                                                          signing.

                                                                          Dated:                                             , 1998
                                                                                ---------------------------------------------

                                                                                ---------------------------------------------------
                                                                                             Signature

                                                                                ---------------------------------------------------
                                                                                    Signature if held jointly

                                                                                PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN
                                                                                THE ACCOMPANYING ENVELOPE.

                            * * * IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW * * *
-----------------------------------------------------------------------------------------------------------------------------------
                                                       - FOLD AND DETACH HERE -

                               HELP US SAVE MONEY

                                VOTE BY TELEPHONE

                        QUICK * * * EASY * * * IMMEDIATE

YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

o You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

o  You will hear these instructions:

To vote FOR approval of the proposed reorganization, including the Agreement and Plan of Merger, press 1;

To vote AGAINST approval of the proposed reorganization, including the Agreement and Plan of Merger, press 9;

To ABSTAIN, press 0 and listen to the instructions.

               WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1

                CALL * * TOLL-FREE * * ON A TOUCH-TONE TELEPHONE
                            1-800-840-1208 - ANYTIME

                    There is NO CHARGE to you for this call.

           PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE

PROXY

                            GOLD RESERVE CORPORATION

           SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 22, 1998

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby (a) acknowledges receipt of the Notice of Special Meeting of Shareholders of Gold Reserve Corporation ("GR-Montana") contained on the cover page of the Proxy Statement/Joint Prospectus for the special meeting of shareholders of GR-Montana to be held on December 22, 1998, and the Proxy Statement/Joint Prospectus in connection therewith, each dated November 27, 1998, (b) appoints Rockne J. Timm, A. Douglas Belanger, Robert A. McGuinness, or any of them, as Proxies, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse hereof, all the shares of GR-Montana Common Stock held of record by the undersigned on October 28, 1998, at such special meeting and at any adjournment(s) thereof and (d) revokes any proxies heretofore given.

                    (Continued and to be signed on reverse)


--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o


                                VOTE BY TELEPHONE
                            QUICK o EASY o IMMEDIATE

              IF YOU VOTED BY TELEPHONE DO NOT MAIL YOUR PROXY CARD

                                INDEX TO EXHIBITS



EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
2      --    Agreement and Plan of Merger, dated as of October 5, 1998, by and among GR-Montana, GR-Canada and Merger Sub (incorporated by reference to Annex I to the Proxy Statement/Joint Prospectus included as a part of this Registration Statement)

3.1    --    Restated Articles of Incorporation of GR-Canada, filed November 20, 1998

3.2    --    Bylaws of GR-Canada

3.3    --    Articles of Incorporation of GR-Montana, filed November 13, 1956

3.4    --    Certificate of Amendment to Articles of Incorporation of
             GR-Montana, filed March 26, 1959

3.5    --    Certificate of Proceedings to Amend Articles of Incorporation of
             GR-Montana, dated November 16, 1959

3.6    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             dated September 4, 1973

3.7    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             dated October 14, 1988

3.8    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             dated June 21, 1993

3.9    --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             filed August 11, 1994

3.10   --    Articles of Amendment to Articles of Incorporation of GR-Montana,
             filed June 16, 1997

3.11   --    Bylaws of GR-Montana, as amended March 4, 1993 (incorporated by reference to Exhibit 3.2 to GR-Montana's Annual Report on Form 10-K
             for the year ended December 31, 1992)

4.1    --    Exchange Agent Agreement by and among GR-Montana, GR-Canada,
             TranSecurities International, Inc. and Holders of Unit Shares, dated
             November 17, 1998

4.2    --    Rights Agreement, dated as of April 2, 1997, between GR-Montana and
             Montreal Trust Company of Canada (incorporated by reference to
             Schedule B to GR-Montana's Definitive Proxy Statement for
             GR-Montana's Annual Meeting of Shareholders on June 5, 1997)

4.3    --    Rights Agreement, dated as of October 5, 1998, between GR-Canada and Montreal Trust Company of Canada

4.4    --    Form of Certificate for the GR-Canada Class A Shares

4.5    --    Form of Certificate for the Unit Share (included in Exhibit 4.1)

5.1    --    Form of Opinion of Veale, Kilpatrick, Austring, Fendrick & Fairman
             as to the validity of the GR-Canada Class A Shares and Class B
             Shares

5.2    --    Form of Opinion of Church, Harris, Johnson & Williams, P.C. as to
             the validity of the GR-Montana Class A and Class B Common Stock

8.1    --    Form of Opinion of Baker & McKenzie, Palo Alto, as to certain
             United States tax matters

8.2    --    Form of Opinion of Baker & McKenzie, Toronto, as to certain
             Canadian tax matters

10.1   --    Mining Operations Agreement, dated July 1, 1992, between Compania
             Minera Bajo Caroni - Caromin, C.A. and Compania Minera Unicornio,
             C.A. (incorporated by reference to Exhibit 10.29 to GR-Montana's
             Annual Report on Form 10-K for the year ended December 31, 1992)

10.2   --    Stock Purchase Agreement, dated August 1992, between Antonio Sosa
             Aviles and Servicios Escriber S.R.L., and Stock Purchase Agreement,
             dated November 26, 1992, between Servicios Escriber S.R.L. and Gold
             Reserve de Venezuela (incorporated by reference to Exhibit 10.30 to
             GR-Montana's Annual Report on Form 10-K for the year ended December
             31, 1992)

10.3   --    License and Technical Assistance Agreement, dated September 1,
             1992, between GR-Montana and Compania Minera Unicornio, C.A.
             (incorporated by reference to Exhibit 10.31 to GR-Montana's Annual
             Report on Form 10-K for the year ended December 31, 1992)

10.4   --    Credit Agreement, dated October 13, 1992, between GR-Montana and
             Compania Aurifera Brisas del Cuyuni, C.A. (incorporated by reference to Exhibit 10.32 to GR-Montana's Annual Report on Form
             10-K for the year ended December 31, 1992)

10.5   --    Services Agreement, dated November 6, 1992, between GR-Montana and
             A. Douglas Belanger (incorporated by reference to Exhibit 10.33 to
             GR-Montana's Annual Report on Form 10-K for the year ended December
             31, 1992)

10.6   --    Settlement Agreement, dated December 21, 1994, among GR-Montana,
             Brisas, GLDR, Marwood International Ltd., TVX Gold, Inc.,
             BlueGrotto Trading Limited and Inversiones 871010, C.A.
             (incorporated by reference to GR- Montana's Current Report on Form
             8-K, SEC File No. 011-08372) 21 -- Subsidiaries of GR-Montana

21     --    Subsidiaries of GR-Montana

23.1   --    Consent of Veale, Kilpatrick, Austring, Fendrick & Fairman
             (included in Exhibit 5.1)

23.2   --    Consent of Church, Harris, Johnson & Williams, P.C. (included in Exhibit 5.2)

23.3   --    Consent of Baker & McKenzie, Palo Alto (included in Exhibit 8.1)

23.4   --    Consent of Baker & McKenzie, Toronto (included in Exhibit 8.2)

23.5   --    Consent of PricewaterhouseCoopers LLP regarding GR-Montana

23.6   --    Consent of PricewaterhouseCoopers LLP regarding GR-Canada

23.7   --    Consent of RBC Dominion Securities Inc.

23.8   --    Consent of Behre Dolbear & Company, Inc.

23.9   --    Consent of Jacobs Engineering Group Inc.


24.1   --    Powers of Attorney (included on the signature pages of this
             Registration Statement)

99.1   --    Form of Opinion of RBC Dominion Securities Inc. (incorporated by reference to Annex II to the Proxy Statement/Joint Prospectus
             included as part of this Registration Statement)

99.2   --    Equity Unit Election Form (included in Exhibit 4.1)

99.3   --    Proxy Solicitation Materials

99.4   --    Proxy Solicitation Materials